Exhibit 10.1

EXECUTION VERSION

AGREEMENT OF LEASE

7 WORLD TRADE CENTER, LLC,

LANDLORD

AND

MSCI INC.,

TENANT

PREMISES AT:

7 WORLD TRADE CENTER AT 250 GREENWICH STREET

NEW YORK, NEW YORK

DATED: SEPTEMBER 16, 2011

i

Exhibits

Exhibit A-1	Land

Exhibit A-2	Area Calculations

Exhibit B:	Building Rules and Regulations

Exhibit C:	Alteration Rules and Regulations

Exhibit D:	Work Letter

Exhibit E:	Premises

Exhibit F:	Fixed Rent

Exhibit G:	Cleaning Specifications

Exhibit H:	Approved Contractors

Exhibit I:	Approved Architects and Engineers

Exhibit J:	Security Specifications

Exhibit K:	Form of Subtenant Survey

Exhibit L:	Form of Annual Employment Report

Exhibit M:	Form of Prohibited Person Certificate

Exhibit N:	Form of Mortgagee SNDA

Exhibit O:	Conduit Risers

Exhibit P:	Expansion Space

Exhibit Q:	Generator Area

Exhibit R:	Form of Port Authority SNDA

Exhibit S:	Form of Letter of Credit

Exhibit T:	Form of Port Authority Consent Agreement

Exhibit U:	Intentionally Omitted

Exhibit V:	Expansion Space Fixed Rent

Exhibit W:	Form of Memorandum of Lease

Exhibit X:	Form of Termination of Memorandum of Lease

Exhibit Y:	Independent Engineers

Schedules

Schedule A:	Governmental Documents

Schedule B:	Mortgage Schedule

Schedule C:	Message Center

Schedule D:	Floor Ready Condition

Schedule E:	Current Overtime Rates

This AGREEMENT OF LEASE (this “Lease”), is made as of the 16th day of September, 2011, by and between 7 WORLD TRADE CENTER, LLC, a limited liability company organized and existing under and by virtue of the laws of the State of Delaware, having an office and place of business at c/o Silverstein Properties, Inc., 7 World Trade Center at 250 Greenwich Street, 38th Floor, New York, New York 10007 and MSCI INC., a Delaware corporation having an address at 1 Chase Manhattan Plaza, New York, New York 10005.

W I T N E S S E T H:

The parties hereto, for themselves, their legal representatives, successors and assigns, hereby covenant and agree as follows:

The following terms shall, wherever used in this Lease (unless the context requires otherwise), have the respective meanings set forth below (or as specified in the Sections of this Lease set forth below) after such terms:

AAA: the American Arbitration Association or its successor.

Abatement Notice: as defined in Section 6.4.

Actual Occupancy: the actual physical occupancy of all or a portion, as applicable, of the Premises by Tenant and, subject to Section 14.2(b) hereof, its Affiliates (subtenants being specifically excluded hereby).

Additional Rent: Tenant’s Pilot Payment, Tenant’s Tax Payment and Tenant’s Operating Payment and any and all other sums, other than Fixed Rent, payable by Tenant under this Lease or otherwise in connection with the use and occupancy of the Premises including, without limitation, sums payable by Tenant under work orders validly issued by Landlord’s managing agent in accordance with the terms hereof.

Adjustment Date: as defined in the definition of “CPI Fraction” herein.

Affiliate: with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

Alteration Threshold: as defined in Section 4.1(a).

Alterations or Tenant’s Alterations: alterations, installations, improvements, additions and other physical changes made by or on behalf of Tenant or a Tenant Party in or about the Premises, including, without limitation, Tenant’s Initial Alterations, Material Alterations, or Decorative Alterations.

Applicable Rate: a rate equal to the lesser of (i) the rate announced by Bank of America, N.A. or its successor from time to time as its prime or base rate, and (ii) the maximum applicable legal rate, if any.

Approved Architects and Engineers: those architects and engineers that are listed on Exhibit I attached hereto (as such Exhibit may be modified from time to time in accordance with the terms of Section 4.3).

Approved Contractors: those contractors that are listed on Exhibit H attached hereto (as such Exhibit may be modified from time to time in accordance with the terms of Section 4.3).

Appurtenances: as defined in Section 1.1(vii) of the Underlying Lease.

Assessed Valuation: as defined in Section 7.1(c).

Attornment Event: as defined in Section 14.13(a).

Base Operating Expenses: the Operating Expenses for the Base Operating Year.

Base Operating Year: calendar year 2012 (subject, however, to Section 33.4 hereof).

Base Pilot Square Foot Factor the average of the Pilot Square Foot Factor for the Base Pilot Year.

Base Pilot Year: the Tax Year commencing on July 1, 2011 and ending on June 30, 2012 (subject, however, to Section 33.4 hereof).

Base Tax Amount: an amount equal to Pilot payable pursuant to Section 6.8 of the Underlying Lease for the Base Pilot Year.

BID: as defined in Section 7.1(h).

BID Surcharge: as defined in Section 7.1(h).

Brokers: as defined in Section 28.1.

Building: all the buildings, equipment and other improvements and appurtenances of every kind and description (but excluding Tenant’s Property) now or hereafter erected, constructed or placed upon the Land and any and all alterations, renewals, replacements, additions and substitutions thereto.

Building Area: 1,725,684 square feet. Landlord shall not be permitted to change its current measurement methodology for the Building during the Term as the same may affect any obligations of Tenant under this Lease.

Building HVAC System: as defined in Section 10.3(a).

Building Services: as defined in Section 10.1.

Building Systems: the mechanical, electrical, perimeter heating and gas systems and the Building HVAC System and the elevator, plumbing, sanitary, fire protection, sprinkler and life-safety systems of the New Tower Building (but shall not include the portions of such systems, or the distribution facilities appurtenant thereto, located within and exclusively serving the Premises from the point of connection in each floor of the Premises, other than the aforesaid perimeter heating system).

Business Days: all days, excluding Saturdays, Sundays and Holidays.

Business Hours: as defined in Section 10.3(a).

Capital Improvement: any alteration, addition, change, repair or replacement (whether structural or nonstructural) made by Landlord in or to the Building or the common areas or equipment or systems thereof, which under generally accepted accounting principles, consistently applied, is properly classified as a capital expenditure. The aggregate costs of any Capital Improvement shall be deemed to include, without limitation, architectural, engineering and expediting fees, legal, consulting, inspection and commissioning fees actually incurred in connection therewith, but shall be deemed to exclude actual or imputed financing costs in connection therewith.

Casualty Notice: as defined in Section 12.1.

City: The City of New York.

City Agreement: as defined in Section 6.8 of the Underlying Lease.

Commencement Date: the date on which the Premises have been delivered to Tenant broom-clean and free of all occupants, personal property and debris, and otherwise in compliance with all applicable provisions of this Lease, which date is estimated to occur on February 1, 2012 as set forth in a notice from Landlord to Tenant on or before February 1, 2012.

Common Areas: the core and shell of the New Tower Building, including, without limitation, the Lobby, the roof of the Building (other than portions of the roof used exclusively by Landlord, Tenant, or other tenants of the New Tower Building), elevators, mechanical rooms, electrical closets, janitorial and telecommunication closets, elevator lobbies and corridors and other areas, if any, shared by two (2) or more occupants on multi-tenant floors, the Building Systems and the public portions of the New Tower Building.

Comparison Year: each period of twelve (12) consecutive months subsequent to the Base Operating Year.

Conduit Risers: as defined in Section 10.15(a).

Control: either (a) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting stock of a corporation, or in the case of any Person which is not a corporation, the ownership, directly or indirectly, of at least fifty percent (50%) of the beneficial ownership interests in such Person, or (b) in the case of any Person, irrespective of stock ownership or other beneficial ownership, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person.

Conversion: as defined in Section 38.5.

CPI: the Consumer Price Index for All Urban Consumers, New York, N.Y. — Northern New Jersey — Long Island, 1982-84=100; provided, however, that if the CPI or any successor index shall cease to be published, Landlord and Tenant shall agree, in writing, on a substitute therefor. If Landlord and Tenant are unable to agree as to such substitute index, such matter shall be determined by arbitration in accordance with Article 34.

CPI Fraction: as of each January 1st during the Term (an “Adjustment Date”), a fraction (a) the numerator of which is the CPI for the CPI Month immediately preceding such Adjustment Date and (b) the denominator of which is the CPI for the CPI Month immediately preceding the Commencement Date.

CPI Month: a particular calendar month for the determination of the CPI Fraction.

Decorative Alterations: as defined in Section 4.1(a).

Default Rate: a rate per annum equal to the lesser of (x) the Applicable Rate plus two percent (2%) or (y) the maximum applicable legal rate for Tenant.

Deficiency: as defined in Section 18.2(a)(ii).

Delivery Date: as defined in Section 35.1(a).

Effective Date: the date written in on the first page of this Lease.

Electricity Additional Rent: as defined in Section 10.2(b)(iv).

Electricity Cost: the average cost per kilowatt hour and the average cost per kilowatt demand, by time of day, if applicable, of purchasing electricity for the Premises, including fuel adjustment charges (as determined for each month of the relevant period and not averaged), energy supply company charges, rate adjustment charges, sales tax, and/or any other factors or charges, used by the Utility and/or utilities servicing the New Tower Building in computing the charges for Tenant’s usage.

Electricity Cost Statement: an instrument containing an estimate or computation of Electricity Cost, or any other computation to be made by Landlord pursuant to the provisions of Section 10.2 hereof.

Elevator Bank E: the elevator bank serving the forty-sixth (46th) through fifty-second (52nd) floors of the Building.

Eligible Assignee: an assignee of Tenant’s interest in this Lease, which assignee is not an Affiliate of Tenant, and as of the date that the applicable assignment of Tenant’s interest hereunder becomes effective, has a financial condition reasonably satisfactory to Landlord taking into account the obligations in question (it being agreed that the financial condition of an assignee shall be deemed satisfactory if such assignee has a net worth, computed in accordance with generally accepted accounting principles consistently applied, equal to or greater than the annual Fixed Rent and Additional Rent then payable under this Lease (without giving effect to any free rent or rent abatement) multiplied by twenty (20)).

Eligible Sublease: as defined in Section 14.13(b)(i).

Eligible Subtenant: as defined in Section 14.13(a).

Environmental Law: any present or future federal, state or local law, statute, regulation, or ordinance, and any judicial or administrative order or judgment thereunder, and judicial opinions or orders, pertaining to health, industrial hygiene, Hazardous Substances, the environment or natural resources, including, but not limited to, each of the following, as enacted as of the date hereof or as hereafter amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq.; the Toxic Substance Control Act, 15 U.S.C. §§ 2601 et seq.; the Water Pollution Control Act (also known as the Clean Water Act), 33 U.S.C. §§ 1251 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and the Oil Pollution Control Act 33 U.S.C.A. § 2701 et seq.

Event of Default: as defined in Section 17.1.

Exempt Transferee: any Person whose primary line of business is the providing of banking or financial services.

Existing Mortgage: collectively, the mortgages described on the Mortgage Schedule annexed hereto as Schedule B.

Expansion Commencement Date: as defined in Section 36.3.

Expansion Notice: as defined in Section 36.2.

Expansion Option: as defined in Section 36.1.

Expansion Space: as defined in Section 36.1.

Expiration Date: the Initial Expiration Date, as the Initial Expiration Date may be extended pursuant to Article 33, or such earlier date upon which the Term may expire or be terminated pursuant to any of the conditions of limitation or other provisions of this Lease or pursuant to law.

Fair Market Rent Proposal: as defined in Section 33.2(b).

Federal Bankruptcy Code: Title 11 of the United States Code, as amended or superseded from time to time.

Fire Stairs: as defined in Section 10.14.

First Class Office Building: a first class office building located in downtown Manhattan of comparable size.

Fixed Rent: as defined in Section 1.1(a).

Floor Ready Condition: that the work described on Schedule D attached hereto shall have been Substantially Completed.

FMV: fair market rental value of the space in question, taking into account all relevant factors, and determined in the manner described in Sections 33.2, 33.3 and 33.4.

Force Majeure: any delays resulting from any causes beyond Landlord’s or Tenant’s reasonable control, as the case may be, including, without limitation, governmental regulation, governmental restriction, strike, labor dispute, riot, inability to obtain materials, acts of God, war, terrorist acts, fire or other casualty and other like circumstances. Under no circumstances shall the non-payment of money or a failure attributable to a lack of funds be deemed to be (or to have caused) an event of Force Majeure.

Freight Business Hours: as defined in Section 10.4(a).

Generator: as defined in Section 10.18(a).

Generator Area: as defined in Section 10.18(a).

Governmental Authority: any of The United States of America, The State of New York, The City of New York, the Port Authority (including in its capacity as landlord under the Underlying Lease), The Metropolitan Transportation Authority, New York City Transit Authority, any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Real Property or Government Property or any portion thereof or the curbs, sidewalks, and areas adjacent thereto.

Governmental Documents: the documents set forth on Schedule A, as the same may be amended from time to time pursuant to Section 38.7.

Government Property: as defined in Section 7.1(f).

Hazardous Substances: any material, waste or substance which is: (i) included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” in or pursuant to any Environmental Law, or subject to regulation under any Environmental Law; (ii) listed in the United States Department of Transportation Optional Hazardous Materials Table, 49 C.F.R. § 172.101, as enacted as of the date hereof or as hereafter amended, or in the United States Environmental Protection Agency List of Hazardous Substances and Reportable Quantities, 40 C.F.R. Part 302, as enacted as of the date hereof or as hereafter amended; or (iii) explosive, flammable, radioactive, friable asbestos, a polychlorinated biphenyl, petroleum or a petroleum product or waste oil or any other item that requires special disposal by the Environmental Protection Agency.

Holidays: such days as may now or hereafter be celebrated and/or recognized as holidays by any labor union servicing the Building; provided, however, that if (x) all of the labor unions that service the Building do not observe a particular day as a holiday, and (y) the State of New York or the United States of America do not otherwise observe such day as a holiday, then such day shall constitute a Holiday for purposes hereof only to the extent that Landlord requires the services that are provided by members of the particular labor union to perform the corresponding service for Tenant hereunder (so that if, for example, (A) the labor union for office cleaning personnel observes a particular day as a holiday but the labor union for the engineers that operate the HVAC system does not observe such day as a holiday, and (B) the State of New York or the United States of America does not otherwise observe such day as a holiday, then such day shall constitute a Holiday for purposes of determining whether Landlord is required to provide office cleaning services on such day, but such day shall not constitute a Holiday for purposes of determining whether Landlord is required to provide HVAC services on such day).

HVAC: heat, ventilation and air-conditioning.

IDA: the New York City Industrial Development Agency, a corporate governmental agency constituting a body corporate and politic and a public benefit corporation of the State of New York, duly organized and existing under the laws of the State of New York, and any body, board, authority, agency or other governmental agency or instrumentality which shall hereafter succeed to the powers, duties, obligations and functions thereof.

Impositions: as defined in Section 7.1(e).

Indemnified Party Notice: as defined in Section 29.1(c).

Independent Engineer: means an engineer selected by Landlord from the list annexed hereto as Exhibit Y. From time to time, but not more than once during any period of twelve (12) consecutive months, Landlord and Tenant may each recommend one or more independent professional engineers or energy management specialists, in each case with at least six (6) years’ experience in performing energy audits on commercial property similar in size and use to the Property, for inclusion on the list annexed hereto as Exhibit Y. Any such recommendation(s) by Landlord or Tenant shall be subject to the written approval of the other party, which approval shall not be unreasonably withheld or delayed.

Initial Expiration Date: the last day of the month in which occurs the twentieth (20th) anniversary of the Rent Commencement Date.

Initial Occupancy Date: as defined in Section 10.2(b)(v).

Initial Premises: the portion of the Building initially leased by Tenant pursuant to the terms hereof.

Initiating Party: as defined in Section 33.2(b).

Insured Parties: as defined in Section 11.7.

Land: as defined as “Land” in Section 1.1(i) through (iv) of the Underlying Lease and being described in Exhibit A-1 hereof.

Landlord: 7 World Trade Center, LLC, a Delaware limited liability company, and its successors and assigns.

Landlord Exculpated Parties: as defined in Section 38.1(b).

Landlord Party: any of Landlord, any Affiliate of Landlord, Landlord’s managing and leasing agents for the New Tower Building, each Mortgagee and Superior Lessor, and each of their respective direct and indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, agents and representatives.

Landlord Repairs: as defined in Section 6.1(a).

Landlord Sublease: as defined in Section 14.4(b)(i).

Landlord’s Contribution: an amount calculated pursuant to Section 31.1(a).

Landlord’s Estimate: as defined in Section 7.3(b).

Landlord’s Non-Disturbance Agreement: as defined in Section 14.13(a).

Landlord’s Statement: as defined in Section 7.1(i).

Landlord’s Work: as defined in the Work Letter.

Late Payment: as defined in Section 19.2.

Legal Requirements: all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes, executive orders, and any judicial interpretations thereof, extraordinary as well as ordinary, of all Governmental Authorities, including the provisions of the Governmental Documents and including the Americans with Disabilities Act (42 U.S.C. § 12, 101 et seq.), New York City Local Law 58 of 1987, the Code (as defined in the Work Letter) and any law of like import, and all rules, regulations and government orders with respect thereto and any of the foregoing relating to environmental matters, hazardous materials, public health and safety matters, and of the New York Board of Underwriters, the New York Fire Insurance Rating Organization or any other fire rating organizations or insurance entities performing similar functions, in each case, affecting the Real Property, the Government Property or the Premises or the maintenance, use or occupation thereof, or any street or sidewalk comprising a part of or in front thereof or any vault in or under the Real Property.

Letter: as defined in Section 30.1(a).

Letter of Credit: as defined in Section 30.1(a).

Lobby: the ground floor lobby of the Building.

Master Trust Indenture: that certain Master Trust Indenture and Security Agreement, dated as of March 1, 2005, between Landlord, as obligor, and The Bank of New York, as Master Trustee (as the same may be amended, modified and restated from time to time), and its successors and assigns.

Master Trustee: The Bank of New York, as Master Trustee under the Master Trust Indenture.

Material Alterations: as defined in Section 4.1(a).

Minimum Block: as defined in Section 33.2(a)(i).

Mortgage: any mortgage or trust indenture which may now or hereafter affect the Real Property, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.

Mortgagee: any mortgagee, trustee or other holder of the mortgagee’s interest under a Mortgage, and any interest in the loan evidenced thereby.

New Tower Building: as defined in the Underlying Lease.

Non-Disturbance Agreement: a subordination, attornment and non-disturbance agreement duly executed and acknowledged by a Superior Lessor or Mortgagee (as the case may be) and Tenant, and in recordable form substantially in the form attached hereto as Exhibit N with respect to the Existing Mortgage, and with respect to any future Mortgage or Superior Lease, as the case may be, in the Mortgagee’s or Superior Lessor’s, as the case may be, then standard form of non-disturbance agreement; provided that such then standard form of non-disturbance agreement shall not contain carve outs from a Successor Landlord’s liability which are more onerous in any material respect to Tenant than the carve outs set forth in the Non-Disturbance Agreement attached hereto as Exhibit N (with respect to any Mortgagee) or the Non-Disturbance Agreement delivered by the Port Authority (with respect to any Superior Lessor).

Non-Renewable Portion: as defined in Section 33.2(a)(ii).

Non-Standard Alterations: as defined in Section 4.4(a).

Offer Notice: as defined in Section 14.3(a).

Offer Period: as defined in Section 14.3(a).

Offered Space: as defined in Section 35.1(a).

Operating Expenses: as defined in Section 7.1(f).

Operating Records: as defined in Section 7.5(b).

Operating Year: shall mean each twelve (12) month period occurring immediately following the Base Operating Year.

Original Tenant: MSCI Inc., a Delaware corporation, or any Permitted Transferee.

Overtime Periods: as defined in Section 10.3(c).

Partial Floor: as defined in Section 10.2(g).

Partial Floor Electricity Charge: as defined in Section 10.2(g).

Partial Year Fraction: in the case of a calendar year only a fraction of which falls within the Term, the fractional representation that the portion of the Term in such calendar year bears to such calendar year.

Permitted Transferees: as defined in Section 14.2(a).

Permitted Uses: the use of the Premises as executive, administrative and general offices, and any lawful uses ancillary thereto and for no other use or purpose.

Person: any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, estate, trust, unincorporated association, business trust, tenancy-in-common or other entity or any Governmental Authority.

Pilot: such payments as Landlord is required to make to the Port Authority pursuant to Section 6.8 of the Underlying Lease.

Pilot Early Termination Date: as defined in Section 7.2(h) hereof.

Pilot Expiration Date: the date on which the Pilot Program shall expire or earlier terminate in accordance with the terms of the Underlying Lease.

Pilot Program: the payment of Pilot in an amount less than actual Taxes pursuant to the Underlying Lease.

Pilot Rate Multiple: the number of rentable square feet allocated to the Premises for purposes of Section 6.8 of the Underlying Lease, such number of rentable square feet to be determined pursuant to Section 5.1.8 of the Underlying Lease.

Pilot Square Foot Factor: the annual per rentable square foot factor used in computing the Pilot under the City Agreement for the relevant Tax Year. If payments under the City Agreement become payable on a basis other than an annual amount per Occupied Rentable Square Foot (as defined in Section 5.1.8 of the Underlying Lease), then unless such payments are separately assessed and levied or allocated to the Real Property, the Port Authority will allocate such payments equitably on the basis of square footage and Landlord will notify Tenant of such allocation, in which event the “Pilot Square Foot Factor” shall equal the payments so allocated to the New Tower Building divided by the Building Area.

Port Authority: The Port Authority of New York and New Jersey.

Premises: initially, all of the RSF of the entire forty-seventh (47th), forty-eighth (48th) and forty-ninth (49th) floors of the Building, all as depicted on Exhibit E attached hereto.

Premises Area: the Rentable Square Foot area of the Premises or any portion thereof (as such Premises Area may be increased or decreased from time to time pursuant to this Lease), as set forth in Exhibit A-2. The Premises Area shall not be increased or decreased during the Term, other than to reflect the incorporation of additional space into the Premises Area, or the removal of any space from the Premises Area, whether pursuant to the rights of Landlord or Tenant hereunder. For all purposes hereunder, the Premises shall be deemed to have the Rentable Square Foot area set forth on said Exhibit A-2.

Private Ownership: as defined in Section 7.2(h).

Prohibited Person: (i) any Person (a) that is in default or in breach, beyond any applicable notice and grace period, of its obligations under any written agreement with the IDA or the City, or (b) that directly or indirectly controls, is controlled by, or is under common control with a Person that is in default or in breach, beyond any applicable notice and grace period, of its obligations under any written agreement with the IDA or the City, unless such default or breach has been waived in writing by the IDA or the City, as the case may be, and (ii) any Person (a) that has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or that is an organized crime figure or is reputed to have substantial business or other affiliations with an organized crime figure, or (b) that directly or indirectly controls, is controlled by, or is under common control with a Person that has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or that is an organized crime figure or is reputed to have substantial business or other affiliations with an organized crime figure.

Projected Annual Savings: as defined in Section 7.7(a)(i)(2).

Proration Date: as defined in Section 7.3(b).

Punch List: a list containing such items of Landlord’s Work required in order for the Premises to be in Floor Ready Condition.

Qualified Appraiser: as defined in Section 33.2(b).

REA: as defined in Section 7.1(g).

Real Property: collectively, the Building, the Land, the Right of Support and the Appurtenances.

Renewable Portion: as defined in Section 33.2(a)(i).

Renewal Notice: as defined in Section 33.2(a).

Renewal Option: as defined in Section 33.1(a).

Renewal Term: as defined in Section 33.1(a).

Renewal Term Commencement Date: as defined in Section 33.1(a).

Rent: collectively, Fixed Rent and Additional Rent.

Rent Commencement Date: February 1, 2013.

Rentable Square Feet or RSF: the rentable area of the New Tower Building or any portion thereof.

Replacement Letter: as defined in Section 30.1(a).

Responding Party: as defined in Section 33.2(b).

Right of Support: the right of support set forth in Section 1.1(vi) of the Underlying Lease.

ROFO Conditions: as defined in Section 35.1(a).

ROFO Election Notice: as defined in Section 35.1(a).

ROFO Floors: as defined in Section 35.1(a).

ROFO Notice: as defined in Section 35.1(a).

ROFO Offer: as defined in Section 35.1(a).

ROFO Option: as defined in Section 35.1(a).

Rules and Regulations: as defined in Article 27.

Security Deposit: as defined in Section 30.1(a).

Simple Payback Period: as defined in Section 7.7(a)(i)(2).

Space Occupant: as defined in Section 14.2(d).

Space Occupant Notice: as defined in Section 14.2(d).

Special Lease Rights: as defined in Section 14.13(b)(ii).

Special Use Area: any portion of the Premises which is used for any purpose permitted hereunder which is ancillary to the executive, administrative and general office usage hereunder, including without limitation, trading floors, a cafeteria, kitchen, data room, or library.

Special Use Area Property: any items of personal property or fixtures, including any equipment, used by Tenant in connection with a Special Use Area.

Sublease Space: as defined in Section 14.4(a).

Submeter: as defined in Section 10.2(a).

Substantial Completion, substantial completion, Substantially Complete or substantially complete shall mean that Landlord’s Work or any other item of work (as the case may be) shall be fully complete and, where applicable, operational in accordance with the terms of this Lease, except for minor so-called “punch list” items which do not, either individually or in the aggregate, materially interfere with Tenant’s use or occupancy of the Premises or Tenant’s ability to perform Tenant’s Initial Alterations therein (including, without limitation, any such items set forth on the Punch List).

Substation: as defined in the Underlying Lease.

Successor Landlord: as defined in Section 9.3(a).

Superior Lease: any ground or underlying lease of the Real Property or any part thereof heretofore or hereafter made by Landlord, as tenant, and all renewals, extensions, supplements, amendments and modifications thereof, including, without limitation, the Underlying Lease.

Superior Lessor: a lessor under a Superior Lease.

Supplemental AC Units: as defined in Section 10.3(d).

TAA: as defined in the Underlying Lease.

Tax Proceeding: as defined in Section 7.2(d).

Tax Year: as defined in Section 7.1(d).

Taxes: as defined in Section 7.1(a).

Telecommunications Equipment: as defined in Section 10.9(a).

Tenant: MSCI Inc. and its permitted successors and assigns, including, without limitation, any Permitted Transferee.

Tenant Delay: any delay attributable to Tenant or Tenant’s employees, agents, contractors, subcontractors, suppliers or representatives.

Tenant Party: any of Tenant, any Affiliate of Tenant, any subtenant or any other occupant of the Premises, and each of their respective direct or indirect partners, officers, shareholders, directors, members, trustees, beneficiaries, employees, principals, contractors, licensees, agents and representatives.

Tenant’s Communications Equipment: as defined in Section 4.10(b).

Tenant’s Financial Statements: as defined in Section 38.4(b).

Tenant’s Initial Alterations: as defined in the Work Letter.

Tenant’s Operating Payment: as defined in Section 7.3(a).

Tenant’s Pilot Payment: as defined in Section 7.2(a).

Tenant’s Plans: as defined in Section 4.2.

Tenant’s Property: Tenant’s movable fixtures and movable partitions, telephone and other communications equipment, computer systems, furniture, trade fixtures, furnishings and other items of personal property, which are removable without material damage to the Premises or Building.

Tenant’s Share of Operating Expenses: as defined in Section 7.1(b).

Tenant’s Share of Taxes: as defined in Section 7.1(b).

Tenant’s Statement: as defined in Section 7.5(b).

Tenant’s Tax Payment: as defined in Section 7.2(a).

Term: the term of this Lease, which shall commence on the Commencement Date and shall expire on the Expiration Date.

Termination Date: as defined in Section 37.1(a).

Termination Notice: as defined in Section 37.1(a)(i).

Termination Option: as defined in Section 37.1(a).

Termination Payment: as defined in Section 37.1(a)(ii).

Termination Payment Amount Notice: as defined in Section 37.1(a)(ii).

Third Qualified Appraiser: as defined in Section 33.2(b).

Transaction Expenses: as defined in Section 14.9(a).

Transaction Profits: as defined in Section 14.9(a).

TRIA: as defined in Section 11.2(b).

Unavoidable Delays: as defined in Article 25.

Underletting Sublease: any sublease which (A) demises at least ten thousand (10,000) Rentable Square Feet of the Premises, (B) has an initial sublease term (i.e., not including any renewals) of at least two (2) years, and (C) demises subleased premises to a subtenant with a creditworthiness reasonably acceptable to Landlord.

Underlying Lease: the Agreement of Lease, dated as of December 31, 1980, between The Port Authority of New York and New Jersey, as Lessor, and 7 World Trade Company, L.P., as Lessee, as amended and restated by Restated and Amended Agreement of Lease, dated as of February 6, 2003, between The Port Authority of New York and New Jersey, as Lessor, and 7 World Trade Company, L.P., as Lessee, a memorandum of which was recorded in the office of the Register of The City of New York on April 22, 2005, bearing City Register File No. (CFRN) 2005000235308, as assigned to Landlord pursuant to an Assignment of Leases with Assumption and Consent, dated as of March 21, 2005, by 7 World Trade Company, L.P., as assignor, and

Landlord, as assignee, which Assignment was recorded in the office of the Register of The City of New York on April 22, 2005, bearing City Register File No. (CFRN) 2005000235311, as such lease has been or may be amended from time to time (subject, however, to Section 38.7 hereof).

Utility: the Port Authority or the public utility company authorized to provide electric service in the locality where the Building is located, which public utility company may be selected by Landlord in its sole discretion (provided that Landlord shall no longer be required to obtain power from the Power Authority of the State of New York through the Port Authority pursuant to the Underlying Lease). It is acknowledged that the Utility may not be the entity providing electric service to the Building.

Wet Installation: as defined in Section 4.2.

Wilmer: as defined in Section 35.2.

Work Letter: the work letter attached hereto as Exhibit D and made a part hereof.

ARTICLE 1

DEMISE, PREMISES, RENT

Section 1.1 (a) Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the Premises, for the Term, at an annual rent (“Fixed Rent”) as set forth on Exhibit F attached hereto and made a part hereof together with all Additional Rent provided for herein.

(b) Except as otherwise provided for herein, Tenant agrees to pay to Landlord Fixed Rent and Additional Rent, without offset, notice, demand, abatement, or deduction whatsoever (except as permitted or otherwise provided for in this Lease), in lawful money of the United States, and all Fixed Rent shall be payable in equal monthly installments in advance (and, in accordance with Section 9.8 of the Underlying Lease, shall not be paid not more than six (6) months in advance) from and after the Commencement Date and on the first (1st) day of each calendar month thereafter during the Term, at the office of Landlord or such other place as Landlord may designate. All Fixed Rent and Additional Rent shall be payable by wire transfer of immediately available funds to the following account or such other account as Landlord may from time to time direct:

7 World Trade Center, LLC

The Bank of New York

PO Box 11491A

New York, NY 10286-1491

Depository Account: 6302823241

(c) Notwithstanding anything contained in this Article 1 to the contrary, so long as no Event of Default has occurred, Landlord hereby waives payment of Fixed Rent, Tenant’s Pilot Payment, Tenant’s Tax Payment and Tenant’s Operating Payment for the period from and including the Commencement Date until the Rent Commencement Date; provided, however, that if Tenant cures such Event of Default and this Lease shall continue to be in full force and effect, then Landlord, at Landlord’s option, shall either pay to Tenant or credit to Tenant against the next installment of Rent due hereunder, all installments of Fixed Rent and any Tenant’s Pilot Payments, Tenant’s Tax Payments and Tenant’s Operating Payments paid by Tenant to Landlord prior to the Rent Commencement Date.

Section 1.2 Notwithstanding anything to the contrary contained herein, if the Rent Commencement Date shall occur on a date other than the first (1st) day of any calendar month, then the first monthly installment of Fixed Rent which becomes due on the Rent Commencement Date, prorated to the end of said calendar month, shall be payable on the Rent Commencement Date.

ARTICLE 2

USE AND OCCUPANCY

Section 2.1 (a) The Premises shall be used and occupied by Tenant or its Affiliates for the Permitted Uses consistent with a First Class Office Building and the provisions of the Underlying Lease and for no other use or purpose whatsoever.

(b) In connection with and ancillary to the primary use of the Premises for general offices as provided in this Article 2, Tenant (and any Affiliate or other user expressly permitted hereunder) may, subject to the provisions of this Lease (including, but not limited to, Article 14) and applicable Legal Requirements, use certain portions of the Premises for the following purposes (and Tenant’s clients, invitees and employees in conjunction with such use by Tenant or its Affiliates): (i) a mail room facility; (ii) a reproduction and copying facility; (iii) a computer and communication system center; (iv) employee lounges; (v) file rooms, pantries (as provided in Section 2.1(c)), meeting, training and conference centers and rooms; and (vi) Wet Installations (subject to Section 4.2).

(c) Tenant, incidental to its general office use, shall, subject to the provisions of this Lease (including the provisions of Article 4), applicable Legal Requirements and such other reasonable regulations as Landlord may adopt from time to time in accordance with Article 27, have the right, at Tenant’s sole cost and expense, to use a portion or portions of the Premises as a pantry or pantries for use solely by Tenant and its respective employees and business guests, which may contain reheating but not cooking equipment, including items such as a microwave, coffee maker, sink, ice maker, soda machine, vending machines, tables and chairs, dishwasher, hot water heater and refrigerator; provided that (i) no cooking or other preparation of food (other than the reheating of food by a microwave and the preparation of beverages) shall be done in any such pantry, (ii) no food or beverages will be kept or served in the Premises in a manner or under any conditions which result in fumes or odors being emitted from, or detectable outside of, the Premises such that same may unreasonably affect other tenants or occupants of the Building, (iii)

such portion or portions of the Premises shall be at all times maintained by Tenant in a clean and sanitary condition and free of refuse, insects and rodents (including required use of extermination services) and (iv) no alcoholic beverages may be served in the Premises, other than for normal entertaining (provided that (I) there shall not be any sale or resale of alcoholic beverages in connection therewith, (II) such use of alcoholic beverages shall not violate the certificate of occupancy or permit to occupy and use for the Building or the Premises and (III) such use of alcoholic beverages shall not unreasonably interfere with or disturb other tenants or occupants of the Building).

(d) Tenant acknowledges that it has read and understands the terms, conditions and obligations set forth in the Governmental Documents and the REA. Each of Landlord and Tenant acknowledges and agrees that it will not take any action or fail to take any action (in the case of (I) Tenant, with respect to its obligations as a subtenant under this Lease and (II) Landlord, with respect to its obligations as a party to the Governmental Documents and the REA) that will cause the other to be in breach of or violate any of the terms of the Governmental Documents or the REA. Tenant hereby agrees that Tenant will at all times, at its sole cost and expense, (i) observe, be bound by and comply with all of the terms, provisions, covenants and conditions of the Governmental Documents affecting Tenant’s operations under or in connection with this Lease and its occupancy of the Premises and the REA, (ii) pay directly to the Superior Lessor under the Underlying Lease on demand any rental, fee, charge or other amount due to Landlord hereunder if the Superior Lessor so requests (and Landlord authorizes Tenant to make any such payment to the Superior Lessor) and (iii) cooperate in every reasonable manner with Landlord with regard to Landlord’s obligations under the Governmental Documents and the REA.

(e) If any governmental license or permit, other than a certificate of occupancy, shall be required for the proper and lawful conduct of Tenant’s business in the Premises, or any part thereof, and if failure to secure such license or permit would in any way adversely affect Landlord, then Tenant, at its expense, shall duly procure and thereafter maintain such license or permit and submit the same to inspection by Landlord. Tenant shall at all times comply with the terms and conditions of each such license or permit, but in no event shall failure to procure and maintain same by Tenant affect Tenant’s obligations hereunder.

Section 2.2 (a) Except as otherwise expressly set forth herein or by written agreement between Landlord and Tenant, Tenant shall not use or permit the Premises or any part thereof to be used (i) for the business of printing or other manufacturing of any kind, except for the use of office equipment in connection with the normal operation of the Premises for a Permitted Use, (ii) as an off-the-street retail branch of a bank or savings and loan association, or as an off-the-street retail loan company, (iii) as an off-the-street retail stock broker’s or dealer’s office, (iv) for the storage or sale of merchandise for off-the-street retail trade, (v) for the distribution, by mail-order or otherwise, of merchandise, (vi) as a restaurant or bar or for the sale of food or beverages (except the installation by Tenant of vending machines solely for the sale of food and beverages to Tenant’s employees and invitees), (vii) as a news or cigar stand, (viii) as an employment agency, labor union office, school, physician’s or dentist’s office, dance or music studio, (ix) as a barber shop or beauty salon, (x) for the off-the-street sale of any goods, (xi) by the United States Government, the City or State of New York, any other Governmental Authority, any foreign government, the United Nations or any agency or department of any of the foregoing, any Person having sovereign or diplomatic immunity or any person not subject to the jurisdiction of the state and Federal courts located in the State of New York, (xii) for the rendition of medical, dental or other therapeutic services (it being understood that Tenant may use or may permit the use of the Premises for certain diagnostic services in connection with health programs conducted from time to time for the benefit of Tenant’s employees), (xii) for the conduct of an auction or (xiii) for the sale or licensing of lottery tickets or similar chances or devices or for the conduct or licensing of off-track or other wagering operations or activities at or from the Premises. Tenant agrees that no souvenir or souvenir type merchandise whether involving the World Trade Center or other Port Authority facilities (or depicting any aspect thereof) or bearing or carrying the World Trade Center legend or reproduction thereof shall be sold or displayed at or from the Premises without the prior consent of Landlord and the Superior Lessor under the Underlying Lease.

(b) Tenant shall not suffer or permit the Premises or any part thereof to be used in any manner, or anything to be done therein, or suffer or permit anything to be brought into or kept therein, which would in any way (i) violate any of the provisions of any of the Governmental Documents or any grant, lease or mortgage to which this Lease is subordinate, (ii) violate any Legal Requirements (subject to the right to contest such Legal Requirements as provided in Section 8.2 hereof), (iii) make unobtainable from reputable insurance companies authorized to do business in New York State at standard rates any fire insurance with extended coverage, or liability, elevator or boiler or other insurance carried by Landlord, (iv) cause, or in Landlord’s reasonable opinion be likely to cause, physical damage to the Building or any part thereof, (v) constitute a public or private nuisance, (vi) impair, in the reasonable opinion of Landlord, the appearance, character or reputation of the Building, (vii) discharge objectionable fumes, vapors or odors into the Building air-conditioning system or into Building flues or vents not designated to receive such fumes, vapors, or odors, or otherwise discharge same, in such manner as may adversely affect other tenants or occupants of the Building or as may adversely affect space outside of the Premises, (viii) impair or interfere with any of the Building Services or the proper and economic heating, cleaning, air-conditioning or other servicing of the Building or the Premises, or impair or interfere with or tend to impair or interfere with, the use of any of the other areas of the Building by any other tenants or occupants of the Building, the determination of any such impairment or interference to be in the reasonable judgment of Landlord, (ix) result in the leakage of fluid or the growth of mold or the creation of any other condition which causes, or in Landlord’s reasonable opinion would be likely to cause, an internal air quality problem in the Premises or the Building, (x) cause Tenant to default in any of its other obligations under this Lease or (xi) occasion annoyance or discomfort to any tenants or occupants of the Building or interfere with the use or occupancy of other portions of the Building. The provisions of this Section 2.2(b), and the application thereof, shall not be deemed to be limited in any way to or by the provisions of Rules and Regulations referred to in Article 27.

Section 2.3 Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use in common with others, subject to the Building Rules and Regulations set forth on Exhibit B hereto and the other applicable provisions of this Lease, (i) the public areas of the Building, including, without limitation, the common lobbies, corridors, stairways, elevators and loading docks of the Building for their intended uses and (ii) if the Premises includes less than the entire RSF of any floor, the common toilets, corridors and elevator lobby of such floor for their intended uses. For the sole purpose of Tenant’s performance of Alterations, Tenant shall have access to the floors above and below the Premises as may be necessary therefor at reasonable times upon reasonable notice to Landlord upon and subject to the applicable terms of this Lease, the rights of any tenants pursuant to the terms of their respective leases and any other reasonable requirements imposed by Landlord in connection therewith.

Section 2.4 In the event that any electro-magnetic field radiation from the Substation equipment exceeds ten (10) milligauss as measured in the Premises (other than as a result of any such radiation generated by Tenant (or any subtenant or other occupant of the Premises)), Landlord shall reduce such magnetic fields so that such radiation will not exceed ten (10) milligauss.

ARTICLE 3

TERM

Section 3.1 The Term shall commence on the Effective Date and shall, unless sooner terminated, expire on the Expiration Date.

Section 3.2 As soon as may be convenient after the Rent Commencement Date has been determined, Landlord and Tenant agree to join with each other in the execution of a written agreement in which the Rent Commencement Date and the Expiration Date shall be stated, but the failure by either party to so execute or deliver such agreement shall not in any way reduce the respective obligations or rights of Landlord or Tenant under this Lease.

Section 3.3 For all purposes hereunder, the Building and the Premises shall be deemed to have the Rentable Square Foot areas set forth on Exhibit A-2 attached hereto and made a part hereof.

ARTICLE 4

ALTERATIONS; NON-INTERFERING USES

Section 4.1 (a) Except as otherwise provided in this Article 4, Tenant shall not make any Alterations without Landlord’s prior consent in each instance. Landlord’s consent shall not be required for any Alterations that are (i) decorative or cosmetic Alterations (and which are not Material Alterations) such as painting, wall coverings and floor coverings or the installation of movable fixtures and ordinary office business equipment (collectively, “Decorative Alterations”), or (ii) not Material Alterations and do not for any one project cost in excess of One Hundred Thousand Dollars ($100,000) (the “Alteration Threshold”), provided that with respect to any such Alteration, the Port Authority has consented thereto (if such consent is required under the Underlying Lease) and such Alteration complies with all Legal Requirements and the Governmental Documents (including, without limitation, the Port Authority’s requirements for fire safety with respect to any wall coverings or carpeting). The Alteration Threshold shall be increased annually on January 1st of each year during the Term by the CPI Fraction. For purposes of this Article 4, “Material Alterations” means Alterations which (A) affect the outside appearance of the Building or the structural integrity of the Building, including the structural elements of the walls, floors, ceiling or columns of the Building, (B) would physically affect any components of the exterior of the Building, (C) affect the Building Systems or the Building Services, (D) affect the provision of services to other Building tenants, (E) include work which requires the removal of a portion of the floor slab in any portion of the Premises, or access to, or penetration of the floor slab adjacent to, any space occupied by any other tenant or occupant of the Building (other than Tenant’s subtenants) or (F) require that a governmental permit be filed in connection therewith. Landlord’s consent shall not be unreasonably withheld, conditioned or delayed with respect to Material Alterations or Alterations that do not constitute Material Alterations, the cost of which exceeds the Alteration Threshold.

(b) If Tenant intends to perform Alterations for which Tenant believes Landlord’s consent is not required hereunder, Tenant shall be required to give Landlord prior notice of such intention and belief and reasonable information concerning the nature of such proposed Alterations, and Tenant shall be permitted to perform such Alterations so long as (A) such Alterations shall be performed only by contractors and subcontractors approved by Landlord to the extent approval of such contractor or subcontractor is required by Section 4.3, (B) the performance of such Alterations does not affect areas outside of the Premises, (C) such Alterations do not violate the certificate of occupancy then in effect for the Building, (D) Tenant shall have provided Landlord with plans and specifications (if any) for such Alterations as required by Section 4.2, and (E) Tenant otherwise complies with the requirements of this Article 4.

(c) Notwithstanding anything to the contrary contained herein, Tenant shall comply with the provisions of the Underlying Lease with respect to the performance of any Alterations (including, without limitation, Sections 18.1 and 18.2 thereof) and shall not commence any work until a TAA with respect to such Alterations, and the plans and specifications forming a part thereof, covering such work have been finally approved by the Port Authority. Landlord (at no cost to Landlord) shall reasonably cooperate with Tenant in expediting submissions of Tenant’s Plans to the Port Authority, including, without limitation, submitting Tenant’s Plans to the Port Authority simultaneously with Landlord’s review thereof.

Section 4.2 Prior to making any Alterations (other than Decorative Alterations), Tenant shall (a) submit to Landlord detailed plans and specifications therefor in form reasonably satisfactory to Landlord which shall comply with all Legal Requirements (which detailed plans and specifications shall be subject to Landlord’s approval only with respect to Alterations which are subject to Landlord’s consent as provided herein) (“Tenant’s Plans”), and if such Alterations require a filing with Governmental Authority or require the consent of such Governmental Authority, then such plans and specifications shall be prepared and certified by a registered architect or licensed engineer, to the extent necessary for such governmental filing or consent, (b) at its expense, obtain and deliver to Landlord true copies of all required permits, approvals and certificates (including permits, approvals and certificates required or contemplated by any Governmental Document), and (c) demonstrate that Tenant and its general contractors, subcontractors and architects carry all required insurance as well as worker’s compensation insurance (covering all persons to be employed by Tenant and all contractors and subcontractors supplying materials or performing work in connection with such Alterations) and commercial general public liability insurance (including property damage coverage) and Builder’s Risk coverage (issued on a completed value basis). All insurance under the preceding clause (c) shall be in such form, with such companies, for such periods and in such amounts and types of coverage as would be required by prudent landlords of buildings located in The City of New York that are similar to the Building, and/or as required by the terms of the Underlying Lease or any of the Governmental Documents as of the date hereof, naming Landlord and its employees and agents, and any Superior Lessor and any Mortgagee as well as any other Person required pursuant to the terms of the Governmental Documents as additional insureds. All Alterations including, but not limited to, Decorative Alterations shall be performed by Tenant, at Tenant’s sole cost and expense, (A) in a good and workerlike manner, (B) in compliance with all Legal Requirements and with the Alteration Rules and Regulations attached hereto as Exhibit C (provided that in the event of any conflict between the provisions of this Lease and the provisions of Exhibit C, the provisions of Exhibit C shall prevail), (C) except for Decorative Alterations and Alterations that are not Material Alterations and cost (in the aggregate with respect to any one project) less than the Alteration Threshold, in accordance in all material respects with the plans and specifications previously approved by Landlord (as such plans and specifications may be revised from time to time in accordance herewith), and (D) if such Alterations are projected by Tenant to cost in excess of the Alteration Threshold, or if such Alterations constitute Material Alterations, under the supervision of a licensed architect or engineer. Tenant shall promptly commence all Alterations after receipt of all consents and permits required hereunder and shall diligently prosecute same to completion. Tenant shall promptly reimburse Landlord, as Additional Rent within thirty (30) days after demand, for any and all reasonable, actual out-of-pocket costs and expenses incurred by Landlord in connection with the review of Tenant’s plans and specifications for any such Alteration by any third-party architect, engineer or other consultant retained by Landlord or the review by any Superior Lessor or Mortgagee or any third party architect, engineer or other consultant retained by any of them. Landlord shall cooperate with Tenant (at no cost to Landlord) in the event that Landlord is required to provide any forms to the Port Authority in connection with the approval by the Port Authority of Tenant’s Initial Alterations. Landlord hereby agrees that, subject to compliance by Tenant with all of the terms of this Article 4 (including, without limitation, the obtaining of Landlord’s and the Port Authority’s consent to Tenant’s Plans with respect thereto), Tenant may install one or more additional private bathrooms and showers in the Premises (any such installations are referred to herein as “Wet Installations”). If Tenant desires to install any such Wet Installation in the Premises, then (I) any such Wet Installation shall be designed in such a manner so as to minimize the occurrence of any water leaks, (II) Tenant shall install at its expense as part of Tenant’s Initial Alterations, a membrane waterproofing system throughout all of the areas of the Premises containing such Wet Installations and Tenant shall maintain same throughout the Term in good working order, (III) Tenant shall be solely responsible at its expense throughout Term for (1) preserving the watertight integrity of the Premises and (2) all leaks from the Premises to all areas of the Building beneath the Premises and any damage caused thereby, (IV) if any water leaks occur from the Premises, Tenant, upon Landlord’s request, shall promptly cease the use of the item(s) causing the leak and shall promptly and diligently perform at its expense any work or alteration reasonably requested by Landlord to remedy such problem and (V) subject to Section 11.4 hereof, Tenant shall indemnify, defend and hold Landlord and the other tenants of the Building harmless from and against any and all losses, costs, liabilities, claims, actual damages and reasonable expenses of any nature whatsoever arising out of any such leak. For the sole purpose of installing the Wet Installations as part of Tenant’s Initial Alterations and maintaining and replacing such Wet Installations, Tenant and its Approved Contractors shall have access to such portions of the Building as may be necessary therefor at reasonable times upon reasonable notice to Landlord upon and subject to the applicable terms of this Lease, the rights of any tenants pursuant to the terms of their respective leases and any other reasonable requirements imposed by Landlord in connection therewith; provided, however, that, subject to Section 11.4 hereof, Tenant shall indemnify, defend and hold Landlord and the other tenants of the Building harmless from and against any and all losses, costs, liabilities, claims, actual damages and reasonable expenses of any nature whatsoever arising out of any such access. Nothing contained in this Section 4.2 limits the provisions of Article 11 and Article 12 hereof.

Section 4.3 Except as otherwise provided herein, Tenant shall not make any Alterations (other than Decorative Alterations) employing, hiring or retaining Persons other than Approved Contractors and Approved Architects and Engineers. Landlord hereby agrees that the contractors listed on Exhibit H hereto are deemed to be Approved Contractors and the architects and engineers listed on Exhibit I hereto are deemed to be Approved Architects and Engineers. Landlord may remove and add contractors, architects and engineers from Exhibit H and Exhibit I, as applicable, in Landlord’s sole discretion (except that such contractor, architect or engineer shall remain approved with respect to any contract that Tenant shall have entered into with such contractor, architect or engineer with respect to the particular Alteration prior to the giving of such notice, subject to the terms of Section 4.6 hereof, and provided that such contractor, architect or engineer shall not be a Prohibited Person). In the event that Tenant desires to perform any Alterations, Tenant may request that Landlord provide an updated Exhibit H and/or Exhibit I, as applicable, and Landlord shall provide same to Tenant promptly after such request. Landlord will not unreasonably withhold, condition or delay its approval of contractors, architects or engineers proposed to be employed by Tenant for the performance of Alterations; provided, however, that with respect to contractors or engineers in the life safety system, elevators, fire alarm system, building management system trades and other contractors providing proprietary technical services, Landlord may designate the contractor and engineer to be used by Tenant, provided that the charges of such contractors, architects and engineers shall be reasonable and competitive with the charges of contractors, architects and engineers providing similar services to other First Class Office Buildings. Subject to the foregoing, Landlord shall not unreasonably withhold or delay its approval of contractors, architects or engineers, from time to time, proposed to be employed by Tenant in connection with the performance of Alterations.

Section 4.4 (a) Except as otherwise provided in this Section 4.4, all work, construction, repairs, Alterations, other improvements or installations made to or upon the Premises, whether or not at the expense of Tenant, shall become part of the Premises and, upon the expiration or earlier termination of the Term, shall become the property of Landlord and remain upon and be surrendered with the Premises as a part thereof upon the Expiration Date or earlier termination of the Term. Landlord may condition its approval of any Alterations, the cost of which to remove from the Premises upon the Expiration Date would exceed the cost of removing ordinary office installations from the Premises upon the Expiration Date, such as vaults, raised floors, conveyors and slab penetrations (other than minor slab penetrations for cable and conduit, built-in video conference equipment, security card readers, cameras and built-in furniture systems) by requiring Tenant to pay a share of the cost of removal of such Alterations at the end of the Term as set forth in this Section 4.4 (any such Alterations which Landlord so requires to be removed, “Non-Standard Alterations”). Landlord shall identify, at the time it approves Tenant’s Plans, any Non-Standard Alterations which Landlord shall require to be removed upon the expiration or sooner termination of this Lease; provided, however, the Wet Installations and any raised flooring are hereby deemed to be Non-Standard Alterations and will be required to be removed at the end of the Term. Within thirty (30) days after receipt by Landlord of an invoice therefor, Tenant shall reimburse Landlord for all reasonable costs and expenses actually incurred by Landlord in removing any such Non-Standard Alterations, as Additional Rent, which costs and expenses exceed the cost of removing ordinary office installations from the Premises (it being agreed that if Tenant disputes any such cost and expense, then such dispute shall be submitted to arbitration in accordance with the terms of Article 34 hereof). In addition, on the Expiration Date Tenant shall have removed Tenant’s Property from the Premises. Tenant shall have the right, but not the obligation, to remove all built-in video conference equipment, security card readers, cameras and built-in furniture systems. Tenant shall repair and restore in a good and workerlike manner any damage to the Premises and the Building caused by such removal of Tenant’s Property in accordance with the provisions of this Article 4. Any of Tenant’s Property not so removed at or prior to the Expiration Date shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property or be removed from the Premises by Landlord, and Tenant shall (unless Landlord shall have directed Tenant not to remove such items) reimburse Landlord, as Additional Rent within thirty (30) days after demand, for Landlord’s reasonable, actual out-of-pocket costs incurred in connection with such removal and restoration. The covenants and agreements set forth in this Section 4.4 shall survive the expiration or earlier termination of this Lease.

(b) Landlord agrees to respond to any notice setting forth a request for approval of Tenant’s Plans for any Alterations for which Landlord’s approval is herein required within the time periods set forth in this Section 4.4(b), provided Tenant’s Plans comply in all material respects with the requirements of Section 4.2 and the Governmental Documents. Provided that such notice shall set forth in bold capital letters the following statement: “IF LANDLORD FAILS TO RESPOND WITHIN TEN (10) BUSINESS DAYS AFTER

RECEIPT OF THIS NOTICE, THEN TENANT SHALL BE ENTITLED TO COMMENCE CONSTRUCTION IN ACCORDANCE WITH THE PLANS AND SPECIFICATIONS SUBMITTED TO LANDLORD WITH THIS REQUEST”, if Landlord fails to respond to such notice within ten (10) Business Days after receipt by Landlord, then Tenant’s Plans for which the request is submitted shall be deemed to be approved by Landlord. In addition, Landlord agrees to respond to any resubmission of or revisions or modifications to Tenant’s Plans within seven (7) Business Days after receipt by Landlord of a notice from Tenant requesting Landlord’s consent to (and enclosing a copy of) such resubmission, revision or modification. Provided that such notice shall set forth in bold capital letters the following statement: “IF LANDLORD FAILS TO RESPOND WITHIN SEVEN (7) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN TENANT SHALL BE ENTITLED TO COMMENCE CONSTRUCTION IN ACCORDANCE WITH THE PLANS AND SPECIFICATIONS SUBMITTED TO LANDLORD WITH THIS REQUEST”, if Landlord fails to respond to such notice within such seven (7) Business Day period, then such resubmission of or revisions or modifications to Tenant’s Plans for which the request is submitted shall be deemed to be approved by Landlord. Together with Tenant’s delivery to Landlord of Tenant’s Plans (or resubmission, revision or modification thereof, as applicable), Tenant shall provide Landlord with a request for approval.

In the event that Landlord shall not approve any such request, the notice of such non-approval shall as specifically as practicable indicate the reasons for such non-approval, in sufficient detail as to reasonably permit Tenant to make changes. Landlord shall cooperate with Tenant, at Tenant’s sole cost and expense, as is reasonably necessary for Tenant to obtain all permits and approvals required to be issued by any Governmental Authority in connection with Tenant’s Alterations. Landlord shall use commercially reasonable efforts to remedy any violation that exists elsewhere in the Building and that interferes with Tenant’s obtaining a permit or approval from a Governmental Authority to perform Tenant’s Alterations, but the failure to obtain same shall not result in any liability to Landlord or affect any of Tenant’s obligations hereunder. To the extent that Substantial Completion of Tenant’s Initial Alterations and Tenant’s initial occupancy of the Premises for the ordinary conduct of its business is actually delayed solely by reason of any such violation, then (unless such violation resulted from any act or omission of Tenant or any Tenant Party) the Rent Commencement Date shall be delayed one (1) day for every day of such delay (it being agreed, however, that if and to the extent that an Unavoidable Delay and/or a Tenant Delay occurs simultaneously with such delay, then such delay shall not extend the Rent Commencement Date). Landlord shall execute necessary consents and applications and perform other reasonable ministerial and non-ministerial requirements as and to the extent required. Tenant shall pay, as Additional Rent, the out-of-pocket review and approval costs and other costs and expenses payable to any Governmental Authority in connection with any Alterations.

(c) Upon completion of any Alterations, Tenant, at its expense, shall promptly obtain certificates of final approval of such Alterations as may be required by any Governmental Authority (including any new or amended certificate of occupancy for the Premises required by any Governmental Authority), and shall furnish Landlord with copies thereof, together with copies of the final plans and specifications (other than for Decorative Alterations) prepared by or on behalf of Tenant in connection with such Alterations (which plans and specifications must include final, marked record drawings which incorporate all bulletins issued from each of Tenant’s HVAC, electrical, plumbing, fire safety and sprinkler subcontractors, as applicable) prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium as Landlord may reasonably specify or accept at its request) using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Landlord may reasonably accept) and magnetic computer media of such record drawings and specifications, translated into in a format compatible with AutoCAD Release 2000 or later or another format reasonably acceptable to Landlord. Without limiting the generality of the foregoing, with reasonable promptness (but in no event later than ninety (90) days following the completion of such Alterations (as such ninety (90) day period shall be extended based on any delays resulting from any such Governmental Authority’s requirements to grant consent to such Alterations so long as Tenant shall have fulfilled all applicable requirements in connection with the granting of such consent, it being agreed that Tenant shall deliver to Landlord reasonable supporting documentation showing that Tenant shall have so fulfilled such applicable requirements promptly after Tenant’s receipt of a request therefor from Landlord), Tenant shall deliver to Landlord (i) proof of the issuance of any required approvals, permits and sign-offs for the Alterations by all Governmental Authorities having jurisdiction thereover and (ii) subject to Tenant’s rights to defer payment pursuant to Section 4.5(a) hereof, final lien waivers issued by all contractors, subcontractors and material suppliers covering all of the Alterations.

Section 4.5 (a) If, because of any act or omission of a Tenant Party, its suppliers or subcontractors, any mechanic’s lien, U.C.C. financing statement or other lien, charge or order for the payment of money shall be filed against Landlord, or against all or any portion of Landlord’s interest in the Premises, the Building or the Real Property, Tenant shall, at its own cost and expense, cause the same to be discharged of record, by bonding or otherwise, within twenty (20) days after Tenant has received notice thereof. Notwithstanding the foregoing, in the event that Tenant in good faith undertakes to contest any such lien, charge or order by instituting appropriate proceedings to pursue its rights and remedies under law it may, if permitted by law, defer payment of such lien, charge or order, provided that (i) Tenant shall diligently and continuously pursue its rights and remedies, (ii) Tenant shall promptly give notice to Landlord in writing of its intention to so contest, (iii) Tenant shall keep Landlord fully informed with respect thereto, (iv) such contest is permitted pursuant to the terms of all Superior Leases and Mortgages and (v) Tenant shall have bonded over such lien, charge or order to the reasonable satisfaction of Landlord (provided that the provisions of this clause (v) shall not apply to the Original Tenant). Tenant shall, in accordance with Article 29, indemnify, defend and save Landlord and all Landlord Parties harmless against and from all costs, expenses, liabilities, suits, penalties, claims and demands (including reasonable attorneys’ fees and disbursements) resulting therefrom.

(b) Notice is hereby given that Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of Landlord in and to the Premises.

Section 4.6 Tenant shall not, directly or indirectly, engage any third-party contractor, mechanic or laborer in the Premises, even if such Person is an Approved Contractor, whether in connection with any Alteration or otherwise, or use any materials in connection with such Alteration in a manner which would disturb harmony with any trade engaged in performing any other work in the Building (including, without limitation, the creation of any work slowdown, sabotage, strike, picket or jurisdictional dispute) or create any actual interference with the operation of the Building or performance of Landlord’s Work or the work of any other tenant or increase the cost of any of the foregoing. Tenant shall immediately stop the performance of any Alteration, or the use of any materials in connection with such Alteration or use of any third party contractor, mechanic or laborer if Landlord notifies Tenant that continuing such Alteration or employing such third party contractor, mechanic or laborer would so disturb harmony with any trade engaged in performing any other work in the Building or create any actual or perceived interference with the operation of the Building. Landlord and Tenant shall cooperate with one another in all reasonable respects to avoid any such labor disharmony.

Section 4.7 All work to be performed by Tenant shall be done in a manner which will not unreasonably interfere with or disturb other tenants or occupants of the Building.

Section 4.8 All actual, out-of-pocket fees, costs and expenses reasonably incurred by Landlord in obtaining approvals or reviews required or contemplated by any Governmental Document or by any Mortgagee in connection with any Alterations shall be payable by Tenant as Additional Rent, within thirty (30) days after demand therefor.

Section 4.9 None of the Special Use Areas or Special Use Area Property shall, without Landlord’s consent (such consent to be in Landlord’s sole discretion), interfere with the occupancy of any other tenant (except to a de minimis extent) or delay the construction, maintenance, cleaning, repair, safety, management, security or operation of the Building or the Building Systems. Subject to Section 10.5(b) hereof, if Landlord incurs any additional expense (operating or capital) as a result of Tenant’s Special Use Areas or Special Use Area Property, Tenant shall pay such additional expense (operating or capital) as Additional Rent within thirty (30) days after demand.

Section 4.10 (a) Tenant shall not solicit, suffer or permit other tenants or occupants of the Building to use any communications service, including without limitation any wired or wireless Internet service that passes through, is transmitted through or emanates from the Premises. Tenant acknowledges that Landlord has granted and may grant licenses and other rights to various parties to provide communications services to the tenants of the Building. Landlord agrees to allow Tenant’s telecommunications providers to service the Building, at no charge but subject to Landlord’s reasonable rules and regulations enforced in a non-discriminatory manner and only so long as such providers enter into a license agreement in Landlord’s then standard form.

(b) Tenant agrees that Tenant’s communications equipment and the communications equipment of Tenant’s service providers and contractors located in the Premises or installed in the Building to service the Premises including, without limitation, any antennas, switches, or other equipment (collectively, “Tenant’s Communications Equipment”) shall be of a type and, if applicable, a frequency which will not cause radio frequency, electromagnetic or other interference to any other party or any equipment of any other party including, without limitation, Landlord, other tenants or occupants of the Building or any other party. In the event that Tenant’s Communications Equipment causes or is believed to cause any such interference to any equipment that was installed by Landlord or another tenant prior to the installation of Tenant’s Communication Equipment (other than (i) in the case of any modification of or addition to any of Tenant’s Communications Equipment that is made subsequent to the installation of such other Person’s data transmission equipment or (ii) equipment installed to provide communications services for the police department, the fire department or any other emergency responders), upon receipt of notice from Landlord of such interference, Tenant will take all steps necessary to correct and eliminate the interference. If the interference is not eliminated within 24 hours (or a shorter period if Landlord believes a shorter period to be appropriate), then, upon request from Landlord, Tenant shall shut down the Tenant’s Communications Equipment pending resolution of the interference, with the exception of intermittent testing upon prior notice to and with the approval of Landlord, which approval shall not be unreasonably withheld. Landlord shall endeavor to include a covenant, substantially similar to this Section 4.10(b), in each lease or other agreement for space in the New Tower Building which is entered into by Landlord after the date hereof.

Section 4.11 Landlord’s review and approval of Tenant’s plans and specifications and consent to the performance of the work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable law and insurance requirements, nor shall it be deemed a waiver by Landlord of compliance by Tenant with any provisions of this Lease, nor shall it impose upon Landlord any liability or obligation with respect to such work, including without limitation, its completeness, design sufficiency or the performance thereof.

ARTICLE 5

CONDITION OF THE PREMISES; LANDLORD’S WORK

Section 5.1 Tenant acknowledges that the Premises is in Floor Ready Condition and Tenant agrees to accept possession of the Premises in its “as is” condition on the Commencement Date. Except for the performance of the items set forth on the Punch List and the making of any Landlord’s Contribution as set forth in Article 31, Landlord shall have no obligation to perform any work, supply any materials, incur any expenses or make any installations in order to prepare the Premises for Tenant’s occupancy.

ARTICLE 6

REPAIRS; FLOOR LOAD

Section 6.1 (a) Landlord, at Landlord’s expense, shall diligently maintain, replace and repair the Common Areas and the Building Systems (except as otherwise set forth herein), the Lobby and the other public portions of the New Tower Building, both exterior and interior, and the structural elements thereof, including, without limitation, the roof, foundation and curtain wall, footings, exterior walls, load bearing columns, floor slabs, window sashes, elevators, corridors, core electrical closets, core telecommunications closets, core janitor closets, mechanical rooms, curbs and sidewalks adjacent to the Building, and the plumbing, electrical, mechanical, Building HVAC System, fire protection, life safety and sprinkler systems of the New Tower Building in conformance with standards applicable to a First Class Office Building (all of the foregoing, “Landlord Repairs”). Tenant, at Tenant’s expense, shall keep the Premises and the fixtures, systems, equipment and appurtenances therein in good condition, except for reasonable wear and tear, obsolescence and damage for which Tenant is not responsible pursuant to the provisions of Articles 12 and 13 hereof. Tenant, at Tenant’s expense, shall repair and keep in good working order those portions of the Building Systems located within and exclusively serving the Premises, from the point of connection on each floor of the Premises; provided, however, that in no event shall Tenant repair the Building HVAC System (including the perimeter heating system). By way of example only, Tenant shall be responsible for the maintenance and repair of (i) the electrical system serving the Premises from (but not including) the buss duct disconnect switch on each floor, (ii) the plumbing and sanitary systems and installations serving the Premises from the points of connection to (but not including) the main vertical risers and stacks of the New Tower Building, including any private bathrooms and shower facilities, but excluding the core bathrooms (including all fixtures therein) which shall be maintained and repaired by Landlord, at Landlord’s expense, and (iii) the sprinkler system serving the Premises from the point of connection to (but not including) the tamper and flow valves. In no event may Tenant have access to or the right to use, modify or repair telephone or electrical closets (provided that Tenant may have access to such closets so long as a representative of Landlord is present).

(b) Notwithstanding anything to the contrary set forth in Section 6.1(a), but subject to the terms of Section 11.4 hereof, all damage or injury to the Building Systems, the Building or the Premises caused by or resulting from the negligence, willful misconduct, breach of contract or violation of law of, or from Alterations made by, Tenant or any Tenant Party, shall be repaired at Tenant’s expense (i) by Tenant, subject to Article 4 hereof, to the reasonable satisfaction of Landlord (if the required repairs are non-structural and do not affect any Building System) or (ii) by Landlord at Tenant’s sole cost and expense (if the required repairs are structural or affect any Building System). All of such repairs shall be of quality or class equal to the original work or construction. If Tenant fails after thirty (30) days’ notice to commence, and thereafter to proceed with due diligence to complete repairs required to be made by Tenant, the same may be made by Landlord upon not less than five (5) days’ prior written notice to Tenant at the sole cost and expense of Tenant. Tenant shall pay to Landlord the actual, reasonable out-of-pocket costs and expenses thereof incurred by Landlord as Additional Rent within thirty (30)

days after rendition of a bill or statement therefor setting forth, in reasonable detail, a description of the repairs performed and attaching invoices therefor.

Section 6.2 Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot which such floor was designed to carry (unless Tenant has installed suitable reinforcement, subject to the provisions of Article 4). If any safe, heavy equipment, business machines, freight, bulky matter or fixtures to be moved into or out of the Building requires special handling, Tenant shall give Landlord reasonable prior notice thereof and shall employ only persons holding a Master Rigger’s license to do such work. Landlord represents and warrants to Tenant that the floor load of the Premises shall be as set forth in Paragraph “B” of Schedule 1 attached to the Work Letter.

Section 6.3 Except as may be expressly provided in this Lease, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Building or the Premises, or in or to fixtures, appurtenances or equipment thereof. Landlord shall use reasonable efforts (which shall not include the use of overtime or premium labor other than in the case of imminent danger to life or property) to minimize interference with Tenant’s access to and use and occupancy of the Premises in making any repairs, alterations, additions or improvements and shall perform all work and repairs diligently and in a workerlike manner and in compliance with Legal Requirements.

Section 6.4 Notwithstanding anything to the contrary contained in any other provision of this Lease, but subject to the provisions of Articles 12 and 13 hereof, in the event that (a) Tenant is unable to use ten thousand (10,000) or more contiguous Rentable Square Feet of the Premises for the ordinary conduct of Tenant’s business due to (A) the performance by any Landlord Party of any repairs, alterations or improvements in the Building to the extent such repairs, alterations or improvements are not required by reason of the negligence, willful misconduct, default, breach of contract or violation of any Legal Requirement by any Tenant Party or Landlord’s breach of an obligation under this Lease to provide services or perform repairs or by reason of Landlord’s accessing the Premises pursuant to Article 15 hereof, in each case other than as a result of Unavoidable Delays or Tenant Delay, and such condition continues for a period in excess of ten (10) consecutive Business Days, subject to Tenant Delay or Unavoidable Delays or (B) the occurrence of any Unavoidable Delay, and such condition continues for a period in excess of fifteen (15) consecutive Business Days, subject to Tenant Delay, in the case of each of clauses (A) and (B) above after Tenant gives a notice to Landlord (the “Abatement Notice”) stating that Tenant’s inability to use the Premises or such portion thereof is solely due to such condition, (b) Tenant does not actually use or occupy the Premises or such portion thereof during such period, and (c) such condition has not resulted from the negligence, willful misconduct, breach of contract, violation of the provisions of this Lease beyond any applicable notice and cure period or violation of law of Tenant or any Tenant Party, then, unless Landlord shall have either (I) advised Tenant that it disputes the matters set forth in the Abatement Notice, in which case no abatement of Fixed Rent, Tenant’s Pilot Payment,

Tenant’s Tax Payment or Tenant’s Operating Payment shall occur until such dispute is resolved (but if such dispute is resolved in favor of Tenant, Tenant shall have the right to a retroactive abatement, to the extent applicable) or (II) cured such condition within such ten (10) Business Day period (subject to any Tenant Delay or Unavoidable Delays) or fifteen (15) Business Day period (subject to any Tenant Delay) after delivery of the Abatement Notice, Fixed Rent, Tenant’s Pilot Payment, Tenant’s Tax Payment and Tenant’s Operating Payment shall be abated as to the Premises or such affected portion of the Premises on a per diem basis for the period commencing on the day after the tenth (10th) Business Day (subject to any Tenant Delay or Unavoidable Delay) or the fifteenth (15th) Business Day (subject to any Tenant Delay), as the case may be, after Tenant gives the Abatement Notice, and ending on the earlier of (i) the date Tenant reoccupies the Premises or such portion thereof for the ordinary conduct of its business, or (ii) the date on which such condition is substantially remedied so as to permit use of the Premises for the Permitted Uses and Landlord has notified Tenant in writing thereof. Any dispute arising under this Article 6 may be submitted by either party to arbitration in accordance with Article 34 hereof.

Section 6.5 If at any time during the Term (other than upon the Expiration Date), Tenant ceases using any wiring or cabling installed by or on behalf of Tenant in any portion of the Premises or in any other portions of the Building (other than a cessation that is temporary and where Tenant intends to resume using such wiring or cables within a reasonable period of time after such cessation and other than a cessation upon the Expiration Date), Tenant shall promptly give written notice to Landlord of such cessation and, subject to the applicable requirements of this Lease, shall promptly remove such unused wiring and cabling at Tenant’s sole cost and expense; provided, however, that Tenant shall only be required to remove such wiring and cabling if required by Legal Requirements or if Landlord reasonably determines that the same will cause an unsafe condition in the Building. In order for Landlord and Tenant to (a) identify any wiring or cabling installed by or on behalf of Tenant in any portion of the Premises or in any other portions of the Building and/or (b) trace the starting and terminating points of such wiring and cabling, Tenant shall cause such wiring and cabling to be labeled and tagged, when installed, with appropriate identification marks and shall maintain, during the Term for all then existing wiring and cabling, “as installed” drawings containing a guide or key to such marks and showing the routing of such wiring and cabling. Upon Landlord’s request, Tenant shall provide to Landlord and Landlord’s representatives and contractors reasonable access to such “as installed” drawings for inspection and copying.

ARTICLE 7

REAL ESTATE TAXES, OPERATING EXPENSES AND ADDITIONAL RENT

Section 7.1 Certain Definitions. For the purposes of this Article 7, the following terms shall have the meanings set forth below:

(a) “Taxes” means (i) all real estate taxes and assessments (special or otherwise) and any other governmental levies, impositions or charges of a similar or dissimilar nature, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may be assessed, levied or imposed upon all or any part of the Real Property (other than to the extent allocable to the Substation), whether or not the same constitute one or more tax lots and (ii) any reasonable expenses (including attorney’s fees and disbursements and experts’ and other witnesses’ fees) customarily incurred in Manhattan by or behalf of Landlord in protesting or contesting any of the foregoing or the assessed valuation of all or any part of the Real Property (other than to the extent allocable to the Substation), but not in excess of the savings or refund; but “Taxes” shall not include any interest or penalty incurred by Landlord as a result of Landlord’s late payment of Taxes or any Imposition which is payable by Tenant as an Operating Expense. If by law any assessment may be divided and paid in annual installments, then for purposes of this Article 7, (x) such assessment shall be deemed to have been so divided and to be payable in the maximum number of annual installments permitted by law and (y) there shall be deemed included in Taxes for each Tax Year only the installments of such amount deemed to be payable during such Tax Year. If, because of any change in the taxation of real estate after the Effective Date, any other tax or assessment (howsoever denominated), including, without limitation, any franchise, income, profits, sales, use, occupancy, gross receipts or rental tax, is imposed upon Landlord or the owner of the Real Property (other than the Substation), or the occupancy, rents or income therefrom, in express substitution for any of the foregoing Taxes (as evidenced by either the terms of the legislation imposing such tax or assessment, the legislative history thereof or other documents or evidence which reasonably demonstrate that such tax or assessment was intended to serve as a real estate tax or fulfill substantially the same function as existing real estate taxes), such other tax or assessment, to the extent expressly substituted therefor, shall be deemed part of Taxes computed as if (a) Landlord’s sole asset were the New Tower Building and (b) Landlord’s only source of income were from rentals from tenants, including Tenant, and occupants of the New Tower Building. Except as provided in the immediately preceding sentence, Taxes shall not include the taxes (1) enumerated in said sentence or (2) imposed on Tenant or other tenants in the Building and payable by Tenant or such other tenants in the first instance. If (A) any occupant in the New Tower Building shall lease space in the New Tower Building, (B) such space shall not have been included in the Building Area and (C) such occupant shall pay amounts in respect of real estate taxes to Landlord in any Tax Year, then, in such Tax Year, Taxes shall have deducted from them the amounts received by Landlord from such occupant in payment of real estate taxes. Taxes shall not include sewer and water rates and charges.

(b) “Tenant’s Share of Taxes” means seven and twenty-nine hundredths of a percent (7.29%) and “Tenant’s Share of Operating Expenses” means seven and twenty-nine hundredths of a percent (7.29%). Tenant’s Share of Taxes and Tenant’s Share of Operating Expenses shall not be increased or decreased during the Term, other than to reflect the incorporation of additional space into the Premises or the New Tower Building (i.e., any increase or decrease in the Building Area), or the removal of any space from the Premises or the New Tower Building, whether pursuant to any exercise of any of Landlord’s or Tenant’s rights expressly provided herein or otherwise. Upon any increase in the Building Area during the Term which increases Tenant’s Share of Taxes and Tenant’s Share of Operating Expenses, Base Operating Expenses and the Base Tax Amount shall be proportionately adjusted based on the

Operating Expenses and/or Taxes that would have been incurred by Landlord, if any, if the Building Area had been so increased for the Base Operating Year and the Base Pilot Year, as applicable.

(c) “Assessed Valuation” means the amount for which the Real Property (other than the Substation) is or will become assessed when applicable pursuant to applicable provisions of The New York City Charter and of the Administration Code of the City of New York for the purpose of imposition of Taxes.

(d) “Tax Year” shall mean each period from July 1 through June 30 (or such other fiscal period as may hereafter be adopted by the City of New York as the fiscal year for any tax, levy or charge included in Taxes), any part or all of which occurs during the Term.

(e) “Impositions” those taxes, assessments, levies, fees and charges described in Section 6.7(a) of the Underlying Lease.

(f) “Operating Expenses” shall mean the aggregate of all costs and expenses (and taxes thereon which are not otherwise includable in Taxes) paid or incurred by or on behalf of Landlord (whether directly or through independent contractors and to the extent any of the same constitutes an Operating Expense, whether or not any of same shall be designated herein as being at Landlord’s cost or expense), and without any duplication, in respect of the operation, maintenance, cleaning, management, repair, replacement and security of the Real Property (including, without limitation, with respect to those portions of the Real Property constituting a public or private park and with respect to Greenwich Street) and any property under the jurisdiction or control of Landlord pursuant to any Governmental Document for which Landlord has any operation, maintenance, management, repair, replacement or security obligation, (such property not included in the definition of Real Property, if any, the “Government Property”) which shall be determined in accordance with generally accepted accounting principles, consistently applied, including, without limitation, (A) fees and expenses of any tenant or subtenant associations joined by Landlord in accordance with the provisions of the Underlying Lease, (B) premiums, taxes and fees for all commercial general liability and umbrella liability insurance, boiler and machinery insurance, environmental liability insurance, and property and casualty insurance, including, but not limited to, “all risk” property (building and business income), flood and earthquake insurance and any plate glass insurance purchased by Landlord with respect to any glass located in the Building, (C) the cost of electricity, gas, oil, steam, water, air conditioning and other fuel and utilities, (D) cleaning costs, (E) reasonable attorneys’ fees and disbursements, accounting fees and disbursements or other legal and accounting fees, (F) auditing, management fees (which for the Base Operating Year shall be equal to 2.5% of gross revenues derived from the Building) and other professional fees and expenses and Impositions, (G) sewer and water rents, rates and charges which may be assessed, levied or imposed upon all or any part of the Real Property and (H) all costs incurred by Landlord in connection with the performance of its obligations under the REA (including, without limitation, Landlord’s responsibilities for Maintenance (as defined in the REA) under Exhibit F attached to the REA), but specifically excluding (or deducting, as applicable) from Impositions and otherwise from Operating Expenses all:

(1) Taxes;

(2) leasing costs (including leasing and brokerage commissions and similar fees, lease marketing and advertising expenses, lease takeover or rental assumption obligations, architectural costs, engineering fees and other similar professional costs and legal fees in connection with lease negotiations) and the cost of tenant improvements or tenant allowances or inducements made for tenants of the New Tower Building (including permit, license and inspection fees and any other contribution by Landlord to the cost of tenant improvements);

(3) expenses and disbursements relating to disputes with Tenant and other tenants or other occupants of the New Tower Building;

(4) salaries, wages, fringe benefits and other compensation of Landlord’s employees above the grade of property manager and the immediate supervisors of such property managers;

(5) depreciation and amortization (except as provided in Section 7.1(f)(25));

(6) interest on, amortization of and any other charges in respect of mortgages and other debts;

(7) actual out-of-pocket costs and expenses of negotiating and closing any financing or refinancing of the Property;

(8) expenses incurred in connection with services or other benefits (A) of a type not provided to Tenant (or provided to Tenant at separate or additional charge) but that are provided to another tenant or occupant of the New Tower Building or (B) provided to other tenants or occupants of the New Tower Building at a materially greater level than that provided to Tenant without separate or additional charge, in which case such expenses shall be excluded from Operating Expenses to the extent such expenses exceed the amount which would have been incurred to provide such services or other benefits to such other tenant or occupant at the same level as such services or other benefits are provided to Tenant;

(9) costs of any electricity and overtime Building HVAC System and condenser water or chilled water supplemental systems consumed in or furnished to the Premises or any other RSF in the New Tower Building leased to other tenant(s) which are directly charged to Tenant or to such other tenant(s);

(10) costs and expenses incurred in connection with enforcement of leases, including court costs, accounting fees, auditing fees, attorneys fees and disbursements in connection with any summary proceeding to dispossess any tenant;

(11) except as otherwise expressly provided herein, amounts paid to Landlord or to Affiliates of Landlord (except for the payment of management fees as provided herein) for any services in the New Tower Building to the extent such amounts exceed the cost of such services rendered by other unaffiliated third parties on a competitive basis;

(12) any compensation paid to clerks, attendants or other Persons in commercial concessions operated by Landlord;

(13) profits, franchise, gains, estate, income, succession, gift, corporation, unincorporated business and gross receipts taxes imposed upon Landlord, or any interest or penalties for failure to timely pay those taxes or any other taxes;

(14) any expenses which are not paid or incurred in respect of the Real Property but rather in respect of other real property owned by Landlord, provided that with respect to any expenses attributable in part to the Real Property and in part to other real property owned or managed by a Landlord Party (including salaries, fringe benefits and other compensation of a Landlord Party’s personnel who provide services to both the Real Property and other properties), Operating Expenses shall include only such portion thereof as are apportioned by Landlord to the Real Property on a fair and equitable basis;

(15) costs incurred with respect to a sale or transfer of all or any portion of the Real Property or any interest therein or in any Person of whatever tier owning an interest therein;

(16) costs incurred in connection with making any additions to, or building additional stories on, the Building or its plazas, or adding buildings or other structures adjoining the Building, or connecting the Building to other structures adjoining the Building;

(17) costs incurred in connection with the acquisition or sale of air rights, transferable development rights, easements or other real property interests;

(18) the rental cost of items which (if purchased) would be capitalized and excluded from Operating Expenses, except if the cost of such items (if purchased) would be included in Operating Expenses pursuant to Section 7.1(f)(25) or if in accordance with good business practices, such items are rented on an occasional basis;

(19) amounts otherwise includable in Operating Expenses but reimbursed to Landlord directly by Tenant or other tenants or any other party (other than through provisions similar in substance to this Section 7.1);

(20) costs relating to withdrawal liability or unfunded pension liability under the Multi-Employer Pension Plan Act;

(21) any interest, fine, penalty or other late charges payable by Landlord, incurred as a result of late payments, except to the extent the same was with respect to a payment, part or all of which was the responsibility of Tenant hereunder and with respect to which Tenant did not make in a timely fashion or did not make at all;

(22) the cost of repairs or replacements or restorations by reason of fire or other casualty or condemnation to the extent Landlord receives compensation through the proceeds of insurance or by the condemning authority (except as specifically required by this Lease to be paid by Tenant);

(23) all costs of Landlord’s general corporate and general administrative and overhead expenses (except as to other items specifically permitted hereunder to be included in Operating Expenses);

(24) all bad debt loss, rent loss or reserves for bad debts or rent loss, if any;

(25) the cost of items of a capital nature, except for such capital items which (i) are required in order for the Building to comply with Legal Requirements enacted after the date of this Lease (including the cost of compliance with Legal Requirements enacted prior to the date of this Lease if such compliance is required for the first time by reason of any amendment, modification or reinterpretation thereof which is imposed or enacted after the date of this Lease) or if compliance is of a recurring nature, or (ii) result in reducing Operating Expenses (as, for example, a labor-saving improvement); provided that the amount of any such capital expenses attributable to any calendar year that may be included in Operating Expenses for such calendar year shall not exceed the estimated savings realized for such calendar year as a result of such expenditures by Landlord, which estimated savings shall be reasonably determined (at the time of or prior to the making of such expenditure by Landlord) by a reputable, independent, licensed engineer or other professional consultant having expertise in the area (whose fees are to be included in Operating Expenses), who shall be retained by Landlord; provided, further, that any portion of any such capital expense which would otherwise have been included as an Operating Expense in any calendar year but was not because such capital expense was in excess of the estimated savings anticipated for such calendar year, may be included in Operating Expenses in any future calendar year if and to the extent that the capital expense for such capital item for such future calendar year is less than the estimated savings anticipated for such future calendar year. In determining the capital expense for (i) and (ii) above to be included in each year as an Operating Expense, the cost of any such capital improvement shall be included in Operating Expenses for the Operating Year in which such improvement was made, amortized on a straight-line basis over the useful life thereof as Landlord shall reasonably determine in accordance with generally accepted accounting principles, consistently applied, and the annual amortization of such capital improvement, together with interest on the unamortized balance of such cost at the Applicable Rate, shall be included in Operating Expenses;

(26) expenditures for repairing and/or replacing any defect in any work performed by Landlord pursuant to the provisions of this Lease to the extent expenditures for such repairs and/or replacements are recovered by warranty for such work;

(27) other than as set forth in clause (H) above, any costs or expenses incurred in connection with the operation of the Substation;

(28) costs to comply with violations of Legal Requirements that exist as of the date hereof (provided, that the cost of compliance with Legal Requirements enacted prior to the date of this Lease shall be includable, if such compliance is required for the first time by reason of any amendment, modification or reinterpretation thereof which is imposed or enacted after the date hereof);

(29) management fees to the extent in excess of fees that are customarily charged from time to time by independent first class real estate management firms providing similar services for First Class Office Buildings where such management firms are not also the exclusive leasing agents for such First Class Office Buildings, provided that so long as the Landlord named herein or any of its Affiliates owns the Building, management fees shall continue to be calculated on the same basis as management fees are calculated on the date hereof;

(30) costs arising from Landlord’s or any other tenant’s gross negligence or intentional acts caused by Landlord’s construction of leasehold improvements and base building improvements;

(31) costs arising from Landlord’s charitable or political contributions;

(32) costs (including in connection therewith all attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitrations pertaining to Landlord and/or the Building;

(33) costs associated with the operation of the business of the partnership or the entity which constitutes Landlord as the same are distinguished from the costs of operation from the Building, including partnership, accounting and legal matters, costs of defending any lawsuits with or claims by any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs of any disputes between Landlord and its employees (if any) not engaged in Building operation, disputes of Landlord with Building management, or outside fees paid in connection with disputes with other tenants; and

(34) any expenses incurred by Landlord for use of any portions of the Building to accommodate events including, but not limited to, shows, promotions, kiosks, displays (except for lobby art and holiday decorations), filming, photography, private events or parties, ceremonies beyond the normal expenses otherwise attributable to providing Building services, such as lighting and HVAC to such public portions of the Building in normal Building operations during standard Building hours of operation.

In determining the amount of Operating Expenses, if (x) less than ninety-five percent (95%) of the RSF in the New Tower Building shall have been occupied by tenant(s) at any time during any relevant period (including the Base Operating Year) and/or (y) the tenant or occupant of any RSF in the New Tower Building (including Tenant) undertook in any relevant period to perform work or services therein in lieu of having Landlord perform such work or services and the cost thereof would have been included in Operating Expenses, then, in any such event, Operating Expenses shall be determined for such relevant period to be an amount equal to the expenses which would normally be expected to be incurred had such occupancy been ninety-five percent (95%) or if Landlord had performed such work or services with respect to ninety-five percent (95%) of the RSF in the New Tower Building.

(g) “REA” shall mean that certain Reciprocal Easement Agreement, dated as of March 15, 2005, between The Consolidated Edison Company of New York, Inc. and 7 World Trade Company, L.P.

(h) “BID Surcharge” shall mean any payments due and owing by Landlord for the Real Property to any Business Improvement District (“BID”) organization which has jurisdiction over any area which includes the Building.

(i) “Landlord’s Statement” shall mean a written notice from Landlord to Tenant containing (i) the Operating Expenses payable for any calendar year and Tenant’s Operating Payment, (ii) any other amounts paid or payable for any calendar year by Tenant to Landlord as Additional Rent or otherwise, (iii) Taxes and Tenant’s Tax Payment, (iv) Pilot and

Tenant’s Pilot Payment and (v) for the Base Operating Year, the Operating Expenses for such year.

Landlord shall use reasonable efforts to include sufficient detail in any Landlord’s Statement to allow Tenant to confirm the calculations thereof.

Section 7.2 Taxes.

(a) Tenant shall pay, as Additional Rent for each Tax Year, all or any portion of which shall be within the Term, (i) an amount (“Tenant’s Pilot Payment”) equal to the sum of (A) the product of (1) the BID Surcharge for such Tax Year times (2) Tenant’s Share of Taxes plus (B) the product of (1) the Pilot Rate Multiple times (2) the excess of the Pilot Square Foot Factor for such Tax Year over the Base Pilot Square Foot Factor, or (ii) if ever Section 7.2(h) hereof becomes applicable, an amount (“Tenant’s Tax Payment”) equal to the sum of (A) the product of (1) the BID Surcharge for such Tax Year times (2) Tenant’s Share of Taxes plus (B) the product of (1) the amount, if any, by which Taxes for such Tax Year exceed the Base Tax Amount multiplied by (2) Tenant’s Share of Taxes. The first installment of Tenant’s Pilot Payment and, if applicable, Tenant’s Tax Payment, for each Tax Year shall be due and payable by Tenant on the later to occur of (A) the first day of the calendar month immediately after receipt of a demand from Landlord or (B) ten (10) Business Days after receipt of demand from Landlord, based upon the most recent Landlord’s Statement, which demand shall be accompanied by a copy of the tax bill and/or Pilot bill, as applicable. In clarification of the foregoing, it is understood that, in accordance with the Underlying Lease, Tenant’s Pilot Payment shall be payable in monthly installments with payments of Fixed Rent hereunder and that, from and after the date, if any, on which Section 7.2(h) hereof becomes applicable, Tenant’s payments due pursuant to Section 7.2(h) hereof shall be payable in the same installments as Taxes are from time to time payable to The City of New York, each such installment to be payable by Tenant to Landlord within thirty (30) days before the applicable installment is payable by Landlord to The City of New York. If applicable, for any Tax Year, whether during or after such Tax Year, Landlord shall, with reasonable promptness, furnish a revised Landlord’s Statement for such Tax Year. If a Landlord’s Statement is furnished to Tenant after the commencement of a Tax Year in respect of which such Landlord’s Statement is rendered, Tenant shall, on the later to occur of (I) the first day of the calendar month after receipt of such Landlord’s Statement or (II) within ten (10) Business Days after receipt of such Landlord’s Statement, pay to Landlord the amount of any underpayment of Tenant’s Pilot Payment and Tenant’s Tax Payment, as the case may be, with respect to such Tax Year or, in the event of any overpayment, Landlord shall either pay to Tenant or, at Tenant’s election, credit against subsequent payments of Rent, the amount of Tenant’s overpayment, except that any overpayment equal to less than one (1) month’s installment thereof shall be credited against subsequent payments of Rent. Any overpayment due from Landlord to Tenant shall be paid to Tenant within thirty (30) days after the same is received by Landlord. Tenant’s Pilot Payment shall exclude any increase therein due to any increase in the assessed valuation of the New Tower Building resulting from any sale of Landlord’s leasehold interest in the New Tower Building after the Effective Date.

(b) If the Pilot payable for the Base Pilot Year or the Base Tax Amount is at any time reduced by final determination of legal proceedings, settlement or otherwise, then the Base Pilot Square Foot Factor and/or the Base Tax Amount, as applicable, shall be correspondingly reduced. In such event, the Additional Rent theretofore paid or payable on account of Tenant’s Pilot Payment and/or Tenant’s Tax Payment, as applicable, under this Lease for all calendar years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord any deficiency between the amount of such Additional Rent theretofore computed and paid by Tenant to Landlord and the amount thereof due as a result of such recomputations. Any such deficiency shall be deemed Additional Rent and shall be payable by Tenant to Landlord within thirty (30) days after being billed therefor. If the real estate tax fiscal year of The City of New York shall be changed at any time after the Effective Date, any Pilot or Taxes for such fiscal year, a part of which is included within a particular Tax Year and a part of which is not so included, shall be apportioned on the basis of the number of days in such fiscal year included in the particular Tax Year for the purpose of making computations under this Section 7.2. If the imposition of allocation of Taxes or the establishment of the Pilot Square Foot Factor for any Tax Year is delayed for any reason, Tenant shall nevertheless continue to pay Tenant’s Pilot Payment and Tenant’s Tax Payment then in effect subject to retroactive adjustment at such time as Taxes are imposed or allocated or the Pilot Square Foot Factor shall have been established.

(c) If at any time Taxes or Pilot are required to be paid (either to the appropriate taxing authorities or to the Port Authority or as escrow payments to any Mortgagee or Superior Lessor), in full or in monthly, quarterly or other installments on any date or dates, then upon notice thereof from Landlord, Tenant’s Pilot Payment and Tenant’s Tax Payment shall be correspondingly accelerated or revised so that said Tenant’s Pilot Payment and Tenant’s Tax Payment are due at least thirty (30) days prior to the date payments are due to the taxing authorities or the Port Authority or any Mortgagee or Superior Lessor. The benefits of any discount for any early payment or prepayment of Pilot or Taxes shall accrue to the benefit of Tenant if Tenant has made a corresponding early payment or prepayment of Tenant’s Pilot Payment or Tenant’s Tax Payment.

(d) Only Landlord shall be eligible to institute a Pilot or a Tax reduction or other proceedings to reduce the Assessed Valuation of the Real Property (any such proceeding, a “Tax Proceeding”), and the filing of any Tax Proceeding by Tenant without Landlord’s prior consent shall constitute a default hereunder. At Tenant’s request from time to time (but not more often than twice in any calendar year), Landlord will inform Tenant within ten (10) Business Days whether or not Landlord has instituted a Tax Proceeding, or whether Landlord then agrees to do so. If Landlord elects to institute a Tax Proceeding, Landlord shall proceed to take all commercially reasonable action in pursuit of such reduction. If Landlord shall receive a refund or reduction of Taxes for any Tax Year for which Tenant pays Taxes, Landlord at Landlord’s option, shall, within thirty (30) days after such refund is actually received or such credit is actually applied against Taxes then due and payable, either pay to Tenant or credit against the next installments of Additional Rent an amount equal to Tenant’s Share of Taxes of the net refund or reduction (after giving effect to any fee or contingency payment owed by Landlord to any Person as a result of such refund or reduction to the extent not already paid by Tenant pursuant to Section 7.1(a)), provided that such amount shall not exceed Tenant’s Pilot Payment or Tenant’s Tax Payment, as the case may be, paid for such Tax Year. Except as set forth in this Section 7.2(d), nothing herein contained shall obligate Landlord to file any application or institute any proceeding seeking a reduction in Taxes or Assessed Valuation.

(e) Tenant’s Pilot Payment and Tenant’s Tax Payment shall be made as provided in this Section 7.2 regardless of the fact that Tenant may be exempt, in whole or in part, from the payment of any taxes by reason of Tenant’s diplomatic or other tax exempt status or for any other reason whatsoever.

(f) If after the Effective Date, The City of New York shall enact a tax in substitution for the New York City Commercial Rent or Occupancy Tax in effect on the Effective Date, and such substitute tax shall be payable in the first instance by Landlord, then (unless Tenant has been given a specific exemption from the New York City Commercial Rent or Occupancy Tax as of the applicable date of application) Tenant shall reimburse Landlord, as Additional Rent within thirty (30) days after demand, for the amount of Tenant’s proportionate share of such tax payable by Landlord in respect of this Lease.

(g) In the case of a Tax Year only a fraction of which falls within the Term, Tenant’s Pilot Payment and/or Tenant’s Tax Payment, as applicable, with respect to such Tax Year shall be apportioned in the ratio of the number of days in such Tax Year occurring within the Term to the total number of days in such Tax Year. If the Commencement Date shall occur on a date other than June 1 or December 1, and there shall be a Tenant’s Pilot Payment and/or Tenant’s Tax Payment, as applicable, payable with respect to the period commencing on the Commencement Date, such Tenant’s Pilot Payment and/or Tenant’s Tax Payment shall not become due until Landlord shall have furnished a Landlord’s Statement with respect thereto. Landlord agrees to render a Landlord’s Statement with respect to Pilot and/or Taxes as soon as reasonably practicable (but in no event later than thirty (30) days) following the Expiration Date. In no event shall Fixed Rent ever be reduced by operation of this Section 7.2 and the rights and obligations of Landlord and Tenant under the provisions of this Section 7.2 with respect to any Additional Rent shall survive the expiration or earlier termination of this Lease.

(h) In the event that fee title to the Real Property is transferred to Private Ownership (as distinguished from governmental or quasi-governmental ownership) or if for any other reason the Real Property shall cease to be exempt from the payment of Taxes and becomes subject to the payment of Taxes on substantially the same basis as other privately owned office buildings in Manhattan (collectively “Private Ownership”), then, from and after the date (the “Pilot Early Termination Date”) on which Taxes first become payable under Private Ownership and/or the Real Property shall cease to be exempt from the payment of Taxes, (i) Tenant’s Pilot Payment shall cease to be payable hereunder with respect to any period occurring after the Pilot Early Termination Date and (ii) Tenant shall commence to make payments of Tenant’s Tax Payment pursuant to this Section 7.2. Notwithstanding the foregoing, if the Pilot Program terminates prior to the Pilot Expiration Date for any reason other than as a result of Tenant’s acts or omissions, then Landlord shall pass the appropriately prorated share of any resulting reduction in basic annual rent pursuant to Section 5.2.2.3 of the Underlying Lease on to Tenant.

Section 7.3 Tenant’s Operating Payment.

(a) Tenant shall pay, in accordance with this Section 7.3, as Additional Rent, for each calendar year (all or any part of which falls within the Term), an amount equal to the product of (x) the amount, if any, by which Operating Expenses for such calendar year exceed the Base Operating Expenses multiplied by (y) Tenant’s Share of Operating Expenses (“Tenant’s Operating Payment”). Any Operating Expenses payable hereunder by Tenant shall be paid by Tenant in accordance with Section 7.3(b) below.

(b) Landlord will furnish to Tenant, with respect to the Base Operating Year, a written statement setting forth in detail Landlord’s estimate of Operating Expenses for the Base Operating Year. Landlord will also furnish to Tenant, with respect to each calendar year, a written statement setting forth in reasonable detail Landlord’s reasonable estimate of Tenant’s Operating Payment for such calendar year (“Landlord’s Estimate”). Landlord shall endeavor to provide Landlord’s Estimate to Tenant not later than thirty (30) days before the commencement of any calendar year. Tenant shall pay to Landlord on the first day of each month during such calendar year an amount equal to one-twelfth (1/12) of Landlord’s Estimate, which shall be credited toward Tenant’s Operating Payment for such calendar year. If, however, Landlord shall furnish a Landlord’s Estimate subsequent to the date that is thirty (30) days before the commencement of any calendar year, then (i) until the first day of the month following the month in which such Landlord’s Estimate is furnished to Tenant (the “Proration Date”), Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 7.3 in respect of the last month of the preceding calendar year; (ii) simultaneously with the delivery of Landlord’s Estimate, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Operating Payment made or to be made on or before the Proration Date for such calendar year were greater or less than the installments of Tenant’s Operating Payment to be made for such period in accordance with such estimate, and if such notice from Landlord shall indicate (A) a deficiency, Tenant shall pay the amount thereof (together with interest thereon at the Applicable Rate) within thirty (30) days after demand therefor, or (B) an overpayment, Landlord shall, at its option, either pay to Tenant or apply a credit in the amount thereof (together with interest thereon at the Applicable Rate) against the next installments of Additional Rent under this Lease; provided, however, that upon the expiration or earlier termination of this Lease, Landlord shall pay such amount to Tenant, if such amount has not yet been so paid or credited, and (iii) on the first day of the month following the month in which Landlord’s Estimate is furnished to Tenant, and monthly thereafter throughout the remainder of such calendar year, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12th) of Tenant’s Operating Payment shown on such Landlord’s Estimate. Landlord may, at any time or from time to time (but not more than twice with respect to any calendar year) furnish to Tenant a revised Landlord’s Estimate of Tenant’s Operating Payment for such calendar year, and in such case, Tenant’s Operating Payment for such calendar year shall be adjusted and paid or credited within thirty (30) days substantially in the same manner as provided in the immediately preceding sentence.

(c) Within one hundred eighty (180) days after the end of each calendar year, Landlord shall furnish to Tenant a Landlord’s Statement. Each such year-end Landlord’s Statement for any calendar year which includes Operating Expenses shall be accompanied by a computation of Operating Expenses for the New Tower Building prepared by Landlord’s managing agent, from which Landlord shall make the computation of Operating Expenses hereunder. If any Landlord’s Statement shall provide for payments of Tenant’s Operating Payment that differ from the amount of Tenant’s Operating Payment paid by Tenant for the preceding calendar year, then in the case of (x) an overpayment, Landlord shall, at its option, either pay to Tenant or apply a credit against the next installments of Additional Rent, the amount of such overpayment (together with interest thereon at the Applicable Rate); provided, however, that upon the expiration or earlier termination of this Lease, Landlord shall pay such amount to Tenant, if such amount has not yet been so paid or credited and (y) a deficiency, Tenant shall pay the amount thereof within thirty (30) days of demand therefor.

(d) In the case of a calendar year only a fraction of which falls within the Term, Tenant’s Operating Payment shall be equal to that amount by which (i) Operating Expenses for such calendar year multiplied by the Partial Year Fraction exceed (ii) Base Operating Expenses multiplied by the Partial Year Fraction. In the event of a termination of this Lease, any Additional Rent shall be paid or adjusted within thirty (30) days after submission of a Landlord’s Statement. In no event shall Fixed Rent ever be reduced by operation of this Section 7.3 and the rights and obligations of Landlord and Tenant under the provisions of this Article 7 with respect to any Additional Rent shall survive the expiration or earlier termination of this Lease.

Section 7.4 Actual Reimbursement. The computations of Additional Rent under this Article 7 are intended to constitute an actual reimbursement to Landlord for increases in Pilot over a base amount and for increases over a base amount of Taxes and other costs and expenses paid by Landlord with respect to the Real Property as to which Tenant has agreed to reimburse Landlord under this Lease; it being acknowledged, however, that with respect to any amounts otherwise includable in Operating Expenses which, because of a required allocation or for other reasons, are incapable of precise calculation, the amount includable in Operating Expenses shall be based on Landlord’s reasonable, good faith estimate thereof.

Section 7.5 Landlord’s Statement.

(a) Landlord’s failure to render a Landlord’s Statement with respect to any payment period shall not prejudice Landlord’s right to thereafter render a Landlord’s Statement with respect thereto or with respect to any subsequent payment period, nor shall the rendering of a Landlord’s Statement prejudice Landlord’s right to thereafter render a corrected Landlord’s Statement for that payment period. Nothing herein contained shall restrict Landlord from issuing a Landlord’s Statement at any time there is an increase in Pilot, Taxes or Operating Expenses during any payment period or any time thereafter. Notwithstanding the foregoing provisions of this Section 7.5(a), Landlord shall not be entitled to issue a Landlord’s Statement with respect to an Operating Year or Tax Year after the date which is (i) in the case of Taxes, three (3) years after the expiration of the one hundred eighty (180) day period set forth in Section 7.3(c) applicable to such Tax Year and (ii) in the case of Operating Expenses, two (2) years after the expiration of the one hundred eighty (180) day period set forth in Section 7.3(c) applicable to such Operating Year. For the avoidance of doubt, Landlord shall render a Landlord’s Statement with respect to Taxes and Operating Expenses for the Base Pilot Year and the Base Operating Year, as applicable.

(b) In the event that Tenant disputes the Landlord’s Statement or Landlord’s calculation of Operating Expenses, as applicable, then Tenant may send a notice (“Tenant’s Statement”) to Landlord specifying in reasonable detail the reason for Tenant’s disagreement and the amount of Tenant’s Operating Payment and/or any other Additional Rent payable under this Article 7, as applicable, Tenant claims is properly due to Landlord to the extent such amount is then known by Tenant, and requesting to examine Landlord’s books and records relating to Operating Expenses and/or Taxes and/or other Additional Rent in connection with any such dispute, provided that Tenant delivers Tenant’s Statement no later than one hundred eighty (180) days after the date on which Landlord shall have delivered the Landlord’s Statement to Tenant, as described in Section 7.3(c). If Tenant shall not give such Tenant’s Statement within such one hundred eighty (180) day period, then Landlord’s Statement shall be conclusive and binding upon Tenant and Tenant shall be deemed to have waived any further rights to pursue such dispute. Tenant shall have the right to examine Landlord’s books and records relating to Operating Expenses and/or Taxes and/or other Additional Rent and/or (subject to the time limitation set forth below with respect to the Base Pilot Year and the Base Operating Year) the Base Pilot Year and/or the Base Operating Year in connection with any such dispute; provided that (i) Tenant shall have delivered such Tenant’s Statement within one hundred eighty (180) days after the date on which Landlord shall have delivered such Landlord’s Statement to Tenant, (ii) Tenant completes such examination within one hundred eighty (180) days after the delivery by Tenant to Landlord of the Tenant’s Statement in question and (iii) Tenant shall comply with any confidentiality requirements reasonably imposed by Landlord (including, without limitation, the execution and delivery of a confidentiality agreement reasonably acceptable to Landlord). Tenant covenants and agrees that Tenant will not employ, in connection with such examination, any Person who is to be compensated, in whole or in part, on a contingency fee basis. If Tenant sends a Tenant’s Statement, Tenant may elect to have a certified public accountant of reputable quality examine, at Landlord’s office or at such other location in the Borough of Manhattan as Landlord may reasonably designate, such of Landlord’s books and records as are relevant to the Landlord’s Statement in question (the “Operating Records”), which shall include the books and records relating to Pilot, Taxes, Operating Expenses and/or or other Additional Rent for the Base Pilot Year, the Base Operating Year, the calendar year preceding the calendar year in question and the calendar year in question but not with respect to any prior years; provided, however, that Tenant shall only have the right to have such certified public accountant examine the Operating Records (I) relating to Taxes for the Base Pilot Year prior to the date that is the second (2nd) anniversary of the date on which Landlord delivers to Tenant a Landlord’s Statement with respect to Taxes for the Base Pilot Year and (II) relating to Operating Expenses for the Base Operating Year prior to the date that is the second (2nd) anniversary of the date on which Landlord delivers to Tenant a Landlord’s Statement with respect to Operating Expenses for the Base Operating Year.

(c) Any dispute between Landlord and Tenant with respect to any amount of Tenant’s Operating Payment and/or any other Additional Rent payable under this Article 7 shall be resolved by arbitration in accordance with the provisions of Article 34 hereof. Notwithstanding the foregoing provisions of this Section 7.5(c), Tenant, pending the resolution of any contest pursuant to the terms hereof shall continue to pay all sums as determined to be due in the first instance by Landlord’s Statement. Upon the resolution of such contest, suitable adjustment shall be made in accordance therewith within thirty (30) days of such resolution, and in the case of an overpayment, Landlord shall, at its option, either pay to Tenant or apply a credit against the next installments of Additional Rent, the amount of such overpayment (together with interest thereon at the Applicable Rate); provided, however, that upon the expiration or earlier termination of this Lease, Landlord shall pay such amount to Tenant, if such amount has not yet been so paid or credited. Tenant’s payment of any Tenant’s Operating Payment shall not preclude Tenant from later disputing the correctness of any Landlord’s Statement if done in accordance with and within the time frames so set forth in this Section 7.5. Notwithstanding anything to the contrary contained herein, (I) Tenant shall pay all fees and expenses relating to such contest (other than Landlord’s own legal fees), unless it is finally determined by arbitration under Article 34 hereof that Landlord overstated Tenant’s Operating Payment by more than five percent (5%) for such year and (II) Landlord shall pay all of Tenant’s reasonable out-of-pocket fees and expenses (including Tenant’s reasonable legal fees) relating to such contest if it is finally determined by arbitration under Article 34 hereof that Landlord overstated Tenant’s Operating Payment by more than twelve percent (12%) for such year.

Section 7.6 No Duplication of Payments. Notwithstanding anything to the contrary contained in this Lease, it is not the intention of Landlord nor Tenant to obligate Tenant to make the same payment more than once, and accordingly, if the provisions of this Lease require any duplicative payments to be made by Tenant to Landlord and/or any party under the Governmental Documents, then Tenant shall only have the obligation to make such payment once.

Section 7.7 Capital Improvements. (a) Landlord may include the costs of Capital Improvements intended to improve energy efficiency in Operating Expenses pursuant to Section 7.1(f)(25) hereof in accordance with the following:

(i) Capital Improvements Intended to Improve Energy Efficiency. In the case of any Capital Improvement that the Independent Engineer certifies in writing will reduce the Building’s consumption of electricity, oil, natural gas, steam, water or other utilities, and notwithstanding anything to the contrary in Section 7.1(f)(25) hereof:

(1) The costs of such Capital Improvement shall be deemed reduced by the amount of any NYSERDA or similar government incentives for energy efficiency improvements actually received by Landlord to defray the costs of such Capital Improvement, and shall further be reduced by any energy efficiency tax credits or similar energy-efficiency-based tax incentives actually accruing to Landlord as a result of such Capital Improvement.

(2) For the purposes of this Section 7.7(a)(i), “Simple Payback Period” means the length of time (expressed in months) obtained by dividing (x) the aggregate costs of any such Capital Improvement by (y) the anticipated annual savings in utility costs includable in Operating Expenses (the “Projected Annual Savings”). By way of example: If the aggregate costs of such Capital Improvement are $2,000,000 and the Projected Annual Savings are $500,000 per annum, then the Simple Payback Period for such Capital Improvement is forty-eight (48) months. The Projected Annual Savings and the Simple Payback Period shall be certified in writing by the Independent Engineer, subject to the reasonable approval of Landlord and Tenant.

(3) Commencing with the first Comparison Year following the Comparison Year in which such Capital Improvement is completed and placed in service and continuing for the duration of the Simple Payback Period, Landlord may include in Operating Expenses a portion of the aggregate costs of such Capital Improvement equivalent to eighty percent (80%) of the Projected Annual Savings, so that the aggregate costs of such Capital Improvement will be fully amortized over one hundred twenty-five percent (125%) of the Simple Payback Period. By way of example: If the aggregate costs of such Capital Improvement are $2,000,000, the Projected Annual Savings are $500,000 and the Simple Payback Period for such Capital Improvement is forty-eight (48) months, then Landlord may include $400,000 of the aggregate costs of such capital improvement (i.e., an amount equivalent to 80% of the Projected Annual Savings) in Operating Expenses for five consecutive Comparison Years (i.e. sixty (60) months or 125% of the Simple Payback Period).

(b) Notwithstanding the foregoing, if the aggregate projected cost of Operating Expenses payable by Tenant attributable to any such Capital Improvement described in Section 7.7 (a)(i) above as projected over 125% of the Simple Payback Period equals or exceeds $1.00 per rentable square foot multiplied by the total rentable square feet in the Tenant’s Premises, then if Tenant, in its sole discretion, notifies Landlord in writing that Tenant disapproves of such Projected Annual Savings and Simple Payback Period within thirty (30) days after receipt of the Independent Engineer’s Certification with respect thereto, such Capital Improvement shall be included in Operating Expenses pursuant to Section 7.1(f)(25) and the provisions of this Section 7.7 shall not apply.

ARTICLE 8

LEGAL REQUIREMENTS

Section 8.1 (a) Tenant, at its sole expense, shall comply with all Legal Requirements applicable to the Premises or the use and occupancy thereof by Tenant to the extent in each case arising from (i) Tenant’s particular manner of use or the manner of conduct of Tenant’s business in the Premises or the operation by Tenant of its installations, equipment or other property therein, where such manner of use, conduct or operation shall be reasonably distinguishable from the ordinary use, conduct or operation of a business using the Premises for ordinary office purposes other than the ancillary uses permitted hereunder (it being agreed that to the extent any Legal Requirement becomes applicable to any Special Use Area or to any ancillary use, then the obligation to comply with such Legal Requirements shall be deemed to have arisen by reason of Tenant’s particular manner of use of the Premises), or (ii) any Alterations performed by or on behalf of Tenant; and Tenant shall make all repairs or Alterations required thereby, whether structural (in which event all such repairs or Alterations shall be performed by Landlord and the reasonable cost thereof shall be paid by Tenant) or nonstructural, ordinary or extraordinary.

(b) Tenant may not occupy any portion of the Premises for the conduct of its business until Tenant obtains a certificate of occupancy or permit to occupy and use therefor to the extent required under the Underlying Lease or otherwise pursuant to Legal Requirements. Tenant may not occupy any Special Use Area unless and until Tenant shall have obtained any and all licenses and permits required for such use. Tenant shall not do or permit to be done any act or thing upon the Premises or the Building by any Tenant Party which will invalidate or be in conflict with any reasonable requirements of Landlord’s insurance policies and shall not do or permit anything to be done in or upon the Premises, or use the Premises in a manner, or bring or keep anything therein, which shall increase the rates for casualty or liability insurance applicable to the Building (other than general office use and all ancillary uses provided herein). If, as a result of any act or omission by Tenant or by reason of Tenant’s failure to comply with the provisions of this Article 8, the insurance rates for the Building shall be increased (it being agreed that the use by Tenant of the Premises for general office use shall not in and of itself violate the terms of this Article 8), then Tenant shall, after notice from Landlord, desist from doing or permitting to be done any such act or thing and shall reimburse Landlord, as Additional Rent, for that part of all insurance premiums thereafter paid by Landlord which shall have been charged because of such act, omission or failure by Tenant, and shall make such reimbursement within thirty (30) days after demand by Landlord.

Section 8.2 Tenant, at its expense, after notice to Landlord, may contest by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Premises or Tenant, of any Legal Requirement, provided that: (a) Landlord shall not be subject to criminal penalty or to prosecution for a crime, or any other fine or charge (unless Tenant pays such fine or charge and any interest accrued thereon, in each case, on or prior to the due date therefor), nor shall the Premises or any part thereof or the Real Property or any part thereof be subject to being condemned, forfeited, defeased, encumbered or vacated by reason of non-compliance or otherwise by reason of such contest; (b) no unsafe or hazardous condition, relating to such contest, then exists in the Premises which remains unremedied; (c) such non-compliance or contest shall not constitute or result in any default under any Superior Lease or Mortgage, or if any such Superior Lease and/or Mortgage shall permit such non-compliance or contest on condition of the taking of action or furnishing of security by Landlord, and the applicable Mortgagee or Superior Lessor shall so require, then such action shall be taken and such security shall be furnished at the expense of Tenant; (d) such non-compliance or contest shall not prevent Landlord from obtaining any and all permits and licenses then required under applicable Legal Requirements in connection with the operation of the Building; (e) no insurance policy carried in respect of the Building by Landlord is cancelled and no premium for any such policy is increased by reason of such non-compliance or such contest; (f) if Landlord so requires, Tenant furnishes to Landlord the bond of a surety company, in form and substance satisfactory to Landlord, in an amount equal to at least one hundred ten percent (110%) of the cost of such compliance (as estimated by Landlord), or such other security reasonably satisfactory in all respects to Landlord (provided that the provisions of this clause (f) shall not apply to the Original Tenant); and (g) Tenant shall keep Landlord advised as to the status of such proceedings, including any settlement thereof. Tenant agrees to indemnify, defend and save Landlord and all Landlord Parties harmless, in accordance with the provisions of Article 29, from and against any loss, liability, damage or expense arising out of any such deferral of compliance or contest, including, without limitation, attorneys’ fees and disbursements and other expenses reasonably incurred by Landlord. Landlord agrees to execute any documents reasonably required by Tenant in order to permit Tenant effectively to carry on any such contest, provided Landlord is not thereby subjected to any cost or expense not reimbursed by Tenant or exposed to any material liability or material obligation on account thereof.

Section 8.3 Landlord shall, at its expense, comply with all Legal Requirements with respect to the Common Areas and the Building Systems (to the point of connection to the Premises) (including, without limitation, all Legal Requirements relating to Tenant’s ability to obtain any permits required in connection with Tenant’s Initial Alterations, to the extent approved by Landlord in accordance with the terms of Article 4 hereof and the Work Letter), but may defer compliance so long as Landlord shall be contesting the validity or applicability thereof in good faith so long as such contest does not unreasonably interfere with Tenant’s access to or use of the Premises.

Section 8.4 (a) Neither Landlord nor Tenant shall cause or permit any Hazardous Substances to be used, transported, stored, released, removed and/or disposed of, handled, produced or installed in, on or from the Premises or the Building other than in connection with (i) materials and supplies typically and lawfully used in connection with the performance of Alterations of the type being undertaken by Tenant as part of the Tenant’s Initial Alterations and by Landlord as part of Landlord’s Work and (ii) the use, operation, and maintenance of the Premises for the Permitted Uses, provided in each case that the same are used, handled, removed, disposed of and stored in compliance with all applicable Environmental Laws and all other Legal Requirements. In the event of a violation of any of the foregoing provisions of this Section 8.4, Landlord may, without notice and without regard to any grace or cure period contained elsewhere in this Lease, take all remedial action deemed necessary to correct such condition, and Tenant shall reimburse Landlord for the cost thereof, within thirty (30) days after demand therefor.

(b) Each party, in accordance with Article 29 of this Lease, shall indemnify and hold the other party harmless from and against any loss, liability, damages and costs and expenses (including without limitation, reasonable attorneys’ fees and disbursements) that the other party may at any time suffer solely by reason of the indemnifying party’s using, transporting, storing, releasing, handling, producing or installing any Hazardous Substances in, on or from the Premises or any portion of the Real Property and Landlord shall indemnify and hold Tenant harmless from and against any loss, liability, damages and costs and expenses

(including without limitation, reasonable attorneys’ fees) that Tenant may suffer by reason of the existence of such Hazardous Substances in, on or from the Land prior to the date hereof. The provisions of this Section 8.4(b) shall survive the Expiration Date.

Section 8.5 Tenant will not clean, nor require, permit, suffer or allow any window in the Premises to be cleaned, from the outside in violation of Section 202 of the New York Labor Law or of the rules of the New York City Board of Standards and Appeals or of any other board or body having or asserting jurisdiction.

ARTICLE 9

SUBORDINATION AND NON-DISTURBANCE; ESTOPPEL CERTIFICATES

Section 9.1 Subject to the provisions of the Non-Disturbance Agreements entered into by the Port Authority and Tenant and by the holder of the Existing Mortgage and Tenant pursuant to Section 9.4(b) hereof, this Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to the priority of the lien of all Mortgages and the priority of all Superior Leases (including the Underlying Lease) and all rights of the Mortgagees and Superior Lessors thereunder, and no further instrument of subordination shall be required, subject to the terms of Section 9.4 hereof. Tenant shall promptly (and no later than thirty (30) days after receipt thereof) execute and deliver any instrument that Landlord or any Superior Lessor or Mortgagee or Governmental Authority may request to evidence such subordination, provided the instrument conforms to the requirements of this Lease. This Lease is subject to the rights of The City of New York pursuant to the City Agreement. Subject to the provisions of any Non-Disturbance Agreement entered into by the Port Authority and Tenant pursuant to Section 9.4(b) hereof, Tenant agrees that (i) in accordance with Section 9.2.1(ii) of the Underlying Lease, this Lease shall not be materially changed or modified, discharged or extended without the prior written approval of the Superior Lessor under the Underlying Lease, but nothing contained herein shall be deemed to prevent Landlord from exercising any of its remedies under this Lease following the occurrence of a default, after notice and expiration of any cure period, by Tenant hereunder and (ii) in accordance with Section 9.2.1(iii) of the Underlying Lease, this Lease and the Term hereunder shall terminate and expire, without notice to Tenant, on the day preceding the date of expiration or on such earlier date as Landlord and Tenant may agree upon or on the effective date of any revocation of the consent to this Lease of the Superior Lessor under the Underlying Lease. This Lease is subject to the approval of the Port Authority pursuant to the provisions of the Underlying Lease.

Section 9.2 (a) In the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease (other than pursuant to Section 1.4, 12.2 or 13.2), or to claim a partial or total eviction, Tenant shall give each Mortgagee and Superior Lessor whose name and address shall previously have been furnished to Tenant in writing, notice of such act or omission. If Landlord fails to cure such act or omission within the time provided for in this Lease, then each such Mortgagee or Superior Lessor shall have an additional sixty (60) days after receipt of such notice within which to cure such act or omission or if such act or omission cannot be cured within that time, then such additional reasonable period of time as may be necessary to cure such default, in which event this Lease shall not be terminated and Tenant shall not exercise any other rights or remedies under this Lease or otherwise while such remedies are being so diligently pursued.

(b) Tenant shall not withhold its consent to any reasonably requested modifications to this Lease, upon request of a Mortgagee, provided that such Lease modification shall not decrease Landlord’s obligations under this Lease (except to a de minimis extent) or increase Tenant’s obligations or adversely affect Tenant’s rights under this Lease (except to a de minimis extent).

Section 9.3 (a) If a Mortgagee or Superior Lessor (other than the Superior Lessor under the Underlying Lease, which Superior Lessor shall be subject to the terms of Section 9.3(b) below) shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such Mortgagee or Superior Lessor, Tenant shall attorn to and recognize such Mortgagee, such Superior Lessor, the designee of such Mortgagee or Superior Lessor or a purchaser at foreclosure or otherwise, in each case acquiring Landlord’s interest under this Lease (a “Successor Landlord”) as Tenant’s landlord under this Lease, and shall promptly (and no later than thirty (30) days after receipt thereof) execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such attornment this Lease shall continue in full force and effect as, or as if it were, a direct lease between such Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease and shall be applicable after such attornment except that such Successor Landlord, unless such Successor Landlord shall be an Affiliate of Landlord, shall not:

(i) be liable for any acts, omissions, events or conditions arising prior to the time such Successor Landlord acquired Landlord’s interest under this Lease;

(ii) be subject to any offset or defenses that Tenant may have against Landlord, which shall have theretofore accrued to Tenant against Landlord, except to the extent expressly provided for in the applicable Non-Disturbance Agreement;

(iii) be bound by any previous material modification of this Lease entered into after Tenant has been notified of the existence and identity of such Successor Landlord and of its address for notices, not expressly provided for in this Lease, or by any previous prepayment of more than one month’s Fixed Rent, unless such material modification or prepayment shall have been expressly approved in writing by such Successor Landlord; or

(iv) be bound by any obligation to perform any work or to make improvements to the Premises, to the extent that such obligation accrued prior to the time such Successor Landlord acquired Landlord’s interest under this Lease (it being agreed that, subject to the terms of any Non-Disturbance Agreement, in the event of a casualty, such Successor Landlord shall not be obligated to repair or restore the Premises or any portion thereof beyond such repair or restoration as may be reasonably accomplished from the net insurance proceeds actually made available to Successor Lessor, provided, however, that, in the event of Successor Landlord’s failure to confirm, within one hundred eighty (180) days (or such shorter period of time set forth in the Non-Disturbance Agreement with such Successor Landlord) after the date of such casualty, its willingness to fully reconstruct the Premises, Tenant shall have the option, to be exercised within sixty (60) days after receipt of notice from Successor Landlord that it does not intend to fully repair or restore the Premises (provided that if Successor Landlord has failed to so notify Tenant of its intentions by the end of such one hundred eighty (180) day period (or such shorter period of time set forth in the Non-Disturbance Agreement with such Successor Landlord), Successor Landlord shall be deemed to have notified Tenant that Successor Landlord does not intend to fully repair or restore such Premises), to terminate this Lease).

(b) Tenant covenants and agrees that, if by reason of a default on the part of Landlord who is the Lessee under the Underlying Lease, in the performance of any of the terms or provisions of such Underlying Lease or if for any other reason of any nature whatsoever such Underlying Lease and the leasehold estate of the Lessee thereunder are terminated by summary dispossess proceeding or otherwise, Tenant shall attorn to and recognize such landlord as Tenant’s landlord under this Lease on the condition that such Landlord shall recognize all of Tenant’s rights under this Lease. Tenant covenants and agrees to execute and deliver, at any time and from time to time upon request of the landlord under such Underlying Lease, any instrument which may be reasonably necessary or reasonably appropriate to evidence such attornment. Tenant further waives the provisions of any statute or rule of law now or hereafter in effect which may terminate this Lease or give or purport to give Tenant any right of election to terminate this Lease or to surrender possession of the Premises demised hereby in the event such Underlying Lease terminates or in the event any such proceeding is brought by the landlord under such Underlying Lease, and in that circumstance Tenant agrees that this Lease shall not be affected in any way whatsoever by any such proceeding or termination.

Section 9.4 (a) Landlord represents to Tenant that as of the Effective Date, the Existing Mortgage is the only Mortgage affecting the Real Property, and the Underlying Lease is the only Superior Lease affecting the Real Property.

(b) Landlord shall use commercially reasonable efforts to obtain and deliver to Tenant a Non-Disturbance Agreement from each of the Port Authority (substantially in the form of Exhibit R) and the holder of the Existing Mortgage (substantially in the form of Exhibit N).

(c) Landlord shall use commercially reasonable efforts (at no cost to Landlord or Tenant) to provide a Non-Disturbance Agreement from the holder of each future Mortgage and from each future Superior Lessor, it being agreed that the failure to so obtain any such Non-Disturbance Agreement shall not subject Landlord to any liability or otherwise relieve Tenant of any of its obligations hereunder, subject to the provisions of Section 9.4(e). Tenant shall have the right to record any Non-Disturbance Agreement in the Register’s Office, provided that Tenant shall pay all costs, taxes and expenses necessary for the recordation of such Non-Disturbance Agreement.

(d) This Lease is subject to the approval of the Port Authority pursuant to the provisions of Section 9.1 of the Underlying Lease. Following the execution and delivery hereof, Landlord will promptly submit this Lease to the Port Authority for such approval. Tenant agrees to promptly execute the Port Authority’s consent agreement in the form attached hereto as Exhibit T after the same shall have been submitted to Tenant for signature. If such approval is not received by Landlord on or prior to March 1, 2012, Landlord shall promptly notify Tenant of that fact, whereupon either Landlord or Tenant may by written notice given prior to March 1, 2012, cancel this Lease by notice to the other party and this Lease and the Term shall terminate and expire on the cancellation date set forth in said notice as if such date were the Expiration Date, and neither party shall have any further obligation or liability to the other party. Landlord shall use commercially reasonable efforts to obtain such approval on or prior to March 1, 2012.

(e) Notwithstanding anything to the contrary contained herein, this Lease shall not be subordinate to any future Mortgage or future Superior Lease, unless and until there shall first be delivered to Tenant, for execution, a Non-Disturbance Agreement executed and acknowledged by the holder of such Mortgage or Superior Lessor that conforms to the requirements of this Lease.

(f) Landlord hereby authorizes Tenant to make the payments described in Section 1.7(f) of the Non-Disturbance Agreement attached as Exhibit N hereto, subject to the terms and conditions thereof.

Section 9.5 Each party agrees, at any time and from time to time, as reasonably requested by the other party, upon not less than ten (10) Business Days’ prior notice, to execute and deliver to the other a written statement executed by an appropriate individual representing such party (a) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the then Fixed Rent and Additional Rent, (c) setting forth the date to which the Fixed Rent and Additional Rent have been paid, (d) stating whether or not, to the best knowledge of the signatory, the other party is in default under this Lease, and if so, setting forth the specific nature of all such defaults, (e) stating the amount of the security deposit, if any, held by Landlord under this Lease, (f) stating whether there are any subleases affecting the Premises, (g) stating the address of the person to which all notices and communication under this Lease shall be sent, (h) stating the Commencement Date, the Rent Commencement Date and the Expiration Date, (i) stating whether or not there are any amounts of Landlord’s Contribution not yet advanced to Tenant, (j) stating what portion of the Premises Tenant is in possession and occupancy of pursuant to this Lease, (k) stating whether any construction or similar milestones set forth in this Lease have been met and (l) as to any other matters reasonably requested by the party requesting such certificate. The parties acknowledge that any statement delivered pursuant to this Section 9.5 may be relied upon by any purchaser or owner of the Real Property or the Building, or of Landlord’s interest (directly or indirectly) in the Real Property or the Building or any Superior Lease, or by any Mortgagee or Superior Lessor, or by any purchaser of the interest of any Mortgagee or Superior Lessor (directly or indirectly) in the Real Property or the Building, or by any prospective or actual sublessee of the Premises or assignee of this Lease, or permitted transferee of or successor to Tenant.

Section 9.6 Tenant hereby represents, warrants and certifies to Landlord that (i) Tenant is not a Prohibited Person and (ii) Tenant’s location in the Building is reasonably necessary to discourage Tenant from removing its business to a location outside of the State of New York or is reasonably necessary to preserve Tenant’s competitive position in its industry. In addition, Tenant hereby covenants and agrees to the following:

(a) from time to time upon Landlord’s request therefor, to deliver to Landlord Tenant’s most recently filed Form NYS-45 and Form NYS-45-ATT (or successor forms therefor);

(b) from time to time upon Landlord’s request therefor, deliver to Landlord such information as Landlord may need to annually submit to the IDA the subtenant survey in the form of Exhibit K attached hereto (as such survey may be amended by the IDA and Landlord from time to time);

(c) to deliver to Landlord on the Commencement Date and thereafter on or before August 1 of each year during the Term, an annual employment report in the form attached hereto as Exhibit L (as such report may be amended by the IDA and Landlord from time to time);

(d) to deliver to Landlord on or before the Effective Date (i) a certificate from Tenant, in the form attached hereto as Exhibit M, certifying that it is not a Prohibited Person, and (ii) a form (supplied by the IDA) completed by Tenant to enable the IDA to prepare a background investigative report (or any successor report that is then used by the City) with respect to Tenant; and

(e) to annually submit to the IDA, on or before August 1 of each year commencing on the August 1 immediately following the Effective Date, the Prohibited Person certification in the form attached hereto as Exhibit M.

ARTICLE 10

SERVICES

Section 10.1 Landlord shall operate and maintain the Building and provide, at Landlord’s expense, except as otherwise set forth herein, the services described in this Article 10

(the “Building Services”) in conformance with the standards applicable to First Class Office Buildings.

Section 10.2 Electricity.

(a) Subject to the provisions of this Section 10.2, Tenant agrees that electricity shall be furnished to Tenant on a “submetering” basis by Landlord. If the Premises are not already separately submetered as hereinafter provided, Landlord, at Landlord’s cost, shall install a meter or meters (collectively, the “Submeter”), at a location designated by Landlord in the electrical closets on each floor of the Premises, and perform all other work necessary for the installation of the Submeter (at no cost to Tenant). In no event shall the Submeter measure electricity supplied to the Building Systems. If more than one Submeter is used to measure consumption of electricity in the Premises, Tenant shall be billed only on the basis of the “coincident” demand as measured and calculated from time to time as though a single Submeter were measuring such demand as permitted by The Consolidated Edison Company of New York, Inc. (or any subsequent provider of electricity to the Building).

(b) Landlord and Tenant hereby acknowledge and agree as follows:

(i) Pursuant to Section 40.1 of the Underlying Lease, the Port Authority has arranged for the furnishing of electrical power from the Power Authority of the State of New York to the grid connection points for the Property, and Landlord has the right to obtain such power for the Premises upon and subject to the terms of the Underlying Lease.

(ii) Landlord shall make electricity available to the Premises at a level sufficient to accommodate a demand load of eight (8) watts per useable square foot, exclusive of base Building HVAC, and Tenant covenants that Tenant’s use and consumption of electricity shall not at any time exceed such amount, nor exceed the capacity of any of the electrical facilities and installations in or otherwise serving or being used in the Premises.

(iii) Should Tenant’s submeter readings exceed the demand load of eight (8) watts per useable square foot, Tenant shall, upon notice from Landlord, promptly cease the use of any of Tenant’s electrical equipment which Landlord’s electrical engineer reasonably determines, causes Tenant to exceed such capacity.

(iv) If and so long as electric current is supplied by submetering pursuant to this Section 10.2, Tenant will pay Landlord or Landlord’s designated agent, as additional rent for such service, the amounts, as determined by the Submeter, for the purpose of measuring Tenant’s consumption and demand. The additional rent payable by Tenant pursuant to this Section (the “Electricity Additional Rent”) shall be computed in the same manner as Electricity Cost, as applied to the Premises, and shall also include a fee equal to five percent (5%) of such charge in consideration of Landlord’s administrative and overhead costs. The Electricity Additional Rent shall be binding and conclusive on Tenant unless, with respect to any such bill or Electricity Cost Statement, on or before the date that is one hundred eighty (180) days after the delivery by Landlord to Tenant of such bill or Electricity Cost Statement, Tenant shall notify Landlord that it disputes the correctness thereof, specifying in reasonable detail the respects in which such bill or Electricity Cost Statement is claimed to be incorrect (if then known to Tenant). Landlord and Tenant shall cooperate in good faith to resolve such dispute. Pending the determination of such dispute, which dispute may be submitted to arbitration in accordance with Article 34, Tenant shall pay the amount shown on such bill or Electricity Cost Statement (as and when otherwise payable to Landlord under this Section 10.2). Landlord shall within thirty (30) days refund or credit any overpayment by Tenant following the final determination of such dispute (with interest at the Applicable Rate on such overpayment from the date such overpayment was made through and including the date of such refund or credit). If the Submeter should fail to properly register or operate at any time for any reason whatsoever, Landlord may estimate the Electricity Additional Rent, and when the Submeter is again properly operative, an appropriate reconciliation shall be made, by Tenant paying any deficiency to Landlord within thirty (30) days after demand, or by Landlord crediting Tenant with the amount of any overpayment, as the case may be. Landlord, at its option, may from time to time increase the Electricity Additional Rent based upon any increase in the Electricity Cost. The periods to be used for such computation shall be as Landlord, in its sole discretion, may from time to time elect, provided that Landlord shall bill for electricity no less frequently than quarterly. Where more than one meter measures the electric service to Tenant, the electric service rendered through each meter may be computed and billed at Landlord’s option, either separately or cumulatively. Bills for the Electricity Additional Rent shall be rendered to Tenant at such time as Landlord may elect, provided that Landlord shall bill for electricity no less frequently than quarterly.

(v) The Submeter might be installed subsequent to the date (the “Initial Occupancy Date”) that Tenant, or anyone (including any contractors or other workmen) claiming under or through Tenant first enters the Premises. In such event, the annual Fixed Rent during the period commencing on the Initial Occupancy Date and ending on the date on which a reading of the installed Submeter is made, shall be increased by an amount equal to the product of (A) $1.00 and (B) the number of RSF in the applicable portion of the Premises. Tenant acknowledges that in connection with the installation or retrofit of the meter(s), the electricity being supplied to serve the Premises may be temporarily interrupted.

(vi) If, at any time, Landlord shall not be allowed by law to charge Tenant for electric service to the Premises on a submetered basis, then this Lease shall be deemed amended so that from and after the date on which Landlord ceases to provide electricity on a submetered basis, Landlord shall be entitled to receive compensation for continuing to provide such electric service which shall be equivalent of the Electricity

Cost of such electricity plus five percent (5%) of such Electricity Cost, computed in a manner reasonably determined by Landlord and payable monthly. If pursuant to any law, ruling order or regulation, the amount which Landlord is permitted to charge Tenant for the purchase of electricity pursuant to this Section 10.2 shall be reduced below the amount which Landlord would otherwise be entitled to charge Tenant hereunder, then, to the fullest extent legally permissible, Tenant shall pay the difference between such amounts to Landlord as Additional Rent within thirty (30) days after demand therefor, as compensation to Landlord for the use and maintenance of the New Tower Building’s electric distribution system.

(vii) Tenant may, from time to time (but in no event more than twice every twelve (12) months), at Tenant’s sole cost and expense, check the accuracy of each Submeter, provided that (A) Tenant shall provide Landlord with at least thirty (30) days’ prior written notice of any such testing and (B) Tenant shall engage the services of an independent testing agency/lab reasonably acceptable to Landlord. Landlord shall have the right to have an employee or agent of Landlord present during any such testing.

(viii) Tenant shall have the right to increase the amount of electric power being drawn from the buss duct on any floor within the Premises, at Tenant’s sole cost and expense, provided that (1) the total amount of power allotted to the Premises is not increased, (2) Tenant shall only be entitled to reallocate power from the buss duct of another floor of the Premises, which buss duct is served by the same switch as the buss duct for the floor of the Premises with respect to which Tenant shall desire to increase such power and (3) in the event that Tenant shall desire to increase the amount of electric power on any floor of the Premises that constitutes a partial floor, then Tenant shall, at its sole cost and expense, install a separate buss duct switch, transformer and electricity panel on such partial floor with respect to such additional power electric (which buss duct switch, transformer and electricity panel shall constitute Non-Standard Alterations).

(ix) Notwithstanding anything to the contrary contained herein, if Tenant requires additional electrical capacity to the Premises in excess of a demand load of eight (8) watts per useable square foot and provided that (A) Tenant shall have provided Landlord with reasonable backup documentation showing to Landlord’s reasonable satisfaction that such additional capacity is reasonably necessary to support Tenant’s use of the Premises for the Permitted Uses, (B) any and all proper and necessary equipment (e.g., additional risers, feeders or service switches) shall be deemed to be a Non-Standard Alteration which Landlord (in Landlord’s sole discretion) may require to be removed in accordance with Section 4.4(a) hereof on or prior to the Expiration Date and (C) Landlord shall not be required to obtain any such additional electrical capacity from the Utility, then Landlord shall provide to Tenant the additional electrical capacity to the Premises in excess of a demand load of eight (8) watts per useable square foot (it being understood that such additional capacity shall not exceed five (5) watts per useable square foot) to the extent it exists within the capacities of the Building’s buss duct system and is not committed to any Building System requirement or tenant under an existing lease obligation or reasonably desired to be reserved by Landlord (taking into account the future needs of existing and future occupants of space in the Building or Landlord’s existing and future needs in connection with the operation of the Building), provided further, that if such additional electrical capacity is not available on the Building’s buss duct system in Landlord’s reasonable determination and Tenant’s requirements necessitate installation of an additional riser, risers or other proper and necessary equipment, any additional risers or risers required by Tenant to supply Tenant’s electrical requirements in excess of the Electrical Capacity and all other equipment proper and necessary in connection therewith, upon request of Tenant, will, subject to the limitations hereinafter set forth, be installed by Landlord, at Tenant’s sole cost and expense (except in such case where Landlord installs a riser with excess capacity to serve other tenants or the Building, in which case Tenant’s cost shall be based on the proportion which the additional electricity furnished to Tenant bears to the total electric capacity of such additional riser, risers or other equipment), if, in Landlord’s reasonable judgment, the same are necessary and will not cause or create a hazardous condition, unreasonably excessive or unreasonable alterations, repairs or expense or interfere (by more than a de minimis extent) with or disturb other tenants (taking into account the future needs of existing and future occupants of space in the Building or Landlord’s existing and future needs in the operation of the Building) or cause damage or injury to the Building.

(x) Notwithstanding anything to the contrary contained herein, in the event that Tenant shall have reallocated or reduced the electrical capacity with respect to any floor of the Premises (or portion thereof), then at such time as Tenant shall surrender such floor (or portion thereof) to Landlord under Articles 33 or Sections 14.4 or 14.5 hereof, Tenant, at its sole cost and expense, shall reinstate all electric capacity on such floor (or portion thereof) as may have been reallocated or otherwise decreased as a result of any Tenant’s use thereof such that the electric capacity serving such floor is not less than the electrical capacity for such floor (or portion thereof) on the date such floor (or portion thereof) was delivered to Tenant; provided, however, that Tenant shall not be required to reinstate such electric capacity with respect to such floor of the Premises (or portion thereof) to more than the greater of (x) eight (8) watts per useable square foot of said floor of the Premises (or portion thereof) or (y) the electrical capacity therefor that is expressly set forth in the Offer Notice with respect to such floor (or portion thereof).

(c) If any taxes or charges are or shall be imposed upon Landlord or its agent in connection with the sale or resale of electricity to Tenant (other than income taxes), Tenant covenants and agrees that, where permitted by law, Tenant’s pro rata share of such taxes or charges shall be passed on to Tenant and paid by Tenant to Landlord or its agent within thirty (30) days, as Additional Rent, without set off or deduction.

(d) Landlord reserves the right to discontinue furnishing electricity to Tenant for any portions of the Premises at any time upon not less than thirty (30) days’ notice to Tenant or such longer period as shall be reasonably necessary for Tenant to obtain electric energy from a third party service provider, but Landlord shall exercise such right only if required to do so by applicable Legal Requirements. If Landlord shall so discontinue the furnishing of electricity as provided herein, this Lease shall be unaffected thereby, except that, from and after the effective date of such discontinuance, (i) Tenant shall arrange to obtain electricity for such portions of the Premises directly from the public utility company supplying electricity to the Building, (ii) all meters, equipment and other facilities which may be required for Tenant to obtain electricity directly from such public utility company shall be installed by Landlord, and the actual out-of-pocket cost thereof shall be payable to Landlord by Tenant within thirty (30) days, as Additional Rent, without set off or deduction, if in Landlord’s reasonable judgment the same are necessary, (iii) any such installation shall be maintained by Tenant, at its expense, and shall be subject to such conditions as Landlord and/or the public utility company may require, and Landlord shall not be liable to Tenant therefor and the same shall not be deemed to be a lessening or diminution of services within the meaning of any law, rule or regulation now or hereafter enacted, promulgated or issued, and (iv) Tenant shall no longer be obligated to pay to Landlord the Electricity Additional Rent under Section 10.2(b)(iv).

(e) Notwithstanding anything to the contrary contained herein, Landlord shall not in any way be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur as a result of the unavailability of or interruption in the supply of electricity to the Premises or a change in the quantity or character or nature of such current and such change, interruption or unavailability shall not constitute an actual or constructive eviction, in whole or in part, or subject to Section 6.4 hereof, entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or any Landlord Party, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.

(f) At Tenant’s request, Landlord shall furnish, install and replace, as required, all lighting tubes, lamps, bulbs and ballasts required in the Premises at Tenant’s sole cost and expense provided that Landlord’s charges therefor shall be in accordance with Landlord’s regular rates in effect from time to time, and not materially in excess of the rates for similar materials and services provided by landlords in other First Class Office Buildings. All lighting tubes, lamps, bulbs and ballasts so installed shall become Landlord’s property upon the expiration or sooner termination of this Lease. Notwithstanding anything to the contrary herein, Tenant shall use Landlord’s contractor or a contractor reasonably approved by Landlord for any installation or replacement of such lighting tubes, lamps, bulbs and ballasts.

(g) For any portion of the Premises comprising less than a full floor of the New Tower Building (each, a “Partial Floor”), Tenant shall pay to Landlord, as Additional Rent, Tenant’s pro rata share (based upon the ratio of the RSF of the applicable Partial Floor to the then occupied RSF of the applicable floor) of the actual cost of the entire supply of electric current to the applicable floor(s) of the Premises (including the common areas of the applicable floor and electricity for the HVAC units on the applicable floor), based upon Landlord’s utility meter for such floor, together with an administration fee of five percent (5%) of such share (collectively, the “Partial Floor Electricity Charge”). Such payments shall be made within thirty (30) days after receipt of a statement setting forth the actual cost of electricity and the computation of Tenant’s payment. The Partial Floor Electricity Charge shall be adjusted from time to time in accordance with the provisions of Section 10.2(h) hereof. Notwithstanding the foregoing, in the event that Landlord determines that it is reasonably feasible to measure electricity supplied to such Partial Floor on a “submetering” basis, then (i) Landlord shall install a meter or meters on such Partial Floor to measure such electricity (and Tenant shall pay to Landlord, as Additional Rent within thirty (30) days after receipt by Tenant of an invoice therefor, all actual reasonable out-of-pocket costs incurred by Landlord in installing more than one (1) such meter on such Partial Floor), (ii) such meter or meters shall be deemed to be a Submeter hereunder and Tenant shall pay Electricity Additional Rent with respect to such Partial Floor as set forth in Section 10.2(b)(iv) hereof, (iii) Tenant shall not be required to pay the Partial Floor Electricity Charge with respect to such Partial Floor under this Section 10.2(g) and (iv) Tenant shall pay its pro rata share (based on the ratio of the RSF of the applicable Partial Floor to the then occupied RSF of the applicable floor) of the actual cost of the supply of electric current to the common areas of the applicable floor and electricity for the HVAC units on the applicable floor.

(h) If, after the initial leasing by Tenant of any Partial Floor pursuant to the terms of this Lease, Tenant’s actual use of such Partial Floor shall change from Tenant’s prior use of such Partial Floor and electricity shall not be measured on a “submetering” basis with respect to such Partial Floor pursuant to the last sentence of Section 10.2(g) hereof, then either Landlord or Tenant may engage a reputable independent electrical consultant reasonably acceptable to the other to make a survey of Tenant’s electric consumption with respect to such Partial Floor. The party requesting such survey shall pay for the cost thereof. If any such survey discloses that Tenant’s electrical consumption with respect to such Partial Floor materially exceeds or is materially less than the then current Partial Floor Electricity Charge, then such Partial Floor Electricity Charge shall be increased or decreased, effective as of the date of such survey, to be an amount determined by such electrical consultant to fairly represent the cost of such electricity, based on such survey. Promptly after any increase or decrease in the Partial Floor Electricity Charge becomes effective pursuant to this Section 10.2(h), the parties shall execute, acknowledge and deliver to each other a supplemental agreement in such form as Landlord shall reasonably require confirming such increase or decrease, but failure to do so shall have no effect on Tenant’s obligation to pay the amounts set forth in Section 10.2(g) hereof with respect to electricity, as so increased or decreased.

(i) Notwithstanding anything to the contrary contained in this Section 10.2, Tenant, at Tenant’s sole cost and expense, shall have the right to arrange to obtain electricity for all of the Premises directly from the public utility company supplying electricity to the Building, which right shall be subject to Landlord’s approval (not to be unreasonably withheld, conditioned or delayed). All meters, equipment and other facilities which may be required for Tenant to obtain electricity directly from such public utility company shall be installed by Landlord, and the actual out-of-pocket cost thereof shall be payable to Landlord by Tenant within thirty (30) days after demand, as Additional Rent, without set off or deduction. Any such installation shall be maintained by Tenant, at its expense, and shall be subject to such conditions as Landlord and/or the public utility company may require, and Landlord shall not be liable to Tenant therefor and the same shall not be deemed to be a lessening or diminution of services within the meaning of any law, rule or regulation now or hereafter enacted, promulgated or issued.

Section 10.3 Heat, Ventilation and Air Conditioning. (a) Landlord shall provide HVAC to the Premises on Business Days from 8:00 A.M. to 6:00 P.M. and on Saturdays from 9:00 A.M. to 1:00 P.M. (“Business Hours”), through local DX systems located on each floor of the Premises installed by Landlord (the electricity with respect to which shall be metered to Landlord and the cost thereof shall be deemed to be Electricity Additional Rent and payable pursuant to Section 10.2(b)(iv) hereof) in accordance with the specifications set forth on Schedule 1 of the Work Letter and including cooling towers, pumps and associated equipment (collectively, sometimes referred to herein as the “Building HVAC System”) (it being understood that the Building HVAC System includes, without limitation, such local DX units).

(b) Anything in this Section 10.3 to the contrary notwithstanding, Landlord shall not be responsible if the normal operation of the Building HVAC System shall fail to provide cooled or heated air at reasonable temperatures, pressures or degrees of humidity or any reasonable volumes or velocities in any parts of the Premises (i) that, solely by reason of any machinery or equipment installed by or on behalf of Tenant or any Person claiming through or under Tenant, shall have an electrical load in excess of the average electrical load and human occupancy factors for such air conditioning system as set forth in the specifications set forth on Schedule 1 of the Work Letter, (ii) solely because of any Alterations made or performed by or on behalf of Tenant or any Person claiming through or under Tenant or (iii) because Tenant fails to comply with the Rules and Regulations or any other applicable provisions of this Lease. Tenant acknowledges that Tenant is solely responsible for the design of the heat, ventilation and air-conditioning system within the Premises (other than the perimeter heating units) and the adequacy of such system to distribute HVAC therein, and no approval by Landlord of any proposed or final plans for such work shall constitute a representation or warranty by Landlord that such system will function to achieve its intended purpose. Tenant at all times shall cooperate fully with Landlord and shall abide by the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the Building HVAC System.

(c) Landlord shall not be required to furnish Building HVAC System services during periods other than Business Hours for the furnishing and distributing of such services (“Overtime Periods”), unless Landlord has received advance notice from Tenant requesting such services at least four (4) hours prior to the requested service. Accordingly, if Landlord shall furnish any such services to the Premises at the request of Tenant during Overtime Periods, Tenant shall pay Landlord, as Additional Rent in equal monthly installments in accordance with the terms of Section 1.1(b) hereof, for all Building HVAC System (excepting heat, for which rates are set forth on Schedule E attached hereto) services furnished to Tenant during Overtime Periods at a rate of One Hundred Dollars ($100) per hour per floor, which rate shall be increased in an amount equal to the actual increases in the costs incurred by Landlord in providing such services within thirty (30) days after demand, the cost for such services at Landlord’s then current rates for the New Tower Building. Landlord shall provide to Tenant, promptly after request, reasonable supporting documentation of the costs incurred by Landlord with respect to Landlord’s provision of the services described in this Section 10.3(c).

(d) Tenant shall have the right to connect (i) supplemental air conditioning units (the “Supplemental AC Units”) to the New Tower Building condenser water system and Landlord shall provide the amount of condenser water required by such units, it being understood that Landlord shall provide a minimum of seventy-five (75) tons of condenser water therefor, and (ii) Tenant’s monitoring system for Tenant’s fan boxes in the Premises to the Building management system. During the period which is one hundred and eighty (180) days after the Rent Commencement Date, Tenant shall be permitted to increase the amount of condenser water that Landlord shall provide upon written notice to Landlord, provided that in no event may Tenant require Landlord to provide condenser water in excess of one hundred twenty (120) tons. If Tenant fails to timely elect within such one hundred eighty (180) day period to increase the amount of condenser water which Landlord is obligated to provide, then Tenant shall only be entitled to a maximum of seventy-five (75) tons of condenser water until the end of the Term. Tenant shall pay, within thirty (30) days of demand by Landlord, the actual out-of-pocket costs and expenses reasonably incurred by Landlord in connection with such work, including, if necessary, the costs of shut down and draining of risers. Additionally, Tenant shall pay an annual charge for the amount reserved, used or connected under clause (i) above at Landlord’s then current rates for the New Tower Building, which annual charge as of the Effective Date is $600 per ton per annum.

(e) In the event that Tenant exercises the Expansion Option or ROFO Option, Landlord shall provide an additional amount of condenser water required to be used by Tenant for the Supplemental AC Units (which shall in no event exceed the number of tons of condenser water equal to the product of (x) twenty (20) times (y) a fraction, (i) the numerator of which is the RSF of the applicable Expansion Space or Offered Space, as the case may be, and (ii) the denominator of which is the aggregate RSF of all of the office space located on the floor on which such Expansion Space (or Offered Space, as applicable) is located), and Tenant shall pay the charges therefor in accordance with the terms of Section 10.2(d) hereof.

(f) In the event that any portion of the Premises is surrendered to Landlord under Section 14.5 or Articles 33 hereof, or is underlet by Landlord under Section 14.4 hereof, then the amount of condenser water tonnage that Landlord shall be obligated to provide to Tenant under this Section 10.3 shall be reduced by an amount equal to the product of (x) twenty (20) times (y) a fraction, (i) the numerator of which is the RSF of the applicable space so surrendered or underlet by Landlord, as the case may be, and (ii) the denominator of which is the aggregate RSF of all of the office space located on the floor on which such space is located).

Section 10.4 Elevators; Loading Dock.

(a) Landlord shall provide passenger elevator service to the Premises 24 hours per day, 365 days per year. Subject to the terms hereof (including, without limitation, Article 6 hereof), in no event shall Landlord diminish elevator capacity to the Premises below a standard of elevator service provided to similar tenants in comparable space in First Class Office Buildings. A minimum of two (2) elevators per elevator bank serving the Premises shall be in operation at all times, except in emergency situations or in connection with routine maintenance. During Business Hours, a minimum of four (4) elevators per elevator bank serving the Premises shall be in operation, except in emergency situations or in connection with routine maintenance. Subject to the terms of this Section 10.4, Landlord shall provide freight elevator facilities to the Premises on a non-exclusive, first-come, first-served basis, on Business Days from 8:00 A.M. to 4:45 P.M. (“Freight Business Hours”). Tenant acknowledges and agrees that in connection with Landlord’s initial construction of the New Tower Building, including, without limitation, work being constructed by or for other tenants in the New Tower Building, certain elevators (freight or passenger) may not be available (subject to the terms of the Work Letter). Such elevator service shall be subject to such rules and regulations as Landlord may promulgate from time to time with respect thereto in accordance with Article 27. Landlord shall have the right to temporarily change the operation or manner of operation of any of the elevators in the New Tower Building and/or to temporarily discontinue the use of any one or more cars in any of the banks, in each case for the purpose of repairing, cleaning, renovating and/or maintaining such cars. Notwithstanding the foregoing, Landlord agrees that during (A) Business Hours, at least four (4) passenger elevators shall serve the Premises and (B) the performance of Tenant’s Initial Alterations and initial move-in to the Building, at least one (1) freight elevator shall be available to Tenant on a non-exclusive basis (subject, in each case, to (i) Building participation in certain New York City-wide energy reduction programs, (ii) applicable Legal Requirements and (iii) Landlord’s need to use such elevators in the event of an emergency). Landlord shall have the right to grant exclusive passenger elevator rights to other tenants or occupants of the New Tower Building, provided that the passenger elevator service to the Premises is not materially adversely affected thereby.

(b) Landlord shall make the freight elevators available to Tenant during other than Freight Business Hours, upon not less than twenty-four (24) hours’ prior request by Tenant (subject to reasonable Building requirements and any prior reservations made by other tenants and occupants of the New Tower Building), and Tenant shall pay, as Additional Rent within thirty (30) days after demand therefor, the charges for such use at Landlord’s then current rates for the New Tower Building, which rates as of the Effective Date are set forth on Schedule E attached hereto and shall be increased in an amount equal to the actual increases in the out-of-pocket costs incurred by Landlord in providing such services. Notwithstanding the foregoing or the provisions of Section 10.4(d) below, Tenant shall have the exclusive use of the freight elevator and loading dock facilities for one hundred fifty (150) overtime hours, designated by Tenant and reasonably approved by Landlord, during Tenant’s initial move-in to the Premises and the performance of Tenant’s Initial Alterations, and Landlord shall not charge any additional fee therefor. Tenant shall not use the freight elevators during Freight Business Hours for moving out of the Premises.

(c) Tenant shall have non-exclusive use of the Building’s loading docks during Business Hours on Business Days, on a first come, first served basis and on a reserved basis at all other times.

(d) Subject to Section 10.4(b) hereof, if Tenant shall use the loading docks of the Building at times other than during Business Hours during Business Days, Tenant shall pay Landlord as Additional Rent within thirty (30) days after the demand for any out-of-pocket costs and expenses therefor.

Section 10.5 Cleaning.

(a) Landlord shall cause the Premises to be cleaned on Business Days, substantially in accordance with the Cleaning Specifications set forth in Exhibit G annexed hereto and made a part hereof. Notwithstanding the foregoing, Landlord reserves the right, from time to time, to make reasonable changes to the Cleaning Specifications attached hereto as Exhibit G, upon written notice to Tenant, provided that such changes do not diminish the quality of cleaning in any material respect.

(b) If Tenant requires services in excess of those contained in the cleaning contract described above, Tenant shall request same through the cleaning contractor engaged by Landlord and shall be responsible for paying the cost thereof (provided that such cleaning contractor charges competitive rates). Tenant shall reimburse Landlord on demand for the out-of-pocket costs incurred by Landlord for extra cleaning work in the Premises required by reason of (i) misuse or neglect on the part of Tenant, its agents, employees, contractors, invitees or subtenants, (ii) use of portions of the Premises for the preparation, serving or consumption of food or beverages, data processing or reproducing operations, private lavatories or toilets or other special purposes requiring greater or more difficult cleaning work than office areas, (iii) unusual quantities of interior glass surfaces or (iv) non-Building standard materials or finishes installed by Tenant or at its request. Landlord and its cleaning contractor and their employees shall have after hours access to the Premises and the use of Tenant’s electricity and water in the Premises, without charge therefor, as may reasonably be required for the purpose of cleaning the Premises.

Section 10.6 Refuse and Rubbish Removal. Subject to Section 2.1(c), Landlord shall provide refuse and rubbish removal service at the Premises for ordinary office refuse and rubbish which includes boxes and other containers in which office supplies are commonly sold on Business Days at times reasonably specified by Landlord, and pursuant to regulations established by Landlord from time to time in accordance with Article 27. Tenant shall reimburse Landlord within thirty (30) days of demand for the out-of-pocket costs incurred by Landlord for removal from the Premises and the Building of so much of any of Tenant’s refuse or rubbish as shall exceed that ordinarily accumulated daily in ordinary office occupancy (it being understood that, without limitation, garbage or other waste from any Special Use Area, lunchroom or other food preparation and/or consumption facilities in the Premises are in excess of ordinary office occupancy).

Section 10.7 Water. Landlord shall furnish hot and cold water in reasonable quantities for ordinary drinking, lavatory and cleaning purposes to the Premises. If Tenant requires, uses or consumes water for any purpose in addition to ordinary lavatory, cleaning and drinking purposes or in amounts materially in excess of normal office usage (it being expressly understood that, without limitation, water required for use in connection with any kitchen, private bathroom or shower is in excess of normal office usage), Landlord may install a water meter or meters and thereby measure Tenant’s consumption of water for such purposes. Tenant shall (i) pay to Landlord the cost of any such meters and their installation, (ii) at Tenant’s sole cost and expense, keep any such meters and any such installation equipment in good working order and repair, and (iii) pay to Landlord, as Additional Rent, within thirty (30) days after demand therefor for the water consumed (such charge to be based upon Landlord’s then standard rate for such usage). If Tenant requires any water other than cold water for use in connection with any kitchen, pantry, private bathroom or shower, then Tenant, subject to and in accordance with the provisions of Article 4 and Article 8 of this Lease, shall provide and install in the Premises, at its sole cost and expense, hot water heating devices necessary to meet such requirements. Landlord shall provide a sprinkler system serving the Premises with pressures in compliance with the requirements of Code (as defined in the Work Letter).

Section 10.8 No Warranty of Landlord. Subject to Section 6.4 hereof, Landlord does not warrant that any of the services to be provided by Landlord to Tenant hereunder, or any other services which Landlord may supply (a) will be adequate for Tenant’s particular purposes or as to any other particular need of Tenant or (b) will be free from interruption, and Tenant acknowledges that any one or more such services may be interrupted or suspended by reason of Unavoidable Delays. In addition, Landlord reserves the right to stop, interrupt or reduce service of the Building Systems by reason of Unavoidable Delays, or for repairs, additions, alterations, replacements, decorations or improvements which are, in the judgment of Landlord, necessary to be made, until said repairs, alterations, replacements or improvements shall have been completed. Landlord shall provide Tenant with such advance notice, if any, as is reasonable under the circumstances of any such stoppage, reduction or interruption. Landlord shall use commercially reasonable efforts to begin and diligently prosecute to completion such repairs as may be required to machinery or equipment within the New Tower Building to provide restoration of any service provided by Landlord hereunder as promptly as reasonably possible and in a manner so as to minimize interference with Tenant’s ordinary use and enjoyment of the Premises, and, where the cessation or interruption of such service has occurred due to circumstances or conditions beyond the Real Property boundaries, to cause the same to be restored by diligent application or request to the relevant party or parties. To the extent reasonably possible, Landlord shall confine all such stoppages (other than a stoppage which would have an insubstantial effect on Tenant’s ordinary use and enjoyment of the Premises) within Landlord’s reasonable control to times that are not ordinary Business Hours. Subject to Section 6.4 hereof, any such interruption or discontinuance of service, or the exercise of such right by Landlord to suspend or interrupt such service shall not entitle Tenant to any compensation or to any abatement or diminution of Fixed Rent or Additional Rent. Landlord shall use reasonable efforts to minimize interference with Tenant’s access to and use and occupancy of the Premises in making any repairs, alterations, additions, replacements, decorations or improvements; provided, however, that Landlord shall have no obligation to employ contractors or labor at “overtime” or other premium pay rates or to incur any other “overtime” costs or additional expenses whatsoever, unless requested to do so by Tenant. Tenant will reimburse Landlord, as Additional Rent within thirty (30) days of demand, for any such overtime or similar costs incurred by Landlord at Tenant’s request. Landlord shall not be required to furnish any services except as expressly provided in this Lease.

Section 10.9 Roof Rights.

(a) If, at any time during the Term, Tenant shall require roof space for the installation and operation of one or more communications antennae, microwave or satellite dishes, together with related equipment, mountings, and supports (collectively, “Telecommunications Equipment”), Landlord shall provide Tenant with such space on the roof of the Building as is reasonably necessary for the installation and operation of Tenant’s Telecommunications Equipment (but in no event shall the aggregate amount of such space exceed at any point in time twenty-five (25) square feet), subject to the terms of this Section 10.9. Accordingly, if Landlord shall provide such space to Tenant, Tenant shall pay Landlord, as Additional Rent within thirty (30) days after demand, an annual rate of two thousand five hundred dollars ($2,500) for the use of such space (such sum to be increased each year after the Commencement Date by the percentage increase in the CPI, if any). Tenant acknowledges and agrees that any use of the roof space by Tenant for the installation and operation of Tenant’s Telecommunications Equipment shall be on a non-exclusive basis, except as to that portion of the roof space provided by Landlord to Tenant as aforesaid. Tenant may use the roof space solely for Tenant’s own use (and not for resale purposes). The height, diameter, design and installation of the satellite dishes or other telecommunications equipment shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. In connection therewith, Landlord shall make available to Tenant access to the roof space for the construction, installation, maintenance, repair, operation and use of Tenant’s Telecommunications Equipment. All work in connection with the installation of Tenant’s Telecommunications Equipment, including core drilling, if required, shall be performed at Tenant’s sole cost and expense, including the cost of a fire watch and related supervisory costs relating to any core drilling, which shall be performed in such a manner and at such times as Landlord shall reasonably prescribe. References in this Section 10.9 to the Telecommunications Equipment shall be deemed to include such riser and the electrical and telecommunication conduits therein.

(b) Tenant shall use and maintain Tenant’s Telecommunications Equipment so as not to cause any damage to or interference with (i) the operation of the New Tower Building or Building Systems or (ii) any Telecommunications Equipment installed on the roof space by licensees, occupants and other tenants in the New Tower Building. The installation of any Telecommunications Equipment by Tenant shall constitute a Non-Standard Alteration and shall be performed at Tenant’s sole cost and expense (including any costs and expenses in connection with reinforcing the roof of the Building, if required) in accordance with and subject to the provisions of Article 4. All of the provisions of this Lease shall apply to the installation, use and maintenance of the Tenant’s Telecommunications Equipment, including all provisions relating to compliance with Legal Requirements (including all FCC rules and regulations), insurance, indemnity, repairs and maintenance. Tenant’s Telecommunications Equipment shall not be used or occupied by others (except for Tenant’s permitted assignees and subtenants pursuant to Article 14 hereof, for their own use solely in connection with their use of the Premises, so long as Tenant does not charge any fee or rent for the use of such roof space), and this license shall not be assignable, sublet or otherwise transferable by Tenant separately from this Lease. Tenant’s Telecommunications Equipment shall be treated for all purposes of this Lease as Tenant’s Property.

(c) If any of Tenant’s Telecommunications Equipment interferes with or disturbs Landlord’s use of the roof (including the use of the roof by Landlord or other tenants, licensees or occupants of the Building of their Telecommunications Equipment installed prior to the installation of Tenant’s Telecommunications Equipment (other than (A) any modification of or addition to any of Tenant’s Telecommunications Equipment that is made subsequent to the installation of such other Person’s Telecommunications Equipment or (B) equipment installed to provide communications services for the police department, the fire department or any other emergency responders)), or the operation of the Building or the Building Systems, then following demand by Landlord, Tenant shall promptly relocate all or a portion of the Telecommunications Equipment to another area on the roof designated by Landlord. Such relocation shall be at Tenant’s sole cost and expense. If Landlord shall determine, in its reasonable judgment, that any Tenant’s Telecommunications Equipment (i) will cause a health hazard or danger to property, (ii) will not be in accordance with applicable Legal Requirements, or (iii) interferes with or disturbs Landlord’s use of the roof, including the use by Landlord or other tenants or occupants of the Building of data transmission equipment thereon installed prior to the installation of Tenant’s Telecommunications Equipment, any wireless communications relating to life safety or security or of any law enforcement agency, or the operation of the Building or the Building Systems, then, if Tenant is unable to promptly cause such Telecommunications Equipment to comply with such Legal Requirements, abate such health hazard, danger to property or interference, Tenant, at its sole cost and expense, shall remove such Telecommunications Equipment from the roof of the Building and, Tenant may, at Tenant’s option, but subject to Landlord’s approval as provided in Section 10.9(a), replace such Telecommunications Equipment with Telecommunications Equipment which complies with such Legal Requirements and/or does not cause such health hazard, danger to property or interference. Notwithstanding the foregoing, Landlord may at its option, at any time during the Term after reasonable prior notice to Tenant (except in the event of an emergency) require Tenant, using Landlord’s roofing contractor and any other contractors reasonably required by Landlord, to relocate Tenant’s Telecommunications Equipment to another area on the roof designated by Landlord, at Landlord’s sole cost and expense; provided that such relocation of Tenant’s Telecommunications Equipment does not cause the transmission or reception of communication signals to be materially interrupted or impaired other than temporarily during the process of relocating such Telecommunications Equipment.

(d) If during the Term, Tenant shall cease to use any Tenant’s Telecommunications Equipment located on the roof of the Building for a period of time in excess of one hundred eighty (180) days, Tenant shall, at its sole cost and expense, remove such Telecommunications Equipment from the roof of the Building within sixty (60) days after receipt of notice from Landlord to so remove such Telecommunications Equipment, and Tenant shall have no further rights under this Section 10.9 unless Tenant (i) notifies Landlord within such sixty (60) day period of its intention to reinstitute use of such Telecommunications Equipment or replace same, (ii) takes significant steps to reinstitute use of such Telecommunications Equipment or replace same within ninety (90) days after delivery by Tenant of such notice, (iii) actually reinstitutes use of such Telecommunications Equipment or replaces same within one hundred eighty (180) days after delivery by Tenant of such notice and (iv) appropriate space is then available, in Landlord’s reasonable judgment, on the roof for the use of such Telecommunications Equipment.

(e) Other than as set forth in this Section 10.9, Landlord shall not have any obligations with respect to Tenant’s Telecommunications Equipment or compliance with any Legal Requirements (including the obtaining of any required permits or licenses, or the maintenance thereof) relating thereto. Landlord makes no representation that Tenant’s Telecommunications Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof) and Tenant agrees that Landlord shall not be liable to Tenant therefor. Landlord shall use commercially reasonable efforts to ensure that any Telecommunications Equipment installed after Tenant’s Telecommunications Equipment will not interfere with the operation of Tenant’s Telecommunications Equipment.

(f) Tenant shall (i) be solely responsible for any damage caused as a result of the use of Tenant’s Telecommunications Equipment, (ii) subject to the provisions of Section 8.2 and this Section 10.9, promptly pay any tax, license, permit or other fees or charges imposed pursuant to any Legal Requirements or insurance requirements relating to the installation, maintenance or use of such Telecommunications Equipment, (iii) promptly comply with all precautions and safeguards reasonably required by Landlord’s insurance company and all Governmental Authorities, and (iv) perform all necessary repairs or replacements to, or maintenance of, such Telecommunications Equipment, provided, however, that if Tenant’s failure to so repair, replace or maintain such Telecommunications Equipment jeopardizes the property of Landlord or any other tenant located on the roof or within the Building, Landlord may, at Landlord’s option and after ten (10) Business Days’ notice to Tenant (except in an emergency and except where Tenant has commenced to perform, and is diligently performing, such repair), elect to perform such repairs, replacements or maintenance at Tenant’s sole cost and expense. Landlord shall give Tenant reasonable prior notice of its election to perform such repairs, except in an emergency.

(g) Tenant acknowledges and agrees that the privileges granted Tenant under this Section 10.9 shall not, now or at any time after the installation of Tenant’s Telecommunications Equipment, be deemed to grant Tenant a leasehold or other real property interest in the Building or any portion thereof, including the Building’s roof. The license granted to Tenant in this Section 10.9 shall automatically terminate and expire upon the expiration or earlier termination of this Lease (including renewals) and the termination of such license shall be self-operative and no further instrument shall be required to effect such termination. Notwithstanding the foregoing, upon request by Landlord, Tenant, at Tenant’s reasonable expense, shall promptly execute and deliver to Landlord, in recordable form, any certificate or other document reasonably required by Landlord confirming the termination of Tenant’s right to use the roof of the Building. Any dispute between Landlord and Tenant under this Section 10.9 shall be subject to arbitration pursuant to Article 34.

Section 10.10 Access. Except as provided in Section E of the Work Letter, Tenant shall have access to the Premises 24 hours per day, 7 days per week.

Section 10.11 Security. (a) Landlord shall provide security services to the Building at the levels appropriate for First Class Office Buildings, substantially in accordance with the Security Specifications set forth in Exhibit J annexed hereto and made a part hereof. Without limiting the foregoing, Landlord shall provide a security system for access to the New Tower Building after Business Hours and other than on Business Days. Tenant shall be entitled to install its own internal proprietary card key system which shall be compatible with Building’s general access system (provided, that Tenant shall provide to Landlord (i) copies of all security access cards and (ii) a list of all persons to whom Tenant has issued such cards within ten (10) days after receipt by Tenant of a request therefor from Landlord).

(b) Tenant may from time to time (but no more than twice in any calendar year) reasonably request that Landlord provide to Tenant a report listing all Persons who have been granted access to the Premises through the Lobby turnstiles during such calendar year. In addition, Landlord shall provide to Tenant promptly after request therefor by Tenant a report stating whether and when any particular Person was granted access to the Premises through the Lobby turnstiles, provided (i) Tenant has staffed the Lobby security desk with an employee of Tenant pursuant to Section 32.2(d) hereof during the period in question and (ii) such particular Person has been properly registered through Landlord’s access control system.

(c) Landlord has informed Tenant that Landlord has implemented a software system for the Building that will enable Tenant to communicate with the security desk located in the Lobby. Landlord shall operate such system as a Building system in accordance with the terms hereof.

(d) The security desk at the Lobby shall be manned on a 24/7 basis. Landlord shall reasonably cooperate and coordinate with Tenant to ensure that Tenant is kept informed with respect to any ongoing security incidents in the Building that could reasonably be expected to adversely affect the Premises or the safety of its occupants in any material respect.

(e) Landlord shall cause there to be conducted at least one optional full Building evacuation drill per year.

(f) Subject to applicable Legal Requirements and union regulations, Tenant may perform reasonable and customary background checks on all persons accessing the Premises on a regular basis with security access cards provided by Tenant (e.g., janitorial staff), but the foregoing shall not be deemed to entitle Tenant to perform background checks on any of Landlord’s personnel accessing the Premises as a result of the occurrence of an emergency and/or as required to make any necessary repairs to the Building.

(g) Tenant shall be entitled to hire its security guards for the Premises, provided that (i) such security guards shall not be permitted to carry firearms or other dangerous weapons in the Building, (ii) such security guards shall only be stationed within the Premises (and shall not be permitted to monitor security or access or otherwise loiter in or around the Lobby or the front of the Building), and (iii) the same shall not interfere with any labor employed by Landlord, Landlord’s mechanics or contractors or by any other tenant or its contractors and if in Landlord’s judgment such interference occurs, Tenant will cause such security guards to be removed from the Building.

Section 10.12 Messenger Center. Landlord shall operate a messenger center in accordance with the terms of Schedule C attached hereto. Tenant shall comply with the requirements for messenger deliveries and pick-ups set forth on Schedule C attached hereto and all tenants in the Building shall be subject to requirements substantially similar to those set forth thereon.

Section 10.13 Fire Staircases. Tenant shall have the right to use all of the internal fire staircases (the “Fire Stairs”) connecting contiguous floors of the Premises and any future full floor contiguous expansion space as convenience stairs on a 24/7 basis, including during construction of Tenant’s Initial Alterations provided that Tenant, at its sole cost, and subject in any event to Article 4, complies with all Legal Requirements in connection with such use and any Alterations made thereto. Tenant shall be responsible for all reasonable out-of-pocket costs and expenses in connection with using the Fire Stairs as convenience stairs (including any increase in Landlord’s insurance costs resulting from Tenant’s particular manner of use thereof and any additional costs to Landlord resulting from the need to install, maintain and provide electricity to continuous lighting fixtures serving the Fire Stairs) and shall comply with the terms of this Lease and all applicable Legal Requirements applicable to the Building. If Tenant so utilizes the Fire Stairs as convenience stairs, Tenant shall maintain at its sole cost and expense such portions of the Fire Stairs on the floors on which the Premises are located, including, without limitation, the periodic painting and cleaning thereof as reasonably required by Landlord (to the extent that such periodic cleaning and painting is required by virtue of Tenant’s particular use, as opposed to the use thereof for emergency egress purposes). Tenant shall not use the Fire Stairs so as to interfere with the use of the Fire Stairs by other tenants or occupants in the Building solely for emergency egress purposes (it being understood and agreed that Tenant shall have the right to use the Fire Stairs for emergency egress purposes at such times as such other tenants or occupants). Tenant shall not have the right to (i) make any Alterations to the Fire Stairs, (ii) modify the finishes in the Fire Stairs, (iii) paint, cosmetically improve the surface areas located within the Fire Stairs or (iv) decorate, carpet or add additional signage to the Fire Stairs without in each case first obtaining Landlord’s prior written consent thereto (which may be withheld only to the extent provided in Article 4 with respect to Alterations). In connection with any use of the Fire Stairs and subject to the terms of Article 4, Tenant, at Tenant’s sole cost and expense shall (A) install and regularly maintain a security and access control system in the Fire Stairs to prevent unauthorized access to the Premises from the Fire Stairs and to identify potential emergencies therein that are satisfactory to Landlord in its sole but good faith discretion (including, without limitation, the installation of additional fire safety equipment), (B) provide Landlord with at least three (3) card keys to any such security system and update such card keys, at no cost or expense to Landlord, from time to time, if such update is necessary in order to permit such card keys to be operable and (C) tie such system into the Building’s security and Class E systems, Building management system and such other Building Systems as Landlord may reasonably require. In no event shall Tenant be permitted to store any equipment, furniture, storage boxes or any other personal property whatsoever in the Fire Stairs. Tenant acknowledges that any alterations required to tie such security system into the fire safety system of the Building shall be performed by Landlord’s fire safety contractor, at Tenant’s sole cost and expense. Notwithstanding the foregoing, Tenant acknowledges that Landlord has made no representation or warranty as to whether Tenant’s use of the Fire Stairs as contemplated hereunder is permitted under applicable Legal Requirements. In the event that Tenant is not permitted to use the Fire Stairs for any reason whatsoever Landlord shall not have liability to Tenant therefor. Landlord agrees to cooperate with Tenant in connection with the obtaining and maintaining by Tenant of all licenses and permits necessary for Tenant’s use of the Fire Stairs, provided that Tenant shall pay as Additional Rent all reasonable out-of-pocket third party costs incurred by Landlord in connection with such cooperation.

Section 10.14 Telecommunications Equipment and Risers. Subject to the provisions of Article 4 hereof and the Work Letter, Tenant may install, operate and maintain, at Tenant’s expense, telephone switching equipment and storage batteries only in the areas of the New Tower Building approved by Landlord. Tenant shall use such approved space solely for the installation, operation and maintenance of telephone switching equipment and storage batteries, for storage, and for no other purpose. Tenant shall comply with all applicable Legal Requirements with respect to the installation, maintenance and ventilation of such storage batteries. Tenant shall obtain and pay for telecommunications services to be supplied to the Premises by direct application to and arrangement with any telecommunications service provider reasonably approved by Landlord; Landlord’s requirements for approval shall include, without limitation, the condition that such service provider enter into a license agreement with Landlord which is reasonably satisfactory to Landlord. Tenant, at Tenant’s sole cost and expense, shall be responsible for the installation of all telecommunications lines, connections and other systems or equipment necessary in order to provide telecommunications services to the Premises, and the costs of such service shall be paid by Tenant directly to the telecommunications service provider.

Section 10.15 Conduits. (a) In connection with Tenant’s Initial Alterations, Landlord hereby grants to Tenant an exclusive license (coterminous with the Term), subject to and in accordance with the provisions of this Section 10.15, Article 4 hereof and the Work Letter, to (A) use one (1) four inch (4”) conduit riser running from the east point of the entry room located in the basement of the Building and one (1) four inch (4”) conduit riser running from the west point of the entry room located in the basement of the Building in either case to one of the two (2) telecom riser closets located on the fifth (5th) floor of the Building, (B) use one (1)

additional four inch (4”) conduit running from either the east or west point of entry room located in the basement of the Building (which point of entry room will be selected by Landlord) to one of the two (2) telecom riser closets located on the fifth (5th) floor of the Building, (C) install and use one (1) four inch (4”) conduit in each of the two telecom riser closets running from the fifth (5th) floor to the forty-seventh (47th) floor of the Building (or such other telecom closets located on any full floor of the Premises selected by Tenant subject to and in accordance with the terms of Article 4 hereof) and (D) use Tenant’s proportionate share of riser space to run its telecommunications lines between one or more floors comprising the Premises and from the Premises to Tenant’s Telecommunications Equipment on the roof of the Building (the risers under clauses (A) through (C), together with all associated lines, wiring and cabling, collectively, the “Conduit Risers”)), in each case in the location(s) shown on Exhibit O attached hereto, solely for the installation, repair and replacement, at Tenant’s sole expense, of Tenant’s lines, wiring and cabling for its reasonable voice and data and electrical requirements and Tenant’s Telecommunications Equipment, as applicable, provided that the location of the Conduit Risers and its manner of installation and use shall not adversely affect (i) the occupancy of other tenants, (ii) Landlord’s use or operation of the Building, the Common Areas or premises leased to, or available for lease to, other tenants or (iii) the proper functioning of the Building Systems (in each case (i) through (iii) as determined by Landlord in its reasonable discretion). Landlord assumes no responsibility either for or in connection with the installation, maintenance, or operation of the Conduit Risers or for the safeguarding thereof, nor shall Landlord be under any other obligation or liability of any kind whatsoever in connection with this Section 10.15 either financially or otherwise. All reasonable costs of any studies and/or examinations performed in connection with the determination of the location(s) of the Conduit Risers shall be the sole responsibility of Tenant.

(b) Landlord’s consent to the installation and operation of the Conduit Risers shall not mean or imply that the Conduit Risers or their location, method of installation, appearance, safety or operation comply with Legal Requirements, and Landlord shall be under no duty to permit Tenant to install the Conduit Risers if the same is prohibited by any applicable Legal Requirements or insurance requirements. Tenant shall comply with all applicable Legal Requirements and insurance requirements with respect to the Conduit Risers. Tenant shall obtain and maintain, at Tenant’s sole cost and expense, all licenses and permits required for the installation, maintenance, replacement and operation of the Conduit Risers. Within thirty (30) days after request by Landlord, Tenant shall deliver to Landlord copies of any filings or statements which Tenant may be required to make, from time to time, with any Governmental Authority with respect to the use of the Conduit Risers.

(c) The installation of the Conduit Risers shall be performed by Tenant upon and subject to the terms and conditions of Article 4 of this Lease and the other applicable provisions of this Lease. The method of installation, appearance, safety and operation of the Conduit Risers shall be subject to Landlord’s reasonable approval, which approval shall be granted or denied upon and subject to the applicable terms of this Lease. Tenant shall not alter or move the Conduit Risers without Landlord’s prior reasonable approval upon and subject to the terms and conditions of Article 4 of this Lease and the other applicable provisions of this Lease.

(d) For the sole purpose of installing, servicing or repairing the Conduit Risers, Tenant and its Approved Contractors shall have access to such portions of the Building as may be necessary therefor at reasonable times upon reasonable notice to Landlord upon and subject to the applicable terms of this Lease, the rights of any tenants pursuant to the terms of their respective leases and any other reasonable requirements imposed by Landlord in connection therewith. Landlord shall use commercially reasonable efforts to exercise any rights available to Landlord under other leases in the Building in order to provide Tenant and its Approved Contractors with such access and Tenant shall pay to Landlord all out-of-pocket costs and expenses actually incurred by Landlord in connection therewith as Additional Rent within thirty (30) days after demand therefor.

(e) Landlord may, from time to time, on not less than ninety (90) days’ prior notice, relocate the Conduit Risers to another location designated by Landlord. Tenant shall cooperate in all reasonable respects with Landlord in any such relocation. Such relocation shall be at Landlord’s sole cost and expense, unless such relocation shall occur solely on account of a temporary and/or permanent relocation(s) due to Tenant’s maintenance, repairs or replacement to the Conduit Risers. If such relocation shall be at Tenant’s expense, Tenant shall reimburse Landlord for the actual reasonable out-of-pocket costs thereof (without duplication) as Additional Rent within thirty (30) days after receipt of a statement therefor. Subject to Section 6.4 hereof, Landlord shall not be liable for any interruption in the use of the Conduit Risers during any period of relocation incurred by Tenant in connection therewith, although Landlord shall (subject to delays caused by Tenant and/or its agents, contractors or employees and/or by Force Majeure) use commercially reasonable efforts to minimize the scope and duration of such interruption, but without being obligated to employ overtime labor (unless requested to do so by Tenant, in which event Tenant will reimburse Landlord, as Additional Rent within thirty (30) days of demand, for any such overtime or similar costs incurred by Landlord at Tenant’s request) or to incur any extraordinary costs in connection therewith. Tenant shall promptly apply for, and maintain during the remainder of the Term, any license or permit required in connection with such relocation.

(f) The rights granted in this Section 10.15 are given in connection with, and as part of, the rights created under this Lease and are not separately transferable or assignable from this Lease and may not be used by any Person other than Tenant and Tenant’s permitted assignees or subtenants, provided Landlord shall not charge any fee, rent or other direct or indirect charge for such use; provided, however, that Tenant shall be entitled to license a portion of the Conduit Risers to a third party carrier for the provision of communications and data services solely within the Premises, subject to Landlord’s reasonable approval (provided that no fee, rent or other direct or indirect charge shall be charged to the licensee therefor).

(g) The license granted pursuant to this Section 10.15 shall terminate upon the expiration or sooner termination of the Term. This Section 10.15 does not, and shall not be deemed to, constitute a lease or a conveyance of any portion of the Building outside of the Premises by Landlord to Tenant or confer upon Tenant any right, title, estate or interest therein.

(h) Intentionally Omitted.

(i) Notwithstanding anything to the contrary contained herein, in no event shall Tenant be entitled to an aggregate amount of shaft and riser space in the Building pursuant to any provisions of this Lease to the extent the same exceeds Tenant’s Share of Operating Expenses as of the Effective Date of all base building shaft and riser space; provided that if Tenant shall lease the Expansion Space hereunder and additional riser space is then available in the Building, then Tenant shall be entitled to additional riser space allocable to the Expansion Space (it being agreed that in no event shall the provisions of this Section 10.15(i) diminish Tenant’s right to use the Conduit Risers under Section 10.15(a) hereof.

Section 10.16 Intentionally Omitted.

Section 10.17 Fire Command Station. Landlord shall maintain a fire command station in the Building that will be manned on a 24/7 basis.

Section 10.18 Emergency Power.

(a) Tenant shall have the right, upon and subject to the terms of the Work Letter and this Lease, to install one (1) seven hundred fifty (750) kilowatt emergency generator (it being understood that Tenant is to install a generator that is not less than two hundred fifty (250) kilowatts), associated fuel tanks and a fuel distribution system (collectively, the “Generator”), for Tenant’s emergency power requirements. The Generator shall be installed on a single pad in the location shown on Exhibit Q attached hereto (the area(s) where the Generator shall be located shall be referred to herein collectively as the “Generator Area”), it being understood that (i) Tenant may only use the Generator Area for the installation and operation of the Generator and (ii) if Tenant installs a generator that is less than five hundred (500) kilowatts, then the Generator Area shall be adjusted proportionally. Tenant shall install the Generator in the Generator Area as part of Tenant’s Initial Alterations, and in any event, within six (6) months after the date that is the earlier to occur of (x) the Rent Commencement Date or (y) the date that Tenant occupies any portion of the Premises for the conduct of its business, time being of the essence (it being agreed that if Tenant does not install the Generator in the Generator Area prior to the expiration of such six (6) month period, then Tenant shall have no further rights under this Section 10.18). Tenant shall engineer the Generator in accordance with good engineering practices and in such a manner so that the Generator Area is efficiently utilized so as to not to waste any material portion thereof. Tenant may at its expense install a fence or other protective device around the Generator, which fence or other protective device shall be subject to the reasonable approval of Landlord as to design, location and appearance. Tenant at its expense shall diligently service, repair, and maintain the Generator. In the performance of any repair, maintenance, removal and/or any other work with respect to the Generator, Tenant shall comply with all applicable provisions of this Lease. Subject to Landlord’s reasonable approval and at Tenant’s sole cost and expense, Tenant shall be permitted to use a crane to install and replace the Generator in the Generator Area through the side of the Building, and Landlord shall reasonably cooperate with Tenant in connection therewith. Tenant shall reimburse Landlord, as Additional Rent within thirty (30) days after receipt by Tenant of an invoice therefor, for all actual reasonable out-of-pocket costs and expenses incurred by Landlord in connection with any such installation or replacement.

(b) In the event Tenant installs a Generator as provided above, Tenant shall pay to Landlord in equal monthly installments, as Additional Rent, twenty-five thousand dollars ($25,000) per year (such sum to be increased each year after the Commencement Date by the percentage increase in the CPI, if any) throughout the remainder of the Term, not later than thirty (30) days following Tenant’s receipt of Landlord’s invoice and demand therefor.

(c) Tenant shall comply in all material respects with all Legal Requirements applicable to the Generator. Tenant shall obtain and maintain, at Tenant’s sole cost and expense, all licenses and permits required for the installation, maintenance, replacement and operation of the Generator. Landlord agrees to cooperate with Tenant in connection with the obtaining and maintaining by Tenant of all such licenses and permits, provided that Tenant shall pay as Additional Rent all reasonable out-of-pocket third party costs incurred by Landlord in connection with such cooperation.

(d) Tenant agrees that all testing of the Generator shall be performed on Sunday (or during other non-Business Hours reasonably acceptable to Landlord; it being agreed that Landlord shall reasonably cooperate with Tenant in the event that Tenant needs to test the Generator during Business Hours in an emergency situation, but Landlord shall not be obligated to permit such test if the same would, in Landlord’s reasonable judgment, interfere with operation of the Building or interfere with or disturb other tenants or occupants of the Building in any material respect for any material period of time) by a testing company reasonably acceptable to Landlord upon at least five (5) Business Days’ prior notice to Landlord, except if otherwise prohibited or required by Legal Requirements and/or any applicable Governmental Authority. Tenant upon and subject to all of the terms of this Lease and the Work Letter, shall install appropriate soundproofing in the Generator Area so as to minimize (to the reasonable satisfaction of Landlord) the emanation of any noises from the Generator in connection with the testing and/or operation thereof. Should Landlord determine that noise is emanating from the Generator in violation of the terms set forth above, Tenant agrees at its expense to abate the same as soon as may be reasonably practicable following written notification from Landlord.

(e) Landlord shall have no liability to Tenant for any loss, damage or expense which Tenant may sustain or incur by reason of any change, failure, inadequacy or defect in the supply or character of the fuel furnished to the Generator or in the operation and maintenance of the Generator or if the quantity or character of the fuel is no longer available or suitable for Tenant’s requirements, except for any actual damage suffered by Tenant by reason of any such failure, inadequacy or defect caused by Landlord’s negligence or willful misconduct. Except if caused by Landlord’s negligence or willful misconduct and subject to Section 11.4 hereof, Tenant shall hold Landlord harmless from any loss, damage, claim or expense arising out of Tenant’s installation, use or operation of the Generator.

(f) Tenant shall be permitted, on a non-exclusive basis, to draw fuel from one of Landlord’s diesel fuel tanks which is reasonably necessary to power the Generator. Landlord shall have no liability to Tenant for any loss, damage or expense which Tenant may sustain or incur by reason of any change, failure, inadequacy or defect in the supply or character of the diesel fuel furnished to the Generator or in the operation and maintenance of the Generator or if the quantity or character of the diesel fuel is no longer available or suitable for Tenant’s requirements. In connection with Tenant’s installation and use of the Generator, Landlord shall, at Tenant’s cost and expense (i.e., Landlord’s reasonable out-of-pocket cost) install all required fuel pumps in a pump room in the Building shown on Exhibit Q attached hereto and, for so long as Tenant maintains a generator which uses the Building’s fuel tank, Tenant shall pay, as Additional Rent, the following (within thirty (30) days after receipt of an invoice therefor) with respect to such generator:

(i) all out-of-pocket costs and expenses relating to (A) the installation of the submeter measuring the capacity of fuel consumed by the Generator and (B) the construction of a riser connecting the Generator to the Premises; and

(ii) Landlord’s actual out-of-pocket cost for any such fuel used based upon the reading of the submeter to be installed by Landlord as described in paragraph (i) above (which submeter shall only measure Tenant’s consumption of fuel for the Generator) or any other industry accepted practice for measuring fuel oil usage selected by Landlord and reasonably satisfactory to Tenant.

(g) If during the Term, Tenant shall cease to cause the Generator or the Generator Area to be operational for a period of time in excess of thirty (30) days, Tenant shall, at its sole cost and expense, remove the Generator from the Generator Area within thirty (30) days after receipt of notice from Landlord to so remove the Generator, and Tenant shall have no further rights under this Section 10.18 unless Tenant (i) notifies Landlord within such thirty (30) day period of its intention to reinstitute use of the Generator or replace same, (ii) takes significant steps to reinstitute use of the Generator or replace same within sixty (60) days after delivery by Tenant of such notice, (iii) actually reinstitutes use of the Generator or replaces same within ninety (90) days after delivery by Tenant of such notice and (iv) appropriate space is then available, in Landlord’s reasonable judgment, in the Generator Area. In no event may Tenant use the Generator Area for any purpose other than for the installation and operation of the Generator.

(h) Landlord shall provide adequate shaft and riser space, in a location to be designated by Landlord, for the installation of the conduit risers (power and control) from the Generator Area to the Premises. Allocated shaft and riser space shall be based upon (i) the kilowatt rating of the installed Generator (including allowance for increase in power conductor size and quantity due to voltage drop), and (ii) installation of cable support boxes with adequate access.

(i) The rights granted in this Section 10.18 are given in connection with, and as part of the rights created under, this Lease and are not separately transferable or assignable except to Tenant’s permitted assignees. The rights granted pursuant to this Section 10.18 shall terminate upon the expiration or sooner termination of this Lease. Tenant shall not sell any services arising out of the use of the Generator to (i) any other tenant or occupant of the Building or (ii) the general public. Nothing contained in this Section 10.18 shall obligate Tenant to devote any portion of the emergency power from the Generator to the operation of the Building Systems.

ARTICLE 11

INSURANCE

Section 11.1 General Conditions. The following terms and conditions apply to all insurance policies required to be maintained by Tenant pursuant to this Article 11, unless otherwise noted:

(a) Tenant shall maintain in full force and effect from the earlier to occur of (i) the Commencement Date or (ii) such earlier date on which Landlord provides notice to Tenant of the delivery of the Premises, throughout the Term and thereafter, so long as Tenant is in occupancy of any part of the Premises, at Tenant’s sole cost and expense, insurance in the amounts and types identified in Section 11.2 hereof.

(b) All (i) liability insurance carried by Tenant pursuant to this Article 11 (except for worker’s compensation insurance required to be carried by Tenant pursuant to Section 11.2(d) hereof) shall name Tenant as the insured and Landlord, Landlord’s managing agent, the Port Authority, the Master Trustee, the IDA, Consolidated Edison Company of New York, Inc. and any Superior Lessors, any Mortgagees (whose names shall have been furnished to Tenant), and such other Persons as Landlord may reasonably request from time to time (collectively, the “Insured Parties”) as additional insureds and (ii) all other insurance carried by Tenant pursuant to this Article 11 shall name Tenant as the insured and the Insured Parties as loss payees, as their interests may appear (and Landlord shall cause each such loss payee to apply any proceeds from such other insurance as and to the extent required to be applied pursuant to this Lease).

(c) Each such policy shall be issued by one or more insurers in a financial size category of not less than “X” and with general policy holders ratings of not less than “A”, as rated in the most current available “Bests” insurance reports, or the then equivalent thereof, and licensed to do business in the State of New York and authorized to issue such policies. Any exception shall be reviewed and approved by Landlord’s risk manager before the policy is accepted by Tenant.

(d) Each policy of insurance procured by Tenant pursuant to this Article 11 shall contain endorsements providing that (i) such policy shall be non-cancelable and non-amendable with respect to the Insured Parties without thirty (30) days’ prior notice to the Insured Parties and (ii) the insurance provider shall provide each of the Insured Parties at least thirty (30) days prior notice of any non-renewal of said policy. A copy of said endorsement shall be attached to the certificate of insurance.

(e) All insurance required to be maintained by Tenant hereunder shall be primary and non-contributory as to any other insurance or self-insurance programs afforded to or maintained by Landlord.

(f) Tenant hereby waives all rights against the Insured Parties for recovery of damages and shall be required to maintain the Workers’ Compensation, Property/Inland marine, General Liability and Excess Liability policies and to waive subrogation against the Insured Parties.

(g) If Tenant is self-insured, Tenant shall provide Landlord evidence of its status as a self-insured entity and a description of Tenant’s financial condition and the self-insured funding mechanism. In no event shall Tenant be entitled to self-insure hereunder without Landlord’s consent, which consent may be granted or withheld in Landlord’s sole discretion.

(h) Tenant acknowledges that no Insured Party represents that the coverage and limits referred to herein will be adequate to protect Tenant, and such coverage and limits shall not limit Tenant’s liability under the indemnities and reimbursements granted to the Insured Parties hereunder.

(i) Tenant shall be solely responsible for the payment of premiums with respect to each policy of insurance required to be maintained by Tenant hereunder.

Section 11.2 Types and Limits of Insurance. Tenant shall be required to maintain the following types of insurance with the following limits (which limits may be increased by Landlord from time to time):

(a) Commercial General Liability Insurance. a policy of commercial general liability insurance, written on an occurrence basis, including bodily injury, personal injury, and property damage. Said policy shall also include contractual liability insurance insuring against any and all claims for which provision is made in Section 29.1(a) hereof, substantially similar to the current Insurance Services Office (ISO) form then in customary and regular usage in New York City. As of the Commencement Date, the minimum limits of liability of such insurance shall be Ten Million Dollars ($10,000,000) combined single limit per occurrence and if an aggregate limit is applicable, the same shall apply specifically to the Premises. From time to time during the Term (but not more often than one (1) time in any three (3) year period) such limits shall be increased to the prevailing level customarily carried with respect to similar properties in New York City.

(b) Fire and Other Insurance. (i) “All risk” insurance (which may include deductibles and exclusions to the extent the same are commercially reasonable) in an amount sufficient to cover one hundred percent (100%) of the replacement cost of personal property, trade fixtures, furniture, furnishings, equipment and other Tenant’s Property, Tenant’s Alterations (including, as required by Landlord hereunder, Tenant’s Alterations which are owned by Landlord pursuant to Section 31.1(c)) and any paneling or other wall finishes or coverings other than normal painting on a full replacement cost basis; (ii) such other insurance in such amounts as Landlord and any Mortgagee reasonably requests from time to time in conformity with standards ordinarily employed in First Class Office Buildings; (iii) such other insurance in such amounts as any Superior Lessor may reasonably require from time to time, including, without limitation, such requirements as are set forth in Section 13 of the Underlying Lease; (iv) to the extent terrorism coverage is excluded or limited as part of the “all risk” insurance policy, and provided that a stand-alone terrorism insurance policy is commercially available at reasonable rates or such coverage is available under the Terrorism Risk Insurance Act of 2002 or any replacement or extension thereof (“TRIA”), “all risk” insurance against terrorism in an amount equal to one hundred percent (100%) of the replacement cost value of personal property, trade fixtures, furniture, furnishings, equipment and other Tenant’s Property, Tenant’s Alterations (including, as required by Landlord hereunder, Tenant’s Alterations which are owned by Landlord pursuant to Section 31.1(c)) and any paneling or other wall finishes or coverings other than normal painting; it being agreed that the terms and conditions of any stand alone terrorism insurance policies shall be similar to the terms and conditions of the TRIA coverage under the “all risk” insurance; and (v) business interruption insurance in an amount Tenant reasonably considers appropriate, provided such business interruption insurance is reasonably acceptable to Landlord. Such policies shall be written on a replacement cost basis with a waiver of co-insurance. Upon request, Tenant shall deliver to Landlord a certificate of Tenant’s insurance evidencing the insured value of Tenant’s property required to be insured pursuant to Sections 11.2(b)(i) and (ii) hereof.

(c) Workers’ Compensation. Worker’s Compensation and Employer’s Liability Insurance, as required by law.

(d) New York Disability Benefits Law Policy. Such policy shall be written by an insurer of the Best financial size category and general policy holders rating specified in Section 11.1, licensed to do business in the State of New York and authorized to issue such policies.

Section 11.3 General Provisions; Certificates of Insurance.

(a) Certificates. On or before the Commencement Date, Tenant shall furnish Landlord with certificates evidencing the aforesaid insurance coverage (including evidence of waivers of subrogation and an endorsement evidencing that the Insured Parties have been listed as additional insureds), and renewal certificates shall be furnished to Landlord at least fifteen (15) days prior to the expiration date of each policy for which a certificate was theretofore furnished.

(b) No Violation of Building Policies. Tenant shall not commit or permit any violation of the policies of fire, boiler, sprinkler, water damage or other insurance covering the Building and/or the fixtures, equipment and property therein carried by Landlord, or do or permit anything to be done, or keep or permit anything to be kept, in the Premises, which in case of any of the foregoing, (i) would result in termination of any such policies, (ii) would adversely affect Landlord’s right of recovery under any of such policies or (iii) would result in reputable and independent insurance companies refusing to insure the Building or the property of Landlord in amounts reasonably satisfactory to Landlord; it being agreed that use of the Premises as executive, administrative and general offices shall not be deemed to violate this Section 11.3(b).

(c) Tenant to Pay Premium Increases. Tenant shall not cause or permit any action or condition that would (i) invalidate or conflict with Landlord’s insurance policies, (ii) violate applicable rules, regulations and guidelines of the Fire Department, Fire Insurance Rating Organization or any other authority having jurisdiction over the Building, (iii) cause an increase in the premiums of insurance for the Building, or (iv) result in Landlord’s insurance companies’ refusing to insure the Building or any property therein in amounts and against risks as reasonably determined by Landlord; it being agreed that use of the Premises as executive, administrative and general offices shall not be deemed to violate this Section 11.3(c). If insurance premiums increase as a result of Tenant’s failure to comply with the provisions of this Section 11.3(c), Tenant shall promptly cure such failure and shall reimburse Landlord for the increased insurance premiums paid by Landlord as a result of such failure by Tenant.

Section 11.4 Waiver of Subrogation. Each of Landlord and Tenant shall procure and maintain in force and effect an appropriate clause in, or endorsement on, any property insurance covering the Premises, the Building and/or any of the personal property, fixtures and equipment located therein or thereon and any business interruption insurance carried by Landlord or Tenant, as the case may be, pursuant to which the insurance companies waive subrogation. Provided that its right of full recovery under its insurance policies is not adversely affected thereby, Tenant hereby releases and will not make any claims against or seek to recover from any Landlord Party for any loss or damage to its property resulting from fire or other hazards to the extent covered by such property or other insurance that Tenant is required hereunder to maintain or does otherwise maintain hereunder (or to the extent the same would have been covered if Tenant were carrying all insurance required hereunder). Provided that its right of full recovery under its insurance policies is not adversely affected thereby, Landlord hereby releases and will not make any claims against or seek to recover from any Tenant Party for any loss or damage to its property resulting from fire or other hazards to the extent covered by such property or other insurance that Landlord is required hereunder to maintain or does otherwise maintain hereunder (or to the extent the same would have been covered if Landlord were carrying all insurance required hereunder). The waiver of subrogation in this Section 11.4 shall extend to all Landlord Parties and Tenant Parties.

Section 11.5 Landlord’s Insurance. Landlord agrees to maintain (i) insurance against loss or damage to the Building by fire and such other risks and hazards as are generally insurable under available forms of “all risk” insurance policies in New York State as are available at commercially reasonable rates, and (ii) a policy of commercial general liability insurance with minimum limits of liability in amounts comparable to insurance maintained by other prudent landlords of First Class Office Buildings.

ARTICLE 12

DESTRUCTION OF THE PREMISES; PROPERTY LOSS OR DAMAGE

Section 12.1 Tenant shall give notice to Landlord in case of fire or other casualty in the Premises promptly after Tenant obtains knowledge thereof. If (a) so much of the New Tower Building is damaged or rendered untenantable (whether or not the Premises or a portion thereof shall be damaged) by fire or other cause that Landlord shall determine not to restore the same or to demolish the remainder thereof or (b) if the Premises shall suffer damage or be rendered untenantable by fire or other casualty and Landlord shall reasonably determine (i) that such portion of the Premises cannot be reasonably expected to be restored or rendered tenantable under a normal working schedule within a period of eighteen (18) months after the occurrence of such damage or destruction or (ii) that any Mortgagee will not permit Landlord to apply the net proceeds of Landlord’s insurance to the restoration of the New Tower Building or the Premises, then and in any such event Landlord shall notify Tenant of such determination and shall have the right to terminate this Lease by notice to Tenant given within ninety (90) days of the occurrence of such fire or other casualty. If either (y) the Premises shall be totally or substantially damaged or rendered wholly or substantially untenantable (whether or not any other portions of the New Tower Building shall be damaged) or (z) the New Tower Building shall be substantially damaged, so that Tenant’s access to and use and enjoyment of the Premises shall be rendered substantially impossible, whether or not the Premises shall be damaged, and in case of either (y) or (z) Landlord determines that the same cannot reasonably be expected to be restored or rendered tenantable under a normal working schedule within a period of eighteen (18) months after the occurrence of such damage or destruction, then Landlord shall promptly notify Tenant of such fact (the “Casualty Notice”) and within thirty (30) days thereafter either Landlord or Tenant may terminate this Lease by notice to the other party. If during the last eighteen (18) months of the Term (including any exercised renewal or extension thereof) the New Tower Building or the Premises shall be damaged by fire or casualty, and if such fire or casualty damage, whether to the Premises or the New Tower Building, cannot, in Landlord’s reasonable determination, be expected to be repaired or restored within one hundred eighty (180) days from the time that repair or restoration work would commence or prior to the Expiration Date, whichever first occurs, then Landlord shall promptly notify Tenant of such fact, and within thirty

(30) days thereafter Landlord or Tenant shall have the right to terminate this Lease. If either Landlord or Tenant shall give notice of termination pursuant to this Section 12.1, the Term shall expire by lapse of time upon the date which is thirty (30) days after such notice is given and Tenant shall vacate the Premises and surrender the same to Landlord. Upon the termination of this Lease under the conditions provided for in this Section 12.1, Tenant’s liability for rent and all other obligations hereunder (except to the extent expressly stated to survive) shall cease as of the date of such termination, subject, however, to abatement thereof between the date of such casualty and the date of such termination pursuant to Section 12.3 below. Tenant hereby expressly waives the provisions of Section 227 of the Real Property Law or any like law which may hereafter be enacted and agrees that the foregoing provisions of this Article shall govern and control in lieu thereof, this Article 12 being an express agreement governing any case of damage or destruction of the Premises by fire or other casualty. In the event that Tenant shall dispute any determination by Landlord under clause (y) or (z) of this Section 12.1, then (provided that Tenant shall have notified Landlord that Tenant disputes such determination within ten (10) Business Days after receipt by Tenant of the Casualty Notice or, if Landlord fails to send a Casualty Notice, within ninety (90) days after the date Landlord becomes aware of such casualty) such dispute shall be resolved by arbitration pursuant to Article 34 hereof.

Section 12.2 (a) If the Premises or the New Tower Building shall be damaged by fire or other casualty and this Lease is not terminated pursuant to Section 12.1, the damage (a) to the New Tower Building shall be repaired by and at the expense of Landlord so that (x) access to the Premises and (y) the common areas of the New Tower Building serving the Premises shall be substantially the same as prior to the damage, (b) to the Premises shall be repaired (i) by Landlord as to the core, shell, floors, roof, curtain wall, windows, Building Systems and other structural elements of the New Tower Building located in the Premises including all of Landlord’s Work, and (ii) by Tenant as to all other elements of the Premises, including Tenant’s Alterations and Tenant’s Property, and (c) to the Building Systems shall be repaired by Landlord up to and including the point of delivery to each floor of the Premises, except that Landlord shall also repair the perimeter heating system and the DX units that serve the Premises, or replace same with comparable equipment. Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repairs and restoration any amount in excess of the net insurance proceeds made available to Landlord (plus any deductible) after deduction therefrom of Landlord’s expenses in obtaining such proceeds and any amounts applied by any Superior Lessor or Mortgagee to obligations other than restoration of the New Tower Building. In no event shall Landlord be obligated to repair or restore any Alterations, Tenant’s Property or paneling or other finishes, carpeting or wall coverings.

(b) Where Landlord is obligated or otherwise elects to effect restoration of the Premises, unless such restoration is completed within eighteen (18) months from the date of the casualty, or within the one hundred eighty (180) day period applicable during the last eighteen (18) months of the Term (each such period to be subject, however, to extension by one day for each day of Unavoidable Delay (but in no event beyond twenty-four (24) months from the date of the casualty, or during the last eighteen (18) months of the Term, two hundred and forty (240) days from the date of the casualty)), Tenant shall have the right to terminate this Lease within thirty (30) days after the expiration of such eighteen (18) month period or one hundred eighty

(180) day period, as applicable (as each such period may be extended) but prior to the time that the restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after such notice is given, with the same force and effect as if such date were the date originally established as the Expiration Date unless, within such thirty (30) day period such restoration is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Term shall continue in full force and effect. In the event that Tenant’s right to terminate this Lease in accordance with the terms of this Section 12.2(b) shall have accrued, and Tenant fails to exercise such right within such thirty (30) day period after such right shall have first accrued, then Tenant shall not be able to exercise such right for a period of one hundred eighty (180) days after Tenant’s right first accrued, and then only if, at such time, the conditions for such exercise shall continue to exist. If Tenant shall not have exercised Tenant’s termination right within the time periods aforesaid, Tenant shall have no further right to exercise such termination right thereafter.

Section 12.3 Until this Lease is terminated pursuant to Section 12.1 or Section 12.4 or, if this Lease is not so terminated, until the completion of Landlord’s restoration work pursuant to Section 12.2, Fixed Rent and Tenant’s Pilot Payment, Tenant’s Tax Payment and Tenant’s Operating Payment shall be equitably abated. No damages, compensation or claims shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the New Tower Building. If Rent abates in respect of all or any portion of the Premises and Tenant reoccupies the Premises or such portion thereof, or any part thereof, and recommences the conduct of Tenant’s business operations during the period in which restoration work is taking place and prior to the date that the same is made completely tenantable, Fixed Rent allocated to the space so reoccupied shall be payable, and Tenant’s Pilot Payment, Tenant’s Tax Payment and Tenant’s Operating Payment shall increase by the portion thereof allocable to such space, from the date which is five (5) Business Days after notice from Landlord that such space is ready for reoccupancy for the conduct of Tenant’s business. Notwithstanding anything in this Section 12.3 to the contrary, if Landlord shall be unable to collect all of the insurance proceeds (including rent insurance proceeds) payable by reason of any damage to the New Tower Building or the Premises under Landlord’s insurance policies by reason of any action or inaction by Tenant or failure by Tenant to comply with any of the provisions of this Lease (including without limitation Sections 8.2 and 11.4 hereof), then without prejudice to any other remedy which may be available against Tenant, the abatement of Rent provided for in this Section 12.3 shall not be effective to the extent of the uncollected insurance proceeds, and the amount of any abatement theretofore taken by Tenant shall be immediately payable to Landlord on demand. Nothing contained in this Section is intended to contravene the provisions of Section 11.4 hereof.

Section 12.4 Notwithstanding anything to the contrary contained in this Lease, if (a) the New Tower Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by casualty insurance maintained by Landlord, (b) such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within ninety (90) days from the time that repair work would commence and (c) such repair would require Landlord to incur a material expenditure to complete in excess of any deductible under Landlord’s applicable insurance policy, Landlord may, at its election, terminate this Lease by notice to Tenant given within sixty (60) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the Expiration Date.

ARTICLE 13

EMINENT DOMAIN

Section 13.1 If the whole of the New Tower Building or of the Premises shall be taken by condemnation or in any other manner for any public or quasi-public use or purpose (other than for temporary use or occupancy), the Term shall forthwith cease and terminate as of the date of vesting of title by reason of such taking (which date is hereinafter referred to as the “date of the taking”), and Rent shall be apportioned as of such date. If such portion of the New Tower Building shall be so taken so that substantial structural alterations or reconstruction of the New Tower Building shall be necessary as a result of such taking (whether or not the Premises be affected), which alterations or reconstruction Landlord determines will take at least one hundred eighty (180) days to complete, Landlord may, at its option, terminate this Lease and the Term and estate hereby granted as of the date of such vesting of title by notifying Tenant in writing of such termination within sixty (60) days following the date of the taking.

Section 13.2 If any part, but less than all, of the Premises shall be so taken and this Lease shall not be terminated pursuant to Section 13.1, then the part so taken shall no longer constitute part of the Premises but this Lease shall otherwise remain unaffected by such taking; provided, however, that Tenant may elect to terminate the Term in the event of:

(i) a taking of more than twenty percent (20%) of the total RSF of the Premises; or

(ii) a taking that has a material adverse effect on Tenant’s access to the New Tower Building or the Premises, if Landlord determines that it will be unable to provide or in fact fails to provide adequate alternative access to the New Tower Building and the Premises within one hundred eighty (180) days thereafter, by giving notice of such election to Landlord not later than sixty (60) days after Tenant’s receipt from Landlord of notice of such taking (describing the nature and extent of such taking) or the date of such taking, whichever first occurs, or not later than thirty (30) days after such one hundred eightieth (180th) day, as the case may be. If notice of termination of this Lease shall be given pursuant to this Section 13.2, then upon such date as may be specified by Tenant by notice to Landlord, which date shall be not earlier than thirty (30) and not later than sixty (60) days after the date of Tenant’s notice, the Term shall terminate as of the date specified in such notice and Rent shall be apportioned as of such date of termination. Upon a partial taking and this Lease continuing in force as to any part of the Premises:

(a) Fixed Rent, Tenant’s Pilot Payment, Tenant’s Tax Payment and Tenant’s Operating Payment shall be equitably reduced for the remainder of the Term, according to the nature and extent of the loss of use of the Premises suffered by Tenant; and

(b) Landlord shall, at its expense, restore with reasonable diligence the remaining portions of the Premises as nearly as practicable to the same condition as it was in prior to such condemnation or taking; provided, however, that Landlord shall not be obligated to expend for such restoration and for restoration of the remainder of the New Tower Building any amount in excess of the net condemnation proceeds actually received by Landlord. Proceeds of any award applied by any Mortgagee to reduction of the indebtedness secured thereby or retained by any Superior Lessor as compensation for the taking shall not be deemed to have been received by Landlord.

Section 13.3 In the event of any condemnation or taking hereinabove mentioned of all or a part of the New Tower Building (whether or not the Premises be affected) Landlord shall be entitled to receive the entire award in the condemnation proceeding, including any award made for the value of the estate vested by this Lease in Tenant, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award. The foregoing, however, shall not be deemed to preclude Tenant from recovering a separate award for Tenant’s moving expenses and Tenant’s Property, but only provided that such award does not reduce and is not payable out of the amount for the Land and the New Tower Building.

Section 13.4 If all or any part of the Premises shall be taken for a limited period, Tenant shall be entitled, except as hereinafter set forth, to that portion of the award for such taking which represents compensation for the use and occupancy of the Premises, for the taking of Tenant’s Property and for moving expenses, and Landlord shall be entitled to that portion which represents reimbursement for the cost of restoration of the Premises. This Lease shall remain unaffected by such taking and Tenant shall continue to be responsible for all of its obligations under this Lease and shall continue to pay in full all Rent when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award that represents compensation for the use and occupancy of the Premises shall be apportioned between Landlord and Tenant as of the Expiration Date.

ARTICLE 14

ASSIGNMENT, SUBLETTING, MORTGAGE, ETC.

Section 14.1 Except as otherwise expressly provided herein, Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors, subtenants and assigns, expressly covenants that it shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, nor sublet (nor underlet), nor suffer, nor permit, nor license the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without the prior written consent of Landlord in each instance, and any such assignment, mortgage, pledge, encumbrance, transfer, sublet, underlet, license or use, whether occurring voluntarily, by operation of law or otherwise, shall be and hereby is expressly prohibited. For the purpose of this Article 14, an “assignment” shall mean (w) a sale of all or substantially all of Tenant’s, (x) a transfer of the Premises for the remainder of or substantially all of the remainder of the Term, (y) the merger or consolidation of Tenant into or with any other entity and (z) whether by one or more transactions or by operation of law or otherwise or the issuance of new stock, partnership or other ownership interests, a change in Control of Tenant; provided, however, that the provisions of this Article 14 shall not apply to the transfer of beneficial interests in Tenant (or any direct or indirect parent of Tenant) if and so long as Tenant (or such direct or indirect parent of Tenant) is publicly traded on a nationally recognized stock exchange. For the purpose of this Section 14.1, ownership of stock or partnership interests shall be determined in accordance with the principles set forth in Section 544 of the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any subsequent law. If, whether by operation of law or otherwise this Lease is assigned, or the Premises or any part thereof are sublet or occupied by any Person other than Tenant, or this Lease or the Premises are encumbered, then Landlord may, after default by Tenant beyond applicable grace or notice periods, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to Fixed Rent and Additional Rent, but no assignment, subletting, occupancy or collection shall be deemed a waiver by Landlord of the provisions hereof, the acceptance by Landlord of the assignee, subtenant or occupant as a tenant, or a release by Landlord of Tenant from the further performance by Tenant of its obligations under this Lease, and Tenant shall remain fully liable therefor. The consent by Landlord to any assignment or subletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting to the extent required hereunder. In no event shall any permitted subtenant assign or encumber its sublease or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part thereof to be used or occupied by others (subject to Section 14.12 hereof). Any assignment, sublease, mortgage, pledge, encumbrance, underlet, license or transfer in contravention of the provisions of this Article 14 shall be void and shall constitute a default hereunder. The limitations set forth in this Section 14.1 shall be deemed to apply to subtenant(s) and assignee(s) of this Lease.

Section 14.2 (a) Anything in this Lease (including the foregoing Section 14.1) to the contrary notwithstanding, (i) transactions with an entity (x) into or with which Tenant is merged or consolidated, or (y) to which substantially all of Tenant’s assets are transferred, (ii) any change in Control of Tenant or (iii) any other form of corporate or business restructuring (it being agreed that any such corporate or business restructuring that does not result in a change in Control of Tenant shall not be deemed to be an assignment hereunder and shall not require the consent of Landlord (and the balance of this Section 14.2(a) and Sections 14.3, 14.5, 14.6 and 14.9 shall not apply or be available to Landlord in connection therewith)) (any successor to Tenant (or the then Tenant if the identity of the Tenant shall not have changed as a result thereof) as a result of such transaction is referred to herein as a “Permitted Transferee”), shall not require the consent of Landlord (and Sections 14.3, 14.5, 14.6 and 14.9 shall not apply or be available to Landlord in connection therewith; provided that, in the event of any of such transfers (whether effectuated through a single transaction or a series of transactions): (1) the Permitted Transferee shall in the aggregate have a net worth (calculated as total assets minus total liabilities (i.e., shareholder equity), consistent with the determination of net worth as set forth on the balance sheet of Original Tenant as set forth in the financial statements of Original Tenant for June 30, 2011), equal to or greater than $750,000,000, and proof reasonably satisfactory to Landlord of such net worth shall have been delivered to Landlord no more than ten (10) Business Days after the effective date of any such transaction; (2) the Permitted Transferee (and in the case of a change in Control of Tenant, the Person acquiring Control of Tenant) shall be of good reputation, and engaged in a business or activity which is in keeping with the standards of the New Tower Building for office tenants and which is a permitted use in accordance with the provisions of Article 2 hereof; provided that the provisions of this clause (2) shall be deemed satisfied with respect to any Exempt Transferee; (3) the Permitted Transferee agrees directly with Landlord, by written instrument in form reasonably satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment and subletting except in accordance herewith; (4) in no event shall Tenant be released from its obligations under this Lease; (5) any such transfer or transaction is for a legitimate business purpose of Tenant other than a transfer of Tenant’s interest in this Lease or avoiding the obligations under this Lease, including Section 14.9; (6) a duplicate original of the instrument of transfer shall be delivered to Landlord within ten (10) Business Days after the effective date thereof; and (7) Tenant shall reimburse Landlord within twenty (20) days after written demand (together with reasonable supporting documentation if reasonably available) for any reasonable out-of-pocket costs including, without limitation, reasonable legal costs, incurred by Landlord in connection with such transaction. Notwithstanding the foregoing, a sale of all or substantially all of Tenant’s assets that does not include this Lease or Tenant’s operations in the Premises, shall be an assignment for purposes of this Article 14 and shall be subject to Section 14.1(a). Notwithstanding anything to the contrary contained herein, if any of the conditions set forth in clause (1) above fails to be satisfied with respect to any such transaction described in (i), (ii) or (iii) which is a change in Control and Tenant requests Landlord’s consent to the proposed transaction (as opposed to electing in its sole discretion not to pursue the same), Landlord shall only have the right to consent to such transaction pursuant to the terms of this Article 14 (i.e., Landlord shall not have the right of recapture under Section 14.5 with respect to such transaction) so long as such transaction is for a legitimate business purpose of Tenant and not to circumvent any of the provisions of this Article 14.

(b) Anything in this Lease (including the foregoing Section 14.1) to the contrary notwithstanding, an assignment or subletting to an Affiliate of Tenant shall not require the consent of Landlord (and Sections 14.3, 14.5, 14.6 and 14.9 shall not apply or be available to Landlord in connection therewith); provided that (i) the assignee or subtenant agrees directly with the Landlord, by written instrument in form reasonably satisfactory to Landlord, to comply with all the obligations of Tenant hereunder (except that in case of a sublease, such obligations shall be limited to the rent and additional rent payable thereunder and to those obligations under this Lease that apply to the portion of the Premises being sublet), (ii) in no event shall Tenant be released from its obligations under this Lease, (iii) any such transfer or transaction is for a legitimate, business purpose of Tenant, (iv) appropriate evidence that such Person is an Affiliate is delivered to Landlord, (v) such Affiliate shall be of good reputation, and engaged in a business or activity which is in keeping with the standards of the New Tower Building for office tenants and which is a permitted use in accordance with the provisions of Article 2 hereof, (vi) a duplicate original of the assignment or sublease shall be delivered to Landlord no later than ten (10) Business Days after to the effective date thereof and (vii) Tenant shall reimburse Landlord within thirty (30) days after Landlord delivers written demand therefor together with reasonable supporting documentation, if reasonably available, for any reasonable out-of-pocket costs including, without limitation, reasonable legal costs, incurred by Landlord in connection with such transaction. Notwithstanding anything to the contrary contained herein, if the conditions set forth in clauses (i) through (vii) above are not satisfied in connection with an assignment or subletting by Tenant to one of its Affiliates, then Landlord shall not have the right of recapture under Section 14.5 with respect to such proposed assignment or subletting (it being agreed that Landlord shall only have the right to consent or to withhold its consent to such proposed assignment or subletting pursuant to the terms of this Article 14).

(c) If any Person to whom Tenant shall have assigned this Lease or sublet all or any portion of the Premises pursuant to and in accordance with Section 14.2(b) shall thereafter cease to be an Affiliate of Tenant, then the continuation of such Person’s tenancy or subtenancy, as applicable, after the date such Person shall cease to be an Affiliate of Tenant, shall be subject to Landlord’s consent pursuant to Section 14.6 and all of the other provisions of this Article 14 (including, without limitation, Section 14.9 hereof) (except as otherwise provided for herein), and except that Landlord’s consent shall not be required and Landlord shall not have the right to recapture under Section 14.5 hereof or the right to receive any Transaction Profits under Section 14.9 hereof, (X) in the case of any sublease where such Person shall cease to be an Affiliate of Tenant after the date that is two (2) years after the effective date of such sublease, if such Person has sufficient financial worth considering the responsibility involved, and Landlord has been furnished with reasonable evidence of such financial worth or (Y) in the case of an assignment where such Person shall cease to be an Affiliate of Tenant after the date that is two (2) years after the effective date of such assignment, if such Person together with any such guarantor shall in the aggregate have a net worth (calculated as total assets minus total liabilities (i.e., shareholder equity), consistent with the determination of net worth as set forth on balance sheet of Original Tenant as set forth in the financial statements of Original Tenant for June 30, 2011), equal to or greater than $750,000,000, and proof reasonably satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) Business Days after the date such Person shall cease to be an Affiliate of Tenant. In the event Tenant shall assign this Lease or sublet all or any part of the Premises to an Affiliate of Tenant in accordance with Section 14.2(b), the parties agree that if such Affiliate desires to assign this Lease or sublet all or any part of the Premises to a Person other than an Affiliate of Tenant, then the provisions of this Article 14 shall apply with respect thereto and for purposes of calculating profits Sections 14.9(a)(i) and (ii) shall apply, but the sums to be paid to Landlord shall be calculated as if the sublet or assignment to an Affiliate of Tenant had not occurred and the sublease and assignment were made directly by Tenant. Notwithstanding anything to the contrary contained herein, if any Person to whom Tenant shall have assigned this Lease or sublet all or any portion of the Premises pursuant to and in accordance with Section 14.2(b) shall thereafter cease to be an Affiliate of Tenant and shall also fail to satisfy the financial test or the net worth test, as the case may be, set forth in this Section 14.2(c), then Landlord shall not have the right of recapture under Section 14.5 with respect to such assignment or subletting (it being agreed that Landlord shall only have the right to consent or to withhold its consent to such proposed assignment or subletting pursuant to the terms of this Article 14).

(d) Anything in the foregoing Section 14.1 to the contrary notwithstanding, Landlord’s consent shall not be required (and Sections 14.3, 14.5, 14.6 and 14.9 shall not apply) to the occupancy of offices within any portion of the Premises, by any individual or business entity who or which is a client, service provider or otherwise has a bona fide business relationship with Tenant (any such individual, entity or attorney being hereinafter referred to as a “Space Occupant”), provided that (i) each Space Occupant shall be of good reputation and engaged in a business or activity which is reasonably determined by Landlord to be in keeping with the first-class nature of the Building and which is a Permitted Use, (ii) each Space Occupant’s use of the applicable portion of the Premises is primarily for general office uses and ancillary uses permitted hereunder in connection with Tenant’s Permitted Uses of the Premises, (iii) the Space Occupants shall not occupy, in the aggregate, more than five thousand (5,000) RSF of the Premises of which Tenant is in Actual Occupancy, (iv) the portions of the Premises occupied by the Space Occupants shall be physically part of, and not separated from, the remainder of the Premises occupied by Tenant, (v) no Space Occupant shall have a separate entrance, (vi) no such Space Occupant shall have any signage outside of the Premises (it being agreed that any such Space Occupant shall have the right to signage within the Premises, subject to Landlord’s reasonable consent in accordance with Article 4 hereof) and (vii) Tenant shall give Landlord a notice (a “Space Occupant Notice”) with respect to each such Space Occupant at least fifteen (15) Business Days prior to the commencement of such Space Occupant’s occupancy in the Premises. Each such occupancy shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and in the event of the termination of this Lease, such occupancy shall immediately terminate. Occupancy by a Space Occupant shall not be deemed to vest in such Space Occupant any right or interest in this Lease nor shall it relieve, release, impair or discharge any of Tenant’s obligations hereunder. Any occupancy agreement which provides for the subtenant an entrance and reception area separate from those used by Tenant, shall be deemed to be “ordinary subletting” which ordinary subletting shall be governed by the remaining provisions of Article 14 hereof. Each Space Occupant Notice shall include (A) the name and the nature of the business or occupation of such Space Occupant and (B) the material terms of such Space Occupant’s occupancy. Each such occupancy shall be terminable “for cause” on not more than thirty (30) days’ notice from Tenant.

Section 14.3 Offer Notices; Preliminary Approval.

(a) Offer Notice. Prior to Tenant’s subletting all or any part of the Premises or assigning this Lease within the meaning of this Article 14 (in either case, other than to Permitted Transferees or Affiliates), Tenant shall submit to Landlord a notice of Tenant’s desire to assign this Lease or sublease the Premises or a portion thereof, the intended term, the proposed portion thereof and the effective date of the proposed sublease or assignment (any such notice being hereinafter called an “Offer Notice”), which may (but need not) be based upon a bona fide written offer from an independent third party or such third party’s broker. In no event shall Tenant be required to provide to Landlord any information other than the items set forth in the previous sentence, even if Tenant shall have received and negotiated a bona fide written offer from an independent third party or such third party’s broker. To the extent that the Offer Notice relates to either an assignment of this Lease or a sublease for the entire or substantially the entire remaining Term, Landlord shall, within thirty (30) days after Landlord’s receipt of such Offer Notice (the “Offer Period”), have the right of recapture in accordance with the terms of Section 14.5. If Landlord shall not respond within the Offer Period, Landlord shall be deemed to have elected not to recapture.

(b) Preliminary Approval. Tenant shall have the option of advising Landlord who the proposed assignee or subtenant is in its Offer Notice or otherwise in any subsequent written notice delivered by Tenant to Landlord. Subject to Landlord’s right of recapture under Section 14.5 hereof and satisfaction of the conditions set forth in Section 14.6 hereof and the other provisions of this Article 14, Landlord shall, within twenty (20) days after receipt by Landlord of such Offer Notice or subsequent written notice, approve or disapprove of the identity of the proposed subtenant or assignee, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 14.4 Intentionally Omitted.

Section 14.5 Landlord’s Right to Terminate. Upon receipt of any Offer Notice in which Tenant proposes to assign this Lease, or in which Tenant proposes to sublet all or any portion of the Premises for the entire or substantially the entire remaining Term (provided that Tenant is permitted to assign or sublet such space pursuant to the terms hereof), then and in either of such events Landlord shall have the right, exercisable by notice to Tenant given within the Offer Period, (i) in the case of an assignment, to terminate this Lease, in which event this Lease shall terminate on the date set forth in Tenant’s Offer Notice, or if no such date is set forth in Tenant’s Offer Notice, on the date fixed in Landlord’s notice, in either event which shall not be less than thirty (30) days after the giving of such Offer Notice or notice, as the case may be, with the same force and effect as if the termination date fixed in Tenant’s Offer Notice or Landlord’s notice, as the case may be, were the date originally fixed in this Lease as the Expiration Date, or (ii) in the case of a subletting of all or any portion of the Premises for the entire or substantially the entire remaining Term, to terminate this Lease with respect to the space proposed by Tenant to be sublet, in which event on the date set forth in Tenant’s Offer Notice, or if no such date is set forth in Tenant’s Offer Notice, on the date fixed in Landlord’s notice, in either event which shall not be less than thirty (30) days after the giving of such Offer Notice or notice, as the case may be, such space shall no longer be part of the Premises or covered by this Lease and the RSF of the Premises, the Fixed Rent, Tenant’s Share of Taxes, Tenant’s Share of Operating Expenses and the Pilot Rate Multiple shall be appropriately reduced. For purposes of this Article 14, “the entire or substantially the entire remaining Term” shall mean eighty-five percent (85%) or more of the remaining Term as of the date of the proposed commencement of the sublease or the proposed effective date of the assignment, except that a sublease that expires earlier than the date which is two (2) years before the then current Expiration Date shall be deemed not to be for “the entire or substantially the entire remaining Term”.

Section 14.6 Consent.

(a) If Landlord does not exercise any option granted to Landlord by this Article 14 and provided that no Event of Default shall have occurred and be continuing under this Lease as of the time Landlord’s consent is requested by Tenant or at the time of any such subletting or assignment, Tenant may request Landlord’s approval to assign or sublease its rights under this Lease. Landlord agrees not to unreasonably withhold, condition or delay its consent (which must be in writing) to the proposed assignment or sublease; provided, however, that as a condition to the effectiveness of any such assignment or sublease that:

(i) Tenant shall have complied with the provisions of Section 14.3 hereof, and Landlord shall not have exercised any of its options thereunder within the time permitted therefor;

(ii) The proposed assignee or subtenant is engaged in a business or activity, and the Premises, or the relevant part thereof, will be used in a manner, which (A) is in keeping with the then standards of the New Tower Building, and (B) is limited to executive, administrative and general offices and such incidental ancillary uses otherwise permitted hereby;

(iii) The proposed assignee or subtenant is of good reputation with sufficient financial worth considering the responsibility involved, and Landlord has been furnished with reasonable evidence of such financial worth (it being understood that if Tenant considers a proposed assignee an Eligible Assignee and so advises Landlord, then Landlord, in determining whether to consent to the proposed assignment, shall also indicate whether Landlord approves the proposed assignee as an Eligible Assignee);

(iv) In the event Landlord has space in the New Tower Building available for lease for a substantially equivalent term and which is reasonably comparable to the space which is the subject of such proposed assignment or subletting, (A) the proposed assignee or subtenant is not then an occupant or an Affiliate of an occupant of any part of the New Tower Building, or (B) the proposed assignee or subtenant is not a Person (or Affiliate of a Person) with whom Landlord or Landlord’s agent is then actively negotiating in connection with the rental of comparable space in the New Tower Building or has negotiated in connection with the rental of comparable space in the New Tower Building at any time during the immediately preceding six (6) month period;

(v) The form of the proposed sublease or instrument of assignment shall be reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 14, and Tenant has delivered a true and complete original, fully executed counterpart of such sublease or other instrument to Landlord promptly after the execution and delivery thereof;

(vi) The economic and other material terms of any sublease or assignment shall be substantially equivalent to those set forth in the Offer Notice;

(vii) Tenant and its proposed subtenant or assignee, as the case may be, shall execute and deliver to Landlord an agreement in a form reasonably acceptable to Landlord, and the agreement of Tenant and such subtenant or assignee, as the case may be, to be bound by the provisions of this Article 14;

(viii) There shall not be more than four (4) occupants (including Tenant) per floor of the Premises (applied on a proportionate basis based on RSF) or more than six (6) occupants (including Tenant) in the aggregate in the Premises (as such aggregate number of occupants shall be increased proportionately on a per RSF basis if Tenant leases additional space pursuant to Articles 35¸ 36 or 37 hereof) (it being agreed that if any Affiliates of Tenant are occupying space in the Premises in compliance with Section 14.2(b) that is not separately demised from the remainder of the Premises occupied by Tenant, then such Affiliates shall not be deemed to be separate occupants for purposes of this Section 14.6(a)(viii));

(ix) Tenant shall reimburse Landlord, as Additional Rent within thirty (30) days after Landlord delivers written demand therefor together with reasonable supporting documentation, if reasonably available, for (A) the reasonable, actual out-of-pocket costs and expenses incurred by Landlord in connection with the assignment or sublease, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant and the cost of reviewing plans and specifications relating to any Alterations proposed to be made in connection therewith and (B) Landlord’s reasonable out-of-pocket legal fees and disbursements incurred in connection with the granting of any requested consent and the preparation of Landlord’s consent to the sublease or assignment;

(x) Tenant shall not have (A) advertised or publicized in any way the availability of the Premises (other than to brokers and through customary brokers’ flyers) without prior notice of and reasonable approval by Landlord, or (B) publicly advertised in any way the availability of the Premises at a rental rate less than the fixed rent and additional rent at which Landlord is then offering to lease comparable space in the New Tower Building for a comparable term (or if Landlord is not then offering any such comparable space, at a rental rate other than as reasonably approved by Landlord). Landlord shall provide Tenant with a statement of Landlord’s then current rental rates for such comparable space within ten (10) Business Days after Tenant’s request therefor;

(xi) The proposed occupancy shall not materially increase the office cleaning requirements, impose an extra burden upon services to be supplied by Landlord to Tenant, increase the burden on the elevators which service the Premises (other than to a de minimis extent) or increase Operating Expenses with respect to the Premises (other than to a de minimis extent);

(xii) The proposed subtenant or assignee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to the service of process in, and the jurisdiction of the courts of, New York State, or shall agree to consent thereto; and

(xiii) no subletting shall be for a term of less than two (2) years (except to the extent that there is then remaining less than two (2) years in the Term).

(b) Each sublease pursuant to this Section 14.6 shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease. Notwithstanding any such sublease or any acceptance of Fixed Rent or Additional Rent by Landlord from any subtenant, Tenant will remain fully liable for the payment of the Fixed Rent and Additional Rent due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on Tenant’s part to be observed and performed, and for all acts and omissions of any licensee or subtenant or anyone claiming under or through any subtenant which shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed to be a violation by Tenant. If Landlord shall decline to give its consent, pursuant to the provisions of this Lease, to any proposed assignment or sublease, or if Landlord shall exercise its option under Section 14.5 hereof, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees and disbursements) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant arising from or in connection with such proposed assignment or subletting, or by any brokers or other Persons (with whom Tenant or its proposed assignee or subtenant may have dealt) claiming a commission or similar compensation in connection with the proposed assignment or sublease.

(c) Landlord shall exercise its right to consent to any such assignment or subletting within the later to occur of (i) the expiration of the Offer Period applicable to such assignment or subletting or (ii) the thirtieth (30th) day after receipt of an executed copy of the proposed instrument of assignment or sublease (and all other agreements, if any, related to such proposed assignment or sublease). If Landlord does not respond within such thirty (30) day period as aforesaid, then Tenant may at any time after the expiration of such thirty (30) day period (but no later than ten (10) days after such expiration), deliver a second (2nd) notice to Landlord requesting that Landlord consent to the proposed assignment or subletting and provided that such notice shall set forth in bold capital letters the following statement: “IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN, SUBJECT TO THE OTHER PROVISIONS OF THE LEASE, THE [ASSIGNMENT/SUBLETTING] DESCRIBED HEREIN SHALL BE DEEMED TO BE APPROVED BY LANDLORD”, if Landlord fails to respond to such notice within five (5) Business Days after receipt by Landlord, then such assignment or subletting shall be deemed to be approved by Landlord, subject to the provisions of this Lease. Notwithstanding anything to the contrary contained herein, if Tenant shall deliver each of the items required under Section 14.6(a), the time periods under this Section 14.6(c) by which Landlord is required to grant or deny its consent to such transaction shall run concurrently with the time periods set forth in Section 14.5; provided, however, in no event shall the time periods for Landlord to consent to any assignment or subletting under this Section 14.6(c) be reduced as a result of the application of this sentence.

Section 14.7 If any assignment or sublease does not become effective for any reason not caused by a default by Landlord under this Lease within two hundred forty (240) days after the delivery to Landlord of an Offer Notice with respect thereto, or if Landlord grants its final consent to a proposed assignment or subletting under Section 14.6 and such assignment or sublease does not become effective for any reason not caused by a default by Landlord under this Lease within one hundred eighty (180) days after the granting of such consent, or if such assignment or sublease is modified or amended with respect to the economic terms or materially modified as to any other terms prior to its becoming effective, then and in any such event any consent granted or deemed to have been granted by Landlord with respect thereto shall be deemed to have been withdrawn and Tenant shall not have the right to assign this Lease or to sublease all or any portion of the Premises without once again complying with all of the provisions and conditions of this Article 14 (including, without limitation, the requirement that Tenant deliver another Offer Notice under Section 14.3(a) hereof). In no event shall Tenant modify or amend the economic terms of any assignment or sublease or materially modify or amend any other terms of any assignment or sublease to which Landlord has finally consented under Section 14.6 without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; it being agreed that so long as this Lease is in full force and effect, Tenant may terminate any such sublease without Landlord’s prior consent.

Section 14.8 With respect to each and every sublease authorized by Landlord under the provisions of this Lease:

(a) No sublease shall be for a term ending later than one day prior to the Expiration Date of this Lease;

(b) No sublease shall be delivered, and no subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of such sublease has been delivered to Landlord;

(c) Each sublease shall contain the condition and restriction that the sublease shall not be assigned, encumbered or otherwise transferred or the subleased premises further sublet by the sublessee in whole or in part, or any part thereof suffered or permitted by the sublessee to be used or occupied by others, without the prior written consent of Landlord in each instance (subject, however, to Section 14.12 hereof); and

(d) Subject to Section 14.13 hereof, each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord as sublandlord under such sublease for the balance of the term and on all of the then executory provisions of such sublease, except that Landlord shall not (i) be liable for any previous act or omission of Tenant under such sublease, (ii) be subject to or liable for any credit, counterclaim, offset or defense, which theretofore accrued to such subtenant against Tenant, (iii) be bound by any rent which such subtenant might have paid for more than thirty (30) days in advance, (iv) be required to account for any security deposit other than the security deposit actually delivered to Landlord, (v) be liable for any brokerage commission payable in connection with such sublease or any renewal thereof, (vi) be bound by any amendment, modification or surrender of such sublease made without Landlord’s prior written consent other than modifications which do not increase Landlord’s obligations, decrease Tenant’s obligations or increase Tenant’s rights, (vii) be liable for any claim for damages of any kind whatsoever as the result of any breach by Tenant that occurred before the date of attornment, (viii) be bound by any obligation to restore the New Tower Building, such subtenant’s premises or property located therein in the event of a casualty or condemnation of the New Tower Building or such subtenant’s premises or any portion thereof except as required by this Lease, or (ix) be obligated to perform, or be liable for any payment to such subtenant of any sums or the granting to such subtenant of any credit in the nature of a contribution toward the cost of, any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Article 14. The provisions of this Article 14 shall be self-operative and no further instrument shall be required to give effect to this provision.

Section 14.9 (a) If Landlord shall consent to any assignment of this Lease or to any sublease, or if Tenant shall enter into any other assignment or sublease permitted hereunder, Tenant shall, in consideration therefor, pay to Landlord, as Additional Rent the following amounts (“Transaction Profits”), after first deducting therefrom (but not below zero) Transaction Expenses (as hereinafter defined) incurred by Tenant in connection with such assignment or subletting:

(i) in the case of an assignment, an amount equal to fifty percent (50%) of all sums and other consideration payable to or for the benefit of Tenant by the assignee for or by reason of such assignment (including sums paid for Tenant’s Property, fixtures or leasehold improvements calculated as if such items were sold in an arms-length transaction and for services provided or to be provided to such assignee or to the space assigned); or

(ii) in the case of a sublease, an amount equal to fifty percent (50%) of all rents, additional charges or other consideration payable to or for the benefit of Tenant under or by reason of the sublease in excess of the Fixed Rent and Additional Rent payable during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof (including sums paid for the sale or rental of Tenant’s Property, fixtures or leasehold improvements calculated as if such items were sold in an arms-length transaction).

“Transaction Expenses” shall mean to the extent actually paid by Tenant to unrelated third parties, (A) the reasonable out-of-pocket costs and expenses of Tenant in entering into the sublease, such as customary real estate brokerage commissions, legal, architectural and engineering fees, provided such fees are at commercially reasonable rates and the result of reasonably customary billable hours and attorney staffing for the negotiation of a sublease or a lease assignment, and advertising fees paid to unrelated third parties, (B) free rent, rent concessions or rent abatements solely to the extent of any Rent payable by Tenant to Landlord for the portion of the Term during which the free rent or rent abatement period under the sublease occurs, (C) the cost of improvements, construction contributions or alterations made by Tenant expressly and solely for the purpose of preparing the space for such tenancy and in no event to include costs expended for Tenant’s Initial Alterations, (D) any work allowance or other monetary concession actually paid to the assignee or subtenant as the case may be and (E) the then unamortized costs (directly related to such space) actually expended by Tenant (i.e., exclusive of Landlord’s Contribution) for Tenant’s Initial Alterations, prorated on per RSF basis based on the portion(s) of the Premises being so sublet or assigned. Landlord and Tenant hereby agree that the costs set forth in clause (E) above shall be deemed to be amortized on the basis of Tenant’s Federal income tax return. Notwithstanding anything contained herein to the contrary, in the event Tenant shall assign this Lease or sublet the Premises or any portion thereof prior to Tenant’s occupying the Premises, construction allowances and other out-of-pocket concessions shall only be includable as Transaction Expenses to the extent that such concessions exceed, on an RSF basis, the amount of construction allowances and concessions provided by Landlord to Tenant under this Lease.

The sums payable under this Section 14.9 shall be paid by Tenant to Landlord as Additional Rent as and when paid by the subtenant or assignee to Tenant. In the case of a sublease, Transaction Expenses shall be deducted from the fixed rent, additional rent and any other amounts due pursuant to such sublease prior to the payment of any amounts which are payable to Landlord under this Section 14.9 in connection with such sublease.

(b) Notwithstanding anything to the contrary set forth in subsection (a) above, Tenant shall not be obligated to pay Transaction Profits to Landlord with respect to transactions for which Landlord’s consent is not required under Section 14.2(a) or Section 14.2(b) or hereof or to the extent applicable, Section 14.2(c) hereof.

Section 14.10 (a) Each permitted assignee or transferee shall assume and be deemed to have assumed the obligations of Tenant under this Lease to be performed, or arising or accruing, on and after the effective date of such assignment or transfer and shall be and remain liable jointly and severally with Tenant for the payment of Rent, and for the due performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the remainder of the Term. Any assignment or transfer, whether made with Landlord’s consent pursuant to Section 14.1 hereof or without Landlord’s consent to the extent permitted under Sections 14.2 hereof, shall be made only if, and shall not be effective until, the assignee shall execute and deliver to Landlord an agreement in a form reasonably acceptable to Landlord whereby the assignee shall assume the obligations of this Lease on the part of Tenant to be performed or observed from and after the effective date of such assignment or transfer, and whereby the assignee shall agree that the provisions in Article 14 hereof shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers.

(b) The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord by way of mortgage or otherwise, extending the time, or modifying any of the obligations of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord by way of mortgage or otherwise, to enforce any of the obligations of this Lease.

(c) The listing of any name other than that of Tenant, whether on the doors of the Premises or the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of Premises or to the use or occupancy thereof by others.

Section 14.11 Tenant covenants and agrees that no security agreement, whether by way of conditional bill of sale, chattel mortgage or instrument of similar import, shall be placed upon any improvement at the Premises which is affixed to the Real Property.

Section 14.12 Notwithstanding anything to the contrary contained in this Lease (including Section 14.1 hereof and Section 14.6 hereof), an Underletting Sublease may permit the subtenant thereunder and such subtenant’s assignee to further sublease all or any portion of the sublease space or assign its rights thereunder and such subtenant and assignee shall also have all of the rights available to Tenant under this Article 14 (including, without limitation, pursuant to Section 14.2, provided that the aggregate amount of RSF occupied by Space Occupants in the Premises shall at no time exceed 10% of the RSF of the Premises in the aggregate) as if such subtenant or assignee were the Tenant hereunder; provided that (i) all of the conditions of this Article 14 (including, without limitation, Section 14.6 hereof except as otherwise expressly permitted hereby) shall be satisfied with respect to such further subleasing or assignment, (ii) Landlord shall be entitled to receive fifty percent (50%) of any and all profits accruing to any party with respect to such further subleasing or assignment as if Section 14.9 hereof were directly applicable thereto, (iii) upon a receipt of any Offer Notice with respect to such transaction, Landlord shall in all events have the rights to recapture in accordance with Section 14.5 hereof, (iv) the sub-subtenant shall not be permitted to further assign its rights thereunder or sublet any of the Premises without the prior consent of Landlord, and (v) such subtenant and assignee shall also have all of the rights Tenant has under this Article 14 (including, without limitation, pursuant to Section 14.2; provided, however, that as between Landlord and Tenant, no net worth tests or deposits shall need to be satisfied in connection therewith).

Section 14.13 Landlord’s Non-Disturbance Agreement.

(a) Landlord shall, within thirty (30) days after Tenant’s written request (which request shall be accompanied by an executed counterpart of the Eligible Sublease and such other information and certifications as Landlord may reasonably request in order to determine that the conditions of this Section 14.13 have been satisfied), deliver to Tenant and the subtenant under the Eligible Sublease (the “Eligible Subtenant”) a non-disturbance agreement in Landlord’s then current reasonable form, providing in substance that, as long as no default beyond any applicable notice and grace period exists on the part of such subtenant under such Eligible Sublease and subject to the satisfaction of the condition precedent set forth in clause (iii) below, Landlord will not name or join such subtenant as a party defendant or otherwise in any suit, action or proceeding to enforce any rights granted to Landlord under this Lease, the Eligible Subtenant shall attorn to Landlord and to the further effect that if this Lease shall terminate or be terminated by reason of Tenant’s default hereunder or by the rejection of this Lease pursuant to Title 11 U.S.C. §365 (any such termination being herein called an “Attornment Event”), then Landlord will recognize such subtenant as the direct tenant of Landlord on the terms and conditions of the Eligible Sublease, as the same will be deemed amended upon such Attornment Event as hereinafter provided (a “Landlord’s Non-Disturbance Agreement”). Following the subtenant’s execution and delivery of the Landlord’s Non-Disturbance Agreement, Landlord shall promptly execute and deliver a counterpart to the subtenant. Landlord’s reasonable third-party out-of-pocket costs and expenses in connection with the foregoing (including, without limitation, reasonable attorney’s fees) shall be paid by Tenant within thirty (30) days after receipt of an invoice therefor. Landlord’s Non-Disturbance Agreement shall provide, inter alia, that, upon an Attornment Event:

(i) if applicable from time to time, the fixed rent and additional rent under the Eligible Sublease shall be increased (but not decreased) so that it is equal on a rentable square foot basis to the Fixed Rent and Additional Rent which would have been payable under this Lease with respect to the portion of the Premises demised under the Eligible Sublease had this Lease not been terminated;

(ii) the Eligible Sublease shall be deemed further amended such that the terms and provisions thereof shall be restated, to the extent necessary, if any, so that none of the provisions thereof shall be less favorable, in any respect, to Landlord than the provisions of this Lease (except that (A) the length of term (including renewals, other than renewals which would extend beyond the then Expiration Date of this Lease) shall remain as set forth in the Eligible Sublease, (B) the fixed rent and additional rent shall be as set forth in clause (i) hereof, if the same is applicable, or as set forth in the Eligible Sublease if clause (i) is not applicable, (C) any Special Lease Rights relative to the Eligible Sublease shall not be included in the Eligible Sublease as amended, and (D) if the Eligible Sublease contains one or more provisions which are more restrictive on the subtenant thereunder than the corresponding provision(s) of this Lease is on Tenant hereunder, then such more restrictive sublease provision shall continue to be included in the Eligible Sublease as amended in lieu of the corresponding provision of this Lease);

(iii) as a condition precedent to Landlord’s recognition of the Eligible Sublease, the subtenant under the Eligible Sublease shall, within ten (10) days after the Attornment Event, deliver to Landlord either (A) proof satisfactory to Landlord that such subtenant has a net worth computed in accordance with generally accepted accounting principles consistently applied at least equal to the greater of (x) the net worth of such subtenant at the time of the execution and delivery of Landlord’s Non-Disturbance Agreement or (y) the net worth of subtenant immediately prior to such recognition or (B) a letter of credit in a form and from a financial institution reasonably satisfactory to Landlord in an amount equal to at least one full year of fixed rent under the Eligible Sublease (as the same may have been increased to coincide with Fixed Rent payable hereunder pursuant to clause (i) above); and

(iv) the Eligible Subtenant shall attorn to Landlord as sublandlord under the Eligible Sublease in accordance with and subject to the provisions of this Lease, including, but not limited to, Section 14.8(d).

(b) As used herein, the following terms shall have the following meanings:

(i) “Eligible Sublease” shall mean a direct sublease which (A) is between Tenant and a subtenant which is not an Affiliate of Tenant, and as of the execution of the Eligible Sublease, has a financial condition reasonably satisfactory to Landlord taking into account the obligations in question (it being agreed that the financial condition of a subtenant shall be deemed satisfactory if such subtenant has a net worth, computed in accordance with generally accepted accounting principles consistently applied, equal to or greater than the annual Fixed Rent and Additional Rent then payable by Tenant on account of the portion of the Premises demised under the Eligible Sublease (without giving effect to any free rent or rent abatement) as the same may be increased pursuant to Section 14.13(a)(i) multiplied by twenty (20), (B) demises at least one (1) full floor of the Premises, and (C) has an initial sublease term (i.e., not including any renewals) of at least five (5) years (or, if less than five (5) years remain in the Term, the remaining balance of the Term less one day).

(ii) “Special Lease Rights”, relative to an Eligible Sublease upon an Attornment Event, shall mean (A) rights that are granted to Tenant in this Lease to expand the size of the Premises, rights to extend the Term, any rights which are limited to the Tenant named herein, any rights dependent upon occupancy of Tenant and/or Affiliates of Tenant, and any rights dependent upon leasing or occupancy requirements to the extent such requirements are not satisfied by the Eligible Sublease or the subtenant thereunder, any and all rights of the Tenant under this Lease which the subtenant under such Eligible Sublease would not have as a direct tenant under this Lease assuming this Lease were assigned to such subtenant prior to such Attornment Event, and (B) any and all rights of the Tenant under this Lease which the subtenant under the Eligible Sublease does not then have as the subtenant under the Eligible Sublease.

(c) Notwithstanding anything to the contrary herein contained, it is understood and agreed that Landlord shall have no obligation to deliver a Landlord’s Non-Disturbance Agreement during the continuance of any Event of Default hereunder.

ARTICLE 15

ACCESS TO PREMISES; BASE BUILDING UPGRADE WORK

Section 15.1 Tenant shall permit Landlord, Landlord’s agents and public utilities servicing the New Tower Building to erect, use and maintain concealed ducts, concealed pipes and concealed conduits in and through the Premises. The foregoing installations shall be concealed behind then existing walls and ceilings of the Premises if reasonably feasible and permitted under applicable Legal Requirements, provided that any pipes that are not so concealed shall be boxed in a manner reasonably consistent with the decor of the Premises; and any such installations shall not cause a reduction of the usable floor space of the Premises (other than to a de minimis extent). Landlord or Landlord’s agents shall have the right to enter the Premises at all reasonable times and from time to time upon reasonable prior notice (except no such prior notice shall be required in case of emergency), which notice may be oral, to examine the same, to show them to prospective purchasers, Mortgagees, Superior Lessors or ground lessees of the New Tower Building and their respective agents and representatives or, during the last eighteen (18) months of the Term, to prospective tenants of the Premises, and to make such repairs, alterations, improvements or additions (a) which constitute Landlord Repairs, or (b) which Landlord may elect to perform following Tenant’s failure (after the expiration of all applicable notice and grace periods) to make repairs or perform any work which Tenant is obligated to make or perform under this Lease, and Landlord shall be allowed to take all material into and upon the Premises that may be required therefor without the same constituting an eviction or constructive eviction of Tenant in whole or in part, and, subject to Section 6.4 hereof, Rent will not be abated while such repairs, alterations, improvements or additions are being made, by reason of loss or interruption of the business of Tenant, or otherwise. Landlord shall use reasonable efforts (but not including the use of overtime or premium labor) to perform such work in such a manner so as to minimize interference that might be occasioned to Tenant’s business operations and to minimize any damage that might result to the appearance or function of the affected areas of the Premises. Landlord shall promptly repair any damage caused by Landlord or Landlord’s agents in the Premises during such entry, including any repair or replacement required to any finishes in the Premises as a result of such entry.

Section 15.2 If Tenant shall not be present when for any reason entry into the Premises shall be necessary because of an emergency or if otherwise permissible under this Lease, Landlord or Landlord’s agents may enter the same without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s Property and notify Tenant immediately thereafter), and without in any manner affecting this Lease. Tenant agrees to make a representative available for such entry upon at least one (1) Business Day’s prior notice.

Section 15.3 Landlord shall have the right from time to time to alter the New Tower Building and, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the New Tower Building, provided that such alterations or changes do not materially interfere with Tenant’s layout, use or enjoyment of the Premises, or access to the New Tower Building or Premises, and provided, further, that the Building’s plaza, lobby and elevator lobbies shall, following the completion of such alterations or changes, be consistent in appearance and utility with First Class Office Buildings. All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises (including exterior Building walls, exterior core corridor walls, exterior doors and entrances other than doors and entrances solely servicing the Premises), all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air cooling, plumbing and other mechanical facilities, mechanical rooms, service closets (including electrical and janitorial closets) and other New Tower Building facilities may not be used by Tenant, except to the extent expressly provided in this Lease (including, without limitation, in Section 10.14), and Landlord shall have the use thereof, as well as access thereto through the Premises for the purposes of operation, maintenance, alteration and repair, subject to the provisions of Sections 10.9, 10.14, 15.1 and 15.2. Nothing contained in this Section 15.3 limits Landlord’s obligation not to diminish elevator capacity as provided in Section 10.4(a) hereof.

ARTICLE 16

CERTIFICATE OF OCCUPANCY

Tenant shall not at any time use or occupy the Premises in violation of the certificate of occupancy at such time issued for the Premises or for the Building and in the event that any Governmental Authority shall hereafter contend or declare by notice, violation, order or in any other manner whatsoever that the Premises are used for a purpose which is a violation of such certificate of occupancy, then, Tenant shall, upon five (5) days’ written notice from Landlord or any Governmental Authority, immediately discontinue such use of the Premises. Landlord shall maintain such certificate of occupancy (or an equivalent replacement thereof) in effect and shall not amend or modify the certificate of occupancy for the New Tower Building so as to eliminate any currently permitted use of the Premises or to prevent the use of the Premises for the Permitted Uses. Notwithstanding the foregoing, Landlord shall not be obligated to obtain or maintain a certificate of occupancy for any Special Use Area.

ARTICLE 17

DEFAULT

Section 17.1 Each of the following events shall be an “Event of Default” hereunder:

(a) if Tenant defaults in the payment when due of (i) any installment of Fixed Rent or (ii) any Additional Rent; or

(b) if Tenant abandons the Premises; or

(c) (i) if Tenant admits in writing its inability to pay its debts as they become due; or

(ii) if Tenant commences or institutes any case, proceeding or other action (A) seeking relief as a debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or

(iii) if Tenant makes a general assignment for the benefit of creditors; or

(iv) if any case, proceeding or other action is commenced or instituted against Tenant (A) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which remains undismissed for a period of one hundred (120) days; or

(v) if any case, proceeding or other action is commenced or instituted against Tenant seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or

(vi) if Tenant takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (ii), (iii), (iv) or (v) of this Section 17.1(c); or

(vii) if a trustee, receiver or other custodian is appointed for any substantial part of the assets of Tenant, which appointment is not vacated or effectively stayed within seven (7) Business Days, or if any such vacating or stay does not thereafter remain in effect; or

(viii) if Tenant sells all or substantially all of Tenant’s assets not including this Lease or Tenant’s operations in the Premises; or

(d) if Tenant fails to maintain any of the insurance required to be maintained by Tenant hereunder or to deliver certificates thereof when required hereunder and Tenant fails to remedy such default within five (5) days after notice by Landlord to Tenant specifying such default; or

(e) if an assignment or subletting shall occur or if Tenant’s interest in this Lease or the Premises shall devolve upon or pass to any person or entity, whether by operation of law or otherwise, and whether directly or indirectly, except as expressly permitted by Article 14 hereof, or

(f) if Tenant shall fail to perform or observe some term or condition of this Lease which, because of its character, would immediately (i) jeopardize Landlord’s interest in the Real Property or the health or safety of any person, (ii) have a material and adverse affect on the operation of the New Tower Building or any Building System, or (iii) have a material and adverse affect on the business operations of any occupant, and such failure continues for three (3) days after notice from Landlord to Tenant specifying such default, or, if such default is of such a nature that it cannot be completely remedied within said period of three (3) days, if Tenant fails to commence to remedy such default within such three (3) day period, or fails thereafter to diligently prosecute to completion all steps necessary to remedy such default, which such remedy in all events will be completed within ten (10) days after notice by Landlord to Tenant of such default; or

(g) if Tenant defaults in the observance or performance of any other term, covenant or condition of this Lease on Tenant’s part to be observed or performed and Tenant fails to remedy such default within twenty (20) days after notice by Landlord to Tenant specifying such default, or, if such default is of such a nature that it cannot be completely remedied within said period of twenty (20) days, if Tenant fails to commence to remedy such default within such twenty (20) day period, or fails thereafter to diligently prosecute to completion all steps necessary to remedy such default, which such remedy in all events will be completed within sixty (60) days after notice by Landlord to Tenant of such default; provided, however, if any Governmental Authority having jurisdiction requires or a Mortgagee reasonably requires that such default be remedied in less than sixty (60) days, then Tenant’s time to remedy such default shall be shortened so that such default must be remedied at least five (5) days before the last date of the shorter period of time to remedy such default provided by such Governmental Authority or Mortgagee; or

(h) if any representation or warranty made by Tenant herein or in any report, certificate, financial statement or other instrument, agreement or document furnished to Landlord shall have been false or misleading as of the date the representation or warranty was made.

If, at any time, (i) Tenant shall comprise two (2) or more Persons, (ii) Tenant’s obligations under this Lease shall have been guaranteed by any Person other than Tenant, or (iii) Tenant’s interest in this Lease shall have been assigned other than to an Eligible Assignee, the word “Tenant”, as used in Section 17.1(c), shall be deemed to mean any one or more of the Persons primarily or secondarily liable for Tenant’s obligations under this Lease. Any monies received by Landlord from or on behalf of Tenant during the pendency of any proceeding of the types referred to in Section 17.1(c) shall be deemed paid as compensation for the use and occupation of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of rent or a waiver on the part of Landlord of any rights hereunder.

Section 17.2 Conditions of Limitation. If an Event of Default occurs, Landlord may serve a written three (3) day notice of termination of this Lease upon Tenant, and, upon the expiration of said three (3) day period, this Lease and the Term and all rights of Tenant under this Lease shall end, expire and terminate as fully and completely as if the expiration of said three (3) day period were the date set forth herein as the Expiration Date and Tenant immediately shall quit and surrender the Premises, but Tenant shall remain liable as hereinafter provided. If the notice provided for in this Section 17.2 shall have been given and the Term shall expire as aforesaid, then Landlord may, without notice, re-enter the Premises by any lawful means and dispossess Tenant and recover possession of the Premises by summary proceedings or otherwise and in such manner as set forth in Article 18 and the legal representative of Tenant or other occupant of the Premises and remove their effects and hold the Premises as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end. Anything contained herein to the contrary notwithstanding, (a) if such termination shall be stayed by order of any court having jurisdiction over any proceeding described in Section 17.1(c), or by federal or state statute, then, following the expiration of any such stay, (b) if the trustee appointed in any such proceeding, Tenant or Tenant as debtor-in-possession shall fail to assume Tenant’s obligations under this Lease within the period prescribed therefor by law or within one hundred and twenty (120) days after entry of the order for relief or as may be allowed by the court, or (c) if said trustee, Tenant or Tenant as debtor-in-possession shall fail to provide adequate protection of Landlord’s right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease, Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, may serve a written three (3) day notice of the termination of this Lease upon Tenant, Tenant as debtor-in-possession or said trustee and upon the expiration of said three (3) day period this Lease shall cease and expire as set forth above and Tenant, Tenant as debtor-in-possession or said trustee shall immediately quit and surrender the Premises as aforesaid.

ARTICLE 18

REMEDIES AND DAMAGES

Section 18.1 (a) If an Event of Default shall occur, and this Lease and the Term shall expire and come to an end as provided in Article 17:

(i) Tenant shall quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may at any time after the date upon which this Lease and the Term shall expire and come to an end, re-enter the Premises or any part thereof, without further notice, either by summary proceedings, or by any other applicable action or proceeding, and may repossess the Premises and dispossess Tenant and any other Persons from the Premises and remove any and all of their property and effects from the Premises; and

(ii) Landlord, at Landlord’s option, may relet the whole or any part or parts of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine; provided, however, that Landlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise affect any such liability, and Landlord, at Landlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

(b) Tenant, on its own behalf and on behalf of all Persons claiming through or under Tenant, including all creditors, hereby waives any and all rights which Tenant and all such Persons might otherwise have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (i) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (ii) any expiration or termination of this Lease and the Term, whether such dispossession, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.

Section 18.2 (a) If this Lease and the Term shall expire and come to an end as provided in Article 17, or if Landlord shall re-enter by or under any summary proceeding or any other action or proceeding, then, in any of such events:

(i) Tenant shall pay to Landlord all Rent payable under this Lease by Tenant to Landlord to the date upon which (i) this Lease and the Term shall have expired and come to an end or (ii) Landlord shall have re-entered or taken possession of the Premises;

(ii) Tenant also shall be liable for and shall pay to Landlord, as liquidated damages, any deficiency (the “Deficiency”) between (A) Rent for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding such termination or re-entry increased by an amount to take into account an increase in the CPI), and (B) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of Section 18.1(a)(ii) for any part of such period (first deducting from the rents collected under any such reletting all of Landlord’s expenses in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and with such reletting including all repossession costs, brokerage commissions, legal expenses, attorneys’ fees and disbursements, alteration costs and other expenses of keeping the Premises in good order or for preparing the Premises for such reletting); provided that if the Premises or any part thereof should be relet in combination with other space or for a term which extends beyond the Expiration Date, then proper apportionment (on a per Rentable Square Foot basis in the case of a reletting in combination with other space) shall be made of the rent received from such reletting and of the expenses of reletting. Tenant shall pay the Deficiency in monthly installments on the days specified in this Lease for payment of installments of Fixed Rent, and Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise. No suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and

(iii) whether or not Landlord shall have collected any monthly Deficiency as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency as and for liquidated and agreed final damages, a sum equal to (A) the amount by which Rent for the period which otherwise would have constituted the unexpired portion of the Term (conclusively presuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding increased each year by the CPI Fraction) exceeds (B) the then fair and reasonable rental value of the Premises, including Additional Rent for the same period, both discounted to present value at six (6%) percent, less (C) the aggregate amount of Deficiencies previously collected by Landlord pursuant to the provisions of Section 18.2(a)(ii) for the same period. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, Landlord shall have relet the Premises or any part thereof on an arm’s length basis for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of net rents collected in connection with such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

(b) If Landlord shall relet the Premises, or any part thereof, together with other space in the Building, the net rents collected under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 18.2. Tenant shall in no event be entitled to any rents collected or payable under any reletting, whether or not such rents shall exceed the Fixed Rent reserved in this Lease. Nothing contained in Article 17 or this Article 18 shall be deemed to limit or preclude the recovery by Landlord from Tenant of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section 18.2 (it being agreed, however, that the only damages that Landlord is entitled to in respect of Tenant’s failure to pay Rent for the remainder of the Term in the event of the termination of this Lease by reason of Tenant’s default are as set forth in this Section 18.2).

ARTICLE 19

FEES AND EXPENSES

Section 19.1 (a) If an Event of Default shall occur under this Lease or if Tenant shall do or permit to be done any act or thing upon the Premises which constitutes a default hereunder and would cause Landlord to be in default under any Superior Lease or Mortgage with respect to provisions as to which Tenant has or, for reasons other than Landlord’s breach or omission in so notifying Tenant, should have notice of, or if Tenant shall fail to comply with its obligations under this Lease and the preservation of property or the safety of any tenant, occupant or other person is threatened, Landlord may, after reasonable prior notice to Tenant except in an emergency (in which event Landlord shall provide Tenant with such notice as is reasonably practicable under the circumstances), perform the same for the account of Tenant or make any expenditure or incur any obligation for the payment of money for the account of Tenant. All out-of-pocket amounts expended by Landlord in connection with the foregoing, including reasonable attorneys’ fees and disbursements in instituting, prosecuting or defending any action or proceeding or recovering possession of the Premises, and the cost thereof, with interest thereon at the Default Rate, shall be deemed to be Additional Rent hereunder and shall be paid by Tenant to Landlord within thirty (30) days of rendition of any bill or statement to Tenant therefor.

(b) If for any reason any suit is initiated between Landlord and Tenant to interpret or enforce any provision of this Lease, the prevailing party in such suit shall be entitled to recover from the other party all reasonable out-of-pocket legal costs incurred by such prevailing party in connection with such dispute.

Section 19.2 If Tenant shall fail to pay all or any part of any installment of Fixed Rent and/or Additional Rent when due (each, a “Late Payment”), Tenant shall pay to Landlord, in addition to such installment of Fixed Rent and/or Additional Rent, as the case may be, as a late charge and as Additional Rent, a sum equal to interest at the Default Rate on the amount unpaid, computed from the date the Late Payment was due to and including the date of payment.

ARTICLE 20

NO REPRESENTATIONS BY LANDLORD

Except as expressly set forth in this Lease, neither Landlord nor any Landlord Party has made any warranties, representations, statements or promises with respect to (a) the rentable and usable areas of the Premises or the Building, (b) the amount of any current or future Operating Expenses or Taxes, (c) the compliance with applicable Legal Requirements of the Premises or the Building, (d) the suitability of the Premises for any particular use or purpose, or (e) the terms and conditions of any Governmental Documents. Except as expressly set forth herein, no rights, easements or licenses are acquired by Tenant under this Lease, by implication or otherwise. This Lease (including any Exhibits and Schedules referred to herein and all supplementary agreements provided for herein) contains the entire agreement between the parties and all understandings and agreements previously made between Landlord and Tenant are merged in this Lease, which alone fully and completely expresses their agreement. Tenant is entering into this Lease after full investigation, and is not relying upon any statement or representation made by Landlord or Landlord Party not embodied in this Lease.

ARTICLE 21

END OF TERM

Section 21.1 All Tenant’s Property shall remain the property of Tenant and may be removed by Tenant at any time during the Term. Upon the expiration or other termination of this Lease, Tenant shall quit and surrender to Landlord the Premises, vacant, broom-clean and in good condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall remove all of Tenant’s Property and the Non-Standard Alterations (except as otherwise expressly set forth in this Lease) from the Premises to the extent required under Section 4.4. Tenant shall repair any damage to the Premises occasioned by the removal by Tenant or any person claiming under Tenant of any of Tenant’s

Property and all Non-Standard Alterations from the Premises. Tenant’s obligations pursuant to this Article 21 shall survive the expiration or sooner termination of the Term. If the last day of the Term or any renewal thereof falls on Saturday or Sunday, this Lease shall expire on the Business Day next preceding such day. Tenant expressly waives, for itself and for any Person claiming through or under Tenant, any rights which Tenant or any such Person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this Article 21.

Section 21.2 (a) Tenant agrees that if for any reason Tenant or any subtenant of Tenant shall fail to vacate and surrender possession of the Premises or any part thereof on or before the expiration or earlier termination of this Lease and the Term, then Tenant’s continued possession of the Premises shall be as a month-to-month tenancy, during which time, without prejudice and in addition to any other rights and remedies Landlord may have hereunder or at law, Tenant shall (1) pay to Landlord an amount equal to the greater of (A) during the first sixty (60) days of any such holding over, one hundred and fifty percent (150%) and (B) thereafter, two hundred percent (200%) of (x) the total monthly amount of Fixed Rent and regularly recurring Additional Rent payable hereunder prior to such termination and (y) the then current market rent for the Premises and (2) comply with all other terms and conditions of this Lease. The provisions of this Section 21.2 shall not in any way be deemed to (i) permit Tenant to remain in possession of the Premises after the Expiration Date or sooner termination of this Lease or (ii) imply any right of Tenant to use or occupy the Premises upon expiration or termination of this Lease and the Term, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article 21. Landlord waives no rights against Tenant by reason of accepting any holding over by Tenant, including without limitation the right to terminate such month-to-month tenancy as provided by law at any time after the expiration of the Term and any right to damages in the event that Tenant’s holding over causes Landlord to suffer any loss to the extent provided in Section 21.2(b) hereof. Tenant’s obligations under this Article 21 shall survive the expiration or earlier termination of this Lease.

(b) Notwithstanding anything herein to the contrary, Tenant shall indemnify and save Landlord harmless against all costs, claims, loss or liability resulting from delay by Tenant in surrendering the Premises upon expiration or sooner termination of the Term, including, without limitation, any claims made by any succeeding tenant founded on such delay or any lost profits, losses, costs, expenses or liability payable to such tenant as a result thereof. Notwithstanding the foregoing or anything to the contrary contained herein, provided that Tenant does not hold over in the Premises for more than sixty (60) days, Landlord hereby waives the right to proceed against Tenant for any claims made by any succeeding tenant, any lost profits and any other consequential damages relating to or arising from any such holdover by Tenant; it being the intent that if Tenant holds over for more than sixty (60) days, Tenant shall be liable for any claims made by any succeeding tenant, any lost profits and any other consequential damages from the commencement of such holdover.

ARTICLE 22

QUIET ENJOYMENT

So long as Tenant pays all of the Rent due hereunder, and keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall quietly enjoy the Premises without hindrance or molestation by Landlord or by any other person lawfully claiming the same, subject to the covenants, agreements, terms, provisions and conditions of this Lease and to any Non-Disturbance Agreement executed and acknowledged by the holder of any Mortgage or Superior Lessor, as hereinbefore set forth.

ARTICLE 23

NO WAIVER; NON-LIABILITY

Section 23.1 No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises. Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to property of Tenant or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft or otherwise.

Section 23.2 The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations set forth or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all of the force and effect of an original violation. The failure of Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, shall not prevent a subsequent act, which would have originally constituted a violation, from having all of the force and effect of an original violation. The receipt by Landlord of Fixed Rent and/or Additional Rent even with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by either Landlord or Tenant, unless such waiver be in writing signed by the party against whom such waiver is claimed. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or any Additional Rent shall be deemed to be other than on account of the next installment of Fixed Rent or Additional Rent, as the case may be (unless such Fixed Rent or Additional Rent has been abated in accordance with the terms of this Lease), or as Landlord may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Fixed Rent or Additional Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Rent or Additional Rent or pursue any other remedy in this Lease provided. Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other. Unless otherwise expressly provided herein, references in this Lease to the consent or approval of either party shall be deemed to mean the written consent or approval of such party and no consent or approval of such party shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by such party.

Section 23.3 If, at any time or from time to time, any windows of the Premises are temporarily blocked, darkened or bricked-up for any reason whatsoever outside of Landlord’s reasonable control (except that Landlord shall have the right to erect hoisting on the exterior of the Building from time to time (without entering the Premises) which may darken windows of the Premises that are located beside such hoist, which hoist shall remain only for such time as is reasonably necessary for the construction requiring such hoist), or by Landlord in connection with the performance of repairs, maintenance or improvements to the Building, or if required by any Legal Requirements, or if any of such windows are permanently blocked, darkened or bricked-up if required by any Legal Requirement or by reason of any construction upon property adjacent to the Real Property by parties other than Landlord or any Affiliate of Landlord (but unrelated to the Building), Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement of Fixed Rent or Additional Rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction or constructive eviction of Tenant from the Premises. If any windows of the Premises are permanently blocked, darkened or bricked-up due to the application of any Legal Requirement, Landlord shall promptly commence appropriate proceedings challenging the validity, or applicability to the Premises of such Legal Requirement, and shall (i) diligently prosecute such proceedings (to completion, if necessary), (ii) keep Tenant advised of the progress of such proceedings and permit Tenant to participate in all aspects of the prosecution of such proceedings, and (iii) assign and, promptly after receipt, pay over to Tenant a percentage of the proceeds of any damage awards or other amounts received by Landlord in connection with such proceedings equal to the number of windows in the Premises affected by such blocking, darkening or bricking-up, divided by the total number of windows in the New Tower Building so affected, net of Landlord’s reasonable attorney’s fees, court costs, disbursements and other expenses incurred in connection with such proceedings. Any dispute between Landlord and Tenant pursuant to this Section 23.3 shall be submitted to arbitration pursuant to Article 34.

Section 23.4 If Landlord and Tenant shall now or hereafter enter into any agreement for the renewal of this Lease at the expiration of the Term, the execution of such renewal agreement between Landlord and Tenant prior to the expiration of the Term shall not be considered a vested right in Tenant to such further term so as to prevent Landlord from terminating this Lease and any such extension or renewal thereof if Landlord became entitled so to do during the remainder of the original Term. If Landlord shall so terminate this Lease, any such renewal or extension previously entered into between Landlord and Tenant or the right of Tenant to any such renewal or extension shall also be terminated thereby. Any right herein contained on the part of Landlord to terminate this Lease shall continue during any extension or renewal hereof and any default or Event of Default which occurs and is not cured prior to the commencement of a renewal term or extension of the Term shall continue as such in and during such renewal term or extension of the Term.

ARTICLE 24

WAIVERS

Section 24.1 THE RESPECTIVE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER (EXCEPT FOR PERSONAL INJURY OR PROPERTY DAMAGE) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR FOR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE. IF LANDLORD COMMENCES ANY SUMMARY PROCEEDING AGAINST TENANT, TENANT WILL NOT INTERPOSE ANY COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING (UNLESS FAILURE TO IMPOSE SUCH COUNTERCLAIM WOULD PRECLUDE OR OTHERWISE PREJUDICE TENANT FROM ASSERTING IN A SEPARATE ACTION THE CLAIM WHICH IS THE SUBJECT OF SUCH COUNTERCLAIM), AND WILL NOT SEEK TO CONSOLIDATE SUCH PROCEEDING WITH ANY OTHER ACTION WHICH MAY HAVE BEEN OR WILL BE BROUGHT IN ANY OTHER COURT BY TENANT.

Section 24.2 (a) Tenant, for itself and any and all Persons claiming through or under Tenant, including its creditors, upon the termination of this Lease or expiration of the Term in accordance with the terms hereof, or in the event of entry of judgment for the recovery of the possession of the Premises in any action or proceeding, or if Landlord shall reenter the Premises by process of law, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which it or they may or might have under and by reason of any present or future law or decision, to redeem the Premises or for a continuation of this Lease for the Term after having been dispossessed or ejected therefrom by process of law.

(b) Subject to any applicable notice and cure period, if Tenant is in arrears in the payment of any Rent, Tenant waives its right, if any, to designate the item against which any payments made by Tenant are to be credited and Tenant agrees that Landlord may apply any payment made by Tenant to any items as Landlord may see fit, irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payment shall be credited.

ARTICLE 25

INABILITY TO PERFORM

Except as expressly provided in this Lease, the obligation of Tenant to perform all of the covenants and agreements hereunder on the part of Tenant to be performed, and the obligation of Landlord to perform all of the covenants and agreements hereunder on the part of Landlord to be performed, will not be affected, impaired or excused because Landlord or Tenant, as the case may be, is unable to fulfill any of its obligations under this Lease expressly or impliedly to be performed by Landlord or Tenant, as the case may be, or because Landlord or Tenant, as the case may be, is unable to make, or is delayed in making any repairs, additions, alterations, improvements or decorations or is unable to supply or is delayed in supplying any equipment or fixtures, unless Landlord or Tenant, as the case may be, is prevented or delayed from so doing by reason of Force Majeure or delays resulting from Mortgagee’s or Superior Lessor’s requirements to grant consent (all of the foregoing, collectively, “Unavoidable Delays”); provided, however, in no event shall such party’s financial inability to perform be an Unavoidable Delay. Notwithstanding anything to the contrary set forth herein, Tenant’s obligation to pay Rent hereunder shall not be affected hereby unless specifically provided for in this Lease. Landlord and Tenant each shall notify the other as promptly as is reasonably practicable after learning of any Unavoidable Delays which prevent such party from fulfilling any of its obligations under this Lease, and after such initial notification promptly after request of the other party, Landlord or Tenant (as the case may be) shall notify the other party of the status of such delay. Each party shall use all commercially reasonable efforts to mitigate the delay caused by any event of Unavoidable Delays to the extent reasonably commercially practicable, but without the necessity of employing overtime labor unless such party elects to do so within its sole discretion or unless the other party elects to pay for such overtime labor.

ARTICLE 26

BILLS AND NOTICES

Except as otherwise expressly provided in this Lease, any bills, statements, consents, notices, demands, requests or other communications given or required to be given under this Lease shall be in writing and shall be given or rendered if by (i) hand delivery, (ii) certified or registered United States mail, postage prepaid, return receipt requested, or (iii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or attempted delivery required, in the case of (i), (ii) or (iii) above, in each case, addressed as shown below, or (iv) by facsimile to the facsimile numbers shown below (with confirmation of transmission) followed by notice sent in accordance with clause (iii) above:

If to Tenant, (a) until the date Tenant first occupies the Premises for the ordinary conduct of business, as follows:

MSCI Inc.

MSCI Legal Department

1 Chase Manhattan Plaza

44th Floor

New York, New York 10005

copies to:

MSCI Corporate Services

1 Chase Manhattan Plaza

New York, New York 10005

and

Berger Legal LLC

58 Olmstead Lane

Ridgefield, CT 06877

Attention: Garry Berger

and (b) after the date Tenant first occupies the Premises for the ordinary conduct of business:

MSCI Inc.

MSCI Legal Department

1 Chase Manhattan Plaza

44th Floor

New York, New York 10005

copies to:

MSCI Corporate Services

1 Chase Manhattan Plaza

New York, New York 10005

and

Berger Legal LLC

58 Olmstead Lane

Ridgefield, CT 06877

Attention: Garry Berger

If to Landlord, as follows:

7 World Trade Center, LLC

c/o Silverstein Properties, Inc.

7 World Trade Center at 250 Greenwich Street, 38th Floor

New York, New York 10007

Attention:                    Larry A. Silverstein

facsimile number:       (212) 687-0067

copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Attention:                    Marco P. Caffuzzi, Esq.

facsimile number:       (917) 777-2661

and a copy of any default or termination notice to Landlord’s Mortgagee and all Superior Lessors at an address to be provided by Landlord.

Such address or facsimile number may be changed by any party in a written notice to the other parties hereto in the manner provided for in this Article 26. A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery or refusal to accept delivery; in the case of registered or certified mail or expedited prepaid delivery, upon delivery or refusal to accept delivery; in the case of facsimile delivery, upon delivery or refusal to accept delivery of notice sent in accordance with clause (iii) of the first indented paragraph shown above in this Article 26; or in the event of failure to deliver by reason of changed address of which no notice was given or refusal to accept delivery, as of the date of such failure or refusal. A party receiving a notice which does not comply with the technical requirements for notice under this Article 26 may elect to waive any deficiencies and treat the notice as having been properly given. Any notice to be given by any party may be given by such party’s attorney.

ARTICLE 27

RULES AND REGULATIONS

Annexed hereto as Exhibit B are the rules and regulations for the New Tower Building. Annexed hereto as Exhibit C are the rules and regulations governing Alterations (Exhibit B and Exhibit C are collectively, the “Rules and Regulations”). Landlord reserves the right, from time to time, to adopt additional reasonable and non-discriminatory Rules and Regulations and to amend the Rules and Regulations then in effect, all upon notice to Tenant. Tenant and Tenant’s contractors, employees, agents, and licensees shall comply with the Rules and Regulations, as so supplemented or amended. Landlord agrees that Landlord shall not adopt any new Rules or Regulations affecting only Tenant, or enforce any of the Rules and Regulations against Tenant which Landlord shall not then be generally enforcing against other office tenants or occupants of the New Tower Building, if any. If there shall be any inconsistencies between this Lease and any Rules and Regulations (now existing or hereafter adopted), the provisions of this Lease shall prevail. The failure of Landlord to enforce any of the Rules and Regulations set forth, or hereafter adopted, against Tenant or any other tenant in the New Tower Building shall not be deemed a waiver of any such Rules and Regulations.

ARTICLE 28

BROKER

Section 28.1 Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker in connection with this Lease other than CB Richard Ellis, Inc. and Cushman & Wakefield Inc. (collectively, “Brokers”) and that to the best of its knowledge and belief, no other broker, finder or similar Person procured or negotiated this Lease or is entitled to any fee or commission in connection herewith. Landlord shall be responsible for and pay all fees and commissions due to Brokers in connection with this Lease pursuant to a separate agreement.

Section 28.2 Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature, including reasonable attorneys’ fees and disbursements, which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Brokers) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, or arising from a breach by such party of the representation and warranty set forth in Section 28.1. The provisions of this Article 28 shall be subject to Sections 29.1(c) and (d) and shall survive the expiration or earlier termination of the Term.

ARTICLE 29

INDEMNITY

Section 29.1 (a) To the maximum extent permitted by law, but subject to the release provisions contained in Section 11.4 hereof, Tenant shall indemnify, defend and hold harmless Landlord and all Landlord Parties from and against any and all claims made by third parties against any of such parties arising from (i) the use or occupancy of the Premises or any business therein, (ii) any work or thing whatsoever done, or any condition created (other than by Landlord, its employees, agents or contractors) in or about the Premises or (iii) any negligent act or omission, or willful misconduct, of Tenant or any Tenant Party, licensees or invitees, whether resulting in injury or death to persons or damage to property or otherwise; except, in each case, to the extent that any such claim results from the negligence or willful misconduct of Landlord or any other Landlord Party; together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including all reasonable attorneys’ fees and expenses.

(b) To the maximum extent permitted by law, but subject to the release provisions contained in Section 11.4, Landlord shall indemnify, defend and hold harmless Tenant and all Tenant Parties from and against any and all claims made by third parties against any of such parties arising from (i) the performance or non-performance by Landlord of any alterations, improvements, repairs or other work in the Building or the Premises and (ii) any negligent or otherwise wrongful act or omission of Landlord or any of its employees, invitees, agents or contractors whether resulting in injury or death to persons or damage to property or otherwise, except, in each case, to the extent that any such claim results from the negligence or willful misconduct of Tenant or any Tenant Party; together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including all reasonable attorneys’ fees and expenses; provided, however, that in no event shall Landlord be liable for any loss of business or other consequential, special or indirect damages.

(c) If any claim that is within the scope of any indemnity set forth in this Lease is asserted against any indemnified party, then the indemnified party shall give prompt notice (each, an “Indemnified Party Notice”) thereof to the indemnifying party (i.e., within a time period so as not to prejudice the indemnifying party’s or its insurer’s ability to defend effectively any action or proceeding brought on such claim) and the indemnifying party shall have the right to defend and control the defense of any action or proceeding brought on such claim with counsel chosen by the indemnifying party subject to the approval of the indemnified party (such approval not to be unreasonably withheld) or by the indemnifying party’s insurance company. If the indemnified party fails promptly to deliver the Indemnified Party Notice, the indemnifying party shall continue to be liable within the scope of the indemnity provided herein, provided, however, the indemnifying party shall not be liable for such loss sustained by any indemnified party as a result of the failure by the indemnified party to promptly deliver to the indemnifying party the Indemnified Party Notice. If the indemnified party shall not afford the indemnifying party the right to defend and control the defense of any such action or proceeding then the indemnifying party shall have no obligation under the applicable indemnity set forth in this Lease with respect to such action or proceeding or other actions or proceedings involving the same or related facts. If the indemnifying party shall defend any such action or proceeding, then:

(i) the indemnified party shall cooperate with the indemnifying party (or its insurer) in the defense of any such action or proceeding in such manner as the indemnifying party (or its insurer) may from time to time reasonably request and the indemnifying party shall not be liable for the costs of any separate counsel employed by the indemnified party;

(ii) the indemnified party shall not be liable for any settlement made without the indemnified party’s consent;

(iii) if such action or proceeding can be settled by the payment of money and without the need to admit liability on the indemnified party’s part, then the indemnifying party shall have the right to settle such action or proceeding without the indemnified party’s consent and the indemnifying party shall have no obligation under the applicable indemnity set forth in this Lease with respect to such action or proceeding or other actions or proceedings involving the same or related facts if the indemnified party refuses to agree to such a settlement; and

(iv) if such action or proceeding cannot be settled merely by the payment of money and without the need to admit liability on the indemnified party’s part, then the indemnifying party shall not settle such action or proceeding without the indemnified party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) and if the indemnified party unreasonably withholds, conditions or delays its consent to any such settlement, then the indemnifying party shall have no obligation under the applicable indemnity set forth in this Lease with respect to such action or proceeding or other actions or proceedings involving the same or related facts.

(d) If an indemnifying party shall, in good faith, believe that a claim set forth in an Indemnified Party Notice is not or may not be within the scope of the indemnifying party’s indemnity set forth in this Lease then, pending determination of that question, the indemnifying party shall not be deemed to be in default under this Lease by reason of its failure or refusal to indemnify and hold harmless any indemnified party therefrom or to pay such costs, expenses and liabilities, but if it shall be finally determined by a court of competent jurisdiction or by arbitration in accordance with Article 34 that such claim was within the scope of such indemnifying party’s indemnity set forth in this Lease then such indemnifying party shall be liable for any judgment or reasonable settlement or any reasonable legal fees incurred by the party entitled to indemnity hereunder. The provisions of this Article 29 shall survive the expiration or earlier termination of this Lease.

ARTICLE 30

SECURITY DEPOSIT

Section 30.1 (a) Tenant has furnished to Landlord, at Tenant’s sole cost and expense, a clean, transferable, irrevocable and unconditional letter of credit (the “Letter of Credit”) substantially in the form attached hereto as Exhibit S drawn in favor of Landlord and the Master Trustee on a New York City commercial bank approved by Landlord, in a face amount equal to $3,648,519.00 (the “Security Deposit”). The Letter of Credit shall be assignable, upon request, to any Superior Lessor, Mortgagee or successor to Landlord at no additional charge. Tenant shall, not later than forty-five (45) days prior to the expiration of the term of the Letter of Credit or any replacement thereof, deliver to Landlord a replacement letter of credit (a “Replacement Letter”), such that the Letter of Credit or a Replacement Letter shall be in effect at all times after the date of this Lease until forty-five (45) days beyond the end of the Term, and any extensions or renewals thereof, and thereafter so long as Tenant is in occupancy of any part of the Premises. Any Replacement Letter shall be in a face amount at least equal to the Security Deposit then required hereunder. The Letter of Credit and any Replacement Letter are herein sometimes referred to simply as a “Letter”. If Tenant fails to deliver to Landlord a Replacement Letter within the time limits set forth in this Section 30.1(a), Landlord may draw down the full amount of the existing Letter without notice or demand and retain the proceeds thereof as substitute security, subject to the provisions of Section 30.1(b) below. Notwithstanding anything to the contrary contained herein, Landlord acknowledges that Tenant has deposited cash in lieu of a Letter of Credit, and Tenant shall replace such cash with a Letter of Credit to be furnished to Landlord within fourteen (14) days from the date hereof, it being understood that if Tenant shall fail to furnish such Letter of Credit to Landlord within such time, such failure will constitute an immediate Event of Default.

(b) During the Term, and thereafter so long as Tenant is in occupancy of any part of the Premises, Landlord shall hold the Letter as security for the performance by Tenant of all obligations on the part of Tenant hereunder. If there is an Event of Default, Landlord shall have the right from time to time, without notice and without prejudice to any other remedy Landlord may have on account thereof, and upon presentation of a certificate of demand, to draw upon any Letter and apply any funds so drawn to Landlord’s damages arising from, or to cure, any default by Tenant, whether such damages accrue before or after summary proceedings or other reentry by Landlord. If Landlord shall so apply any funds, Tenant shall immediately restore the Letter to the face amount required under Section 30.1(a) above. If on the date which is forty-five (45) days after the Expiration Date Tenant shall have vacated the Premises and there then exists no default by Tenant in any of the terms or conditions hereof, Landlord shall return the Letter, or, if applicable, the remaining proceeds thereof, to Tenant. If Landlord conveys Landlord’s interest under this Lease, any Letter or, if applicable, the proceeds thereof, may be turned over and assigned by Landlord to Landlord’s grantee (or, at Landlord’s election, Tenant shall furnish Landlord’s successor with a new Replacement Letter showing such successor as payee, provided that the original Letter then outstanding shall be simultaneously returned to Tenant). From and after any such transfer, assignment or return, Tenant agrees to look solely to such grantee for proper application of the funds in accordance with the terms of this Section and the return thereof in accordance herewith. No Superior Lessor or Mortgagee shall be responsible to Tenant for the return or application of any such Letter, or, if applicable, the proceeds thereof, whether or not it succeeds to the position of Landlord hereunder, unless such Letter shall have been received in hand by, and assigned to, such Superior Lessor or Mortgagee.

Section 30.2 Notwithstanding anything to the contrary contained herein, on the fifth (5th) anniversary of the Rent Commencement Date, provided that (i) no Event of Default (and no circumstance which, with the giving of notice or the passage of time, would constitute an Event of Default) shall then exist and (ii) Tenant’s chief financial officer shall certify in writing to Landlord and Tenant shall deliver reasonable evidence that, as of the fifth (5th) anniversary of the Rent Commencement Date, Tenant shall in the aggregate have a net worth (calculated as total assets minus total liabilities (i.e., shareholder equity), consistent with the determination of net worth as set forth on the balance sheet of Tenant as set forth in the financial statements of Tenant for June 30, 2011), equal to or greater than $1,000,000,000, Landlord shall return the Letter of Credit to Tenant within ten (10) Business Days after Landlord’s receipt of such financial statements. Notwithstanding anything to the contrary contained herein, if at any time after Landlord has returned the Letter of Credit to Tenant, Tenant’s aggregate net worth (calculated as total assets minus total liabilities (i.e., shareholder equity), consistent with the determination of net worth as set forth on the balance sheet of Tenant as set forth in the financial statements of

Tenant for June 30, 2011), is less than $1,000,000,000, Tenant shall deliver to Landlord the Security Deposit in accordance with Section 30.1(a) hereof within five (5) Business days of Landlord’s demand therefor.

ARTICLE 31

LANDLORD’S CONTRIBUTION

Section 31.1 (a) Subject to the terms of this Article 31, provided that this Lease shall be in full force and effect and no monetary default or material non-monetary Event of Default shall have occurred and be continuing hereunder at the time of any progress payment (provided, further, that if this Lease shall continue to be in full force and effect, then Tenant shall once again be entitled to any portion of Landlord’s Contribution which shall have been withheld during the continuance of such default once such default is cured by Tenant), Landlord shall contribute toward the actual hard and soft costs incurred by Tenant in connection with Tenant’s Initial Alterations an amount (“Landlord’s Contribution”) equal to Eight Million Eight Hundred Six Thousand Seven Hundred Seventy and 00/100 Dollars ($8,806,770.00); provided, however, that no more than ten percent (10%) of Landlord’s Contribution may be used for soft costs. If Landlord fails to make any payment of Landlord’s Contribution when such payment is due pursuant to this Article 31, Tenant shall be permitted to offset against Rent then payable under this Lease the amount owed plus interest at the Default Rate from the date owed until the date of offset, and if the amount to be offset exceeds the amount of Rent in any month, the excess shall be accrued and “carried forward” to be offset against succeeding Rent payments until the amount owed has been fully recovered by Tenant.

(b) Any cost of Tenant’s Initial Alterations in excess of Landlord’s Contribution shall be paid by Tenant. Tenant shall have the right to apply any unexpended portion of Landlord’s Contribution as a credit against Fixed Rent due hereunder. No part of Landlord’s Contribution may be assigned by Tenant prior to actual payment thereof by Landlord to Tenant.

(c) Tenant’s Initial Alterations for which Tenant has received payments from the Landlord’s Contribution shall be the property of, and for federal income tax purposes shall be owned by, Landlord, but only up to the amount of Landlord’s Contribution; the remainder (paid for by Tenant directly) shall, for federal income tax purposes, be owned by Tenant.

(d) Notwithstanding anything to the contrary contained in this Article 31, in the event that this Lease is terminated pursuant to the terms and conditions of this Lease, Landlord shall have no further obligation to pay to Tenant the Landlord’s Contribution.

Section 31.2 (a) From and after the date Landlord approves Tenant’s Plans and provided that no monetary default or material non-monetary Event of Default shall have occurred and be continuing hereunder, Landlord shall make progress payments for Landlord’s Contribution to Tenant, on a monthly basis, for the work performed during the previous month or, if not previously paid, an earlier month. Tenant’s construction contracts will provide for retainages in the amount of ten percent (10%); provided, however, that upon the Substantial Completion of fifty percent (50%) of Tenant’s Initial Alterations, Tenant’s construction contracts are only required to provide for retainages in the amount of five percent (5%). Each of Landlord’s progress payments will be limited to an amount equal to the aggregate amounts theretofore paid or then payable by Tenant (as certified by a partner or chief financial officer of Tenant and by Tenant’s independent, licensed architect) to Tenant’s contractors, subcontractors, material suppliers or others which have not been the subject of a previous disbursement from Landlord’s Contribution. Provided that Tenant delivers to Landlord, on or prior to the first (1st) day of any month, a requisition for a progress payment, signed by a partner or financial officer of Tenant, setting forth the names of each contractor, subcontractor, material supplier or other party to whom payment is due, and the amount thereof, and accompanied by (i) with the exception of the first requisition, copies of partial waivers of lien from all contractors, subcontractors, material suppliers and others covering all work and materials which were the subject of previous progress payments by Landlord and Tenant, (ii) a written certification from Tenant’s architect that, the work for which the requisition is being made has been completed substantially in accordance with the plans and specifications approved by Landlord, and (iii) such other documents and information as Landlord reasonably requests, then Landlord shall make such progress payment on or before the last day of such month. Any requisitions made following the first (1st) day of any month shall be paid no later than the last day of the month following the month in which such requisitions are made. At the request of Landlord’s Mortgagee, the requisition date and the payment date may be altered to accommodate such Mortgagee’s schedule so long as the period between submission to payment shall not be extended beyond the requisition date and payment date which applies to Landlord’s construction manager.

(b) All requisitions for Landlord’s Contribution must be submitted within thirty-six (36) months after the Commencement Date.

(c) If (i) Tenant notifies Landlord in writing that Tenant believes that Landlord has failed to make any payment under this Section 31.2 when due and (ii) Landlord does not within thirty (30) days of its receipt of such notice pay the same in full, then Tenant shall have the right to submit such determination to arbitration in accordance with Article 34 hereof.

ARTICLE 32

BUILDING NAME; SIGNAGE

Section 32.1 The Building may be designated and known by any name Landlord may choose and such designated name may be changed from time to time in Landlord’s sole discretion. Tenant shall have no right to require Landlord to change the name of the Building, whether in connection with an assignment of this Lease or otherwise. Subject to Section 23.3 hereof, Tenant acknowledges that portions of the Building are used for retail and commercial signage purposes and that Tenant has no rights, except as expressly provided in this Article 32, to restrict or limit, or require the removal or alteration of, any retail or commercial signage erected on, about or within the Building.

Section 32.2 Landlord, at Landlord’s sole cost and expense, shall install building standard directional signage in the elevator lobby applicable to the Premises. Provided that no Event of Default shall have occurred and be continuing and this Lease shall be in full force and effect, Tenant shall be entitled to construct, install and thereafter maintain and alter, all at its cost and expense, Tenant’s own logo or signage on the glass doors to the entrance of the Premises, which signage shall be (i) consistent with building standard guidelines and (ii) approved by Landlord (i.e., reasonably acceptable to Landlord in location, in form, appearance, size, design and content), which approval shall not be unreasonably withheld, conditioned or delayed. If any expense shall be incurred by Landlord as a result of any such logo or signage (including, without limitation, additional maintenance expenses incurred as a result thereof), Tenant shall pay such expense to Landlord as Additional Rent within thirty (30) days after demand.

ARTICLE 33

RENEWAL OPTION

Section 33.1 (a) Tenant shall have the right, at its option (the “Renewal Option”), to renew the initial Term of this Lease, for all of the Renewable Portion, for one term of ten (10) years (the “Renewal Term”) commencing on the day following the Initial Expiration Date (the “Renewal Term Commencement Date”) and expiring on the tenth (10th) anniversary of the Expiration Date.

(b) Tenant shall have no right to exercise or consummate the Renewal Option unless all of the following conditions have been satisfied on the date Tenant gives Landlord the Renewal Notice (as defined below) and on the Renewal Term Commencement Date:

(i) This Lease shall be in full force and effect and no Event of Default shall have occurred and be continuing under this Lease;

(ii) Original Tenant shall be in Actual Occupancy of at least two (2) full floors of the Initial Premises; and

(iii) Tenant shall renew this Lease for a Renewable Portion.

Section 33.2 (a) Provided that all of the conditions precedent set forth in this Article 33 are fully satisfied by Tenant, Tenant may elect to lease the Renewable Portion for the Renewal Term on the same terms and conditions as this Lease (except there shall be no further renewal or extension options and Fixed Rent shall be determined as set forth in Sections 33.2(b) and (c) and

33.3 and 33.4 below) by delivering notice to Landlord (the “Renewal Notice”), no later than the date that is eighteen (18) months prior to the Expiration Date. Time shall be of the essence as to Tenant’s giving of the Renewal Notice. If Tenant fails to timely give the Renewal Notice, Tenant shall have no further rights under this Article 33, and Landlord shall be under no further obligation to offer to renew or extend the Term. A conclusive determination of the fair market rent payable for the Renewable Portion during the Renewal Term shall be made in the manner described in Sections 33.2(b) and (c) below. Any Renewal Notice shall specify in detail the Renewable Portion of the Premises as to which the Renewal Option is exercised if such Renewal Option is exercised for less than the entire Premises. In the event that Tenant gives a Renewal Notice that fails to specify a Renewable Portion as to which the Renewal Notice applies, the Renewal Notice shall be deemed to apply to the entire Premises.

(i) The term “Renewable Portion” shall mean, at Tenant’s option, either (1) all of the Premises or (2) at least two (2) full floors of the Premises and portions of floors then being leased by Tenant, provided that (A) such portions consist of all of the RSF being leased by Tenant on such floors and (B) the foregoing floors consist of a contiguous block (the “Minimum Block”); provided, however, that Tenant may elect to include as part of the Renewable Portion additional floors of the Premises that may have been added to the Premises after the Effective Date but that are not contiguous to the Minimum Block.

(ii) If Tenant elects to exercise the Renewal Option for less than all of the Premises, (1) the percentage of the floor area of the Building defined as Tenant’s Share of Taxes and Tenant’s Share of Operating Expenses in Section 7.1(b) hereof shall be decreased in proportion to the RSF in the Renewable Portion, and (2) Tenant shall pay to Landlord, as Additional Rent within thirty (30) days after demand, all reasonable out-of-pocket costs that may be actually incurred by Landlord on account of the additional work that may be required in order to separate the portion of the Premises which is not being renewed (the “Non-Renewable Portion”) from the remainder of the Renewable Portion, including, without limitation, (A) separating any utility or other mechanical connections within the Non-Renewable Portion from the Renewable Portion, (B) removing any internal staircases connecting any floor of the Non-Renewable Portion to any floor(s) of the Renewable Portion that are contiguous thereto and slabbing over such floor openings, (C) installing any required submeters so that the amount of electricity utilized in the Non-Renewable Portion may be measured on a submetering basis, (D) redistributing any electricity to the extent necessary so that each floor of the Non-Renewable Portion has an electrical capacity of at least eight (8) watts actual demand load per usable square foot, exclusive of electric required to operate the base Building Systems (including, without limitation, the Building HVAC System) and (E) sealing up all openings in the enclosing shaft walls housing Tenant’s conveyor system, if any; provided that Landlord shall submit reasonable evidence to Tenant, detailing such costs. If Tenant fails to vacate and surrender the Non-Renewable Portion within thirty (30) days after the then current Expiration Date in the condition required pursuant to the terms of this Lease (including, without limitation, Section 21.1 hereof), Tenant shall be deemed to be holding over with respect thereto, entitling Landlord to exercise all of its rights and remedies under this Lease (including, without limitation, Section 21.2 hereof), at law or in equity solely with respect to such Non-Renewable Portion (i.e., Landlord shall not be entitled to exercise its remedies under Article 18 hereof with respect to the Renewable Portion).

(b) If Tenant shall have exercised the Renewal Option, then no later than six (6) months prior to the Initial Expiration Date, Landlord, in a notice given to Tenant, shall specify its initial determination of the FMV for the Renewable Portion during the Renewal Term. Within twenty (20) Business Days after receipt of Landlord’s notice, Tenant shall specify its initial determination of the FMV for the Renewable Portion for the Renewal Term (it being agreed that if Tenant fails to send to Landlord a written notice specifying Tenant’s initial determination of the FMV for the Renewable Portion during the Renewal Term within such twenty (20) Business Day period, then FMV for the Renewable Portion during the Renewal Term shall be deemed to be Landlord’s initial determination thereof). If, within sixty (60) days after receipt of Tenant’s notice, Landlord and Tenant fail to reach agreement on the determination of the FMV to be paid by Tenant for the Renewable Portion during such Renewal Term, then either Landlord or Tenant (the “Initiating Party”) shall initiate the proceedings for such determination by notice to the other, and by designating in such notice the name and address of a commercial real estate broker, consultant or appraiser unaffiliated with the designating party and willing to act in such determination and having at least ten (10) years’ experience in the leasing of first-class office space in Manhattan (hereinafter called a “Qualified Appraiser”). Within ten (10) days after receipt by the other party (the “Responding Party”) of such notice, the Responding Party, by notice given to the Initiating Party, shall designate the name and address of another Qualified Appraiser willing so to act in such determination. If the Responding Party shall fail, neglect or refuse within said ten (10)-day period to designate another Qualified Appraiser willing so to act, the Qualified Appraiser designated by the Initiating Party shall alone conduct the determination of the FMV for the Renewable Portion during the Renewal Term. If two (2) Qualified Appraisers have been designated as aforesaid, such Qualified Appraisers shall appoint an additional Qualified Appraiser (the “Third Qualified Appraiser”) who is willing so to act in such determination, and notice of such designation shall be given both to the Initiating Party and to the Responding Party. If the two (2) Qualified Appraisers do not, within a period of ten (10) days after the appointment of the latter of them, agree upon and designate a Third Qualified Appraiser willing so to act, either Qualified Appraiser previously designated may request the New York Office of the AAA to designate a Third Qualified Appraiser willing so to act and a Third Qualified Appraiser so appointed shall, for all purposes, have the same standing and powers as though the Third Qualified Appraiser had been seasonably appointed by the Qualified Appraisers first appointed. In case of the inability or refusal to serve of any person designated as a Qualified Appraiser, or in case any Qualified Appraiser for any reason ceases to be such, a Qualified Appraiser to fill such vacancy shall be appointed by the Initiating Party, Responding Party, the Qualified Appraisers first appointed or the New York Office of the AAA, as the case may be, whichever made the original appointment, or, if the party which made the original appointment fails to fill such vacancy, upon application of any Qualified Appraiser who continues to act or by the Initiating Party, the Responding Party or the New York Office of the AAA, and any Qualified Appraiser so appointed to fill such vacancy shall have the same standing and powers as though appointed originally. The resulting board of Qualified Appraisers, forthwith upon their appointment, shall (i) hear the parties to this Lease and their respective witnesses, and each of the parties shall upon the conclusion of their presentation be required to submit a complete statement (the “Fair Market Rent Proposal”) setting forth in detail all of the relevant economic terms of the party’s proposed determination of the FMV (it being understood that Landlord’s and Tenant’s respective proposed determinations may differ from Landlord’s and Tenant’s initial determinations of the FMV given to the other party in accordance with the first two (2) sentences of this clause (b) and, in such event, the Qualified Appraisers shall not take into account any determinations of such FMV previously given by Landlord or Tenant (as the case may be ) to the other party), (ii) examine the records relating to the New Tower Building and such other documents and records as may, in their judgment, be necessary and (iii) select in the manner hereinafter provided, the FMV for the Renewable Portion to become applicable for the Renewal Term.

(c) If, pursuant to the preceding provision, there is only one (1) Qualified Appraiser, the determination of FMV for the Renewable Portion shall be determined by such sole Qualified Appraiser selecting, in its entirety, without modification, the Fair Market Rent Proposal submitted by either Landlord or Tenant as the FMV, whichever such Qualified Appraiser believes most accurately reflects fair market rental value per annum for the Renewable Portion projected as of the Renewal Term Commencement Date. Where, however, there exists a board of three (3) Qualified Appraisers, as is contemplated hereby, then the FMV for the Renewable Portion shall be determined by majority vote of the board of Qualified Appraisers selecting, in its entirety, without modification, the Fair Market Rent Proposal submitted by either Landlord or Tenant as the FMV, whichever such Qualified Appraisers believe most accurately reflects fair market rental value per annum for the Renewable Portion projected as of the Renewal Term Commencement Date.

(d) Each of Landlord and Tenant shall pay the costs and fees of the Qualified Appraiser chosen by it, and Landlord and Tenant shall share the costs and fees of the Third Qualified Appraiser. Each of Landlord and Tenant shall pay the legal fees and expenses of their respective counsel.

Section 33.3 (a) Fixed Rent shall be the FMV of the Renewable Portion as of the Renewal Term Commencement Date, determined in accordance with this Article 33.

(b) If the final determination of FMV for the Renewal Term shall not be made on or before the Renewal Term Commencement Date in accordance with the provisions of this Article 33, then pending such final determination, Tenant shall pay as Fixed Rent for the Renewal Term the average of the rent specified by Landlord as the FMV and the rent specified by Tenant as the FMV. If, based upon the final determination of such Fixed Rent as provided herein, the payments made by Tenant on account of Fixed Rent for the Renewal Term were (A) less than the Fixed Rent as finally determined in accordance with the provisions hereof, Tenant shall pay to Landlord the amount of such deficiency, with interest thereon at the Applicable Rate from the respective due dates therefor until paid, within thirty (30) days after demand therefor or (B) greater than the Fixed Rent as finally determined in accordance with the provisions hereof, Landlord shall credit the amount of such excess against the next installments of Rent due under this Lease, with interest thereon at the Applicable Rate from the respective dates of overpayment until credited.

Section 33.4 Any determination of FMV pursuant to this Article 33 of this Lease shall be made taking into consideration (i) the fair market rental value of space of similar size and comparable condition in any First Class Office Buildings (including the Building) available for leasing for a comparable term, by a ready, willing and able tenant from a ready, willing and able landlord, neither of whom is under compulsion to enter into a lease and (ii) Tenant’s payment with respect to Pilot, Taxes and Operating Expenses as provided in Article 7 of this Lease (provided that base years for determining the Base Pilot Square Foot Factor, the Base Tax Amount and Base Operating Expenses shall be updated in connection with determining the FMV, and accordingly, during the applicable Renewal Term, Tenant shall calculate its payments under Article 7 hereof using such updated Base Pilot Square Foot Factor, the Base Tax Amount and Base Operating Expenses).

ARTICLE 34

ARBITRATION

Section 34.1 (a) In any instance where this Lease expressly provides, or the parties otherwise agree, that a dispute with respect to a specific matter may be submitted to arbitration, then either party may submit such dispute for resolution by arbitration in The City of New York in accordance with the Commercial Arbitration Rules (Expedited Procedures) of the AAA, except that the terms of this Article 34 shall supersede any conflicting or otherwise inconsistent rules. Any dispute as to the reasonableness of Landlord’s withholding of consent shall be submitted to arbitration by Tenant within thirty (30) days after notice of the withholding of consent has been given by Landlord to Tenant. Provided the rules and regulations of the AAA so permit, (A) the AAA shall, within two (2) Business Days after such submission or application, select a single arbitrator having at least ten (10) years’ experience in leasing and management of commercial properties similar to the Building, (B) the arbitration shall commence two (2) Business Days thereafter and shall be limited to a total of seven (7) hours on the date of commencement until completion, with each party having no more than a total of two (2) hours to present its case and to cross-examine or interrogate persons supplying information or documentation on behalf of the other party, and (C) the arbitrator shall make a determination within three (3) Business Days after the conclusion of the presentation of Landlord’s and Tenant’s cases, which determination shall be limited to a decision upon (x) whether Landlord acted reasonably in withholding its consent or approval, or (y) the specific dispute presented to the arbitrator, as applicable. The arbitrator’s determination shall be final and binding upon the parties, whether or not a judgment shall be entered in any court. All actions necessary to implement such decision shall be undertaken as soon as possible, but in no event later than ten (10) Business Days after the rendering of such decision. The arbitrator’s determination may be entered in any court having jurisdiction thereof. All fees payable to the AAA for services rendered in connection with the resolution of the dispute shall be paid by the unsuccessful party.

(b) Whenever a matter submitted to arbitration pursuant to this Article 34 relates (i) to the determination of an amount payable by Tenant pursuant to this Lease or (ii) to whether, how or when any such amount should be paid by Tenant, then, pending the arbitrator’s determination of the matter, Tenant shall make such payment to Landlord in the amount, in the manner and at the time required by Landlord. The arbitrator may resolve any matter submitted to arbitration pursuant to this Article 34 without selecting either Landlord’s or Tenant’s proposal as to how such matter should be resolved. Upon the arbitrator’s determination of the matter, Landlord shall credit any overpayments made by Tenant pursuant to this Section 34.1(b) against the next installments of Rent.

ARTICLE 35

RIGHT OF FIRST OFFER

Section 35.1 (a) Provided that at the time of such exercise and on the date the applicable space is delivered to Tenant (1) no monetary or material non-monetary Event of Default has occurred and is then continuing, (2) this Lease is in full force and effect and (3) Original Tenant shall be in Actual Occupancy of at least sixty-six and sixty-seven hundredths percent (66.67%) (excluding Space Occupants) of the RSF of the Initial Premises (collectively, the “ROFO Conditions”), if, at any time during the Term, Landlord desires to lease any full floor(s) that become “available for leasing” on the fiftieth (50th) through fifty-second (52nd) floors of the Building or any portion of the forty-sixth (46th) floor (collectively, the “ROFO Floors”), Landlord shall send a written notice to Tenant (a “ROFO Notice”), which notice shall (i) state in bold capital letters that if Tenant shall fail to deliver a ROFO Election Notice within thirty (30) days after the delivery of such notice, then Tenant shall be deemed to have waived its right to accept or reject the ROFO Offer pursuant to this Section 35.1, (ii) identify the space available (the “Offered Space”) and whether such space is required to be leased in one block, (iii) set forth the date (the “Delivery Date”) on which the Offered Space can be leased pursuant to the exercise by Tenant of its rights under this Section 35.1, which date shall be no later than twenty-four (24) months after the delivery of such ROFO Notice (unless a third party has submitted a bona fide offer to Landlord with respect to leasing the Offered Space) and (iv) set forth the FMV of the Offered Space determined by Landlord as of the date of the ROFO Notice and other material terms upon which Landlord is willing to lease the Offered Space (including term, extension options, free rent and build out allowance) (the “ROFO Offer”). Tenant shall, within sixty (60) days after receipt of the ROFO Notice, by written notice (the “ROFO Election Notice”), either (I) accept the ROFO Offer with respect to the entire block of offered floors (and state in Tenant’s notice whether Tenant accepts the FMV specified by Landlord in the ROFO Offer), or (II) reject the ROFO Offer, it being understood that Tenant’s failure to respond to the ROFO Offer as aforesaid shall be deemed a rejection thereof, time being of the essence. Notwithstanding the foregoing, if (A) Landlord indicates in its ROFO Notice that any particular Offered Space is required to be leased in one block and Landlord subsequently desires to market portions of such Offered Space separately, then Landlord shall once again be required to offer such portions to Tenant in accordance with the terms of this Section 35.1(a) and/or (B) the Offered Space is comprised of not more than two (2) full floors and Tenant is willing to lease such Offered Space for a term of at least ten (10) years pursuant to the ROFO Offer, Tenant may accept the ROFO Offer with respect to only one (1) full floor (or a portion of the forty-sixth (46th) floor of such Offered Space, provided the floor for which Tenant accepts the ROFO Offer shall be contiguous to the Premises. Any election by Tenant to accept or reject the ROFO Offer shall be irrevocable. If Tenant elects to reject such ROFO Offer or if Tenant fails to timely elect to exercise any option to lease any such Offered Space in accordance with this Section 35.1(a), then Tenant shall no longer be entitled to accept the ROFO Offer with respect to the Offered Space and Tenant’s ROFO Option shall not apply to the Offered Space until expiration or earlier termination of the lease(s) Landlord enters into for the Offered Space; provided, however, that if Landlord fails within nine (9) months after the date of Tenant’s rejection or deemed rejection of the ROFO Offer to enter into a bona fide lease or leases with a third party or parties for all of the Offered Space on terms no more favorable to such third party or parties than the terms contained in the ROFO Offer, then Tenant shall have one (1) more right to exercise the ROFO Option with respect to such the Offered Space (or the portion thereof that has not been leased, if applicable), provided that Tenant delivers a new ROFO Election Notice within ten (10) days after the expiration of such nine (9) month period; and provided, further, that if Landlord does enter into such a lease or leases within such nine (9) month period, Tenant’s ROFO Option shall again apply to the Offered Space following expiration or the earlier termination of such lease or leases, the ROFO Option being a continuing and not one-time right. Tenant’s option to lease Offered Space under this Section 35.1 shall be referred to herein as the “ROFO Option”.

(b) If Tenant accepts a ROFO Offer, Tenant shall, within thirty (30) days after such election, subject to the terms of Section 35.1(d) below, enter into an amendment to this Lease adding the applicable Offered Space to the Premises and otherwise incorporating the terms contained in the applicable ROFO Notice (or if Tenant does not accept the FMV specified by Landlord in any ROFO Offer, then such amendment shall be entered into by Tenant within thirty (30) days after the date of the determination of the FMV of such Offered Space as provided in this Section 35.1); provided, however, that Landlord shall have no obligation to enter into such amendment of this Lease, or make any such ROFO Offer, if at the time of entering into such amendment of this Lease, or making of such ROFO Offer, the ROFO Conditions are not then met. If Tenant shall fail to enter into such an amendment to this Lease within such thirty (30) day period and Landlord is willing to enter into such an amendment, then any dispute concerning the content of such amendment (other than disputes subject to the terms of clause (d) below) shall be resolved by arbitration, pursuant to the terms of Article 34 hereof. If Tenant accepts the ROFO Offer, the Offered Space shall be delivered vacant and broom clean in its then “AS IS” condition (but free of any furniture and other personal property of the prior tenant) without representation or warranty by Landlord. Landlord shall have no obligation to remove improvements made to the Offered Space prior to delivery to Tenant, whether or not made by Landlord, nor shall Landlord have any obligation to prepare the Offered Space for Tenant’s occupancy.

(c) As used in this Article 35, the term “available for leasing” shall mean that Landlord reasonably anticipates that a full floor (or in the case of the forty-sixth (46th) floor, a portion of the floor) subsequent to the initial leasing of such floor shall be available for Tenant to lease in accordance with the terms of this Article 35. Notwithstanding the foregoing, Tenant’s rights under this Section 35.1 shall be subject and subordinate to the renewal or extension of an expiring lease with any existing tenant with respect to any ROFO Floor (including the renewal of the lease for such space by the then existing tenant, whether or not it is pursuant to an option under such lease).

(d) If, within sixty (60) days after Tenant’s receipt of the ROFO Notice, Landlord and Tenant fail to reach agreement on the determination of the FMV to be paid by Tenant for the applicable Offered Space, then either Landlord or Tenant shall initiate the arbitration proceedings for such determination by notice to the other, and by designating in such notice the name and address of a Qualified Appraiser. FMV for any Offered Space shall be determined in the same fashion as FMV for the Premises during a Renewal Term is determined pursuant to Sections 33.2(b), (c), (d), Sections 33.3(a) and (b) and Section 33.4 above. But for the first sentence of this clause (d), all other provisions of the foregoing Sections for determining FMV for the Premises during a Renewal Term shall apply, mutatis mutandis, in respect of a determination of FMV for the Offered Space.

(e) Notwithstanding anything to the contrary contained herein, Fixed Rent with respect to any Offered Space shall be equal to the FMV of such Offered Space. If, pursuant to the preceding provisions of this Section 35.1, the FMV for such Offered Space has not been determined as of the date the same is to become effective, Tenant shall pay on account of Fixed Rent for such Offered Space the Fixed Rent from time to time payable from and after the Delivery Date with respect to the Premises as the FMV until such determination is made, with necessary adjustments between Landlord and Tenant to be made retroactively, by credit against the next installment(s) of Fixed Rent becoming due with respect to such Offered Space, after a final determination of the FMV of such Offered Space as provided in this Section 35.1.

(f) Notwithstanding anything to the contrary contained herein, if the Delivery Date for any Offered Space offered to Tenant as provided in this Article 35 is such, that upon the occurrence of the Delivery Date there will be less than three (3) years remaining in the Term, then Landlord shall have no obligation to accept a ROFO Election Notice from Tenant that exercises the ROFO Option with respect to such Offered Space unless, if such offer is made prior to the then current Expiration Date, Tenant simultaneously with or prior to the delivery of such ROFO Election Notice (and as an express condition thereof) extends the then current Term for the Renewal Term (if available) for a Renewable Portion (not including such Offered Space) as provided in Article 33.

Section 35.2 Notwithstanding anything to the contrary contained herein, Tenant hereby acknowledges and agrees that Tenant’s ROFO Option with respect to any portion of the forty-sixth (46th) floor shall be subordinate to the expansion rights of Wilmer Cutler Pickering Hale and Dorr LLP (“Wilmer”) to such space. If Wilmer provides Landlord with an Expansion Notice for a portion of the space on the forty-sixth (46th) floor, Tenant shall no longer have a ROFO Option to such portion of the space on the forty-sixth (46th) floor.

ARTICLE 36

EXPANSION OPTION

Section 36.1 Provided that at the time of such exercise and on the applicable Expansion Commencement Date (1) there exists no monetary or material non-monetary Event of Default that has occurred and is then continuing and (2) this Lease is in full force and effect, then within thirty (30) days from the Effective Date, Original Tenant shall have the right (the “Expansion Option”) to add to the Premises the western portion of the forty-sixth (46th) floor (such space consisting of 21,811 RSF) of the Building (as depicted on Exhibit P attached hereto) (the “Expansion Space”), which portion shall be leased by Tenant hereunder for a term to commence on the Expansion Commencement Date with respect to the 46th Floor Expansion Space on the terms set forth below and to be coterminous with the Term.

Section 36.2 If Tenant desires to exercise the Expansion Option, Tenant shall deliver an irrevocable notice (an “Expansion Notice”) to Landlord notifying Landlord of such exercise no later than thirty (30) days after the Effective Date. Time shall be of the essence as to Tenant’s giving an Expansion Notice. If Tenant fails to timely give the Expansion Notice with respect to the Expansion Option, Tenant shall have no further right to exercise the Expansion Option and the Expansion Option shall be null and void. Unless and until Tenant shall have allowed the Expansion Option to go unexercised as provided in this Section 36.2, Tenant waives in writing the Expansion Option or Tenant shall not have the right to exercise the Expansion Option and/or lease the Expansion Space, Landlord shall not enter into any lease or other agreement with another party for the Expansion Space that would have a term that extends beyond the date immediately preceding the Availability Date (unless such other party’s right to lease the Expansion Space from and after such Availability Date is expressly conditioned upon Tenant’s not exercising its rights under this Section 36.2).

Section 36.3 Landlord shall use its reasonable efforts to deliver possession of the Expansion Space to Tenant on the applicable Availability Date; provided, however, that in the event that Landlord is unable to deliver possession of the Expansion Space on the applicable Availability Date for reasons beyond Landlord’s reasonable control (including the failure of an existing occupant to vacate such space), Landlord shall, to the extent possible under the circumstances, provide Tenant with at least thirty (30) days’ prior notice of the anticipated delivery date, and the commencement date for Tenant’s leasing of the Expansion Space (an “Expansion Commencement Date”) shall be the first (1st) day after actual possession of the Expansion Space is so delivered to Tenant, and subject to the provisions hereof, a delay in the Expansion Commencement Date shall be Tenant’s sole remedy at law or in equity (Tenant hereby waiving any right to rescind this Lease and/or to recover any damages on account of such delay); provided, further, that (A) Landlord shall use commercially reasonable efforts (including, without limitation, the bringing of litigation if the same would be prudent in Landlord’s reasonable discretion), to cause such holdover tenant promptly to vacate the Expansion Space and (B) if Landlord does not deliver possession of the Expansion Space to Tenant within twelve (12) months after the Availability Date, then Tenant shall have the right (exercisable on written notice delivered to Landlord within thirty (30) days after the expiration of such twelve (12) month period, time being of the essence) to rescind its exercise of the Expansion Option, in which event such exercise shall be deemed to be revoked and Tenant shall have no further right to lease the Expansion Space under this Article 36 unless Landlord delivers the Expansion Space to Tenant prior to the expiration of such thirty (30) day period. In the event that Tenant shall not have delivered such notice to rescind its exercise of the Expansion Option within such thirty (30) day period, then Tenant shall be deemed to have waived its right to rescind its exercise of such Expansion Option. The foregoing is intended to be “an express provision to the contrary” under Section 223-a of the New York Real Property Law or any successor statute of similar import. Upon the request of Tenant, (i) Landlord shall advise Tenant of the status of any discussions with the holdover tenant with respect to the Expansion Space and (ii) Landlord shall provide Tenant with Landlord’s good faith estimate of when such Expansion Space shall become available. Landlord agrees to use commercially reasonable efforts (at no cost to Landlord) to exercise its rights under the lease of any tenant of the Expansion Space (to the extent permissible thereunder) so as to permit Tenant, during the twelve (12) month period prior to the Availability Date of such Expansion Space, to have reasonable access to such Expansion Space to inspect same and to take measurements, so that Tenant shall be able to develop its plans and specifications for such Expansion Space, provided that such access shall not unreasonably interfere with the use and occupancy of such existing tenants.

Section 36.4 If Tenant exercises an Expansion Option, then:

(a) Effective as of the Expansion Commencement Date: (1) the definition of Premises shall be modified to include the applicable Expansion Space; (2) the percentage of the floor area of the Building defined as Tenant’s Share of Taxes and Tenant’s Share of Operating Expenses, respectively, shall be increased proportionately; and (3) the term of the leasing of the applicable Expansion Space shall be coterminous with the then current Term;

(b) Promptly after the Expansion Commencement Date, Landlord and Tenant shall execute an amendment to this Lease confirming the terms of the expansion, but failure to do so shall have no effect on Tenant’s agreement to lease the Expansion Space;

(c) If Tenant elects to lease the Expansion Space, the Fixed Rent for the Expansion Space shall be at an annual rent as set forth on Exhibit V attached hereto and made a part hereof;

(d) If Tenant elects to lease the Expansion Space, then from and after the Expansion Commencement Date, the Premises shall automatically be increased to include the RSF of the Expansion Space (as reasonably determined by Landlord) and Fixed Rent, Tenant’s Share of Taxes and Tenant’s Share of Operating Expenses shall be increased based upon the addition of the Expansion Space to the Premises (it being understood that the Fixed Rent shall increase by the amounts set forth on Exhibit V attached hereto) and the Base Pilot Year, the Base

Tax Amount and the Base Operating Year for the Expansion Space shall be the Base Pilot Year, the Base Tax Amount and the Base Operating Year applicable to the remainder of the Premises.

Section 36.5 The Expansion Space shall be delivered in its “AS IS” condition (but, at Landlord’s cost: separately demised, free of any furniture and other personal property of the prior tenant, with submetered electricity available to the Expansion Space at a level sufficient to accommodate a demand load of eight (8) watts per useable square foot, exclusive of base Building HVAC, and with all internal staircases removed and the floor slabs restored) without any further representation or warranty by Landlord. Landlord shall have no obligation to remove improvements made to the Expansion Space prior to delivery to Tenant, whether or not made by Landlord, nor shall Landlord have any obligation to prepare the space for Tenant’s occupancy.

ARTICLE 37

TERMINATION OPTION

Section 37.1 (a) Provided that at the time of such exercise (1) there exists no monetary or material non-monetary Event of Default that has occurred and is then continuing and (2) this Lease is in full force and effect, then Tenant shall have the option (the “Termination Option”) to terminate this Lease, effective as of the fifteenth (15th) anniversary of the Rent Commencement Date (the “Termination Date”); provided, however, that such termination shall only be effective upon compliance with the following terms and conditions:

(i) Tenant shall deliver written notice (the “Termination Notice”) to Landlord of its election to terminate this Lease no later than eighteen (18) months prior to the Termination Date. The Termination Notice shall be irrevocable upon delivery and time shall be of the essence in connection with the exercise by Tenant of its right to terminate this Lease pursuant to this Article 37; and

(ii) Tenant shall pay to Landlord, as consideration for the privilege of termination, an amount (the “Termination Payment”) equal to the sum of (x) the then unamortized costs incurred by Landlord in connection with this Lease (including, without limitation, all leasing commissions, the value of any free rent, attorneys’ fees and disbursements and Landlord’s Contribution), in each case amortized on a straight line basis over the initial Term, or in the case of any Expansion Space or Offered Space, over the Term of this Lease relating to such Expansion Space or Offered Space (including the cancelable portion of the Term) commencing on the Rent Commencement Date, together with interest thereon at eight percent (8%) and (y) an amount equal to the then Fixed Rent hereunder for the eight (8) months immediately following the Termination Date. The Termination Payment shall be due and payable simultaneously with the delivery to Landlord of the Termination Notice. At least ninety (90) days prior to the date on which Tenant delivers the Termination Notice to Landlord, Tenant may deliver a written notice (the “Termination Payment Amount Notice”) stating the date on which Tenant intends to deliver the Termination Notice and requesting that Landlord specify the amount of the Termination Payment. Landlord shall deliver a written notice to Tenant specifying the amount of the Termination Payment within thirty (30) days of Landlord’s receipt of the Termination Payment Amount Notice.

(b) If Tenant fails to timely deliver the Termination Notice and pay to Landlord the Termination Payment in accordance with Section 37.1(a)(ii) hereof (time being of the essence), then this Lease shall remain in full force and effect and this Article 37 shall be deemed null and void and of no force and effect.

(c) Notwithstanding any termination of this Lease by Tenant hereunder, Tenant shall remain liable to pay all Fixed Rent and Additional Rent through the Termination Date and for the cure of any default under this Lease existing on the Termination Date. Such defaults shall be cured within the periods provided herein, and such liability of Tenant shall survive any such termination.

(d) On or prior to the Termination Date, Tenant shall vacate the Premises and surrender possession thereof to Landlord in accordance with the terms of this Lease, as if the Termination Date were the Expiration Date. If Tenant timely delivers the Termination Notice and timely pays to Landlord the Termination Payment but fails to vacate and surrender the Premises within thirty (30) days after the Termination Date in accordance with the terms of this Section 37.1(d) and Section 21.1 hereof, Tenant shall be deemed to be holding over with respect thereto, entitling Landlord to exercise all of its rights and remedies under this Lease (including, without limitation, Section 21.2 hereof) or at law or in equity with respect thereto; provided, however, that Landlord shall not exercise any of its remedies under Article 18 hereof (and the provisions of Section 21.2 hereof shall not apply) unless Tenant shall have failed to so vacate and surrender the Premises as of the date that is thirty (30) days after the Termination Date.

(e) Upon termination of this Lease, Landlord and Tenant shall be relieved of any obligations under this Lease, except (A) for those obligations accruing prior to the Termination Date, (B) for any third party claims against Tenant with respect to the Premises accruing through the Termination Date and (C) for those obligations that expressly survive the expiration or earlier termination of this Lease. At either Landlord’s or Tenant’s request, Tenant and Landlord shall execute an agreement in recordable form reasonably acceptable to both parties stating among other things, the Termination Date, on account of the surrender by Tenant of the Premises. Landlord’s or Tenant’s failure or refusal to sign such agreement shall in no event affect the termination of this Lease with respect to the Premises in accordance with the terms of this Article 37.

Section 37.2 Notwithstanding anything to the contrary contained herein, Landlord and Tenant hereby agree should Tenant exercise the Termination Option, Tenant shall have no further right to exercise the ROFO Option or the Expansion Options and the ROFO Option and the Expansion Options shall each be null and void.

ARTICLE 38

MISCELLANEOUS

Section 38.1 (a) The obligations of Landlord under this Lease shall not be binding upon Landlord named herein after the sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent landlord after the sale, conveyance, assignment or transfer by such subsequent landlord) of its interest in the New Tower Building or the Real Property, as the case may be, and in the event of any such sale, conveyance, assignment or transfer, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder (but the foregoing shall not be construed as a waiver or release by Tenant of any liability of Landlord for any failure to observe or perform such covenants and obligations required to be observed or performed prior to the date of such sale, conveyance, assignment or transfer), and the transferee of Landlord’s interest in the New Tower Building or the Real Property, as the case may be, shall be deemed to have assumed all obligations under this Lease. Landlord shall notify Tenant simultaneously with or promptly following any transfer of Landlord’s interest in the New Tower Building or the Real Property, as the case may be. The liability of Landlord for Landlord’s obligations under this Lease shall be limited to landlord’s leasehold estate and interest in the New Tower Building and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the Landlord Exculpated Parties in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations. For purposes of the preceding sentence, Landlord’s estate and interest in and to the Building shall be deemed to include, without limitation (a) all rent or other consideration received by Landlord in respect of its leasehold estate and the Building (after payment of the Operating Expenses, Pilot and Taxes), (b) proceeds of a sale (net of transaction costs), financing or refinancing (but only to the extent the proceeds of a financing or refinancing exceed (i) the amount of any indebtedness that was paid with the proceeds of such financing or refinancing plus (ii) all reasonable transaction costs associated with such financing or refinancing) of the Building (or any portion thereof), or of Landlord’s estate or interest therein, or in any property, equipment or improvements in the Building (or any portion thereof), and (c) any insurance proceeds or condemnation awards relating to any portion of the leasehold estate or the Building (to the extent in excess of any restoration costs and net of all reasonable out-of-pocket costs of obtaining such proceeds or awards). Landlord and Tenant shall in no event be liable for any loss of business or any indirect or consequential damages under this Lease, except as set forth in Section 21.2 hereof.

(b) Except to the extent of Landlord’s leasehold estate and interest in and to the New Tower Building, no recourse shall be had on any of Landlord’s obligations under this Lease or for any claim based thereon or otherwise in respect thereof against any incorporator of Landlord, subscriber to Landlord’s capital stock, shareholder, employee, agent, officer or director, past, present or future, of any corporation, or any partner or joint venturer of any partnership or joint venture, or any member of any limited liability company which shall be Landlord hereunder or included in the term “Landlord” or of any successor of any such corporation or limited liability company, or against any principal, disclosed or undisclosed, or any such corporation or limited liability company, or against any principal, disclosed or undisclosed, or any affiliate of any party which shall be Landlord or included in the term “Landlord”, whether directly or through Landlord or through any receiver, assignee, agent, trustee in bankruptcy or through any other person, firm or corporation (collectively, the “Landlord Exculpated Parties”), whether by virtue of any constitution, statute or rule of law or by enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by Tenant. Tenant shall look only and solely to Landlord’s leasehold estate and interest in and to the New Tower Building and the rents and profits and proceeds therefrom for the satisfaction of any right of Tenant arising out of this Lease or for the collection of judgment or other judicial process or arbitration award requiring the payment of money by Landlord in connection with this Lease and no other property or assets of any Landlord Exculpated Party shall be subject to levy, lien, execution, attachment, or other enforcement procedure for the satisfaction of Tenant’s rights and remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or under law, or Tenant’s use and occupancy of the Premises or any other liability of Landlord to Tenant.

Section 38.2 (a) Wherever in this Lease Landlord’s consent or approval is required, if Landlord shall refuse such consent or approval, then, unless Landlord willfully refuses such consent or approval in bad faith, Tenant shall not be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord unreasonably withheld, unreasonably conditioned or unreasonably delayed its consent or approval. In such event, Tenant’s sole remedies shall be, at Tenant’s option, (i) an action or proceeding to enforce any such provision, for specific performance, injunction or declaratory judgment, or (ii) to the extent Landlord has specifically agreed that it will not unreasonably withhold its consent or approval under this Lease, an arbitration in accordance with Article 34. Where Landlord has not so specifically agreed that it will not unreasonably withhold its consent or approval under this Lease, it is the express intent of the parties that any such consent shall be given or required only in the sole, absolute and unfettered discretion of Landlord, and may be withheld for any reason whatsoever. In no event shall Landlord’s withholding consent or approval be deemed to be unreasonable if such withholding of consent is due to Landlord’s failure to obtain the consent of (i) the Mortgagee under the Existing Mortgage or the Superior Lessor under the Underlying Lease, or (ii) any future Mortgagee or future Superior Lessor (provided, that in the case of any such future Mortgagee or future Superior Lessor, such consent shall not have been unreasonably withheld).

(b) In the event of a breach or threatened breach by either party hereto of any term, covenant or condition of this Lease, the other party shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if no remedies were provided in this Lease for such breach. The rights to invoke the remedies herein before set forth are cumulative and shall not preclude either party from invoking any other remedy allowed at law or in equity.

Section 38.3 (a) All of the Exhibits and Schedules attached to this Lease are incorporated in and made a part of this Lease. This Lease may not be changed, modified,

terminated or discharged, in whole or in part, except by a writing, executed by the party against whom enforcement of the change, modification, termination or discharge is to be sought. Wherever appropriate in this Lease, personal pronouns shall be deemed to include the other genders and the singular to include the plural. The captions hereof are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision thereof. All Article and Section references set forth herein shall, unless the context otherwise specifically requires, be deemed references to the Articles and Sections of this Lease. Whenever the words “include,” “includes,” or “including” are used in this Lease, they shall be deemed to be followed by the words “without limitation.”

(b) This Lease shall be governed in all respects by the laws of the State of New York applicable to agreements executed in and to be performed wholly within New York including General Obligations Law 5-1401, but without giving effect to any other principles of conflict of laws.

(c) If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such term, covenant, condition or provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

(d) The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.

Section 38.4 (a) Tenant represents and warrants to Landlord that (i) Tenant’s last publicly available annual financial statements are true and correct and fairly reflect the financial condition and results of operation of Tenant as of the date such financial statements were publicly available and (ii) as of the date of this Lease, there has been no material adverse change in the condition, financial or otherwise, of Tenant from the date of the latest of such financial statements which could affect Tenant’s ability to perform its obligations hereunder.

(b) Upon Landlord’s request (it being agreed that, except as set forth below, Landlord may not make such a request more than once in any calendar year during the Term) Tenant shall deliver to Landlord, as soon as available with respect to any of its fiscal years (but in no event later than sixty (60) days after the end of any such fiscal year), a balance sheet of Tenant, as of such last day of the fiscal year and statements of Tenant’s gross income, net profits per partner for such fiscal year (such financial statements being collectively referred to herein as “Tenant’s Financial Statements”), each (i) prepared in accordance with generally accepted accounting principles consistently applied, (ii) in the same form as those provided to Landlord in connection with the execution of this Lease, and (iii) certified by the chief financial officer of

Tenant. Notwithstanding the foregoing, if (w) Landlord sells or proposes to sell the Building or any portion thereof to a Person that is not an Affiliate of Landlord, (x) either a member of Landlord or any member of either of Landlord’s members transfers or proposes to transfer its interest in Landlord to a Person that is not an Affiliate of Landlord or such member, (y) Landlord enters or proposes to enter into any Superior Lease with a Person that is not an Affiliate of Landlord, or (z) Landlord obtains or proposes to borrow funds from a Person that is not an Affiliate of Landlord (including, without limitation, a borrowing that is secured by a Mortgage), Landlord may require Tenant to deliver to Landlord within thirty (30) days after Landlord’s request therefor, Tenant’s Financial Statements. Landlord shall execute Tenant’s reasonable standard non-disclosure agreement in connection with any such delivery of Tenant’s Financial Statements.

Section 38.5 Landlord may elect, at any time during the Term, to convert the Building or the Real Property to condominium ownership (a “Conversion”), and Tenant, at Landlord’s expense (which shall not be included in Operating Expenses), shall cooperate with Landlord as reasonably requested by Landlord in connection with a Conversion, provided that:

(a) no Conversion shall have the effect of increasing Tenant’s Pilot Payment, Tenant’s Tax Payment and or Tenant’s Operating Payment and/or any other charges payable by Tenant under this Lease, in each case above the amounts as could reasonably have been anticipated to have been payable in the absence of such Conversion and if any such increase shall result from such Conversion, then the amount of such increase (which increase shall not be included in Operating Expenses) shall be borne by Landlord and not by Tenant;

(b) the obligations of Landlord under this Lease shall, at Landlord’s option, either (i) continue to be performed and observed by Landlord as set forth herein, or (ii) shall have been assumed in writing by (A) the successor landlord with respect to obligations hereunder to be performed within the Premises, and (B) the board of managers or equivalent governing body of the condominium association, with respect to obligations hereunder affecting the New Tower Building and the Building Systems outside of the Premises;

(c) no Conversion shall in any other manner have the effect of (i) increasing Tenant’s obligations or decreasing Tenant’s rights, or (ii) decreasing Landlord’s obligations or increasing Landlord’s rights;

(d) the condominium declaration shall, if permitted by law, expressly provide that this Lease is superior thereto in all respects (or if not so permitted, Tenant shall be given a non-disturbance agreement reasonably satisfactory to Tenant); and

(e) no Conversion shall have any effect on the liability of the Landlord named herein with respect to the substantial completion of the New Tower Building, the funding of the Landlord’s Contribution or the payment of brokerage commissions in connection with this Lease.

Section 38.6 Except as expressly provided to the contrary in this Lease, Landlord and Tenant agree that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the courts of the State of New York or the Federal courts sitting in New York City; and for that purpose hereby expressly and irrevocably submit to the jurisdiction of such courts.

Section 38.7 Landlord agrees that it shall not modify any of the Governmental Documents or the REA in such a manner as to materially adversely affect Tenant or any of Tenant’s rights under this Lease or have an adverse monetary effect on Tenant which is other than de minimis or incidental unless Landlord shall pay the costs of such monetary increases which are other than de minimis or incidental (which increase shall not be included in Operating Expenses) and Landlord hereby represents and warrants to Tenant that as of the Effective Date (i) Landlord has delivered, or has caused to be delivered, to Tenant true, accurate and complete copies of the Governmental Documents (as listed on Schedule A and the REA), except for certain redacted provisions thereof and exhibits and schedules thereto, none of which will materially adversely affect Tenant’s use or occupancy of the Premises, (ii) the Underlying Lease and, to the best of Landlord’s knowledge, the other Governmental Documents and the REA are in full force and effect and have not been modified or amended, except as set forth on Schedule A, (iii) to the best of Landlord’s knowledge, no default exists and no condition or event exists which, after notice or lapse of time, or both, would constitute a default under the Governmental Documents or the REA, and (iv) to the best of Landlord’s knowledge, all of the consents required under the Governmental Documents in connection with the execution and delivery of this Lease have been obtained as of the date hereof. Landlord hereby agrees that it shall timely exercise its right to renew the term of the Underlying Lease, pursuant to Section 43 thereof.

Section 38.8 If pursuant to the Federal Bankruptcy Code, Tenant is permitted to assign or otherwise transfer this Lease (whether in whole or in part in disregard of the restrictions contained in this Section 38.8 and Article 14), Tenant agrees that adequate assurance of future performance by the assignee or transferee permitted under the Federal Bankruptcy Code shall mean the deposit of cash security (or a letter of credit) with Landlord in an amount equal to the sum of one year’s Fixed Rent then payable hereunder plus an amount equal to all Additional Rent payable to Landlord for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord for the balance of the Term as security for the full and faithful performance of all of the obligations under this Lease on the part of Tenant yet to be performed. If Tenant receives or is to receive any valuable consideration for such an assignment or transfer (in part or in whole) of this Lease, Landlord shall receive the same fifty percent (50%) of such consideration as Landlord would receive had the assignment or transfer (and the calculation thereunder) been made pursuant to Article 14. Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain, in proceedings for the termination of this Lease by reason of bankruptcy or insolvency, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

Section 38.9 If an excavation or other substructure work shall be made upon land adjacent to the Premises, or shall be authorized to be made, Tenant shall afford to the Person causing or authorized to cause such excavation, license to enter upon the Premises for the purpose of doing such work as shall be necessary to preserve the wall of the Building from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of Rent.

Section 38.10 (a) Landlord represents and warrants as of the Effective Date that (i) Landlord is a duly formed and validly existing limited liability company authorized to do business in the State of New York and (ii) the execution, delivery and performance by Landlord of this Lease has been duly authorized by all necessary limited liability company action.

(b) Tenant represents and warrants as of the Effective Date that (i) Tenant is duly formed and validly existing limited liability partnership, authorized to do business in the State of New York and (ii) the execution, delivery and performance by Tenant of this Lease has been duly authorized by all necessary corporate action.

Section 38.11 Intentionally Omitted.

Section 38.12 This Lease may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

Section 38.13 Notwithstanding anything herein to the contrary, it is to be strictly understood and agreed that (a) the submission by Landlord to Tenant of any drafts of this Lease or any correspondence with respect thereto shall (i) be deemed submission solely for Tenant’s consideration and not for acceptance and execution, (ii) have no binding force or effect, (iii) not constitute an option for the leasing of the Premises or a lease or conveyance of the Premises by Landlord to Tenant and (iv) not confer upon Tenant or any other party any title or estate in the Premises, (b) the terms and conditions of this Lease shall not be binding upon either party hereto in any way unless and until it is unconditionally executed and delivered by both parties in their respective sole and absolute discretion and all other conditions precedent to the effectiveness thereof shall have been fulfilled or waived, and (c) if this Lease and other agreements are not so executed and delivered for any reason whatsoever (including, without limitation, either party’s willful or other refusal to do so or bad faith), neither party shall be liable to the other with respect to this Lease on account of any written or parol representations or negotiations, or drafts, comments or correspondence between the parties or their respective agents or representatives on any legal or equitable theory (including, without limitation, part performance, promissory estoppel, undue enrichment, fraud, breach of good faith negotiation obligation or otherwise).

Section 38.14 Tenant acknowledges that Tenant has no right to any development rights, “air rights” or comparable rights appurtenant to the Land or the Building, and consents, without further consideration, to any utilization of such rights by Landlord and agrees to promptly execute and deliver any instruments which may be reasonably requested by Landlord evidencing such acknowledgment and consent, including, without limitation, any instruments merging zoning lots. The provisions of this Section 38.14 shall be deemed to be and shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such quoted term is defined in Section 12-10 Zoning Lot of the Zoning Resolution of The City of New York) in the Building or the Land.

Section 38.15 Upon Tenant’s request, Landlord shall cooperate in all reasonable respects with Tenant with respect to Tenant’s efforts to negotiate and implement an incentive package with any applicable governmental entities (including the Port Authority) for the abatement of commercial rent tax, sales tax or other similar taxes or impositions or benefits available under the REAP program, including the execution and delivery of any estoppel and other certificates or documentation reasonably and customarily required by such entities and to make any reasonably required modifications to this Lease in connection therewith, provided that no such certificate, documentation or Lease modification shall (a) increase any obligation of Landlord under this Lease, (b) adversely affect any right of or benefit to Landlord under this Lease or (c) relieve Tenant of any of its obligation under this Lease. Any and all out-of-pocket fees, costs and expenses imposed by such governmental entities in connection with any such incentive package to be obtained by Tenant shall be borne solely by Tenant.

Section 38.16 Upon request by Tenant, Landlord shall execute, acknowledge and deliver to Tenant a memorandum of this Lease in the form attached hereto as Exhibit W, together with such other instruments as may be reasonably necessary to record such short form or memorandum. Tenant may record such memorandum of this Lease in the Register’s Office, and shall be responsible for all recording fees, charges and taxes (if any) in connection therewith. Simultaneously with the execution by Tenant of such memorandum of Lease, Tenant shall execute a termination of memorandum of Lease in the form attached hereto as Exhibit X, which Landlord’s counsel (Skadden, Arps, Slate, Meagher & Flom LLP) shall hold in escrow until the delivery to Landlord’s counsel of a signed acknowledgement from Landlord and Tenant (or evidence of the final determination of a court of competent jurisdiction) that the Expiration Date shall have occurred (at which point Landlord may record same in the Register Office and Tenant shall reimburse Landlord for all reasonable out-of-pocket costs actually incurred by Landlord in connection therewith as Additional Rent within thirty (30) days after receipt of an invoice therefor from Landlord). The provisions of this Section 38.16 shall expressly survive the Expiration Date.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Lease as of the date first set forth above.

LANDLORD: 7 WORLD TRADE CENTER, LLC, a Delaware limited liability company

By:	7 World Trade Company, LP, Managing Member

	By:	Silverstein-7 World Trade Company, Inc., its general partner

		By:	/s/ Michael Levy
Name: Michael Levy Title: Vice President

TENANT: MSCI INC., a Delaware corporation

By:	/s/ David Obstler
Name: David Obstler Title: Chief Financial Officer
Tenant’s Tax Identification Number: 134038723

ACKNOWLEDGMENT FOR TENANT

STATE OF New York      )

                                           ) s.s.:

COUNTY OF New York  )

On this 16 day of September, in the year 2011 before me, the undersigned, a Notary Public in and said State, personally appeared David Obstler, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ R. Travis Otten
Notary Public

R. TRAVIS OTTEN Notary Public - State of New York No. 01OT6201330 Qualified in New York County My Commission Expires February 17, 2013

EXHIBIT A-1

LAND

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the easterly side of Washington Street and the southerly side of Barclay Street;

RUNNING THENCE easterly along the southerly side of Barclay Street, the following three (3) courses and distances:

(1) South 88 degrees 37 minutes 20 seconds East 161.04 feet;

(2) South 88 degrees 39 minutes 01 seconds East 67.81 feet; and

(3) South 88 degrees 36 minutes 50 seconds East 112.04 feet to the corner formed by the intersection of the southerly side of Barclay Street and the westerly side of West Broadway;

THENCE southerly along the westerly side of West Broadway, the following three (3) courses and distances:

(1) South 13 degrees 29 minutes 10 seconds West 33.54 feet;

(2) South 88 degrees 37 minutes 31 seconds East 7.16 feet; and

(3) South 13 degrees 29 minutes 10 seconds West 172.20 feet to the corner formed by the intersection of the westerly side of West Broadway and the northerly side of Vesey Street;

THENCE westerly along the northerly side of Vesey Street, North 88 degrees 37 minutes 31 seconds West 233.48 feet to the corner formed by the intersection of the northerly side of Vesey Street and the easterly side of Washington Street; and

THENCE northerly along the easterly side of Washington Street, North 18 degrees 10 minutes 00 seconds West 213.45 feet to the point or place of BEGINNING.

A-1-1

EXHIBIT A-2

AREA CALCULATIONS

Rentable
Floor	Square Feet
47 48 49	41,759 42,293 41,759
Total	125,811

A-2-1

EXHIBIT B

BUILDING RULES AND REGULATIONS

1. Tenant shall not obstruct or encumber the sidewalks, entrances, passages, courts, elevators, vestibules, corridors and halls, nor shall such areas be used for any purpose other than ingress and egress to and from the Premises and for delivery of merchandise and equipment which delivery shall be completed in a prompt and efficient manner using elevators and passageways designated for such delivery by Landlord.

2. No awnings, air-conditioning units, fans or other projections shall be attached to or project through the outside walls or windows of the Building. Tenant shall not attach, hang or use any curtains, blinds, shades or screens, other than either mylar shades or other curtains, blinds, shades or screens that conform to Building standards agreed to by Landlord and Tenant from time to time, without the prior written consent of Landlord not to be unreasonably withheld, conditioned or delayed. Tenant may not, under any circumstances apply mylar or other like films directly to Building glass. All electrical fixtures hung in offices or spaces along the perimeter of the Premises must be of a quality, type, design and bulb color agreed to by Landlord and Tenant, such agreement not to be unreasonably withheld, conditioned or delayed.

3. Except for signage required by Legal Requirements or as otherwise provided in the Lease, Tenant shall not, exhibit, inscribe, paint or affix any sign, advertisement, notice or other lettering (collectively, “Tenant Advertisement”) on any part of the inside of the Premises if the same can be seen from the outside of the Premises. In no event may any Tenant Advertisement be exhibited, inscribed, painted or affixed to any part of the outside of the Premises or the Building.

4. Tenant shall not permanently or materially cover, blackout or obstruct the exterior windows that reflect or admit light and air into the Premises.

5. Tenant shall not, without Landlord’s prior written consent, place any showcases or other articles in front of or affix such articles to any part of the exterior of the Building, nor place such articles in the halls, corridors or vestibules (other than within the Premises but in all events Tenant shall comply with Code), nor shall any article obstruct any air-conditioning supply or exhaust.

6. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, acids or other substances shall be deposited therein. All damages resulting from any misuse of such fixtures shall be borne by Tenant unless caused by a Landlord Party.

7. Except as otherwise approved by Landlord or as otherwise permitted in accordance with the provisions of the Lease, Tenant shall not mark, paint, drill into, or in any way deface any part of the Premises or the Building, and no boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

8. Tenant, or any of Tenant’s servants, employees, agents, sublessees, visitors or licensees, shall not at any time bring or keep upon the Premises any inflammable, combustible or explosive fluid, chemical or substance except such as are incidental to usual office occupancy and are properly safeguarded.

9. Tenant shall not install any additional locks or bolts of any kind upon any of the doors or windows, nor shall Tenant change existing locks or the mechanism thereof, unless Tenant promptly provides Landlord with the key or combination thereto (except with respect to security areas). Tenant must, upon the termination of its tenancy, return to Landlord all keys to offices and toilet rooms and in the event of the loss of any keys furnished at Landlord’s expense, pay the cost thereof. All Tenant entrance doors shall utilize the base Building key cylinders as specified by Landlord.

10. Tenant shall not bring into or store any bicycles, vehicles or animals of any kind except for seeing eye dogs in or about the Premises or the Building.

11. Tenant shall remove and bring any safes, freight, furniture or bulky matter of any description into or out of the Premises in the manner and during the hours (which must be scheduled in advance) which are agreed to by Landlord and Tenant. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all safes, freight or other bulky articles which violate any of these Rules and Regulations or the Lease. Landlord shall have the right to prescribe the weight and position of safes and other objects of excessive weight, and no safe or other object whose weight exceeds the lawful load for the area upon which it would stand shall be brought into or kept upon the Premises. If, in the judgment of Landlord, it is necessary to distribute the concentrated weight of any heavy object, Landlord shall so advise Tenant.

12. Landlord reserves the right to exclude from the Building all persons who do not present a pass signed or approved by Landlord or Tenant or who otherwise do not comply with Building security procedures. Landlord may require any person leaving the Building with any package or other object to exhibit a pass from Tenant. Tenant shall comply with the security procedures implemented following the mutual agreement of Landlord and Tenant including provisions for approving companies delivering food and the manner of delivery.

13. No delivery persons or messengers shall be permitted to use the Building passenger elevators. Tenant shall utilize Landlord’s package intercept/messenger center for all messenger deliveries and pick-ups in accordance with Schedule C of this Lease.

14. Tenant shall, at its expense, provide artificial light for the Landlord’s employees doing janitor service or other cleaning, and making repairs or alterations in the Premises.

15. Tenant’s requirements for above-standard services will be addressed only upon written notice delivered to Landlord’s office at the Building. Building employees shall not perform any work or do anything outside of the regular duties unless under special instruction from the Landlord’s office.

16. Tenant shall not purchase spring water, ice, towels or other like service, or allow barbering or boot blacking services in the Premises, from any company or Person not approved by Landlord.

17. Canvassing, soliciting and peddling in the Building is prohibited and Tenant shall cooperate to prevent the same.

18. Tenant shall use commercially reasonable efforts to prevent the use in any space, or in the public halls of the Building, either by Tenant or by jobbers or others in the delivery or receipt of merchandise, of any hand trucks or food carts except those equipped with rubber tires and side guards. There shall be no food carts which are visible at any time to the public or other tenants in the main lobby of the Building.

19. Tenant shall control access to the Premises in accordance with reasonable security procedures implemented by Landlord.

20. Tenant shall use reasonable efforts to keep all blinds and shades in the Premises, if any, closed and lowered when and as reasonably required because of the position of the sun, during the operation of the Building HVAC System to cool or ventilate the Premises.

21. Tenant shall not install or permit the installation or use of any food, beverage, cigarette, cigar or stamp dispensing machine other than for the exclusive use of Tenant’s employees and invitees.

22. Any person whose presence in the Building at any time shall, in the judgment of the Landlord, be prejudicial to the safety of the Building or of its tenants may be denied access to the Building or may be ejected therefrom. In case of invasion, riot, dangerous public excitement or other dangerous commotion, the Landlord may prevent all access to the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the tenants and protection of property in the Building.

23. Smoking is prohibited at all times throughout the Building.

24. Tenant shall not make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of the Building by the use of any equipment, machinery, musical instrument, radio, television or in any other way.

25. Landlord shall have the right to prohibit any advertising which refers to the Building which, in Landlord’s reasonable judgment, tends to impair the reputation of the Building and upon notice from Landlord, Tenant shall discontinue such advertising. The use of the Building address in the ordinary course of Tenant’s business shall not constitute an advertisement.

26. All of Tenant’s contractors performing work within the Premises must notify the security desk for the Building prior to any work which may affect the New Tower Building’s fire alarm system.

27. In the event any of Tenant’s contractors require access to the base Building electrical closets, Tenant shall notify the Building’s management office in writing no later than 3:00 P.M. on the day before such contractors require such access, which notice must be signed by an authorized representative of Tenant.

28. In the event any of Tenant’s contractors require access to the base building electrical closets of the New Tower Building, Tenant shall notify the New Tower Building’s management office in writing no later than 3:00 P.M. on the day before such contractors require such access, which notice must be signed by an authorized representative of Tenant.

To the extent there is any conflict between the provisions of the Lease and these Rules and Regulations, the provisions of the Lease shall control.

EXHIBIT C

ALTERATION RULES & REGULATIONS

1.	All construction in the Building must be performed in compliance with these Alteration Rules and Regulations. In the event of a conflict, the provisions of the Lease, including the Work Letter, supersede these Alteration Rules and Regulations. Approval must be received in writing from the Landlord prior to the commencement of any Tenant’s Alterations/construction work as required by the Lease.

2.	All Alterations shall be under the complete supervision of Tenant or Tenant’s general contractor, who will keep on the job a competent foreman to supervise all trades. All Alterations will be performed in conformity with the plans and specifications approved by Landlord in strict accordance with the terms and conditions of the Lease and all applicable local laws and codes.

3.	Landlord’s review and approval of Tenant’s plans and specifications and consent to the commencement of any of Tenant’s Alterations shall not be deemed an agreement by the Landlord that such plans, specifications and Alterations conform with applicable law and to insurance requirements, nor shall it be deemed a waiver by Landlord of compliance by Tenant with any provisions of the Lease, nor shall it impose upon Landlord any liability or obligation with respect to such Alterations, including, without limitation, its completeness, design sufficiency or the performance thereof.

In addition, a pre-requisite to the Landlord’s review and approval of Tenant’s plans and specifications shall be the review and approval of Tenant’s plans and specifications by the Port Authority in accordance with the Port Authority’s Tenant Construction Manual and by the Building Engineer of Record for the impact of such Alterations on the existing structure.

4.	Employees of Tenant and its contractors and sub-contractors must work in harmony, and not interfere with any labor employed by Landlord, Landlord’s mechanics or contractors or by any other tenant or its contractors. If, in Landlord’s judgment, such interference occurs, Tenant will cause such labor to be removed from the Building.

5.	All Alterations shall be performed in compliance with the rules of the Building as to hours of availability of Building elevators and the manner of handling materials, equipment and debris to avoid conflict and interference with the operation of the Building.

6.	Suitable protection shall be furnished by way of fire extinguisher and protective steps to prevent any fires during the performance of the Alterations.

7.	Demolition must be performed before 6:00 A.M. and after 6:00 P.M. on Business Days or on Saturdays, Sundays or approved holidays. Delivery of materials and equipment and removal of debris must be arranged to avoid any inconvenience and/or annoyance to other tenants. Cleaning must be controlled to prevent dirt and dust from infiltrating into adjacent tenant, common or mechanical areas.

8.	All deliveries of construction materials are to be made before 8:00 A.M. or after 6:00 P.M. on Business Days or on Saturdays, Sundays or approved holidays and are to be scheduled with the New Tower Building manager. Tenant or its authorized representative will request after hour use of freight elevator in writing to the New Tower Building management office. An elevator service charge of $75 per hour per elevator will apply (except as otherwise provided in the Lease).

9.	When construction materials, debris or equipment are delivered to or removed from the job site, all Building corridors, elevators and lobbies shall be cleaned after the related work is completed or the deliveries made.

10.	All construction debris must be kept inside the Premises until removed from the job site. Stock piling of debris, which constitutes a fire hazard, will not be permitted.

11.	No accumulation of water will be allowed on any floors.

12.	All diffusers return grilles and perimeter convectors units will be sealed before construction and demolition is started.

13.	All walls, floors and doors in public areas, which are subject to construction traffic, shall be protected to the satisfaction of Landlord. Shoe wiping mats shall be installed at all openings between public and construction areas.

14.	All chasing, chopping or drilling will be coordinated with the New Tower Building manager and done before 8:00 A.M. or after 6:00 P.M. on Business Days or on Saturdays, Sundays or approved holidays and if any work being done interferes with any other tenant’s use of its premises, said work shall be stopped immediately on the advice of the New Tower Building manager’s office and completed only at the discretion of Landlord.

15.	Should any open flame, such as welding, brazing, etc., be performed in the course of construction, it will be under the supervision of the New Tower Building’s chief engineer and a competent fire watch will be present at Tenant’s sole cost and expense. A current valid New York City Fire Department permit is required to be available on demand from Landlord.

16.	During demolition and construction, all fire alarm systems, including, but not limited to, smoke detectors and speakers, shall be suitably protected and active, or a competent fire watch shall be provided.

17.	Workmen shall not be permitted in the passenger elevators or the main lobby of the Building.

18.	Prior to the commencement of any Alterations, current valid original certificates of insurance coverage and hold harmless agreements (including workers compensation) from Tenant and all of its contractors and subcontractors as per the requirements of the Lease must be furnished to Landlord.

19.	All permits and certificates shall be properly posted at the job site, and copies provided to Landlord.

20.	Tenant shall promptly pay all fees as stipulated by the Lease for all services performed by Landlord or its agents, including but not limited to, the following:

(a) fees of consultants or professional engineer selected by Landlord to review and/or comment on plans and specifications submitted by Tenant;

(b) service elevator charges (subject to the terms of the Lease); and

(c) charges for cleaning services.

21.	Landlord may suspend all work upon failure to comply with these Alteration Rules and Regulations or the terms of the Lease.

EXHIBIT D

WORK LETTER

A.	Definitions. All capitalized terms used herein (which are not specifically defined herein) shall have the meaning ascribed to them in the main body of the Lease (the “Lease”) to which this Work Letter is attached and made a part. Notwithstanding any contrary definition in the Lease, the following terms used herein and in the Lease are hereby defined as follows:

“Code” shall mean the New York City Building Code and all applicable rules and regulations thereunder.

“Landlord’s Work” shall have the meaning set forth in Section D.2 hereof.

“Move In Schedule” shall mean the schedule provided by Tenant pursuant to Section D.1 hereof setting forth the dates of Tenant’s anticipated move into the Premises after completion of Tenant’s Initial Alterations.

“Notice” shall mean, as used in this Work Letter only, and notwithstanding the general provisions of Article 26 of the Lease, any letter, memorandum or other written communication which is either mailed to Landlord or Tenant, as the case may be (by registered or certified mail, return, receipt requested) or, in the case of any such letter, memorandum or other written communication to Tenant, is actually delivered to Tenant’s Representative at the then current mailing address of Tenant’s Representative. Any such notice shall be deemed to have been, given when received (or refused) by mail or when delivered to Landlord or Tenant’s Representative, as the case may be.

“TCO” shall mean a temporary certificate of occupancy.

“Tenant’s Initial Alterations” shall mean all of the materials and work set forth on Tenant’s Plans (including, without limitation, any work performed by Tenant outside the Premises) all of which shall be performed by Tenant’s contractors at Tenant’s sole cost and expense (subject, however, to Landlord’s funding of the Landlord’s Contribution) including, without limitation, any structural, electrical or plumbing work required to meet Tenant’s structural, electrical or plumbing requirements, any air conditioning duct work and any other air conditioning work required for Tenant’s need to distribute HVAC on each floor of the Premises, painting, wall covering, paneling and cabinet work and the installation of Tenant’s telephone and other telecommunications and data processing system.

“Tenant’s Plans” shall mean the architectural and engineering construction documents and specifications stamped and sealed by Tenant’s architect or engineer, at Tenant’s sole cost and expense (subject, however, to Landlord’s funding of the Landlord’s Contribution), to be used for the construction and finishing of the Premises so that the same may be used for Permitted Uses, as provided in Article 2 of the Lease, and any work to be performed by Tenant outside the Premises (including, without limitation, riser diagrams and any items that connect to the Building Systems) which shall conform in all material respects to the construction documents for the Building and Tenant’s Preliminary Plans and the complete design development plans.

“Tenant’s Preliminary Plans” shall mean Tenant’s schematic plans, prepared by Tenant’s Architect or engineer, at Tenant’s expense (subject, however, to Landlord’s funding of the Landlord’s Contribution), setting forth the overall scope and character of the layout for the construction of Tenant’s Initial Alterations and indicating the location and size of any uses requiring modifications to Building Systems, including, without limitation, any Special Use Area, if applicable, any Tenant signage located inside the Building, telecommunications/data centers, file rooms and Tenant mechanical rooms.

“Tenant’s Representative” shall mean Marian Freed and Eric Friedman.

B.	Tenant’s Initial Alterations.

1. Tenant shall commence the design of Tenant’s Initial Alterations promptly after the Effective Date and diligently proceed to complete such design and construction in accordance with the terms of this Work Letter. All Tenant’s Initial Alterations shall be (x) effected in accordance with (i) the construction schedule and approved by Landlord pursuant to Section D.1 hereof, (ii) the requirements of this Work Letter and the Lease, including, without limitation, Articles 4 and 8 thereof, (iii) the requirements of all Governmental Authorities and (y) diligently prosecuted to completion. If at any time after the Effective Date Tenant evidences an intention to or does cease the design or construction of Tenant’s Initial Alterations prior to their completion without an intention or plan to resume same, and if Tenant does not resume same promptly after notice thereof from Landlord, then Tenant shall be deemed in breach of this Section B.1 and Landlord may thereupon exercise its remedies under this Work Letter and the Lease. Landlord shall have no responsibility for performance or supervision of any Tenant’s Initial Alterations. Except as set forth in Section 1.4 of the Lease, any failure to complete Tenant’s Initial Alterations shall not in any way result in a postponement of the Rent Commencement Date or the payment of any rent.

2.(a) At the time that Tenant submits Tenant’s construction schedule and other information required pursuant to Section D.1 hereof, Tenant shall submit to Landlord, for approval (not to be unreasonably withheld, conditioned or delayed as provided in the Lease), the name of the Tenant’s general contractor, Tenant’s architect, Tenant’s engineer and any other contractors Tenant wishes to engage to work in the Building. Landlord shall respond to such request within ten (10) days after receipt. Subject to Section 4.3 of the Lease, Tenant, in the performance of Tenant’s Initial Alterations, shall use only Approved Contractors and Approved Architects and Engineers. Tenant shall also provide Landlord, at least ten (10) days prior to sending out any bid packages, with a list of contractors or subcontractors who will be on the list of bidders. The list of bidders shall be subject to Landlord’s approval (unless the bidders are already Approved Contractors), which shall not be unreasonably withheld or delayed. Landlord shall respond to such request for approval within ten (10) days after receipt of

Tenant’s list of bidders. Landlord may reject any contractor (unless the bidders are already Approved Contractors) if Landlord reasonably believes that the performance of work by such contractors shall create difficulty, strike or jurisdictional dispute with other contractors employed by Landlord, Tenant or other tenants in the Building or on any other reasonable basis. Notwithstanding the foregoing, Landlord may, if Landlord chooses, designate only one (1) contractor, subcontractor or engineer for the life safety system, elevators, fire alarm system, building management system and other proprietary technical systems; provided that the charges of such contractor, subcontractor and/or engineer shall be reasonable and competitive with the charges of contractors, subcontractors and/or engineers providing similar services to other First Class Office Buildings.

(b) Notwithstanding the foregoing paragraph (a), the approval by Landlord of such general contractor, subcontractors and/or engineers shall not be deemed to mean that Landlord has given any assurance or made any representation or guaranty with respect to, the performance by or quality of work of such construction manager, general contractor, subcontractors or engineers and Landlord shall have no responsibility for the actions, negligence, work or workmanship of such construction manager, general contractor or subcontractor(s).

3. Tenant’s Initial Alterations shall be performed in accordance with the alteration rules and regulations set forth in Exhibit C to the Lease and made a part hereof and if any item of Tenant’s Initial Alterations is not specifically covered by said building standards, then such item shall still be of a high quality consistent with construction rules and regulations and the general quality of said building standards and shall be under no circumstances whatsoever below the industry standards for First Class Office Buildings.

4. Tenant shall pay to Landlord, within thirty (30) days following receipt of an invoice therefor, for all actual incremental out-of-pocket costs reasonably incurred by Landlord directly resulting from Tenant’s Initial Alterations including, without limitation, labor, cleanup, tie ins, system shutdowns, testing, maintenance and security of any toilet facilities, permit or filing fees, security, removal of waste and debris, salaries of on site personnel, including project managers and superintendents, protection of work in progress or completed, guard service, temporary maintenance services, insurance, utilities and use of freight elevators or passenger elevators. Notwithstanding the foregoing, Tenant shall only be obligated to pay for such out-of-pocket costs to the extent incurred by Landlord in connection with the review of Tenant’s Plans. Landlord shall provide Tenant with reasonable documentation of such costs so as to permit Tenant to reasonably verify such costs.

5. In connection with Tenant’s Initial Alterations, Tenant shall install window treatments reasonably approved by Landlord.

C.	Approval and Filing of Tenant’s Plans.

1. Tenant shall promptly deliver to Landlord for Landlord’s approval (to the extent otherwise required by the Lease), Tenant’s Preliminary Plans, complete design development plans and Tenant’s Plans (and any changes to any of the foregoing once approved).

2. Subject to the provisions of Section 4.1(c) of the Lease, Tenant shall not apply for a building permit without first submitting the application to Landlord and obtaining Landlord’s approval of such application (which approval shall not be unreasonably withheld, delayed or conditioned), and Landlord having obtained each Superior Lessor’s signature on such application. In the event Landlord approves such application for each Superior Lessor’s signature, Landlord shall use its reasonable efforts to obtain such signature. Tenant may not perform any work in the Building without Landlord’s prior written approval or deemed approval of Tenant’s Plans and without obtaining all permits and approvals required therefor. Tenant shall, at Tenant’s sole cost and expense, file Tenant’s Plans with the Port Authority, promptly after Landlord shall have approved the same and shall take whatever action shall be necessary to obtain and maintain all necessary approvals and permits from the Port Authority or Governmental Authorities having jurisdiction with respect to such Tenant’s Plans and the completion of the work reflected therein.

3.(a) Whenever in this Section C Tenant is required to deliver plans and specifications or information, such plans, specifications and information shall be in sufficient detail to enable Landlord to evaluate the impact of the same on architectural, mechanical, electrical, plumbing, fire alarm, BMS or any other system or other item of the Building. Landlord shall promptly review such submissions and may request additional information from Tenant to enable Landlord to evaluate any submission and if the information submitted by Tenant is insufficient to enable Landlord to evaluate the submission, the time during which Landlord is required to respond to any such submission shall not begin to run until Landlord receives such additional information.

(b) In the event that Landlord shall not approve any such request, the notice of such non-approval shall specifically indicate the reasons for such non-approval, in sufficient detail as to reasonably permit Tenant to make changes.

(c) Notwithstanding anything to the contrary contained herein or in the Lease, in the event any portion of the Premises constitutes a partial floor, the demising walls for such portion of the Premises shall be required to be flush with the exterior columns of the Building.

4. Whenever in this Section C Landlord is required to review Tenant’s Preliminary Plans, Tenant’s Plans or any changes thereto, except as provided in Section 4.2 of the Lease, Tenant shall pay all reasonable third party out-of-pocket costs (including, without limitation, costs incurred by reason of review by a

Governmental Authority) reasonably incurred by Landlord for the review of such plans.

5. Tenant will promptly furnish to Landlord copies of all Port Authority approved drawings, plans, permits and sign-offs as same are obtained by Tenant with respect to Tenant’s Initial Alterations. Tenant shall obtain all TCOs necessary for Tenant’s use and occupancy of the Premises and Tenant must furnish copies thereof to Landlord prior to Tenant’s occupying each floor for the conduct of its business. Landlord shall cooperate as is reasonably necessary in connection therewith and shall execute all reasonably necessary consents and applications and perform other reasonable ministerial and non ministerial requirements as and to the extent required, all at Tenant’s sole cost and expense.

D.	Construction.

1. Construction Schedule. Within thirty (30) days after the Commencement Date, Tenant shall furnish Landlord, for Landlord’s reasonable approval, with a construction schedule and Move In Schedule prepared by Tenant or Tenant’s general contractor or construction manager in such a manner as to coordinate the scheduling of Tenant’s Initial Alterations with Building operations and construction being performed by or on behalf of Landlord or other tenants in the Building, showing the scheduled dates upon which the various phases of Tenant’s Initial Alterations are expected to be commenced and may be expected to be completed.

2. Landlord’s Work. “Landlord’s Work” shall mean the work described on Schedule 1 to this Work Letter. Tenant acknowledges that, except for any items to be set forth on the Punch List, Landlord’s Work shall be deemed to have been completed.

3. Vertical Transportation. Tenant shall be permitted to use the freight elevators subject to Exhibit C attached to the Lease and with the benefit of the provisions of Section 10.4(b) of the Lease. Tenant acknowledges that Tenant’s use of freight elevators is subject to the reasonable requirements for the use of the freight elevators in connection with (a) the operation of the Building and (b) other work being performed by or on behalf of other tenants in the Building.

E.	Access by Tenant and Cooperation by Landlord and Tenant.

1. Tenant acknowledges that Tenant’s contractors and contractors performing work for Landlord and for other tenants in the Building may at times be working in the Premises and the Building simultaneously. Landlord and Tenant agree to cooperate with each other with regard to the performance and sequencing of work within the Premises and in the Building. Tenant agrees to comply with all reasonable procedures established by Landlord to coordinate Tenant’s Initial Alterations with other work in the Building so as not to interfere or delay such work and such other reasonable procedures established by Landlord which relate to such work. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to ensure that Tenant has the necessary access to the loading docks and freight elevators in order to perform Tenant’s Initial Alterations on a timely basis.

2. In connection with any access by Tenant to the Building the following shall apply: (a) Tenant shall provide security in the Premises; (b) prior to the time that Tenant enters the Premises for the purposes set forth above, Tenant shall deliver to Landlord certificates of insurance or other satisfactory evidence of Tenant’s compliance with the insurance requirements set forth on Schedule 2 attached hereto; (c) Tenant and its contractors shall remain responsible for the scheduling and transportation of materials and equipment used in the performance of Tenant’s Initial Alterations, and for the removal from the Building of waste and debris (including, without limitation, all refuse, tools and equipment) resulting from the performance of Tenant’s Initial Alterations by Tenant’s contractors; (d) Tenant shall not cause any damage to the Premises, the Building, any other space in the Building or work of other tenants in the Building and shall use reasonable and customary efforts to protect the Premises, the Building and work being performed by or on behalf of others tenants in the Building from damage by Tenant’s contractors, subcontractors and movers, and (subject to Section 11.4 of the Lease) shall pay for any replacements, repairs or extra cleaning necessitated by any damage caused by Tenant or such contractors or subcontractors or the moving by contractors, subcontractors, movers or other agents of Tenant of fixtures, equipment, furnishings, furniture and other property into or out of the Premises; (e) Tenant shall (subject to Section 11.4 of the Lease) defend, indemnify and hold Landlord harmless from and against any and all losses and/or claims arising from any negligence of Tenant and Tenant’s general contractor or construction manager, and their respective contractors, subcontractors, engineers, architects, decorators, servants, agents or employees in connection with the performance of Tenant’s Initial Alterations. If Tenant shall fail to comply with any of the requirements of this Section E.2, Landlord may, at its option, perform such act on Tenant’s behalf, at Tenant’s sole cost and expense. Tenant shall, within thirty (30) days of demand therefor, with interest at the Applicable Rate commencing from such thirtieth (30th) day, reimburse Landlord for all reasonable costs and expenses incurred by Landlord in connection with Landlord’s performance of any act required by this Section E.2.

3. Tenant shall not, directly or indirectly, engage any third party contractor, mechanic or laborer in the Premises, even if such Person is an Approved Contractor, or use any materials in connection with such Tenant’s Initial Alterations in a manner, which would disturb harmony with any trade engaged in performing any other work in the Building (including, without limitation, the creation of any work slowdown, sabotage, strike, picket or jurisdictional dispute) or create any actual or anticipated interference with the operation of the Building or construction in other space in the Building or construction being performed by or on behalf of other tenants in the Building. Tenant shall immediately stop the performance of any Tenant’s Initial Alterations, or the use of any materials in connection with such Tenant’s Initial Alterations or use of any third party contractor, mechanic or laborer if Landlord notifies Tenant that continuing such Tenant’s Initial Alterations or employing such third party contractor, mechanic or laborer would so disturb harmony with any trade engaged in performing any other work in the Building or create any actual interference with the operation of the Building, construction in other space in the Building or construction being performed by or on behalf other tenants in the Building.

F.	Landlord and Tenant Construction Obligations.

1. All required testing, adjusting and balancing of the mechanical plant of the Building and base building mechanical, electrical, plumbing, fire protection, fire safety and sprinkler systems serving the Premises, shall be conducted at such times as reasonably scheduled by Landlord or when required by Governmental Authorities (it being understood that Tenant shall cooperate with Landlord and the testing entity in connection with such testing, adjusting or balancing).

2. Tenant’s Representative shall provide administration of Tenant’s Initial Alterations and is authorized to act on behalf of Tenant. Tenant’s Representative shall give instructions and consents to Landlord. Tenant may substitute Tenant’s Representative on ten (10) days’ prior written notice to Landlord.

3. Landlord and Tenant’s Representative shall schedule and attend regular project meetings at the Building (or such other location as shall be mutually acceptable to all parties) with Tenant’s Architect, Tenant’s project manager, Landlord and other of Tenant’s and Landlord’s consultants, at such times as the parties shall mutually agree.

4. All work performed pursuant to this Work Letter, whether by Landlord or by Tenant and any other work performed by Landlord in the construction of the Building, shall be performed diligently, in a good and workerlike manner, with only first class materials, free of all mechanics’, materialmen’s or other liens and in compliance with all Legal Requirements and requirements of Governmental Authorities.

5. All schedules attached to this Work Letter are hereby incorporated herein by reference. In the event of any conflict between the provisions of the Lease, this Work Letter, the schedules attached hereto and the exhibits to the Lease, the provisions of this Work Letter shall prevail.

G.	Miscellaneous.

1. Notwithstanding anything to the contrary contained herein, Tenant shall comply with the provisions of the Underlying Lease with respect to the performance of any Alterations (including, without limitation, Sections 18.1 and 18.2 thereof) and shall not commence any work until a TAA with respect to such Alterations, and the plans and specifications forming a part thereof, covering such work have been finally approved by the Port Authority.

2. All disputes in respect of this Work Letter shall be resolved by expedited procedures arbitration in accordance with Article 34 of the Lease.

SCHEDULE 1

LANDLORD’S WORK

A.	Architectural Design.

1. Typical Floor Condition.

(a) Core Walls. All core walls are provided “as is”. All column enclosures are to be provided by Tenant. All exposed interior curtain wall enframement are provided with factory applied paint finish.

(b) Typical Core Finishes. All common core mechanical rooms, electric closets, telecommunications closets, and stairs are delivered painted, with fluorescent lighting, as required.

(c) Floor Levelness. Floors will be provided substantially at the levelness set forth on the survey attached as Schedule 3 to this Work Letter.

(d) Elevator Lobby Floor. Typical floor elevator sills are set + 1/2” above the 0’-0” benchmark elevation for each floor. Elevator lobby floor slabs are depressed 3” below the 0’-0” benchmark elevation of each floor to accept Tenant floor finish. Floor slab depression shall terminate at the edge of the core wall on each floor.

(e) Doors & Frames. Base building standard doorframes for the New Tower Building are welded hollow metal, 3’-0” x 8’-0” unless otherwise noted. Core doors are hollow metal. All doors and frames are prime painted for application of Tenant finishes. Landlord shall furnish and install mechanical seals on all MER doors.

(f) Building Standard Hardware. Building standard hardware for the New Tower Building are Corbin Ruswin ML-2000 series lever handles, US 26d finish, painted ball bearing hinges, door stops and door closers as required by Code.

(g) Signage. Landlord to provide Code required egress signage in all Common Areas.

(h) Fire Stairs. Concrete floor finish, painted metal pipe railings, painted walls, surface mounted fluorescent lighting with battery backup and emergency power connections.

(i) Typical Office Ceiling Heights. The New Tower Building is designed to permit installation of 9’-6” high ceilings in perimeter offices and 9’-0” high ceilings in the balance of the office areas with the exceptions of the cross corridor.

D-Schedule 1-1

2. Toilet Room Design.

(a) Design Description. Typical floor toilet rooms are provided with 2” x 2” ceramic tile floors and full height ceramic tile walls on wet walls only, painted gypsum drywall ceilings, cove lighting at mirrors and toilets. Base building toilet rooms for the New Tower Building to comply with all requirements of the Americans with Disabilities Act. Tenant, at tenant’s cost and expense, shall be permitted to connect any private toilets into the Building’s toilet exhaust system, assuming the same are within code and capacity of the Building’s toilet exhaust system.

(b) Toilet Fixtures. Wall mounted vitreous china water closets, urinals and counter top lavatory fixtures, quantity in accordance with Code requirements. All water closets, urinals and lavatories to be equipped with electronic flush and faucets.

(c) Vanities. Granite, with under-counter vitreous china lavatories with electronic operated faucets. Full height mirrors at vanities.

(d) Toilet Partitions. Ceiling mounted, stainless steel metal partitions.

(e) Accessories. Brushed stainless steel accessories.

(f) Janitor Closet. A janitor’s closet is provided on each floor.

3. Main Lobby Design.

(a) Finishes. The ground floor lobby is finished in a combination of stone, stainless steel wall panels and glass.

(b) Security. All New Tower Building visitors will pass through the Landlord’s security system at the ground floor. All tenants and visitors will enter the New Tower Building through security turnstiles at the ground floor lobby adjacent to a security desk and visitor registration desk.

B.	Structural Design. Each floor contains fifty (50) pounds of “live load” per square foot.

C.	Mechanical Design.

1. HVAC.

(a) Design. The Building HVAC System is designed to support the following conditions in the office areas:

(i) Temperature and Humidity Conditions:

•	Summer: Outside Air: Dry bulb 95°F

D-Schedule 1-2

Wet bulb 75°F.

Inside Air: Dry bulb 75°F.

Wet bulb 62.5°F. (50% R.H. maximum)

•	Winter: Outside Air: Dry bulb 0°F.

*Inside Air: Dry bulb 72°F.

*No humidification is provided.

(ii) Office Cooling Design Loads:

The Building Systems are designed to provide the above referenced conditions based on the following Tenant loads:

•	Five (5) watts per usable square foot for lighting and equipment.

•	One (1) person per one hundred and fifty (150) usable square feet.

•	Twenty (20) cfm per person of outside air.

•	Solar and transmission loads (assumes use of window blinds).

(b) Heating Systems:

(i) The New Tower Building will be heated by finned tube heating elements, within a custom architectural enclosure located at the base of the façade wall of each office floor. The system will be fed by supply and return loops serving water risers at the perimeter columns and will be piped in a reverse return arrangement.

(ii) Hot water for the office heating systems will be generated via two (2) sets of steam-to-hot water shell-and-tube heat exchangers and matching circulating pumps. The average operating supply water temperature will be 180 degrees Fahrenheit with a 20 degree Fahrenheit temperature differential, and will be automatically reset via an outdoor air thermostat.

D.	Electrical.

1. Design. Typical office floors are designed to support an electrical load of eight (8) watts demand load per usable square foot per floor via two (2) 265/460 volt bus risers to serve each floor. Subject to the terms of the Lease and approval by the Landlord, Tenant may at the Tenant’s sole cost and expense, install a supplemental buss tap on such floor to accept a maximum of two (2) watts demand per usable square foot of additional equipment power on such floor

D-Schedule 1-3

provided that the average electrical load across all floors of the Premises does not exceed eight (8) watts demand load per usable square foot.

2. Systems.

(a) 277/480V buss duct distribution system for office space. Typical floor electrical closets are sized to accept Landlord supplied high voltage panel sized at 4.0 watts per usable square foot and Landlord supplied transformer sized to transform 4.0 watts per usable square foot from 277/480V to 120/208V with Tenant supplied utility panels in addition to Landlord supplied panels as noted above, sized for the load density.

(b) A base building generator system for the New Tower Building is provided to serve the base building life safety system for the New Tower Building in accordance with Code requirements. Landlord will furnish and install emergency power capacity of 0.25 watt per usable square foot for connection of Tenant’s emergency egress lighting from the New Tower Building’s emergency generator. Tenants are permitted to connect to emergency circuits to the base building emergency lighting for the New Tower Building riser panels, which are in electrical closets, approximately every tenth (10th) floor through Tenant provided transfer relays.

3. Metering. Except as otherwise set forth in the Lease, all electric lighting and power usage on the floor will be metered through submeters (i.e., lighting, equipment power, DX unit, core toilets, local domestic hot water electric heater and electric and telecommunications closet lighting). On multi-tenanted floors, core and shell circuits shall be transferred by the Tenant to the Tenant’s submetered panels.

4. Floor Distribution. Floor distribution will be via overhead distribution. Poke through connections will be permitted only as approved by Landlord. Tenant shall have the right to chop in floor boxes for conference room tables, subject to Landlord’s approval. Floor trenching is prohibited. Poke through connections are prohibited on portions of the fifth (5th) floor of the Building.

5. Telecommunications. The base Building is provided with two (2) separate points of entry (POE) for telecommunications services for the New Tower Building. Connection of Tenant’s telecommunications service provider shall be coordinated with the Landlord.

E.	Plumbing.

1. Toilet fixture quantities based on Code requirements. Handicapped fixtures (a minimum of one (1) water closet and one (1) lavatory) will be provided in each men’s and women’s toilet facility.

2. Each floor shall have 4” soil and 3” vent plugged outlets, and 2” valved and capped cold-water outlets at multiple locations. Subject to Lease terms,

D-Schedule 1-4

Tenant shall be permitted at Tenant’s sole cost and expense to connect to the cold water line, sanitary and vent outlets.

F.	Fire Protection.

1. Sprinkler Systems. The New Tower Building is designed to support a fully sprinklered building with a sprinkler zone floor control valve assembly on each floor. Tamper switches and alarm flow switches will be furnished and installed by Landlord. Sprinkler valve assembly will be connected to combined fire standpipe risers and main. The sprinkler floor control valve assembly locations will alternate between two (2) risers at each floor. Each floor will have a capped connection at the core for connection of the Tenant’s final engineered system.

2. Fire Stopping. Landlord to provide all fire stopping of existing floor penetrations as required by Code.

3. Standpipe System. Standpipe risers are provided complete with 2-1/2” diameter or applicable fire department valve with reducers to 1-1/2” diameter with fire hoses. Two (2) fire hose stations, one (1) in each stair, are provided per floor.

4. Fire Extinguishers. Landlord to provide wall mounted 10-lb. dry chemical and/or CO2 type fire extinguisher in all mechanical, electrical and other base building rooms in the New Tower Building as required by Code.

5. Fire Alarm System.

(a) Core Areas. Landlord has provided a fire detection, smoke detection, elevator recall, alarm and voice communication, annunciation and floor warden communication system as a part of the New Tower Building Class E system for all base building areas in the New Tower Building.

(b) Tenant Areas. Landlord has provided local panels in the core area and points adequate to connect Tenant supplied fire alarm speaker/strobe devices for normal office occupancy on the basis of one (1) speaker/strobe unit per eight hundred (800) usable square foot and six (6) alarm input/output or control points per floor, in addition to all points required for core and shell connection.

G.	Building Management System.

1. The New Tower Building is designed with a DDC-type building management system (BMS) by Carrier Control Technologies to control and operate the Building Systems, including, but not limited to, the HVAC system, energy management devices, after-hours air conditioning control, other programmable building controls, condenser water supply temperature, control of typical floor packaged AC units via factory mounted DDC control panels. All DDC panels are networked to Landlord’s BMS System

D-Schedule 1-5

2. Landlord shall provide two (2) points per floor for connection of Tenant’s systems.

H.	Vertical Transportation Systems. The New Tower Building will be served by a total of twenty-nine (29) three thousand five hundred (3,500) pound capacity high-speed Otis elevators with speeds ranging from seven hundred (700) to one thousand four hundred (1,400) feet per minute. The elevators are grouped into five (5) separate zones, with crossover floors to accommodate multi-floor tenants. The elevators are provided with state-of-the-art microprocessor controlled dispatch systems which will provide elevator service with average wait times under thirty (30) seconds. The New Tower Building will also contain three (3) service elevators, two (2) of which are rated at six thousand (6,000) pounds in capacity and one (1) rated at four thousand (4,000) pounds in capacity with twelve (12) foot high cabs and four (4) foot six (6) inch wide doors.

D-Schedule 1-6

SCHEDULE 2

INSURANCE REQUIREMENTS

Insurance Limits and Coverage:

Unless otherwise notified by Landlord, the amounts and types of insurance shall conform to the minimum terms, conditions, and coverages of Insurance Services Office (ISO) policies, forms, and endorsements. Tenant shall cause, by execution of written contract, Tenant’s general contractor and all subcontractors and Tenant’s Architect to name Landlord as an additional insured, including Additional Insured for Completed Operations (applicable to contractors) on all of policies referred to below except Workers’ Compensation and Professional Liability, where applicable.

All self-insured retention’s or deductibles shall be Tenant’s sole responsibility.

Commercial General Liability: Tenant shall cause Tenant’s general contractor and all subcontractors and Tenant’s Architect to maintain commercial general liability insurance covering all operations by or on behalf of Tenant on an occurrence basis against claims for personal injury (including bodily injury and death) and property damage (including loss of use). Such insurance shall have these minimum limits and coverage:

1. Minimum Limits:

$5,000,000 each occurrence (except for Tenant’s Architect, $1,000,000 each occurrence)

$5,000,000 general aggregate with dedicated limits per project site

$5,000,000 products and completed operations aggregate

2. Coverages:

1986 (or later) ISO commercial general liability form

Products and completed operations coverage maintained for at least 3 years following acceptance of the work by Landlord

Blanket contractual liability

Fire damage legal liability in an amount equal to the value of Tenant’s floor area

Severability of interest

Underground explosion and collapse coverage shall not be excluded (Tenant’s contractor shall carry)

Personal injury

Incidental Medical Malpractice

D-Schedule 2-1

Blanket Waiver of Subrogation Additional Insured endorsement, including completed operations

Automobile Liability: Tenant’s general contractor and Tenant’s Architect shall maintain business auto liability covering liability arising out of any auto (including owned, hired, and non-owned autos).

A. Minimum Limits:	$2,000,000 Combined Single Limit each accident (except for Tenant’s Architect, $1,000,000 Combined Single Limit each accident)

B. Coverages:	Additional insured endorsement

Waiver of subrogation in favor of the Landlord with regard to Tenant’s liability

Workers’ Compensation: Tenant, Tenant’s general contractor and Tenant’s Architect shall maintain workers’ compensation and employer’s liability insurance.

Minimum Limits:

Workers’ Compensation - statutory limits

Employer’s Liability:

$2,000,000 bodily injury for each accident

$2,000,000 bodily injury by disease for each employee

$2,000,000 bodily injury disease aggregate

Policy must contain waiver of subrogation in favor of the Insured Parties.

Umbrella/Excess Liability: Tenant and Tenant’s general contractor shall maintain umbrella/excess liability insurance on an occurrence basis in excess of the underlying insurance previously described which is at least as broad as each and every one of the underlying policies. The amounts of insurance previously described may be satisfied by Tenant or Tenant’s general contractor purchasing coverage for the limits specified or by any combination on underlying and umbrella limits.

Minimum Limits:	Tenant: $5,000,000 combined single limit and annual aggregate per project site Tenant’s general contractor: $20,000,000 combined single limit and annual aggregate

All coverages including Commercial General Liability and Umbrella Liability provided by Tenant’s general contractor’s and subcontractor’s and architect’s insurance policies shall be primary insurance and shall not be considered contributory insurance with any

D-Schedule 2-2

insurance policies of Landlord (or other Insured Parties) and for the purposes of the Lease these insurance coverages will apply as if the other insurance available to the Insured Parties that covers such parties as “named insured” do not exist.

In order to ensure vertical erosion of the liability limits provided, Landlord reserves the right to review Tenant’s general contractor’s and subcontractor’s liability (primary and excess) policy language (for all liability policies) and require Tenant’s general contractor and its subcontractors to endorse such policies to clarify the hierarchy of policies in the event of a claim. Any additional premiums charged to Tenant’s general contractor for those endorsements are solely Tenant’s general contractor’s responsibility and such costs shall not be passed on to Landlord.

Architect Professional Liability: Tenant’s Architect shall purchase and maintain professional liability insurance as follows:

A. Limits:	$1,000,000 each claim and annual aggregate

B. Coverages:	1. Insureds interest in joint ventures, if applicable

2. Punitive damages coverage (where not prohibited by law)

3. Limited contractual liability

4. Retroactive date prior to the commencement of work

5. Extended reporting period of thirty-six (36) months.

Contractor’s Pollution Liability: When remediation or abatement is included in the work, Tenant shall cause its contractor to purchase, or cause to be purchased, a policy covering third party injury and property damage claims, including cleanup costs, as a result of pollution conditions arising from contractor’s operations and completed operations. Completed operations coverage will remain in effect for not less than three (3) years after final completion. Landlord shall be named as an additional insured and the policy shall have a retroactive date before the commencement of the work. The limits of coverage shall not be less than:

a.	$1,000,000 each occurrence

b.	$1,000,000 aggregate

Contractor, subcontractor and subcontractors should further be required to maintain any other such coverage as might be required by law (i.e., Disability, Unemployment, etc.).

D-Schedule 2-3

SCHEDULE 3

FLOOR LEVELNESS SURVEY

[see attached]

D-Schedule 3-1

D-Schedule 3-1

[Levelness Surveys of Floors 47-49]

EXHIBIT E

PREMISES

The floor plan which follows is intended solely to identify the general location of the Premises, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.

[see attached]

E-1

Exhibit E

[Floor Plans]

EXHIBIT F

FIXED RENT

(a)

From the Commencement Date through and including the day preceding the fifth (5th) anniversary of the Rent Commencement Date, Seven Million Two Hundred Ninety-Seven Thousand Thirty-Eight and 00/100 Dollars ($7,297,038.00) per annum;

(b)

From the fifth (5th) anniversary of the Rent Commencement Date through and including the day immediately preceding the tenth (10th) anniversary of the Rent Commencement Date, Eight Million Twenty-Six Thousand Seven Hundred Forty One and 80/100 Dollars ($8,026,741.80) per annum;

(c)

From the tenth (10th) anniversary of the Rent Commencement Date through and including the day immediately preceding the fifteenth (15th) anniversary of the Rent Commencement Date, Eight Million Eight Hundred Twenty-Nine Thousand Four Hundred Fifteen and 98/100 Dollars ($8,829,415.98) per annum; and

(d)

From the fifteen (15th) anniversary of the Rent Commencement Date through and including the Initial Expiration Date, Nine Million Seven Hundred Twelve Thousand Six Hundred Nine and 20/100 Dollars ($9,712,609.20) per annum.

F-1

EXHIBIT G

CLEANING SPECIFICATIONS

I.	DAY CLEANING

A.	Public & Commons Areas - Daily Services

1.	Clean and police all public areas of the New Tower Building including but not limited to lobby, corridors, elevators, sidewalks, curbs, stairs, utility and loading dock areas.

2.	Police and maintain elevator cabs.

3.	Keep entrance door glass and frames in clean condition.

4.	Clean and polish standpipes and sprinkler Siamese connections.

5.	Wipe down all exterior metal, marble, and similar material up to first horizontal level as required.

6.	Inspect and police all men’s and ladies’ lavatories on all floors throughout the New Tower Building, refilling as needed all toilet tissue holders, paper towel dispensers and soap dispensers.

7.	Set out mats in inclement weather, keep in clean condition.

II.	NIGHTLY SERVICES

A.	Main Entrance Lobby

1.	Dust sweep flooring with specially treated cloths to insure dust-free floors.

2.	Wash ceramic tile, marble and terrazzo flooring in the New Tower Building entrance and foyers.

3.	Damp mop and spot clean resilient tile floors.

4.	Wax, buff and apply sealer on floor finish as required.

5.	Wipe down all metal and glass surfaces in the lobby interior using appropriate cleaner.

6.	Dust lobby decorative motif and clean protection glass.

7.	Clean entrance and lobby glass doors including mirrors.

8.	Wipe clean all monitoring devices and telephone units.

9.	Wash all rubber mats and vacuum wool or nylon runners when down.

B.	Elevator Cabs

1.	Clean saddles, door and frames of elevators at lobby.

2.	Remove all gum, foreign matter and unauthorized writing from elevators.

3.	Clean metal and sides of elevator cabs.

4.	Wash and refinish resilient floor in elevator, and if carpeted, vacuum and spot clean.

C.	Public Areas (if multi-tenant floors)

1.	Maintain public area walls in clean condition. Public areas shall also include elevator lobbies on multiple tenant floors.

2.	Vacuum clean all carpets in public areas. If flooring, sweep floors with treated mop to maintain in clean condition throughout the public areas.

3.	Inspect and maintain cleanliness of fire hoses, extinguishers and other similar equipment.

4.	Remove finger marks from all doors and elevator cabs.

D.	Tenant Office Areas (including elevator lobbies)

1.	Sweep all uncarpeted flooring using chemically treated dust mop to prevent dust dispersion.

2.	Carpet sweep carpeted areas and rugs four (4) nights each week and vacuum once each week, moving light furniture other than desks, file cabinets, etc.

3.	Hand dust and wipe clean with a treated cloth, mitt, or duster, all furniture, file cabinets, desk lamps, window sills and convector enclosed tops.

4.	Move and dust under all desk equipment and phones, replacing and dusting said equipment with approved anti-bacterial cloth.

5.	Scour and wash clean all water coolers and fountains.

6.	Clean all glass furniture tops.

7.	Empty and clean all waste basket and disposal receptacles and remove waste to designated areas of the New Tower Building.

8.	Remove all smudges, finger marks and other marks from painted surfaces on doors and areas around electrical light wall switches and door jambs.

E.	Lavatories

1.	Scour, wash and disinfect all basins, bowls and urinals with approved germicidal detergent solution using spray tank method.

2.	Wash and disinfect both sides of all toilet seats with approved germicidal detergent solution.

3.	Wash and polish with a non-acid polish all mirrors, powder shelves, bright work and enamel surfaces, etc. including flushometers, piping and toilet scat hinges.

4.	Hand dust and wash all partitions, dispensers and receptacles.

5.	Sweep and wash all lavatory flooring with an approved disinfectant.

6.	Empty and clean all paper towels, sanitary disposal receptacles, transporting waste to the designated location.

7.	Fill all toilet tissue holders, paper towel dispensers, sanitary napkin and soap dispensers.

III.	WEEKLY SERVICES

A.	Main Entrance Lobby

1.	Dust all lobby walls.

2.	Hand dust all louvers and ventilating louvers.

3.	Remove all finger marks from all painted surfaces near light switches, entrance doors and the like.

B.	Elevator Cabs

1.	Clean saddles and frames on floors above and below the main lobby.

2.	Clean lights in cabs.

3.	Dust elevator doors above lobby.

C.	Tenant Office Areas

1.	Vacuum all carpet areas including common areas.

IV.	MONTHLY OR QUARTERLY CLEANING

A.	Main Entrance Lobby (Quarterly)

1.	High dust all electrical and air-conditioning ceiling fixtures.

B.	Elevators (Monthly)

1.	Shampoo carpets using extraction vacuum method.

C.	Public Areas (if multi-tenant floors) (Monthly)

1.	Wash, strip and refinish all floors in freight areas and elevator lobbies on multiple-tenant floors.

D.	Tenant Office Area (Quarterly)

1.	Hand dust all pictures, frames, charts, graphs and similar wall hangings not reached in nightly or weekly cleaning.

2.	Dust venetian blinds.

3.	Dust surfaces not reached in nightly cleaning above 5 feet.

4.	Dust overhead pipes, air-conditioning louvers and ducts, etc.

E.	Lavatories (base building) (Monthly)

1.	Machine scrub flooring.

2.	Hand dust, clean and wash all tile walls.

3.	High dust lights, walls, grilles, etc.

4.	Dust all lighting fixtures.

5.	Wash and wipe down all metal partitions.

V.	PEST CONTROL

1.	Pest Control treatment in all public areas, lavatories on multi-tenant floors, and service sink rooms will be done once a month. All service will be rendered by operators licensed by Board of Health of the City of New York.

VI.	WINDOW CLEANING

1.	Cleaning of the inside surface of the windows from the main floor to the roof will be done as required by Tenant, but not more than four (4) times per year.

2.	Cleaning of the outside surface of the windows from the main floor to the roof will be done three (3) times per year.

General Note

The cleaning specification described above shall be rendered as scheduled but only on Monday through Friday excluding union and legal holidays. Areas not covered as part of normal cleaning services are:

1)	Special Concession Areas

2)	Private dining rooms, cafeterias, kitchens, bathrooms or shower rooms or athletic facilities.

EXHIBIT H

APPROVED CONTRACTORS

GENERAL CONTRACTORS

ACC Construction Corporation 6 East 32nd Street, 7th Floor New York, NY 10016	Ms. Nancy Erardi 212-810-4296 – phone 212-686-9332 – fax

Ambassador Construction Company 317 Madison Avenue New York, NY 10017	Mr. Cory Koven 212-922-1020 – phone 212-949-9762 – fax

Americon 44 West 18th Street New York, NY 10011	Mr. Thomas Prince 212 274-0190 – phone 212 274-0199 – fax

AragonGeneral Contractors & Construction Managers 142 West 57th Street, 9th Floor New York, NY 10019	Mr. Richard Hartz 212 937-9600 – phone 212 937-9606 – fax

Cross NY 114 Fulton Street – Suite 2E New York, NY 10038	Mr. Michael Goldberg 212-608-0100 – phone 212-608-0713 – fax

Henegan Construction 250 West 30th Street New York, NY 10001	Mr. Paul Bryce 212-947-6441 – phone 212-643-1053 – fax

Hunter Roberts 102 Madison Avenue - 2nd Floor New York, NY 10016	Ms. Joan Gerner 212-321-6800 – phone 212-321-6990 – fax

JT Megan 44 West 28th Street New York, NY 10001	Mr. Bob Shineman 212-790-4200 – phone 212-790-4201 – fax

Kennedy Construction, LLC 10 Rockefeller Plaza Suite 900 New York, NY 10020	Mr. Christopher Kennedy 917-692-1065 – phone 212-246-2945 – fax

Plaza Construction	Mr. Steven Fisher

260 Madison Avenue

New York, NY 10016

R.C. Dolner, LLC

15-17 East 16th Street – 2nd Floor

New York, NY 10003

Structure Tone, Inc.

770 Broadway

New York, NY 10003

Tri-Star Construction Corp. (Case by Case)

770 Lexington Avenue

New York, NY 10021

Turner Interiors

375 Hudson Street

New York, NY 10014

212-849–4800 – phone

212-849-4855 – fax

Mr. Stu Koshner

212-645-2190 – phone

212-531-8680 – fax

Mr. Mike Neary

212-481-6100 – phone

212-725-1119 – fax

Mr. Sal Bellino

212-486-0808 – phone

212-754-0284 – fax

Mr. John Thomann

212-229-6215 – phone

212-229-6247 – fax

SUB-CONTRACTORS

BUILDING MANAGEMENT SYSTEM

AutomatedLogic

335 Broad Street

Clifton, NJ 07013

Carrier Corporation

516 West 34th Street

New York, NY 10001

Computrols, Inc

221 Bark Drive C-5

Harvey, LA 70058

Johnson Controls, Inc.

777 Terrance Avenue

Hasbrouck Heights, NJ 07604

Siemens Building Technologies

19 Chapin Road – Building B200

Pine Brook, NJ 07058

Mr. Matthew D. Devins

917-560-1189 – phone

973-569-4701 – fax

Mr. Matt Devins

973-774-0966 – phone

860-660-8125 – fax

Mr. Ryan Lancaster

917-681-4748 – phone

917-677-8571 – fax

Mr. Michael C. Revock

201-462-5325 – phone

201-462-0701 – fax

Mr. Richard Dillon

973-396-4136 – phone

973-575-7968 – fax

MECHANICAL

BP Mechanical

83-40 72nd Street

Glendale, NY 11385

Donnelly Mechanical Corp

96-59 222nd Street

Queens Village, NY 11429-1313

Falk Technical Service Corp.

227 West 19th Street

New York, NY 10011

Henick-Lane, Inc.

49-22 49th Street

Long Island City, NY 11101

Kaback Enterprises, Inc.

45 West 25th Street

New York, NY 10010

Penguin Air Conditioning

26 West Street

Brooklyn, NY 11222

P.J. Mechanical

135 West 18th Street

New York, NY 10011

Power Cooling, Inc.

43-43 Vernon Blvd.

Long Island City, NY 11101

RJR Mechanical, Inc

58-09 28th Avenue

Woodside, NY 11377

Sound Air Conditioning

58 Old Stewart Ave. Garden City Park

New York, NY 11040

Mr. Ed Tarnaswski

718-383-2100 – phone

718-383-5598 – fax

Mr. Daniel T. Donnelly

718-886-1500 – phone

718-886-7727 – fax

Mr. Salvatore Manfredonia

212-924-6900 – phone

212-462-4933 – fax

Mr. Ernie Henick

718-786-7277 – phone

718-482-1625 – fax

Mr. John Murphy

212-645-5100 – phone

212-645-8962 – fax

Mr. Paul Shields

718-706-2558 – phone

718-706-2565 – fax

Mr. Peter Pappas, Jr.

212-243-2555 – phone

212-924-7148 – fax

Mr. Lloyd Larsen

718-784-1300 – phone

718-937-8418 – fax

Mr. Anthony Fattorusso

718-204-1380 – phone

718-204-4843 – fax

Mr. Steven Marentis

718-343-3825 – phone

516-747-5994 – fax

PLUMBERS

American Contracting Comany, Inc. 538 West 35th Street New York, NY 10001	Mr. Richard Silver 212-736-6618 – phone 212-465-1734 – fax

Breslaw & Sons

559 West 45th Street

New York, NY 10036

Geoffrey A. Lagas & Associates, Inc.

630 Fifth Avenue – Sub-Basement #101

New York, NY 10111

L.A.B. Plumbing

530 West 50th Street

New York, NY 10019

MJM Plumbing & Heating Company, Inc.

268 West Street

New York, NY 10013

Pace Plumbing Corp.

41 Box Street

Brooklyn, NY 11222

Par Plumbing Company, Inc.

60 North Prospect Avenue

Lynnbrook, NY 11563

S.B.A.

23-30 50th Avenue

Long Island City, NY 11101

Mr. Michael Breslaw

212-265-4023 – phone

212-265-4141 – fax

Mr. Paul Lagas

212-586-7065 – phone

212-586-7365 – fax

Mr. Richard Bisso

212-246-9690 – phone

212-581-7365 – fax

Mr. Michael Carbone, Sr.

212-966-2444 – phone

212-966-0031 – fax

Mr. Adam Levy

718-389-6100 – phone

718-383-6335 – fax

Mr. Marty Levine

212-926-1088 – phone

516-593-9089 – fax

Mr. Steven Verderame

718-786-1100 – phone

718-361-5327 – fax

SPRINKLER SYSTEM

ABCO-Peerless

81 Seaview Blvd.

Port Washington, NY 11050

Aggressive Fire Protection

45 West 25th Street

New York, NY 10010

Island Fire Sprinkler, Inc (Case by Case)

81 Keyland Ct.

Bohemia, NY 11716

Pace Plumbing Corp.

41 Box Street

Mr. Tim Bowe

516-294-6850 – phone

516-294-6823 – fax

Mr. Chris Lopino

212-645-5100 – phone

212-645-8962 – fax

Mr. Brian McMahon

631-472-4500 – phone

631-472-6800 – fax

Mr. Adam Levy

718-389-6100 – phone

Brooklyn, NY 11222 Rail Sprinkler 601 Merrick Road Lynbrook, NY 11563 Sirina Fire Protection 151 Herricks Road Garden City, NY 11040	718-383-6335 – fax Mr. David Israel 516-593-2000 – phone 516-593-9634 – fax Mr. Rocco Abbate 516-942-0400 – phone 516-942-0415 – fax

ELECTRICIAL

Absolute Electrical Contracting, Inc (Case by Case) One Cross island Plaza Rosedale, NY 11422	Mr. Joseph Rutigliano 718-527-1577 – phone 718-276-8501 – fax

ADCO Electric (Case by Case)

201 Edward Curry Ave.

Staten Island, NY 10314

Allran Electric of NY, Inc.

120 Broadway

New York, NY 10271

Atlas Acon Electric Co.

30-40 48th Avenue

New York, NY 10013

Belway Electric NYC

38 East 29th Street – 8th Floor

New York, NY 10016

Broadway Electric

1261 Broadway, Suit 609

New York, NY 10001

Campbell & Dawes, Ltd.

84-48 129th Street

Kew Gardens, NY 11415

Egg Electric, Inc.

24 West 25th Street

New York, NY 10010

Mr. Mark File

718-494-4400 – phone

718-982-7244 – fax

Mr. Sal Rusi, Jr.

212-269-5700 – phone

212-269-5623 – fax

Mr. Rick Froio

718-741-0600 – phone

718-243-9626 – fax

Mr. Philip Altheim

212-684-9800 – phone

212-684-9801 – fax

Mr. Warren Dondero

212-779-4900 – phone

212-779-4909 – fax

Mr. Gary Dawes

718-441-6300 – phone

718-441-7090 – fax

Ms. Ellen Aschendorf

212-633-9551 – phone

212-675-6408 – fax

Hatzel & Buehler, Inc. (Case by Case)

45 Broadway, Suit 1240

New York, NY 10006

Jordan Daniels Electrical Contractors, Inc

151 West 25th Street, 7th Fl.

New York, NY 10001

JWP Forest Electric Corporation (Case by Case)

2 Penn Plaza

New York, NY 10121

Michael Mazzeo Electric Corp.

41-24 24th Street

Long Island City, NY 11101

NEAD Electric, Inc. (Case by Case)

175 Broad Street

Carlstadt, NJ 07072

Petrocelli Electric

22-09 Queens Plaza North

Long Island City, NY 11101

Polo Electric (Case by Case)

11 Hudson Square

New York, NY 10013

S & P Electric, LLC.

221 51th Street

Brooklyn, NY 11220

RB Samuels

253 W 35th Street, 5th floor

New York, NY 10001

Unity Electric

64-45 Fresh Meadow Lane

Flushing, NY 11365

Zwicker Electric Co., Inc.

200 Park Avenue South

New York, NY 10003

Mr. Mark Gotlib

212-825-1800 – phone

212-825-0931 – fax

Mr. James D. Alger

212-967-9100 – phone

212-967-3295 – fax

Mr. Sal Caputo

212-318-1500 – phone

212-318-1793 – fax

Michael A. Joyce

718-361-0306 – phone

718-786-5953 – fax

Mr. M. Kelly Henderson

201-460-5252 – phone

201-460-5201 – fax

Mr. Santo Petrocelli Jr.

718-752-2200 – phone

718-786-0695 – fax

Mr. Dino Stathis

212-627-8220 – phone

212-691-9605 – fax

Mr. Brach B. Simpson

212-665-9232 – phone

212-665-9233 – fax

Mr. Gary Fishbone

212-645-5150 – phone

212-645-9933 – fax

Mr. Peter Striano

718-539-4300 – phone

718-762-7271 – fax

Mr. Neil DeVincenzo

212-477-8400 – phone

212-995-8469 – fax

FIRE ALARM SYSTEM

AFA Protective Systems, Inc.	Mr. Joseph Ranaudo/Mr. Richard Klein
519 Eighth Avenue	212-279-5000 – phone
New York, NY 10018	212-967-0902 – fax

Case Acme Systems	Mr. Steve Monarque
3927 59th St	718-899-6100 – phone
Woodside, NY 11377-3435	718-899-1932 – fax

Firecom, Inc.	Mr. Antoine Sayour
39-27 59th Street	718-899-6100 – phone
Woodside, NY 11377	718-899-1932 – fax

Firequench, Inc.	Mr. Desmond Burke
16 West 19th Street	212-966-9100 – phone
New York, NY 10011	212-966-9104 – fax

PyroSignal & Suppression, Inc	Mr. Guy Montante
40-32 216th Street	718-279-3473 – phone
Bayside, NY 11361	718-279-3125 – fax

Siemens Building Technologies	Mr. Richard Dillon
19 Chapin Road – Building B200	973-396-4136 – phone
Pine Brook, NJ 07058	973-575-7968 – fax

SECURITY

Case Acme Systems	Mr. Steve Monarque
3927 59th St	718-899-6100 – phone
Woodside, NY 11377-3435	718-899-1932 – fax

Diebold Enterprise Security Systems, Inc.	Mr. Pete Sandin
155 Lafayette Avenue	908-692-1535 – Phone
White Plains, NY 10603	914-872-4398 – fax

Henry Brothers Electronics	Mr. Jim Henry
17-01 Pollitt Drive	201-794-6500 – phone
Fair Lawn, NJ 07410	201-794-8341 – fax

Ingersoll Rand Security Technologies	Mr. Tim Scanlon
DBA Electronic Technologies Corp. USA	212-453-4323 – Phone
200 Park Avenue, East Mezz.	212-297-0523 – fax
New York, NY 10166

Johnson Controls, Inc.	Mr. Timothy Lindert
777 Terrance Avenue	201-462-5325 – Phone
Hasbrouck Heights, NJ 07604	201-462-0701 – fax
SUBMETERING

Integrated Energy Partners	Mr. Tony Giorgio
575 Lexington Avenue Suite 2880	516 426-5049 – Phone
New York, NY 10022	516-520-0175 – fax

Source One, Inc.	Mr. Bill Callan
110 Wall Street, 9th Floor	212-612-7609 – phone
New York, NY 10005	212-612-7601 – fax

Technical Systems, Inc. (TSI)	Mr. Thomas Osborne
150 Broadway – 15th Floor	212-695-3507 – phone
New York, NY 10038	212-695-4654 – fax

Utilities Research Associates, Inc.	Mr. Richard Simon
225 West 57th Street	212-765-2025 – phone
New York, NY 10019	212-265-0216 – fax
WATERPROOFING AND ROOFING

Benjamin Maintenance	Mr. Sal Rusi
5716 Second Avenue	212-535-8500 – Phone
Brooklyn, NY 11220-3313	718-492-0194 – fax

Skyline Restoration Inc	Mr. Bill Pierrakeas
11-20 37th Avenue	718-937-5353 – Phone
Long Island City, NY 11101	718-937-5783 – Fax

EXHIBIT I

APPROVED ARCHITECTS AND ENGINEERS

ARCHITECTS

Gensler	Ms. Robin Klehr
1 Rockefeller Plaza – Suite 500	212-492-1414 – phone
New York, NY 10020	212-956-7482 – fax

Gerner Kronick + Valcarcel, Architects, PC	Mr. Miguel Valcarcel, AIA
443 Park Avenue South	212-679-6362 – phone
New York, NY 10016	212-679-5877 – fax

Environetics Group	Mr. Jay Cohen
116 East 27th Street	212-679-8100 – phone
New York, NY 10016	212-685-9044 – fax

H 3 Hardy Collaboration Architecture	Mr. Hugh Hardy
902 Broadway – 19th Floor	212-677-6030 – phone
New York, NY 10010	212-979-0535 – fax

Highland Associates	Mr. Bilal Hasan, PE, LEED AP
228 East 45th Street	212-681-0200 – phone
New York, NY 10017	212-681-0201 – fax

IA Interior Architects	Mr. David M. Bourke
257 Park Avenue South, Suite 880	212-682-6909 – phone
New York, NY 10010	212-867-8852 – fax

JJ Falk Design LLC	JJ Falk
315 Fifth Avenue, 11th Floor	212-685-1913 – phone
New York, NY 10016	212-685-6471 – fax

Lindsay Newman Architecture Design	Ms. Cat Lindsay
11 Park Place	212-693-2900 – phone
New York, NY 10007	212-693-2955 – fax

Mancini Duffy/LLEWELYN-DAVIES	Mr. Jeff Tobbin/Mr. Ralph Mancini
39 West 13th Street	212-938-1260 – phone
New York, NY 10011	212-938-1267 – fax

Milo Kleinberg Design Associates, Inc.	Mr. Milo Kleinberg
11 East 26th Street	212-532-9800 – phone
New York, NY 10010	212-889-2180 – fax

Peter Poon Architects, PC	Mr. Peter Poon
16 Mercer Street	212-941-6800 – phone
New York, NY 10013	212-941-4803 – fax

Rosen Johnson Architects PC	Mr. Paul Rosen
80 Eighth Avenue	212-727-9800 – phone
New York, NY 10011	212-727-0990 – fax

Skidmore, Owings & Merrill LLP	Mr. T.J. Gottesdiener
14 Wall Street	212-298-9310 – phone
New York, NY 10005	212-298-9781 – fax

Swanke Hayden Connell Ltd.	Mr. Joseph Aliotta
295 Lafayette Street	212-219-6789 – phone
New York, NY 10012	212-219-0059 – fax

Ted Moudis Associates	Mr. Ted Moudis
79 Madison Avenue	212-561-2047 – phone
New York, NY 10016	212-561-2020 – fax

TPG Architecture	Mr. Michel Fiechter
360 Park Avenue South	212-536-5111 – phone
New York, NY 10010	212-768-1597 – fax

EXTERIOR FAÇADE/ WATERPROOFING CONSULTANTS

Engineers Plus, Inc.	Mr. Scott Drapper
17 Lincoln Avenue	201-679-6767 – phone
Hasbrook Heights, NJ 07604	201-288-3740 – fax

Henshell & Buccellato	Mr. Paul Buccellato
2 Harding Road	732 530-4734 – phone
Red Bank, NJ 07701	732-747-8099 – fax

Israel Berger & Associates, Inc.	Mr. Israel Berger
232 Madison Avenue	212-689-5389 – phone
New York, NY 10016	212-689-6449 – fax

Practical Design Associates, Inc.	Mr. Bob Levine
P.O. Box 142	516-621-6402 – phone
Laurel, NY 11948	516-621-4670 – fax

The VSA Group	Mr. Vincent Stramandinoli
441 Lexington Avenue – Suite 506	212-338-9661 – phone

New York, NY 10017	212-338-9831 – fax
MECHANICAL/ELECTRICAL ENGINEERS

AMA Consulting Engineers	Mr. Arthur Metzler
250 West 39th Steet, 9th Floor	212-944-7722 – phone
New York, NY 10018	212-944-2363 – fax

Atkinson Koven Feinberg Engineers	Mr. John Farrell
1501 Broadway – Suite 700	212-354-5656 – phone
New York, NY 10036-5501	212-354-5668 – fax

CFS Engineering, PE	Mr. Robert Friedel
228 East 45th Street – 5th Floor	212-812-6160 – phone
New York, NY 10017	212-812-6162 – fax

Consentini Associates	Mr. Marvin Lewin
2 Penn Plaza – 3rd Floor	212-615-3764 – phone
New York, NY 10001	212-615-3700 – fax

Flack & Kurtz	Mr. David Cooper
475 Fifth Avenue	212-951-3928 – phone
New York, NY 10017	212-689-7489 – fax

GC Eng & Associates	Mr. Gene Eng
141 West 28th Street	212-695-5313 – phone
New York, NY 10001	212-695-5170 – fax

Goldman Copeland Associates, PC	Mr. Charles C. Copeland
520 Eight Avenue	212-868-4660 – phone
New York, NY 10018	212-868-4680 – fax

Jaros Baum & Bolles Consulting Engineers (JB&B)	Mr. Augustine DiGiacomo
80 Pine Street	212-758-9000 – phone
New York, NY 10005	212-980-1887 – fax

MG Engineering, P.C.	Mr. Michael Marino
116 West 32nd Street	212-643-9055 – phone
New York, NY 10001	212-643-0503 – fax

Norgen Consulting Group, Inc.	Mr. Rafael Negron
127 Livingston Street – 2nd Floor	718-522-3736 – phone
Brooklyn, NY 11201	718-522-2533 – fax

Robert Derector Associates	Mr. Robert Derector

19 West 44th Street	212-764-7272 – phone
New York, NY 10036	212-764-7827 – fax

Source One, Inc.	Mr. Bill Callan
110 Wall Street – 9th Floor	212-612-7609 – phone
New York, NY 10005	212-612-7601 – fax

Syska & Hennessy	Mr. Mark Yakren
1515 Broadway – 14th floor	212-556-3323 – phone
New York, NY 10036	212-556-3333 – fax

Technical Systems, Inc. (TSI)	Mr. Thomas Osborne
150 Broadway – 15th Floor	212-695-3507 – phone
New York, NY 10038	212-695-4654 – fax

WB Engineers Ms. | Louise Silver, RCDD	Consultants PLLC
110 William Street	212-791-8300 – phone
New York, NY 10038	212-791-8301 – fax

STRUCTURAL ENGINEERS

Cantor Seinuk Group, P.C.	Mr. Silvian Marcus/Mr. Jeff Smillow
228 East 45th Street – 3rd Fl.	212-687-9888 – phone
New York, NY 10017	212-487-5501 – fax

DeSimone & Chaplin & Associates	Mr. Jim Chaplin
20 Waterside Plaza	212-532-2211 – phone
New York, NY 10010	212-481-6108 – fax

Eipel Barbieri Marschhausen, LLP	Mr. Ken Eipel
555 Eighth Avenue – 5th Floor	212-695-5120 – phone
New York, NY 10018	212-595-5158 – fax

Practical Design Associates, Inc.	Mr. Robert Levine
P.O. Box 142	516-621-6402 – phone
Laurel, NY 11948	516-621-4670 – fax

Stanley H. Goldstein	Mr. Michael Guilfoyli
31 West 27th Street	212-545-7878 – phone
New York, NY 10018	212-545-8222 – fax

The Office of James Ruderman LLP	Mr. Howard Zweig
15 West 36th Street	212-643-1414 – phone
New York, NY 10018	212-643-1425 – fax

Thornton-Tomasetti	Ms. Christina Martinez
51 Madison Avenue	917.661.7800 – phone
New York, NY 10010-1603	917.661.7801 – fax
CODE CONSULTANT

Archetype Consultants, Inc.	Mr. Sal Cocolicchio
275 Seventh Avenue – 12th Floor	212-414-8777 – phone
New York, NY 10001	212-414-2811 – fax

Charles Rizzo & Associates	Mr. Charles Rizzo
11 Penn Plaza – 20th Floor	212-695-5980 – phone
New York, NY 10001	212-695-6058 – fax

Milrose Consultants, Inc.	Mr. Louis S. Milo
498 Seventh Avenue – 8th Floor	212-894-0101 – phone
New York, NY 10018	212-643-4859 – fax

Outsource Consultants	Mr. Kristen Pappas
237 West 35th Street – Floor 12A	212-732-0555 – phone
New York, NY 10001	212.732.6933 – Fax
ELEVATOR CONSULTANT

D.T.M., Inc.	Mr. Joe Montesano
120-02 14th Road	718-321-0343 – phone
College Point, NY 11356	718-321-1282 – fax

Edgett Williams Consulting Group, Inc.	Mr. Steve Edgett
102 East Blithedale, Suite 1	415-388-1880 – phone
Mill Valley, California 94941	415.388-1890 – fax

Jaros Baum & Bolles Consulting Engineers	Mr. Steve Kinnaman
80 Pine Street	212-530-9300 – phone
New York, NY 10005	212-269-5894 – fax

Van Deusen & Associates	Mr. David Freed
5 Regent Street – Suite 524	888-994-9220 Ext. 110 – phone
Livingston, NJ 07039-1617	973-994-2539 – fax

TELECOMMUNICATIONS CONSULTANTS

JB&B Technologies	Mr. Walter Mehl, Jr.
80 Pine Street	212-530-9300 – phone
New York, NY 10005	212-269-5894 – fax

Pro4ia, Inc.	Mr. Steve Pirkl
55 Broad Street – 18th Floor	212-710-3012 – phone
New York, NY 10004	212-465-9027 – fax

Riser Management Systems	Mr. Jerry Marmelstein
P.O. Box 1264	800-747-3779 – phone
Burlington, Vt. 05402	802-860-0395 – fax
TESTING/LABORATORIES

Lucious Pitkin, Inc.	Mr. Joseph Crosson
304 Hudson Street	212-233-2737/2558 – phone
New York, NY 10013	212-406-1417 – fax
CHEMICAL TREATMENT

Ambient Group, Inc.	Mr. Steve Beckenstein
55 Jericho Turnpike	516-342-1964 – phone
Jericho, NY 11753	516-908-6470 – fax

Ashland Specialty (Drew Industrial Division)	Mr. Al Barba
1000 Harrison Avenue	877-373-9692 – phone
Kearny, NJ 07032	201-246-1784 – fax

Barclay Water Management	Ms. Liza Fraser
150 Coolidge Avenue	617-926-3400 – phone
Watertown, Mass 02472	617-924-5467 – fax

Chemical Specifics, Inc.	Mr. Paul Genetski
46-09 54th Road	718-361-6666 – phone
Maspeth, NY 11378	718-361-0350 – fax

EXHIBIT J

SECURITY SPECIFICATIONS

PROPERTY MANAGEMENT

Tenants of 7 World Trade Center can count on a dedicated staff to provide a wide array of property management services and other “behind the scenes” activities vital to operating this grand property. The 7 World Trade Center staff is committed to providing first-class services to you and your employees, making it easy to locate and conduct business in the City of New York. Their role is to assist you with any issues or concerns you may have relative to your occupancy at 7 World Trade Center. The staff is available from 7:00 AM to 6:00 PM every day to receive any work orders from you for building services, including (but not limited to):

1.	Maintenance emergencies, such as floods, etc.

2.	Power outages

3.	Lighting problems on multi-tenanted floors

4.	Temperature control on multi-tenanted floors

5.	Request for HVAC services after hours or on weekends and holidays

6.	Tenant access and visitor passes

The telephone number for the Property Management Office is (212) 868-0007.

The Property Management Office maintains an updated list of your Authorized Tenant Representative(s) who is (are) empowered to make, or authorize others to make, requests for services. In addition, a list of “Essential Persons” to be notified in case of an emergency, both during and after business hours, is updated by Property Management based upon information received from you.

Please see important telephone numbers and standard forms in the back of this section.

Emergency Notification

1 – Port Authority Police	(212) 435-7400
2 – Security Office	(212) 227-6731
3 – Front Desk	(212) 868-0007

In case of fire, notify the Port Authority by phone or break the glass on the fire alarm box located in every corridor to send an alarm to 7 World Trade Center’s Lobby Control Center, and the N.Y.C. Fire Department.

Please note that the Port Authority Police have full law enforcement power within the states of New York and New Jersey. The police unit is specifically dedicated to the World Trade Center and conducts uniformed patrol, plainclothes patrol and criminal investigations.

Security of Tenant Premises

We recommend the following simple protective measures to increase your security:

•

Screen any unauthorized persons who enter your premises by requiring them to present positive identification. Never allow visitors to roam freely through your office space. If you have any doubts as to whether a person should be allowed in, please do not to hesitate to request assistance from the Security Office or Property Management Office.

•	Keep tight control of distribution of office keys.

•	Report lost building access cards and keys immediately to the Security Office or Property Management Office.

•	Make sure your office is locked every night. We suggest that you designate a member of your staff to be responsible for checking that your door(s) is (are) secured every night.

•	Notify the Security Office or Property Management Office of all lost and found articles, in person or by calling (212) 868-0007.

•

Clearly mark any discarded office equipment, such as computers, typewriters, etc., with the word TRASH in indelible ink. Computer monitors shall be disposed in accordance with procedures listed in Section III Paragraph D. Disposal of Hazardous Waste Materials and the New York State Department of Environmental Protection.

LIFE SAFETY AND SECURITY

The Security Office is responsible for life safety, security and emergency response procedures.

Fire and Life Safety

All activities related to fire and life safety are designed to prevent hazards and protect the building occupants. It is vital that we comply with life safety requirements and local, state and federal regulations.

The Fire Safety Directors will oversee the regular, periodic fire drills (held at least twice a year for each tenant) and will meet with the principals of a tenant firm to review and answer questions about fire safety and compliance issues.

You may install your own fire protection devices, for example, in computer areas, with the approval of 7 World Trade Center and Port Authority.

Security Procedures

The following information describes the step-by-step procedures for 7 World Trade Center Photo ID cards and visitor passes, off hour access requests, truck dock access and property removal passes.

1. Photo ID Cards

•	System Integration

Tenant has the right to control access to the Premises with 7 World Trade Center Photo ID cards that Tenant produces, subject to Landlord’s reasonable security standards and procedures, and reasonable approval. If Tenant chooses to utilize Landlord’s 7 World Trade Center Photo ID card access system, Tenant shall continue to authorize and control access to the Premises. Landlord and Tenant shall reasonably cooperate to integrate the Tenant and Landlord card access system. Landlord will use commercially reasonable efforts to accommodate Tenant’s reasonable requests for any reports detailing personnel access to the Premises required in order for Tenant to comply with law and/or other human resources, internal audit or similar requirements. Any reasonable additional costs incurred by Landlord in order to comply with any of the foregoing, including any associated administrative costs, shall be paid for by Tenant.

•	New Employee

When a new employee is hired, an authorized representative of Tenant shall notify Landlord of the issuance of the new 7 World Trade Center Photo ID card.

•	Terminated Employees

It is your responsibility to retrieve photo ID cards from employees whose employment has been terminated. An authorized representative of Tenant shall notify Landlord of the termination of such 7 World Trade Center Photo ID card. If, for some reason, the 7 World Trade Center Photo ID card has not been retrieved from a terminated employee, it is still necessary to notify the Property Management Office that the person no longer has access to 7 World Trade Center.

•	Long Term Visitors

A Long Term Visitor Photo ID is to be issued to an individual who requires access for a period of more than one month, and visits your office often (but is not an employee working at 7 World Trade Center). If the date on the photo ID is about to expire and the person still continues to require access, please notify the Property Management Office requesting that the card be renewed (and indicate the new expiration date). There is no charge for a renewal.

•	Construction Personnel

If you are having construction done in your premises under a Tenant Alteration Application, all access for the construction personnel may be requested from the Security Office.

•	Lost Cards/Temporary ID Cards

There is a charge of $25.00 for issuance of long term visitor or construction ID cards, as well as replacement ID cards of any kind. This charge is for the tenant’s account, not an individual. The replacement card may be issued following the same procedures as for the new employee/visitor.

2. Lobby Desk

•	Announced Visitors

On each occasion that you are expecting visitors, please specify and provide the following information via e-mail or a letter of authorization on your company’s letterhead: The name of the visitor(s), the time and date of arrival, timeframe of the visit (if for more than one day), the floor to be visited, and the name and telephone number of the company representative authorized to verify and accept visitors.

•	Unannounced Visitors

If someone arrives at the Lobby Desk and has not received prior notification from your firm, the Visitors’ Desk will then call the person(s) designated by you to confirm that the visitor does in fact have an appointment to see someone in your firm. Once that confirmation is made, the visitor will receive a visitor’s pass.

The Lobby Desk in 7 World Trade Center is staffed 24 hours a day, 7 days a week.

PLEASE NOTE THAT IN EITHER CASE, ANNOUNCED OR UNANNOUNCED VISITOR ACCESS WILL BE GRANTED ONLY BY AN AUTHORIZED REPRESENTATIVE OF YOUR FIRM. IN ADDITION, ALL VISITORS MUST POSSESS A VALID PHOTO ID.

•	Off Hour Access

As you know, 7 World Trade Center’s hours are 7:00 AM to 6:00 PM, Monday through Friday. If you are having guests visit your office after 6:00 PM on weeknights or any time on Saturday, Sunday or holidays, the guest/visitor must be escorted by someone from your company with a valid Photo ID card.

•	VIP/Concierge Procedures

Special handling for certain visitors to your firm during business hours can be accomplished by sending a request, on your letterhead, to the Property Management Office requesting VIP treatment. This request must be from an individual on the Authorizing Signature Card for your firm.

3.	Locked Office Doors, Telephone and Electrical Closets

•	Office Doors

Tenant shall have the right to install and maintain the locks in its Premises provided that locks on doors granting access to the Premises (other than the Secure Areas) shall be on the Building’s master or Tenant shall provide Landlord with keys or cards permitting such access. For security reasons, if someone loses or misplaces his/her office keys, you may visit the Security Office and request a key run. The person requesting the key run must show valid 7 World Trade Center identification to staff at the Security Office in order to ensure that an authorized individual is gaining access to your space.

4.	Truck Dock Access

All vehicles with commercial plates can access the truck dock via Washington Street. Each driver and passenger(s) will be requested to show the bill of lading and a valid driver’s license to the security guard. All deliveries shall be scheduled with the Security Office or Property Management Office.

5.	Property Removal Passes

In order to protect tenant property and reduce theft, all packages, equipment or furniture removed from 7 World Trade Center must be accompanied by a Property Removal Pass granting permission for its removal. Property Removal Passes may be obtained by sending a typewritten request, on company letterhead, to the Property Management Office.

EXHIBIT K

FORM OF SUBTENANT SURVEY

[see attached]

K-1

7 World Trade Center, LLC

c/o Silverstein Properties, Inc.

530 Fifth Avenue

New York, New York 10036

In order to verify compliance with your IDA transaction documents, please complete the information requested below for each and every subtenant occupying space in your facility of January 1, 20             .

Total Square Footage of Building(s):                         s.f.

Name of Subtenant	Floor	Square Footage Leased	Use and Nature of Tenant’s Operations	Monthly Rental	Annual Rental	Number of Employees Employed by Subtenant at the Facility	Amount of Arrears, if Any	Lease Begins	Lease Ends

_________________________________________________________________________________

_________________________________________________________________________________

I, the undersigned, hereby certify to the best of my knowledge and belief that the information reported above is true, correct and complete. I understand that this information is submitted pursuant to the requirements of the IDA Transaction Documents.

Name: _____________________________	Title: ___________________________

Signature: __________________________	Date: ____________________________

Phone Number _______________________

Please fax the completed form to:

New York City Industrial Development Agency

Compliance Unit

212-312-3918

HelpLine: 212-312-3968

EXHIBIT L

FORM OF ANNUAL EMPLOYMENT REPORT

[see attached]

L-1

Annual Employment Report

For the Year Ending June 30,

In order to comply with Local and State employment reporting requirements, the New York City Industrial Development Agency must require all of its project companies to complete and return the Report to the Agency no later than August 1,             .

7 World Trade Center, LLC

c/o Silverstein Properties, Inc.

530 Fifth Avenue

New York, New York 10036

Telephone #	____________________________________

Tax ID #	____________________________________

Please provide information as of June 30th of jobs at the Project Location(s). Do not include any subcontractors and consultants. Include only employees and owners/principals on your payroll and on the payrolls of your tenants at the Project Location.

Number of existing FULL TIME JOBS: Company	_________________________	Tenants

Number of existing PART TIME JOBS: Company	_________________________	Tenants

Attached hereto is (a) a copy of the Company’s final payroll report evidencing the total number of employees employed by the Company at the Project Location during the reporting period., and (b) copies of a copy of the final payroll report for each tenant evidencing the total number of employees employed such tenants at the Project Location during the reporting period.

Certification: I, the undersigned, hereby certify to the best of my knowledge and belief, mat all information contained in this report is true and complete, and that I understand it is submitted pursuant to agreement. The Company hereby authorizes any private or governmental entity, including but not limited to The New York State Department of Labor (“DOL”), to release to the New York City Industrial Development Agency (the “Agency”) and/or to the New York City Economic Development Corporation (“EDC”), and/or to the successors and assigns of either (collectively, the “Information Recipients”), any and all employment information under DOL’s control which is pertinent to the Company and the Company’s employees. In addition, upon the Agency’s request, the Company shall provide to the Agency any employment information in the Company’s possession which is pertinent to the Company and the Company’s employees. Information released or provided to Information Recipients by DOL, or by any other governmental entity, or by any private entity, or by the Company itself, or any information previously released as provided by all or any of the foregoing parties (collectively, “Employment Information”) may be disclosed by the Information Recipients in connection with the administration of the programs of the Agency, and/or EDC, and/or the successors and assigns of either, and/or the City of New York, and/or as may be necessary to comply with law; and, without limiting the foregoing, the Employment Information may be included in (x) reports prepared by the Information Recipients pursuant to New York City Local Law 69 of 1993, (y) other reports required of the Agency, and (z) any other reports required by law. This authorization shall remain in effect throughout the term of this transaction.

Principal/Owner/Chief Financial Officer _____________________________________________________________

                                                                                                                       (Please Print)

Signature                                                                           Date

QUESTIONS: Please call the IDA Compliance Helpline at (212) 312-3968.

PLEASE FAX YOUR RESPONSE TO 212-312-3918

EXHIBIT M

FORM OF PROHIBITED PERSON CERTIFICATE

[see attached]

M-1

TENANT CERTIFICATION AS TO PROHIBITED PERSONS

The undersigned, an authorized representative of [NAME OF TENANT] (the Tenant”), DOES HEREBY CERTIFY to the New York City Industrial Development Agency (the “Agency”) and 7 World Trade Center, LLC (the “Company”) that:

1. The Tenant is not a Prohibited Person.

2. The term “Prohibited Person” means (i) any Person (a) that is in default or in breach, beyond any applicable grace period, of its obligations under any written agreement with the Agency or The City of New York (the “City”), or (b) that directly or indirectly controls, is controlled by, or is under common control with a Person that is in default or in breach, beyond any applicable grace period, of its obligations under any written agreement with the Agency or the City, unless such default or breach has been waived in writing by the Agency or the City, as the case may be, and (ii) any Person (a) that has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or that is an organized crime figure or is reputed to have substantial business or other affiliations with an organized crime figure, or (b) that directly or indirectly controls, is controlled by, or is under common control with a Person that has been convicted in a criminal proceeding for a felony or any crime involving moral turpitude or that is an organized crime figure or is reputed to have substantial business or other affiliations with an organized crime figure.

3. The term “Person” means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, joint stock company, trust, estate, unincorporated organization, business association, tribe, firm, joint venture, governmental authority, governmental instrumentality or otherwise.

IN WITNESS WHEREOF, I have hereunto set my hand this              day of             , 20    .

[NAME OF TENANT]

By:
Name:
Title:

EXHIBIT N

FORM OF MORTGAGEE SNDA

[see attached]

N-1

SUBORDINATION, NON-DISTURBANCE, RECOGNITION

AND ATTORNMENT AGREEMENT

THIS AGREEMENT, made as of the          day of              2011 (this “Agreement”) between MSCI Inc., a [                                    ] corporation, having an address at [                                                                 ] (in such capacity, “Tenant”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, having a corporate trust office at 101 Barclay Street, Floor 21W, New York, New York 10286, as Master Trustee under the Master Trust Indenture referred to below (in such capacity, together with its successors in such capacity, “Mortgagee”), and is joined in by Landlord (as defined below).

W I T N E S S E T H:

WHEREAS, Mortgagee, as Master Trustee pursuant to that certain Master Trust Indenture and Security Agreement, dated as of March 1, 2005, between the Mortgagee and 7 World Trade Center, LLC (“Landlord”), is entitled to the rights of the mortgagee under the mortgage described in Schedule I attached hereto and made a part hereof (such mortgage, as the same may be amended, modified, extended, renewed, supplemented, spread, consolidated or replaced, and all advances heretofore made, or hereafter to be made, pursuant thereto, being hereinafter collectively referred to as the “Mortgage”) covering the Building to be known as 7 World Trade Center, New York, New York (hereinafter all or any portion thereof shall be referred to as the “Building”), more particularly bounded and described as set forth in Schedule 2 annexed hereto; and

WHEREAS, Landlord is the lessee under that certain Restated and Amended Agreement of Lease, dated as of February 6, 2003, by and between The Port Authority of New York and New Jersey, as landlord, and 7 World Trade Center, LLC (as successor by assignment from 7 World Trade Company, LP., a Delaware limited partnership (“7 WTC LP”), pursuant to the Assignment of Lease with Assumption and Consent, dated as of March 21, 2005, by and between 7 WTC LP and Landlord) and its successors and assigns, as tenant (together with any and all amendments thereof and supplements thereto, the “Port Authority Ground Lease”); the term “Port Authority Ground Lease” shall also include any replacement, extension or other lease entered into by the Port Authority and Mortgagee or any party claiming by, through or under Mortgagee; and

WHEREAS, Tenant is the holder of a leasehold estate in a portion of the Building (the “Premises”) under and pursuant to the provisions of a certain lease dated as of                             , 2011, between Landlord and Tenant (such lease, as the same may be amended, modified, extended, renewed, supplemented or replaced with, to the extent required hereunder, the consent of Mortgagee, being hereinafter referred to as the “Lease”); and

WHEREAS, Tenant has agreed to subordinate the Lease to the Mortgage and to the lien thereof and Mortgagee has agreed to grant non-disturbance to Tenant under the Lease on the terms and conditions hereinafter sot forth;

NOW, THEREFORE, Mortgagee and Tenant agree as follows

1. Subordination. Tenant agrees that the Lease and all of the terms, covenants and provisions thereof and all rights, remedies and options of Tenant thereunder are and shall at all times continue to be fully subject and subordinate in all respects to the Mortgage, and to all advances heretofore made, and hereafter to be made, pursuant thereto provided that, as between Landlord and Tenant, nothing contained in this Agreement shall be deemed to affect the obligations of Landlord or Tenant under the Lease. This provision shall be self-operative and no further instrument shall be required to confirm or perfect such subordination. However, at the request of Mortgagee and at no cost to Tenant, Tenant shall execute and deliver such other documents reasonably satisfactory to Tenant and take such other action as Mortgagee reasonably requests to perfect, confirm or effectuate such subordination, provided that such documents do not diminish any of Mortgagee’s obligations or increase any of Tenant’s obligations or adversely affect any of Tenant’s rights hereunder.

2. Non-Disturbance. Mortgagee agrees that (a) Mortgagee shall not terminate the Lease nor shall Mortgagee disturb or affect Tenant’s (or, with respect to any person or entity claiming through or under Tenant, such person’s or entity’s) leasehold estate, use and possession of the Premises or any portion thereof in accordance with the terms of the Lease or any rights of Tenant (and any person or entity claiming through or under Tenant) under the Lease by reason of the subordination of the Lease to the Mortgage or by reason of any foreclosure action or any other action or proceeding instituted under or in connection with the Mortgage (or other documents securing the indebtedness secured by the Mortgage) and (b) if any action or proceeding is commenced by Mortgagee for the foreclosure of the Mortgage or the sale of the Port Authority Ground Lease and/or the Building pursuant to the Mortgage or any other proceeding to enforce the Mortgage (or other documents securing the indebtedness secured by the Mortgage), neither Tenant (nor any person or entity claiming through or under Tenant) shall be named or joined as a party therein, and the sale of the Port Authority Ground Lease and/or Building in any such action or proceeding and the exercise by Mortgagee of any of its other rights under the Mortgage (or other documents securing the indebtedness secured by the Mortgage) shall be made subject to all rights of Tenant (and any person or entity claiming through or under Tenant) under the Lease, provided that (i) at the time of the commencement of any such action or proceeding or at the time of any such sale or exercise of any such other rights set forth in clauses (a) or (b) of this Section 2, (x) the Lease shall be in full force and effect and (y) Tenant shall not be in default (after all applicable notices have been given and all applicable grace periods have expired) under any of the terms, covenants or conditions of the Lease on Tenant’s part to be observed or performed and (ii) Tenant may be so named or joined in any such action or proceeding if required by law, so long as (1) in connection with such naming and joining of Tenant, Mortgagee will not seek to terminate or extinguish Tenant’s rights (or those of any person or entity claiming through or under Tenant) under this Agreement or the Lease and (2) none of Tenant’s rights (or those of any person or entity claiming through or under Tenant) under this Agreement or the Lease shall be impaired or otherwise affected by such naming or joining of Tenant.

3. Non-Liability. If and when Mortgagee shall take possession of the Building or a receiver shall be appointed therefor, or, if Mortgagee or another purchaser shall become the owner of the Port Authority Ground Lease and/or Building by reason of a foreclosure, deed in lieu of foreclosure or otherwise (or such Mortgagee or purchaser shall realize on its collateral under other documents securing the indebtedness secured by the Mortgage), the Lease shall, notwithstanding any provision to the contrary therein contained, continue in full force and effect as a direct lease between Mortgagee (which term, for the purposes of this Agreement, shall be deemed to include such purchaser) and Tenant, and Mortgagee shall be subject to the provisions of the Lease with the same force and effect as if the Lease was a direct lease between Mortgagee and Tenant, provided that in no event shall Mortgagee or its successors or assigns (unless such Mortgagee or its successors or assigns shall be an Affiliate (as defined in the Lease) of Landlord) be:

(a) liable for any previous act, omission or negligence of any prior landlord under the Lease (including, without limitation, Landlord) or the failure or default of any prior landlord (including, without limitation, Landlord) to comply with any of its obligations under the Lease except to the extent such act, omission, negligence, failure or default continues after the date that Mortgagee succeeds to the interest of Landlord under the Lease; or

(b) subject to any defenses (except (i) defenses against Mortgagee for actions occurring after Mortgagee succeeds to the interest of Landlord under the Lease and (ii) defenses which Tenant might have to claims that accrued and that relate solely to a period prior to the date on which Mortgagee succeeded to the interest of Landlord under the Lease and then only to the extent the related prior claim is pursued by Mortgagee), offsets (except with respect to (x) any offsets (i) expressly provided in the Lease which accrue with respect to periods after Mortgagee has succeeded to the interest of Landlord under the Lease and (ii) that Tenant may have against Landlord with respect to Landlord’s failure to make payments to Tenant with respect to Landlord’s Contribution (as defined in the Lease) and Tenant’s costs and expenses in connection with self-help remedies with respect to Landlord’s Work (as defined in the Lease) [SUBCLAUSE (ii) APPLICABLE TO ANY FINANCING UNTIL THE OBLIGATIONS UNDER SUBCLAUSE (ii) HAVE BEEN SATISFIED] and (iii) the credit that Tenant is entitled to under Section 1.1(c) of the Lease or (y) credits that Tenant may have against additional rent as specifically set forth in the Lease) or counterclaims (except (i) counterclaims against Mortgagee that arise after Mortgagee succeeds to the interest of Landlord under the Lease and (ii) counterclaims which Tenant might have to claims that accrued and that relate solely to a period prior to the date on which Mortgagee succeeded to the interest of Landlord under the Lease and then only to the extent the related prior claim is pursued by Mortgagee) that Tenant may have against any prior landlord (including, without limitation, Landlord); or

(c) subject to subsection 3(i) below, bound by any payment of fixed rent or additional rent that Tenant might have made more than one month in advance of the due date of such payment unless (i) the prepayment was expressly approved in writing by the Mortgagee or (ii) the Lease requires payments covering intervals greater than one month; or

(d) bound by any covenant of any prior landlord (including, without limitation, Landlord) to undertake or complete the initial construction of any portion of the Premises or the Building or any capital improvements therein in order to prepare the same for Tenant’s initial occupancy, provided that if Mortgagee (i) elects (at its sole option) to complete the Building in accordance with the Lease, the Lease (and Tenant’s rights and obligations thereunder) shall not be terminated for breach by Landlord of a covenant to complete the Building or (ii) elects not to complete the Premises, the Building or any capital improvements therein in accordance with the Lease, Tenant shall be permitted to exercise any applicable right specifically set forth in the Lease; or

(e) bound by any obligation to make any payment to Tenant, or to perform any other landlord work obligations; or

(f) bound by any action listed in Section 4 below made without Mortgagee’s prior written consent; or

(g) liable to Tenant beyond Mortgagee’s interest in the Port Authority Ground Lease and the Building and the rents, income, receipts, revenues, issues and profits arising therefrom, it being agreed that Tenant shall have no recourse to any other assets of Mortgagee; or

(h) liable for any brokerage commissions or costs, expenses or liabilities in connection with the Lease except for Landlord’s obligations expressly set forth in the Lease; or

(i) subject to subsection 3(c) above, liable for any monies on deposit with Landlord to the credit of Tenant except to the extent turned over to Mortgagee.

4. No Changes to Lease. The Lease constitutes an inducement to Mortgagee to enter into this Agreement. Consequently, in the event Tenant shall, after the date hereof, without obtaining the prior written consent of Mortgagee, (i) enter into any agreement modifying, amending, extending, renewing, terminating or surrendering the Lease which are not specifically referenced in the Lease (e.g., remeasurement of space, confirmation of expansion, or renewal options, etc.), (ii) prepay any of the fixed rent or additional rent due under the Lease for more than one (1) month in advance of the due dates thereof (except as permitted under Section 3(c) above), (iii) voluntarily surrender the premises demised under the Lease or terminate the Lease without cause or shorten the term thereof, except as and to the extent provided for in the Lease, (iv) assign the Lease or sublet the premises demised under the Lease or any part thereof other than pursuant to the provisions of the Lease (except that in cases for which Landlord’s consent is not required under the Lease, no consent of Mortgagee shall be required) or (v) subordinate or consent to the subordination of the Lease to any lien other than the Mortgage except to the extent provided or permitted by the Lease; then any such prohibited amendment, modification, termination, prepayment, voluntary surrender, assignment or subletting, without Mortgagee’s prior consent, shall not be binding upon Mortgagee.

5. Attornment. If the interest of Landlord under the Port Authority Ground Lease is transferred (or surrendered or terminated) to Mortgagee by reason of Landlord’s default under the Mortgage or by reason of assignment of the Port Authority Ground Lease (or any similar device) in lieu of transfer (or surrender or termination or deed in lieu of foreclosure or other similar device) following Landlord’s default, Mortgagee shall recognize Tenant as the Tenant under the Lease and Mortgagee and Tenant shall be bound to each other under all of the terms, covenants and conditions of the Lease (except as set forth in paragraph 3 hereof) for the balance of the term thereof and for any extensions or renewals thereof that are effected in accordance with the Lease, with the same effect as if Mortgagee were the Landlord under the Lease, such recognition and attornment to be effective as of the time Mortgagee succeeds to the interest of Landlord under the Port Authority Ground Lease, without the execution of any further agreement. However, Tenant agrees, at its own expense, to execute and deliver, at any time and from time to time upon request of Mortgagee, any agreement reasonably satisfactory to Tenant that may reasonably be necessary or appropriate to evidence such attornment and recognition provided that such agreement does not diminish any of Mortgagee’s obligations or increase any of Tenant’s obligations or adversely affect any of Tenant’s rights. Failure of Tenant to so execute any such an agreement shall not vitiate such attornment and recognition.

6. Notice of Default.

Tenant will promptly send a copy to Mortgagee (and any subsequent Mortgagee provided that the prior Mortgagee provides written notice to Tenant of its assignment of its interest in the Mortgage to the subsequent Mortgagee and designates the address to which such notices are to be sent in accordance with the notice provisions of this Agreement) in writing of any default notice it sends to Landlord and no circumstance would entitle Tenant to cancel the Lease or to abate the fixed rent or additional rent (other than Tenant’s offset rights for under Article 31 relating to Landlord’s Contribution (as defined in the Lease) and under Section __ relating to payment of a share of the broker’s commission) or any other amounts payable thereunder until such notice is given and the applicable cure periods afforded to Mortgagee below have expired. Tenant agrees that notwithstanding any provision of the Lease, no cancellation thereof shall be effective unless Tenant shall have sent Mortgagee a notice in the manner herein provided and Mortgagee has failed to cure the default giving rise to such right to cancellation within the time period as Landlord may be entitled to under the Lease plus sixty (60) days after receipt of such notice, or if such default cannot be cured, using diligent efforts, within that time, then such additional time as may be reasonably necessary if, within such sixty (60) days, Mortgagee has notified Tenant of its intention to cure such default and has commenced and is diligently pursuing the remedies necessary to cure such default (including, without limitation, commencement of foreclosure proceedings or eviction proceedings, if necessary, to effect such cure) provided that such period shall in no event exceed two hundred seventy (270) days. No cure of Landlord’s default by Mortgagee shall be deemed an assumption of Landlord’s other obligations under the Lease and no right of Mortgagee hereunder to receive any notice or to cure any default shall be deemed to impose any obligation on Mortgagee to cure (or attempt to cure) any such default.

7. Acknowledgement of Assignment of Lease.

Without limitation of its other consents, agreements and covenants in this Agreement, Tenant hereby:

(a) consents to the absolute assignment of, and creation of a security interest in, all right, title and interest of Landlord in, to and under the Lease and all rents and other sums, moneys and other amounts payable thereunder and all rights of Landlord thereunder, in each case to and for the benefit of Mortgagee as provided and for the purposes as may be set forth in such assignment (the “Assignment of Leases”);

(b) agrees that upon notice from Mortgagee, or its successors or assigns, all fixed rents and other sums, moneys and other amounts due or to become due and payable by Tenant under the Lease from time to time (including, without limitation, all base rent and additional rent thereunder) shall be paid to Mortgagee or as otherwise directed by Mortgagee; provided, however, such receipt of rents and other sums, moneys and other amounts shall not relieve Landlord of its obligations under the Lease, and Tenant shall continue to look to Landlord only for performance thereof, unless Mortgagee has succeeded to the interests of Landlord under the Lease; and further provided that Tenant shall retain all of its rights to the extent Landlord shall fail to pay or perform such obligation; any sums paid at the direction of Mortgagee will be credited against sums due under the Lease;

(c) agrees that, from and after the date that Mortgagee notifies Tenant that there has been an Event of Default under the Mortgage, any notice, demand, approval, consent, election, determination, waiver or other action given or taken by Mortgagee or in respect of the Lease from time to time shall have the same force and effect as a notice, demand, approval, consent, election, determination, waiver or other action given or taken by Landlord thereunder in respect of the subject matter thereof and that, in the event of an inconsistent notice, demand, approval, consent, election, determination, waiver or other action given or taken from or by Landlord or Mortgagee, the notice, demand, approval, consent, election, determination, waiver or other action given or taken from or by Mortgagee shall control and be dispositive and binding on Tenant for all purposes of the Lease;

(d) agrees, upon request of Mortgagee (so long as Mortgagee shall not make such request in excess of three times per year), to provide Mortgagee with estoppel certificates addressed to Mortgagee and containing the information required under Section 9.5 of the Lease; and

(e) agrees that Mortgagee shall not, by reason of the Assignment of Leases, be subject to any obligation, duty or liability under the Lease, except that when Mortgagee is exercising rights under the Lease, it shall do so in accordance with the terms and conditions thereof and, to the extent applicable, this Agreement.

(f) Landlord hereby authorizes Tenant to comply with the provisions of clauses (a), (b) and (c) above and agrees to indemnify, defend and save Tenant harmless from any claims, actions, losses, damages or reasonable, third party, out-of-pocket expenses (including, without limitation, reasonable attorney fees) arising from Tenant’s compliance with the provisions thereof.

8. Representations. Tenant represents and warrants to Mortgagee that as of the date hereof (i) Tenant is the owner and holder of the Tenant’s interest under the Lease; (ii) the Lease (including exhibits and schedules thereto) is a complete statement of the agreement between Landlord and Tenant with respect to the leasing of the Premises, has not been modified or amended except as otherwise indicated on Schedule 3 annexed hereto, and Mortgagee has received a full, true and complete copy thereof; (iii) the Lease is in full force and effect; (iv) to Tenant’s actual knowledge, neither Tenant nor Landlord is in default (beyond the expiration of applicable notice and grace periods) under any of the terms, covenants or provisions of the Lease; (v) no rents, additional rents or other sums payable under the Lease have been paid for more than one (1) month in advance of the due dates thereof, except (A) as specifically required by the Lease to the contrary and (B) for prepayments of additional rent that Tenant may have made more than one (1) month in advance of the due dates of such prepayments; (vi) to Tenant’s actual knowledge, there are no present offsets or defenses to the payment of the fixed rents, additional rents, or other sums payable under the Lease except as otherwise indicated on Schedule 4 annexed hereto; and (vii) the Lease and this Agreement were duly authorized and entered into by Tenant and constituted the valid and binding obligations of Tenant.

8.1 Notices.

(a) Unless otherwise expressly specified or permitted by the terms hereof, all notices, consents or other communications required or permitted hereunder shall be deemed sufficiently given or served if given in writing, and either mailed by first class mail, postage prepaid, or given by hand or overnight courier or by fax, if followed by mail as provided above, and addressed as follows:

Notices to Mortgagee shall be addressed to Mortgagee at 101 Barclay Street, Floor 21W, New York, New York 10286, Attention: New York Municipal Finance Unit; with a copy to Dorsey & Whitney LLP, 250 Park Avenue, New York, New York 10177, Attention: David J. Fernandez, Esq. and to Emmet, Marvin & Martin, LLP, 120 Broadway, New York, New York 10271, Attention: John P. Uehlinger, Esq., and a copy to 7 World Trade Center, LLC, c/o Silverstein Properties, Inc., 530 Fifth Avenue, New York, New York 10036, Attention: Larry A. Silverstein; and a copy to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036-6522; Attention: Wallace L. Schwartz, Esq.

Notices to Tenant shall be addressed to Tenant at:

MSCI Inc.

[                                             ]

[                                             ]

Attention: [                                        ]

facsimile number: [                        ]

copies to:

[                                             ]

[                                             ]

[                                             ]

Attention: [                                        ]

facsimile number: [                        ]

(b) Any Person may from time to time by notice in writing to the other and to the Holders designate a different address or addresses for notice hereunder.

8.2 Tenant shall promptly send Mortgagee copies of any termination or default notice given by Tenant under the Lease.

9. No Options. Tenant covenants and acknowledges that it has no right or option of any nature whatsoever, whether pursuant to the Lease or otherwise, to purchase the Landlord’s interest in the Premises or the Port Authority Ground Lease and to the extent that Tenant has had or hereafter acquires any such right or option, the same is hereby acknowledged to be subordinate to the Mortgage and is hereby waived and released as against Mortgagee.

10. No Warranties. Mortgagee shall have no obligation, nor incur any liability, with respect to any warranties made by Landlord in the Lease including, without limitation, those (if any) respecting use, compliance with zoning, Landlord’s title, Landlord’s authority, habitability, fitness for purpose or possession.

11. Satisfaction. Tenant agrees that this Agreement, when executed, acknowledged and delivered by Mortgagee and is otherwise in form for recording except for any actions to be taken by Tenant, satisfies any condition or requirement in the Lease relating to the granting of a non-disturbance agreement by Mortgagee.

12. Miscellaneous.

(a) This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto and may not be modified or terminated orally. In the event of the assignment or transfer of the interest of Mortgagee in the Mortgage, all obligations and liabilities of Mortgagee under this Agreement shall terminate, and thereupon all such obligations and liability shall automatically be the responsibility of the party to whom Mortgagee’s interest is assigned or transferred and such party shall be deemed to have assumed the same. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the law of the State of New York. This Agreement may be signed in counterparts.

(b) The term “Mortgagee” as used in this Agreement shall include the successors and assigns of Mortgagee and any person, party or entity which shall become the owner of Landlord’s leasehold interest in the Premises by reason of foreclosure of the Mortgage or the acceptance of a deed (or assignment) in lieu of a foreclosure of the Mortgage or other similar process, or the owner of lessee’s interest in any replacement, extension or other lease entered into with the Port Authority. The term “Landlord” as used in this Agreement shall mean and include the present landlord under the Lease and such landlord’s successors in interest under the Port Authority Ground Lease. The term “Tenant” as used in this Agreement shall mean and include the present Tenant and any permitted successor or assignee under the Lease.

[Signatures appear on the following pages]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TENANT:

MSCI INC.

By:
Name:
Title:

MORTGAGEE:

THE BANK OF NEW YORK MELLON, as Master Trustee

By:
Michael White
Vice President

CONSENTED AND AGREED TO

7 WORLD TRADE CENTER, LLC,

By:	7 WORLD TRADE COMPANY, LP., Managing Member,

	By:	SILVERSTEIN-7 WORLD TRADE COMPANY, INC., its general partner

By:
Name:
Title:

SCHEDULE 1

MORTGAGE

Substitute Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement #1, made by 7 World Trade Center, LLC, as mortgagor, to 7 WTC Funding, LLC, as mortgagee, dated as of March 21, 2005.

SCHEDULE 2

LEGAL DESCRIPTION

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the easterly side of Washington Street and the southerly side of Barclay Street;

RUNNING THENCE easterly along the southerly side of Barclay Street, the following three (3) courses and distances:

(1) South 88 degrees 37 minutes 20 seconds East 161.04 feet;

(2) South 88 degrees 39 minutes 01 seconds East 67.81 feet; and

(3) South 88 degrees 36 minutes 50 seconds East 112.04 feet to the corner formed by the intersection of the southerly side of Barclay Street and the westerly side of West Broadway;

THENCE southerly along the westerly side of West Broadway, the following three (3) courses and distances:

(1) South 13 degrees 29 minutes 10 seconds West 33.54 feet;

(2) South 88 degrees 37 minutes 31 seconds East 7.16 feet; and

(3) South 13 degrees 29 minutes 10 seconds West 172.20 feet to the corner formed by the intersection of the westerly side of West Broadway and the northerly side of Vesey Street;

THENCE westerly along the northerly side of Vesey Street, North 88 degrees 37 minutes 31 seconds West 233.48 feet to the corner formed by the intersection of the northerly side of Vesey Street and the easterly side of Washington Street; and

THENCE northerly along the easterly side of Washington Street, North 18 degrees 10 minutes 00 seconds West 213.45 feet to the point or place of BEGINNING.

SCHEDULE 3

LEASE AMENDMENTS

None

SCHEDULE 4

OUTSTANDING OFFSET RIGHTS

None

STATE OF )
) ss.:
COUNTY OF )

On the ____ day of ____________ in the year 2011 before me, the undersigned, ______________, personally appeared ______________, personally known to me, or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Signature and Office of individual taking acknowledgement

STATE OF NEW YORK )
) ss.:
COUNTY OF )

On the ___ day of ________ in the year _____ before me, the undersigned ______________, personally appeared ____________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument. Signature and Office of individual taking acknowledgement.

Signature and Office of individual taking acknowledgement

STATE OF NEW YORK )
) ss.:
COUNTY OF )

On the ___ day of ________ in the year _____ before me, the undersigned ______________, personally appeared ____________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument. Signature and Office of individual taking acknowledgement.

Signature and Office of individual taking acknowledgement

EXHIBIT O

CONDUIT RISERS

[see attached]

O-1

Exhibit O

[Map of Telecom Rooms]

EXHIBIT P

EXPANSION SPACE

[see attached]

P-1

Exhibit P

[Floor Plan of Expansion Space]

EXHIBIT Q

GENERATOR AREA

[see attached]

Q-1

Exhibit Q

[Floor Plan of Tenant Generators and Switchgear Rooms]

EXHIBIT R

FORM OF PORT AUTHORITY SNDA

[see attached]

R-1

NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS NON-DISTURBANCE AND ATTORNMENT AGREEMENT, dated as of ___________ __, 2011 (this “Agreement”), between THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY, having an office at 225 Park Avenue South, New York, New York 10003 (the “Port Authority”), and MSCI Inc., a Delaware corporation having an office at [                                         ] (“MSCI”).

RECITALS:

A. 7 World Trade Center, LLC (together with its transferees, successors and assigns, “7 WTC”), as landlord, and MSCI, as tenant, have entered into a space lease, dated September 16, 2011 (as the same may be hereafter amended or modified, the “Space Lease”) covering certain premises (the “Premises”) in the building known as 7 World Trade Center, New York, New York.

B. Pursuant to that certain Restated and Amended Agreement of Lease, dated as of February 6, 2003 (as such lease has been or may be amended, modified and supplemented from time to time, the “Ground Lease”), between the Port Authority, as landlord, and 7 World Trade Company L.P., as tenant, a memorandum of which was recorded in the office of the Register of The City of New York on April 22, 2005 (the “Memo of Lease”), as assigned to 7WTC pursuant to an Assignment of Lease with Assumption and Consent, dated as of March 21, 2005, by 7 World Trade Company, L.P., as assignor, and 7 WTC, as assignee, the Port Authority leased to 7 WTC the premises more fully described in the Memo of Lease (the “Real Property”). The term Ground Lease shall also include any replacement, extension or other lease entered into by the Port Authority with a Leasehold Mortgagee (as defined in the Ground Lease) or a party claiming by, through or under such Leasehold Mortgagee, and their transferees, successors and assigns. Likewise, the term “7 WTC” shall include such lessee under such replacement, extension or other lease with the Port Authority.

C. Pursuant to the Space Lease, MSCI has required that the Port Authority agree to recognize the Space Lease and MSCI’s rights thereunder in the event of a termination of the Ground Lease, and the Port Authority is willing to recognize the Space Lease, upon and subject to the terms and conditions of this Agreement.

IT IS, THEREFORE, AGREED:

1. Consent. In accordance with Section 9.1 of the Ground Lease, the Port Authority hereby consents to the form and terms of the Space Lease.

2. Non-Disturbance. (a) So long as MSCI shall not be in default under the Space Lease after the giving of any required notice and the expiration of any applicable grace or cure period provided for thereunder:

(i) MSCI’s right of peaceable and quiet use, occupancy, enjoyment and possession of the Premises shall not be affected or disturbed by the Port Authority; and

1

(ii) except as provided in Section 4 hereof, upon the expiration or any termination of the Ground Lease by summary dispossess proceeding or otherwise, the Port Authority shall be bound by the provisions of the Space Lease, and the Space Lease shall remain in full force and effect as a direct lease between the Port Authority, as landlord, and MSCI, as tenant, upon all of the obligations, terms and conditions of the Space Lease.

(b) Notwithstanding the expiration or termination of the term of the Ground Lease or the occurrence of any default or breach on the part of 7 WTC under the Ground Lease, and provided that MSCI is not in default under the Space Lease beyond applicable grace and cure periods therein, the Port Authority shall not name MSCI as a party in any action or proceeding arising from the exercise by the Port Authority of any of its rights or remedies under the Ground Lease or otherwise arising from MSCI’s remaining in possession after the expiration or termination of the term of the Ground Lease, provided that MSCI may be so named or joined if required by law, and if such naming or joining of MSCI will not adversely affect MSCI’s rights under this Agreement or under the Space Lease.

3. Attornment. If the Port Authority shall succeed to the interest of 7 WTC as landlord under the Space Lease following the expiration or earlier termination of the Ground Lease, then MSCI shall attorn to and recognize the Port Authority as MSCI’s landlord under the Space Lease and shall continue to be bound by all the terms, provisions and conditions of the Space Lease. MSCI agrees to execute and deliver, at any time and from time to time, upon request of the Port Authority, any instrument which may be reasonably necessary or appropriate to evidence such attornment. MSCI hereby waives the provisions of any statute or rule of law now or hereafter in effect which may terminate the Space Lease or give or purport to give MSCI any right of election to terminate the Space Lease or to surrender possession of the Premises in the event the Ground Lease expires or terminates or in the event that any proceeding is brought by the Port Authority under the Ground Lease, and in that circumstance the Space Lease shall not be affected in any way whatsoever by any such proceeding or termination.

4. Limitation on Port Authority’s Obligations; No Merger. (a) Notwithstanding the attornment by MSCI to the Port Authority pursuant to this Agreement, the Port Authority will not:

(i) be bound by any rent or additional rent paid more than thirty days in advance, which payment shall not have been consented to by the Port Authority, or any security deposit or any other pre-paid sum paid by MSCI to 7 WTC, except to the extent such rent or additional rent or security deposit or other pre-paid sum is actually received by the Port Authority;

(ii) be bound by any amendment or modification of the Space Lease or any surrender agreement, which amendment or modification or surrender agreement shall not have been consented to by the Port Authority;

(iii) subject to the provisions of clause (v) of this Section 4, be liable for any previous act, omission or negligence of 7 WTC under the Space Lease, nor be obligated to cure any defaults of 7 WTC;

2

(iv) except as otherwise provided in clause (v) of this Section 4, be subject to any defenses or offsets not expressly provided for in the Space Lease which shall have theretofore accrued in favor of MSCI against 7 WTC;

(v) be bound by any obligation to grant any credit or to make any payment to MSCI that shall theretofore have accrued in favor of MSCI against 7 WTC, or by any financing obligation 7 WTC may have incurred with respect to MSCI, or by any obligation for brokerage commissions or costs or expenses incurred in connection with the negotiation or execution of the Space Lease; and that in each case is not expressly provided for in the Space Lease;

(vi) be bound by any covenant to undertake or complete any construction of the Premises or any portion thereof, except for repair, restoration and maintenance obligations thereafter accruing or existing, nor be obligated to cure any defaults under the Space Lease that occurred prior to the termination of the Space Lease except for defaults that continue subsequent to the termination of the Space Lease.

(b) Notwithstanding the expiration or any termination of the Ground Lease, or any attornment by MSCI to the Port Authority pursuant to this Agreement, there shall be no merger of the estates of the Port Authority as lessor under the Ground Lease and as landlord under the Space Lease, and the Space Lease and MSCI’s rights and obligations thereunder shall remain subject and subordinate to the Ground Lease and the rights of the Port Authority thereunder (except as specifically modified by this Agreement). It is expressly understood and agreed that the Port Authority shall have the right to incorporate into the Space Lease those provisions of the Ground Lease relating to the Port Authority’s status and the relationship between the Port Authority and 7 WTC that are set forth in Sections 17.3, 46.3 and 47 of the Ground Lease, and MSCI shall execute an agreement prepared by the Port Authority and submitted to MSCI providing for the incorporation of such provisions in the Space Lease.

5. Notice of Default. The Port Authority represents and warrants to MSCI that as of the date hereof there is no outstanding notice of default given under the Section of the Ground Lease entitled “Termination.”

6. Successors and Assigns. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns, including (without limitation) each and every party deriving title to the Real Property and/or the Building (as defined in the Space Lease) by or through the Port Authority.

7. Notices. Any demand, request, consent or other notice given or required to be given under this Agreement shall be deemed given only if in writing, and hand delivered (with receipt acknowledged in writing) or sent by registered or certified mail (return receipt requested) as follows:

To the Port Authority:

3

The Port Authority of New York and New Jersey

225 Park Avenue South

New York, New York 10003

Attention: Executive Director

With a copy to:

Director, World Trade Redevelopment Department

The Port Authority of New York and New Jersey

225 Park Avenue South, 19th Fl.

New York, NY 10003

MSCI Inc.

[                                         ]

[                                         ]

Attention:	[ ]
facsimile number:	[ ]

copies to:

[                                         ]

[                                         ]

[                                         ]

Attention:	[ ]
facsimile number:	[ ]

and after date Tenant first occupies the Premises for the ordinary conduct of business:

[                                         ]

[                                         ]

[                                         ]

Attention:	[ ]
facsimile number:	[ ]

copies to:

[                                         ]

[                                         ]

[                                         ]

Attention:	[ ]
facsimile number:	[ ]

4

All notices shall be deemed given when received. Either party shall have the right to change its address from time-to-time for purposes of this Section 7 by giving the other party at least ten (10) days’ advance notice thereof.

8. Amendments. This Agreement may not be changed, modified, supplemented or terminated, nor may any of the obligations of the Port Authority or MSCI hereto be waived, except by an instrument executed by each of the parties hereto.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

10. Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New York.

11. Non-Liability of Individuals. Neither the Commissioners of the Port Authority nor any of them, nor any officer, agent or employee thereof, shall he charged personally by MSCI with any liability or held personally liable under any term or provision of this Agreement or because of its execution or attempted execution, or because of any breach or attempted or alleged breach thereof.

5

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY

By:
Assistant Secretary		Name: Title:

MSCI Inc.

By:
Name:
Title:

STATE OF NEW YORK	)
)ss.:
COUNTY OF NEW YORK	)

On the ____ day of ___________, in the year 2011 , before me, the undersigned, a notary public in and for said state, personally appeared ________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

[Notary Seal] My commission expires:

STATE OF _________________________	)
)ss.:
COUNTY OF _______________________	)

On the ____ day of __________, in the year 2011 , before me, the undersigned, a notary public in and for said state, personally appeared __________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

EXHIBIT S

FORM OF LETTER OF CREDIT

[NAME AND OFFICE OF ISSUING BANK]

IRREVOCABLE AND TRANSFERABLE

LETTER OF CREDIT

LETTER OF CREDIT NO. ______________ Date: ________, 200_

AMOUNT: $_________________

THE BANK OF NEW YORK, AS MASTER TRUSTEE

191 BARCLAY STREET, FLOOR 21W

NEW YORK, NY 10266

ATTN: NEW YORK MUNICIPAL FINANCIAL UNIT

AND

7 WORLD TRADE CENTER, LLC

C/O SILVERSTEIN PROPERTIES, INC.

7 WORLD TRADE CENTER AT 250 GREENWICH STREET, 38TH FLOOR

NEW YORK, NY 10007

Re:	Lease, dated [ ], 20[ ], between 7 World Trade Center, LLC, as landlord, and [ ] (“Tenant”), as tenant.

Gentlemen:

We hereby open our Irrevocable and Transferable Letter of Credit No. _________ in your favor for the account of _____________ in an aggregate amount of up to $                . We hereby irrevocably authorize you to draw on us in accordance with the terms and conditions hereinafter set forth by one (1) or more demands for payment in an aggregate amount not exceeding the foregoing amount. Partial drawings under this Letter of Credit are permitted.

Any demand for payment and all other communications relating to this Letter of Credit shall be in writing and addressed and presented to our Letter of Credit Section at our office at ____________________, New York, New York and shall make specific reference to this Letter of Credit by number. Demand for payment under this Letter of Credit may be made prior to its expiration at any time during business hours at the foregoing office on a day (a “Business Day”) on which we are open for the purpose of conducting commercial banking business.

This Letter of Credit shall expire at 5:00 P.M., Eastern Standard Time, on ___________________________ or, if such day is not a Business Day, then on the next

S-2

day following which is a Business Day. The undersigned agrees to give you not less than sixty (60) days written notice of the expiry of this Letter of Credit at your address set forth above (or in any transfer instruction, if applicable) by Federal Express or similarly recognized overnight courier or by certified mail or registered mail, return receipt requested, and this Letter of Credit shall be extended automatically beyond the scheduled expiry date in the absence of the foregoing notice.

This letter of credit may be transferred one or more times in its entirety without our consent and without cost to you upon presentation to us of (i) a written transfer instruction signed by you and naming the transferee and (ii) the original of this letter of credit. Upon such presentation, we shall issue a replacement letter of credit in favor of the transferee in the form of this letter of credit. No other documents or presentations will be required by us in connection with any such transfer. Any and all transfer fees shall be charged to the account of Tenant.

This Letter of Credit sets forth in full our undertaking and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein; and any such reference shall be limited to the matter referred to and shall not be deemed to incorporate herein by reference any such document, instrument or agreement. This Letter of Credit may not be amended without your written consent.

This letter of credit is issued subject to, and shall be governed by, the International Standby Practices 1998, International Chamber of Commerce Publication No. 590.

Very truly yours,

[Name of Issuing Bank]

By:
Name:
Title

ATTEST:
Name:
Title:

S-2

EXHIBIT T

FORM OF PORT AUTHORITY CONSENT AGREEMENT

[see attached]

T-1

CONSENT AGREEMENT

AGREEMENT, dated as of ______________ _____, 2011 (this “Agreement”) by and among THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY, a body corporate and politic created by compact of the States of New York and New Jersey with the consent of the Congress of the United States and having an office at 225 Park Avenue South, New York, New York 10003 (the “Port Authority”), 7 WORLD TRADE CENTER, LLC, a limited liability company organized and existing under and by virtue of the laws of the State of Delaware, having an office and place of business at 7 World Trade Center, 38th Floor, New York, New York 10048 (“7 WTC”) and MSCI Inc., a [                    ] corporation, having an address at [                                    ] (“MSCI”).

WHEREAS, the Port Authority, as lessor, and 7 World Trade Company, as lessee, entered into a lease, dated as of December 31, 1980, with respect to the land (the “Land”) described on Exhibit A to such lease and the air rights above the Land, as amended and restated by that certain Restated and Amended Agreement of Lease, dated as of February 6, 2003 by and between the Port Authority and 7 World Trade Company, L.P., a Delaware limited partnership (as such lease has been or may be amended, modified and supplemented from time to time, the “Underlying Lease”), as assigned to 7 WTC pursuant to an Assignment of Lease with Assumption and Consent, dated as of March 21, 2005 by 7 World Trade Company, L.P., as assignor, to 7 WTC, as assignee. The term “Underlying Lease” shall also include any replacement, extension or other lease entered into by the Port Authority with a Leasehold Mortgagee (as defined in the Underlying Lease) or a party claiming by, through or under such Leasehold Mortgagee, or their successors and assigns. Likewise, the term “7 WTC” shall include such lessee under such replacement, extension or other lease with the Port Authority;

WHEREAS, 7 WTC is the current holder of the leasehold estate created by the Underlying Lease;

WHEREAS, 7 WTC, as lessor, and MSCI, as lessee, have entered into a space lease agreement (as defined in the Underlying Lease), dated as of [                        ], 2011 with respect to certain premises in the Building (the “MSCI Lease”); and

WHEREAS, the Port Authority and MSCI have entered into a Non-Disturbance and Attornment Agreement, dated as of the date hereof (the “Non-Disturbance Agreement”).

NOW, THEREFORE, for and in consideration of the covenants and mutual agreements herein contained, the Port Authority, 7 WTC and MSCI hereby agree as follows:

1. On the terms and conditions hereinafter set forth, the Port Authority consents to the MSCI Lease. Capitalized terms used herein without definition have the respective meanings assigned to those terms in the MSCI Lease.

2. The term of the MSCI Lease, unless it sooner expires or is sooner terminated, shall terminate, on the Expiration Date (as defined in and as the same may be extended pursuant to the MSCI Lease), provided, however, and meaning that (i) if 7 WTC, pursuant to Section 43 of the Underlying Lease, extends the term of the Underlying Lease, the MSCI Lease, unless sooner terminated in accordance with the terms thereof, shall terminate on the Expiration Date; and (ii) if MSCI, pursuant to the Non-Disturbance Agreement, attorns to the Port Authority upon termination of the Underlying Lease, then the MSCI Lease, unless it sooner expires or is sooner terminated in accordance with the terms thereof, shall terminate on the Expiration Date.

3. Neither this Agreement, nor anything contained herein nor the consent granted hereunder shall constitute or be deemed to constitute a consent to, or create an implication that there has been consent to, (a) any enlargement or change in the rights, powers and privileges granted to 7 WTC under the Underlying Lease, or (b) the granting of any rights or privileges to MSCI as may be provided by the MSCI Lease if not granted to 7 WTC under the Underlying Lease, except and only to the extent that the provisions of the Non-Disturbance Agreement specifically provide otherwise. The MSCI Lease is an agreement between 7 WTC and MSCI with respect to the various matters set forth therein, Neither this Agreement nor anything contained herein, nor the consent granted hereunder shall constitute an agreement between the Port Authority and 7 WTC that the provisions of the MSCI Lease shall apply and pertain as between 7 WTC and the Port Authority, it being understood that the terms, conditions and agreements of the Underlying Lease shall, in all respects, be controlling and determinative except and only to the extent that the provisions of the Non-Disturbance Agreement specifically provide otherwise. The specific mention of or reference to the Port Authority in any part of the MSCI Lease, including without limitation thereto, any mention of any consent or approval of the Port Authority now or hereafter to be obtained, shall not be or be deemed to create an inference that the Port Authority has granted its consent or approval thereto under this Agreement or shall thereafter grant its consent or approval thereto, or that the Port Authority's discretion pursuant to the Underlying Lease as to any such consents or approvals shall in any way be affected or impaired. The lack of any specific reference in any provisions of the MSCI Lease to Port Authority approval or consent shall not be deemed to imply that no such approval or consent is required, and the Underlying Lease shall, in all respects, be controlling except and only to the extent that the provisions of the Non-Disturbance Agreement specifically provide otherwise. No provision of the MSCI Lease including, but not limited to, those imposing obligations on MSCI with respect to laws, rules, regulations, taxes, assessments and liens shall be construed as a submission or admission by the Port Authority that the same could or does lawfully apply to the Port Authority, nor shall the existence of any provision of the MSCI Lease covering actions that shall or may be undertaken by MSCI or 7 WTC, including, but not limited to, construction on the space covered by the MSCI Lease, be deemed to imply or infer that Port Authority consent or approval thereto pursuant to the Underlying Lease will be given or that Port Authority discretion with respect thereto will in any way be affected or impaired, except and only to the extent as may otherwise specifically be provided in the Non-Disturbance Agreement.

4. The MSCI Lease and the rights of the parties thereto shall be subject and subordinate to the terms, covenants, conditions and provisions of the Underlying Lease and the rights of the Port Authority thereunder, and MSCI, in its operations under or in connection with the MSCI Lease and in its occupancy of the space covered by the MSCI Lease, shall be subject and subordinate to, and shall not violate or contravene, the applicable terms, provisions, covenants and conditions of the Underlying Lease, except and only to the extent that the provisions of the Non-Disturbance Agreement specifically provide otherwise. Without in any way affecting the obligations of 7 WTC under the Underlying Lease and under this Agreement, all acts and omissions of MSCI under the MSCI Lease with respect to use and occupancy of the

2

Premises (including construction performed therein), which, if they were acts or omissions of 7 WTC, would constitute a default under the Underlying Lease, shall be deemed acts and omissions of 7 WTC under the Underlying Lease, but notwithstanding the foregoing, (a) 7 WTC shall not be (or be deemed to be) in default under the Underlying Lease to the extent that any such act or omission shall constitute a breach thereof if, except for causes beyond the control of 7 WTC, it shall have commenced to remedy said default (including, without limitation, by commencing and prosecuting an action at law or in equity against MSCI with respect to such default) within thirty (30) days after receipt of notice thereof from the Port Authority and continues diligently to pursue such remedy, and (b) nothing contained herein shall be deemed to limit or restrict the rights under the Underlying Lease of Leasehold Mortgagees (as defined in the Underlying Lease) to be given notice of defaults by 7 WTC and an opportunity to cure such defaults.

5. MSCI shall indemnify and hold harmless the Port Authority and its agents against and from (a) any and all claims (i) arising from (A) the operation, maintenance or management by MSCI of the Premises, it being acknowledged and agreed by MSCI that said indemnity shall also cover all claims and demands that may arise under Section 8.2 of the MSCI Lease, or (B) any work or thing whatsoever done, or any condition created in or about the Premises during the Term by MSCI, its contractors, licensees, agents, servants, employees, subtenants, invitees or visitors, it being acknowledged and agreed by MSCI that said indemnity shall also cover all claims and demands described in Section 4.5 (a) of the MSCI Lease, or (ii) arising from any negligent or otherwise wrongful act or omission of MSCI or any of its subtenants or licensees or its or their employees, agents, visitors, invitees or contractors or subcontractors of any tier, and (b) all reasonable costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon. In case any action or proceeding shall be brought against the Port Authority by reason of any such claim, MSCI, upon notice from the Port Authority, shall defend such action or proceeding.

6. The MSCI Lease shall not be changed, modified, discharged or extended except: (i) by written instrument duly executed by the parties thereto, and (ii) only as not expressly prohibited by the Underlying Lease (it being acknowledged that an extension beyond the term of the Underlying Lease is not prohibited by the Underlying Lease).

7. The granting of the consent hereunder by the Port Authority shall not be or be deemed to operate as a waiver of consent (to the extent consent is required under the Underlying Lease) to any subsequent agreement with respect to the use or occupancy of space at the Building (by 7 WTC or by MSCI) or to any assignment of the Underlying Lease or the MSCI Lease or of any rights under either of them, whether in whole or in part.

8. The failure by MSCI to comply with any of the provisions of this Agreement which impose substantive obligations upon MSCI shall not constitute a default hereunder unless and until such failure to comply shall have continued uncured for more than thirty (30) days after the Port Authority has served a notice of such failure to comply upon 7 WTC and MSCI at their respective addresses set forth in this Agreement (unless such default is of such a nature that it cannot be cured by reasonable efforts within such 30-day period, in which case such failure to comply shall not constitute a default hereunder so long as MSCI shall have commenced its efforts to cure within such 30-day period and shall be diligently prosecuting such efforts to cure).

3

In the event of any such default by MSCI hereunder, the Port Authority shall be entitled to exercise any remedy then available to it at law or in equity in respect of such default; provided, however, that nothing contained in this sentence shall be construed as entitling the Port Authority to terminate the MSCI Lease or to require 7 WTC to do so. Except as provided in paragraph 9, no default hereunder by MSCI shall affect the Underlying Lease or the continuance thereof, it being understood, moreover, that the foregoing shall not be deemed to affect or limit any rights of the Port Authority under the Underlying Lease or under the provisions of paragraph 4 hereof.

9. Without limiting any of the provisions hereof, MSCI and 7 WTC hereby agree that MSCI's use of the Premises shall be strictly in accordance with the provisions of Article 2 of the MSCI Lease. In the event of any breach of this paragraph 9 (following notice and the opportunity to cure described in paragraph 8 above), the Port Authority shall be entitled (in addition to any other remedies available to the Port Authority at law or in equity by reason of a default under this Agreement) to exercise any remedies available to the Port Authority under the Underlying Lease with respect to a violation of the use restrictions set forth therein.

10. Neither the Commissioners of the Port Authority nor any of them, nor any officer, agent or employee thereof shall be held personally liable to 7 WTC or to MSCI under any term or provision of this Agreement or because of its execution or because of any breach or alleged breach thereof.

11. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns.

12. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

4

IN WITNESS WHEREOF, the Port Authority, 7 WTC and MSCI have executed these presents.

ATTEST:	THE PORT AUTHORITY OF NEW YORK AND NEW JERSEY

By:
(Seal)	Name:
ASSISTANT SECRETARY	Title:

7 WORLD TRADE CENTER, LLC, a Delaware limited liability company

	By:	7 World Trade Company, LP, its Managing Member

	By:	Silverstein-7 World Trade Company, Inc., its general partner
ATTEST:

By:
(Corporate Seal)		Name:
Title:

MSCI INC.

By:
Name:
Title:

(New York “All-Purpose” Acknowledgment – Port Authority)

STATE OF New York	)
	)	ss.:
COUNTY OF New York	)

On the _____ day of ____________, 2011, before me, the undersigned, a Notary Public in and for said State, personally appeared ____________________________, known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she signed the executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person on behalf of which the individual acted, executed the instrument.

(notarial seal and stamp)

(New York “All-Purpose” Acknowledgment – Limited Liability Company)

STATE OF New York	)
	)	ss.:
COUNTY OF New York	)

On the _____ day of ____________, 2011, before me, the undersigned, a Notary Public in and for said State, personally appeared ____________________________, known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she signed the executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person on behalf of which the individual acted, executed the instrument.

(notarial seal and stamp)

(New York “All-Purpose” Acknowledgment – Corporation)

STATE OF	)
	)	ss.:
COUNTY OF	)

On the _____ day of ____________, 2011, before me, the undersigned, a Notary Public in and for said State, personally appeared ___________________________, known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she signed the executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person on behalf of which the individual acted, executed the/instrument.

(notarial seal and stamp)

EXHIBIT U

Intentionally Omitted

[see attached]

U-1

EXHIBIT V

EXPANSION SPACE FIXED RENT

(a)

From the Commencement Date through and including the day preceding the fifth (5th) anniversary of the Rent Commencement Date, One Million Two Hundred Sixty-Five Thousand Thirty-Eight and 00/100 Dollars ($1,265,038.00) per annum;

(b)

From the fifth (5th) anniversary of the Rent Commencement Date through and including the day immediately preceding the tenth (10th) anniversary of the Rent Commencement Date, One Million Three Hundred Ninety-One Thousand Five Hundred Forty One and 80/100 Dollars ($1,391,541.80) per annum;

(c)

From the tenth (10th) anniversary of the Rent Commencement Date through and including the day immediately preceding the fifteenth (15th) anniversary of the Rent Commencement Date, One Million Five Hundred Thirty Thousand Six Hundred Ninety-Five and 98/100 Dollars ($1,530,695.98) per annum; and

(d)

From the fifteen (15th) anniversary of the Rent Commencement Date through and including the Initial Expiration Date, One Million Six Hundred Eighty-Three Thousand Eight Hundred Nine and 20/100 Dollars ($1,683,809.20) per annum.

V-1

EXHIBIT W

FORM OF MEMORANDUM OF LEASE

MEMORANDUM OF LEASE

Name and Address of Landlord:	7 World Trade Center, LLC c/o Silverstein Properties, Inc. 7 World Trade Center at 250 Greenwich Street 38th Floor New York, New York 10007

Name and Address of Tenant:	MSCI INC. [___________________] [___________________]

Execution Date of Lease:	________ ___, 2011

Description of Demised Premises:	The forty-seventh (47[t]h) through forty-ninth (49th) office floors in the building known as 7 World Trade Center at 250 Greenwich Street, New York, New York (located on the land more particularly described on Schedule 1 attached hereto and made a part hereof) as such premises may be expanded or contracted from time to time pursuant to the terms of the Lease.

Term of the Lease:	Approximately 20 years, commencing on the Commencement Date (as defined in the Lease) and terminating on the Expiration Date (as defined in the Lease; it being anticipated that such date will be on or about February 28, 2033, unless renewed as provided in the Lease), or the date upon which the initial term of the Lease shall terminate sooner pursuant to any of the terms of the Lease or pursuant to law.

Renewal Option:	Tenant has the option to renew the term for ten (10) years, to be exercised no later than eighteen (18) months prior to the expiration of the then current term of the Lease.

Expansion Rights and Rights of First Offer:	Tenant has certain fixed expansion rights on floors thirty-seven (37) and forty-six (46) and certain and rights of first offer to lease additional space on floors thirty-seven (37) through forty-five (45) as more particularly described in the Lease.

X-1

Memorandum of Lease:	This instrument, executed in connection with the Lease, is intended to be and is entered into as a memorandum thereof for the purpose of recordation and the giving of notice of the Lease, and shall not, in any event, be construed to change, vary, modify or interpret the Lease or any of the terms, covenants or conditions thereof, which are set forth, described or summarized herein and reference is hereby made to the Lease for any and all purposes. All of the terms, covenants and conditions contained in the Lease are hereby incorporated herein by reference with like effect as if set forth herein verbatim. This Memorandum of Lease may be executed in counterparts.

X-2

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Lease as of this __ day of ___________, 2011.

LANDLORD:
7 WORLD TRADE CENTER, LLC, a Delaware limited liability company

By:	7 WORLD TRADE COMPANY, LP, Managing Member

	By:	SILVERSTEIN-7 WORLD TRADE COMPANY, INC., its general partner

By:
Name:
Title:

TENANT: MSCI INC., a Delaware Corporation

By:
Name:
Title:

X-1

ACKNOWLEDGMENT

STATE OF NEW YORK	}
SS.:
COUNTY OF NEW YORK

On the ___ day of _______ in the year 2011, before me, the undersigned, a Notary Public in and for said state, personally appeared _______________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF _______________	}
SS.:
COUNTY OF _____________

On the ___ day of _______ in the year 2011, before me, the undersigned, a Notary Public in and for said state, personally appeared _______________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

X-2

Schedule 1

Legal Description

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the easterly side of Washington Street and the southerly side of Barclay Street;

RUNNING THENCE easterly along the southerly side of Barclay Street, the following three (3) courses and distances:

(1) South 88 degrees 37 minutes 20 seconds East 161.04 feet;

(2) South 88 degrees 39 minutes 01 seconds East 67.81 feet; and

(3) South 88 degrees 36 minutes 50 seconds East 112.04 feet to the corner formed by the intersection of the southerly side of Barclay Street and the westerly side of West Broadway;

THENCE southerly along the westerly side of West Broadway, the following three (3) courses and distances:

(1) South 13 degrees 29 minutes 10 seconds West 33.54 feet;

(2) South 88 degrees 37 minutes 31 seconds East 7.16 feet; and

(3) South 13 degrees 29 minutes 10 seconds West 172.20 feet to the corner formed by the intersection of the westerly side of West Broadway and the northerly side of Vesey Street;

THENCE westerly along the northerly side of Vesey Street, North 88 degrees 37 minutes 31 seconds West 233.48 feet to the corner formed by the intersection of the northerly side of Vesey Street and the easterly side of Washington Street; and

THENCE northerly along the easterly side of Washington Street, North 18 degrees 10 minutes 00 seconds West 213.45 feet to the point or place of BEGINNING

X-3

EXHIBIT X

FORM OF TERMINATION OF MEMORANDUM OF LEASE

7 WORLD TRADE CENTER, LLC,

(Landlord)

- and -

MSCI INC.,

(Tenant)

TERMINATION OF

MEMORANDUM OF LEASE

Dated:	_____________________
Location:	7 World Trade Center at 250 Greenwich Street
Section:	1
Block:	84
Lot:	36
County:	New York

PREPARED BY AND UPON

RECORDATION RETURN TO:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Attention: Marco P. Caffuzzi, Esq.

TERMINATION OF

MEMORANDUM OF LEASE

THIS TERMINATION OF MEMORANDUM OF LEASE, dated as of the      day of             , 20     (this “Termination”) by and between 7 WORLD TRADE CENTER, LLC, a limited liability company organized and existing under and by virtue of the laws of the State of Delaware, having an office and place of business at c/o Silverstein Properties, Inc., 7 World Trade Center at 250 Greenwich Street, 38th Floor, New York, New York 10007 (“Landlord”) and MSCI INC., a Delaware corporation having an address at [                                ] (“Tenant”).

W I T N E S S E T H :

WHEREAS, Landlord and Tenant are parties to a certain Agreement of Lease, dated as of                  , 2011 pursuant to which Landlord leased to Tenant, and Tenant hired from Landlord, a certain portion (the “Premises”) of that certain building commonly known as 7 World Trade Center at 250 Greenwich Street, New York, New York (hereinafter all or any portion thereof shall be referred to as the “Building”), more particularly bounded and described as set forth in Schedule 1 annexed hereto; and

WHEREAS, in accordance with Section 291-c of the New York State Real Property Law and Section 38.17 of the Lease, the parties recorded a memorandum of lease (the “Memorandum”) summarizing certain (but not all) of the provisions, covenants and conditions set forth in the Lease;

NOW, THEREFORE, Landlord and Tenant declare as follows:

1. Memorandum of Lease. The Memorandum was recorded in the office of the Register of The City of New York on                  , 2011, bearing City Register File No. (CFRN)                     .

2. Termination of Lease. The Lease has terminated and is of no further force and effect.

3. Termination of Memorandum of Lease. In connection with the termination of the Lease, the Memorandum is of no further force and effect and the parties hereto wish to terminate the Memorandum pursuant to the recordation of this Termination.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed this Termination as of the date first set forth above.

LANDLORD:

7 WORLD TRADE CENTER, LLC, a Delaware limited liability company

By:	7 WORLD TRADE COMPANY, LP, Managing Member

	By:	SILVERSTEIN-7 WORLD TRADE COMPANY, INC., its general partner

By:
Name:
Title:

TENANT:

MSCI INC., a Delaware corporation

By:
Name:
Title:

ACKNOWLEDGMENT

STATE OF NEW YORK	} SS.:

COUNTY OF NEW YORK

On the      day of              in the year 20    , before me, the undersigned, a Notary Public in and for said state, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF	} SS.:

COUNTY OF

On the      day of              in the year 20    , before me, the undersigned, a Notary Public in and for said state, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

X-1

EXHIBIT Y

INDEPENDENT ENGINEERS

Jaros Baum & Bolles Consulting Engineers (JB&B)	Mr. Augustine DiGiacomo
80 Pine Street	212-758-9000 - phone
New York, NY 10005	212-980-1887 - fax

Flack & Kurtz	Mr. David Cooper
475 Fifth Avenue	212-951-3928 - phone
New York, NY 10017	212-689-7489 - fax

Syska & Hennessy	Mr. Jesse Bhatia
11 West 42nd Street	212-921-2300 - phone
New York, NY 10036	212-556-3333 - fax

Consentini Associates	Mr. Marvin Lewin
2 Penn Plaza - 3rd Floor	212-615-3764 - phone
New York, NY 10001	212-615-3700 - fax

MG Engineering, P.C.	Mr. Michael Marino
116 West 32nd Street	212-643-9055 - phone
New York, NY 10001	212-643-0503 - fax

Y-1

SCHEDULE A

GOVERNMENTAL DOCUMENTS

1.	IDA Company Lease Agreement, dated as of March 1, 2005, by and between 7 World Trade Center, LLC and New York City Industrial Development Agency

2.	Installment Sale Agreement and Assignment of Lease, dated as of March 1, 2005, by and between New York City Industrial Development Agency and 7 World Trade Center, LLC

3.	Memorandum of Installment Sale Agreement and Assignment of Lease, dated as of March 1, 2005, by and between New York City Industrial Development Agency and 7 World Trade Center, LLC

4.	Indenture of Trust, dated as of March 1, 2005, by and between New York City Industrial Development Agency and The Bank of New York

5.	Master Trust Indenture and Security Agreement, dated as of March 1, 2005, by and between 7 World Trade Center, LLC and The Bank of New York

6.	The Underlying Lease

Schedule A-1

SCHEDULE B

MORTGAGE SCHEDULE

1.	Substitute Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement #1, made by 7 World Trade Center, LLC, as mortgagor, to 7 WTC Funding, LLC, as mortgagee, dated as of March 21, 2005.

2.	Substitute Leasehold Mortgage, Assignment of Leases and Rents and Security Agreement #2, from 7 World Trade Center, LLC, as mortgagor, to 7 WTC Funding, LLC, as mortgagee, dated as of March 21, 2005.

Schedule B-1

SCHEDULE C

MESSAGE CENTER

Landlord shall operate a package intercept/message center (the “Message Center”) in accordance with the standards of a First Class Office Building for the benefit of tenants for all deliveries made to and from the Building. The Message Center shall be operated in accordance with the following terms, provided, however, that Landlord may alter the location of and procedures to be followed with respect to the Message Center so long as Landlord provides substantially equivalent services. Notwithstanding the foregoing, if the Message Center is no longer being utilized by Tenant or Landlord proposes an alternative procedure of equivalent security and utility acceptable to Tenant, Landlord may cease to operate the Message Center.

The Message Center shall be operated on Business Days from 9:00 A.M. to 5:00 P.M. (the “Message Center Operating Hours”). At all times other than the Message Center Operating Hours, messenger deliveries/pick ups will be handled through the security desk located in the lobby or through the loading dock. Tenant shall advise all messenger services delivering or picking up packages at the Building that all deliveries must be made to and picked-up from the Message Center during the Message Center Operating Hours (and at all other times from the Lobby).

Promptly after receipt by the Message Center from messenger services of deliveries addressed to Tenant (such deliveries being hereinafter referred to as “Incoming Deliveries”), Landlord shall scan the deliveries in accordance with the Building’s standard procedures and contact Tenant, at a number designated by Tenant, to inquire whether Tenant desires to (i) retrieve the Incoming Deliveries at the Message Center or (ii) have Landlord’s personnel deliver the Incoming Deliveries to Tenant as provided in this Schedule C (provided, however, in the event that the messenger service is bonded and otherwise reasonably acceptable to Landlord, then Tenant may require that the messenger delivering such Incoming Delivery deliver the same directly to Tenant in the Premises after such Incoming Delivery has been scanned in the Message Center). All Incoming Deliveries that Tenant desires Landlord’s personnel to deliver to Tenant shall be delivered by Landlord during Landlord’s next regularly scheduled distribution of Incoming Deliveries throughout the Building, which scheduled distributions shall be regularly scheduled and shall occur promptly. Such deliveries shall occur on a regular basis during the Message Center Operating Hours. Unless notified otherwise, Landlord’s personnel shall deliver all Incoming Deliveries to Tenant during Landlord’s next regularly scheduled distribution of Incoming Deliveries until 5:00 P.M., after which point Landlord’s personnel shall make deliveries to Tenant only as requested by Tenant, at Tenant’s sole cost and expense.

During the Message Center Operating Hours, Landlord shall regularly pick up deliveries from Tenant that are, in turn, to be picked up at the Message Center by messenger services for delivery outside the Building (such deliveries being hereinafter referred to as “Outgoing Deliveries”), and hold the Outgoing Deliveries at the Message Center, together with any

Schedule C-1

other Outgoing Deliveries brought directly to the Message Center by Tenant, until picked up by such messenger services.

Tenant shall pay to Landlord (as part of Tenant’s Share of Operating Expenses) its proportionate share of all increases in costs associated with the operation and maintenance of the Message Center in accordance with the terms of the Lease.

Landlord will make the Message Center available to Tenant during periods other than the Message Center Operating Hours upon not less than twenty-four (24) hours’ prior request by Tenant (subject to reasonable Building requirements), and Tenant shall pay Landlord’s standard charges for overtime hours of personnel therefor as Additional Rent within thirty (30) days after demand therefor.

Landlord shall have no liability to Tenant for accepting or failing to accept or for providing or not providing or for requesting or failing to request receipts or evidence of delivery for any mail or packages or for the handling of, or damage to, such mail or packages, except in the case of the gross negligence or willful misconduct of Landlord.

Tenant acknowledges and agrees that as of the Commencement Date, Federal Express, Airborne Express, United Parcel Service and Emory Airborne Express are permitted to deliver mail and packages to the Premises.

Tenant acknowledges and agrees that as of the Commencement Date, subject to Landlord’s background check of Eastern Connection at Tenant’s sole cost and expense, Eastern connection shall be permitted to deliver mail and packages to the Premises.

Schedule C-2

SCHEDULE D

FLOOR READY CONDITION

•	Premises are broom clean.

•	All fireproofing and fire stopping is in place.

•	All Building systems serving the Premises are code compliant and ADA compliant and perform to original design specifications.

•	Bathroom facilities are constructed to Building standard condition.

•	Perimeter hot water heating system is installed and operational.

•	Sufficient sprinkler riser capacity to each floor of the Premises and main valves have been installed (including water flow and tamper switches connected to base building fire alarm system).

•	HVAC trunk duct stubs at core walls with dampers have been provided.

•	Level floors, consistent with new construction standards.

Schedule D-1

SCHEDULE E

CURRENT OVERTIME RATES

Service	Rate
Freight Elevators	Actual cost

Loading Dock	Actual cost

Heating	$162/hour

Schedule F-1